As filed with the Securities and Exchange Commission on July 13, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PROLOGIS
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6798	74-2604728
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
14100 East 35th Place
Aurora, Colorado 80011
(303) 375-9292
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)
Edward S. Nekritz
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
(303) 375-9292
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael T. Blair	Vanessa L. Washington	Mark C. Easton
D. Michael Murray	Catellus Development	Christine M. Tam
Mayer, Brown, Rowe & Maw LLP	Corporation	O’Melveny & Myers LLP
71 South Wacker Drive	201 Mission Street	400 South Hope Street
Chicago, Illinois 60606-4637	San Francisco, California 94105	Los Angeles, California 90017
(312) 782-0600	(415) 974-4500	(213) 430-6000

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered	Per Unit	Offering Price	Registration Fee

Common Shares of Beneficial Interest, par value $0.01 per share	56,700,000(1)	N/A	$2,263,682,321.83(2)	$266,435.41

(1)	Represents the maximum number of ProLogis common shares estimated to be issuable pursuant to the merger agreement described in this document.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, based on the product of $33.085 (the average of the high and low prices of Catellus common stock on July 7, 2005, on the New York Stock Exchange composite tape) and 106,352,798 (the number of shares of Catellus common stock outstanding, including unvested Catellus restricted stock, plus the number of shares of Catellus common stock subject to Catellus restricted stock units, stock options and other equity-based awards that will be cancelled pursuant to the terms of the merger agreement if not vested and/or exercised prior to the completion of the merger) less $1.255 billion (the aggregate cash consideration to be paid by ProLogis pursuant to the merger agreement).
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. A registration statement related to the ProLogis common shares of beneficial interest being registered pursuant to this document has been filed with the Securities and Exchange Commission. ProLogis may not distribute or issue these securities until the registration statement is effective. This document is not an offer to distribute these securities and ProLogis is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
      On June 5, 2005, ProLogis and Catellus Development Corporation agreed to combine their businesses by merging Catellus with and into a subsidiary of ProLogis under the terms of the merger agreement described in this document. Each Catellus stockholder has the right to elect to receive either 0.822 of a ProLogis common share or $33.81 in cash, without interest, for each share of Catellus common stock that the stockholder owns immediately prior to the effective time of the merger. Catellus stockholder elections will be reallocated and prorated to fix the aggregate cash consideration to be paid by ProLogis pursuant to the merger agreement at $1.255 billion, which means that the total merger consideration (regardless of what form of consideration Catellus stockholders may elect to receive) will consist of about 65% ProLogis common shares and about 35% cash. We do not expect that Catellus stockholders will recognize any gain or loss for U.S. federal income tax purposes unless and except to the extent they receive cash for their shares of Catellus common stock or cash in lieu of fractional ProLogis common shares to which they would otherwise have been entitled.
      The issuance of ProLogis common shares contemplated by the merger agreement requires the approval of ProLogis shareholders. In addition, the merger agreement must be adopted by Catellus stockholders. ProLogis and Catellus have each scheduled special meetings of their shareholders on                     , 2005 to vote on these matters. Regardless of the number of shares that you own or whether you plan to attend your special meeting, it is important that your shares be represented and voted at the meeting. Voting instructions are provided inside.
      ProLogis’ board of trustees has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and in the best interests of ProLogis and its shareholders. ProLogis’ board of trustees unanimously recommends that ProLogis shareholders vote “FOR” approval of the issuance of ProLogis common shares contemplated by the merger agreement.
      Catellus’ board of directors has approved the merger agreement and the merger and declared that the merger agreement and merger are advisable and fair to, and in the best interests of, Catellus and its stockholders. Catellus’ board of directors unanimously recommends that Catellus stockholders vote “FOR” the adoption of the merger agreement.
      This document provides you with detailed information about the proposed merger. We encourage you to read the entire document carefully.
      We are not making, and have not authorized anyone to make, any recommendation as to whether a Catellus stockholder ought to elect to receive ProLogis common shares or cash in the merger. Catellus stockholders must make their own investment decision whether to receive ProLogis common shares or cash based on their respective investment objectives.
      ProLogis common shares are traded on the New York Stock Exchange under the symbol “PLD.”
      Catellus common stock is traded on the New York Stock Exchange under the symbol “CDX.”
 See “Risk Factors” beginning on page 11 of this document for a discussion of risks relevant to the merger.

Jeffrey H. Schwartz Chief Executive Officer PROLOGIS	Nelson C. Rising Chairman of the Board and Chief Executive Officer CATELLUS DEVELOPMENT CORPORATION
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
      This document is dated                     , 2005, and it is first being mailed to shareholders on or about                     , 2005.

ADDITIONAL INFORMATION
      This document incorporates by reference important business and financial information about both ProLogis and Catellus that is not included in or delivered with this document. You can obtain any of the documents incorporated by reference into this document through ProLogis or Catellus, as the case may be, or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from ProLogis and Catellus, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

ProLogis 14100 East 35th Place Aurora, Colorado 80011 Attention: Investor Relations Telephone: (303) 576-2745	Catellus Development Corporation 201 Mission Street, 2nd Floor San Francisco, California 94105 Attention: Investor Relations Telephone: (415) 974-3781
      If you would like to request documents incorporated by reference, please do so by                     , 2005, in order to ensure timely delivery before the date your proxy is due. Please be sure to include your complete name and address in your request.
      All information in this document concerning ProLogis has been furnished by ProLogis. All information in this document concerning Catellus has been furnished by Catellus.

PROLOGIS
14100 East 35th Place
Aurora, Colorado 80011
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On                         , 2005
       A special meeting of the shareholders of ProLogis, a Maryland real estate investment trust, will be held at       a.m., Mountain time, on                     ,                     , 2005, at                     , for the following purposes:

(1) To consider and vote on the approval of the issuance of ProLogis common shares of beneficial interest contemplated by the Agreement and Plan of Merger, dated as of June 5, 2005, by and among ProLogis, Palmtree Acquisition Corporation and Catellus Development Corporation; and

(2) To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
      Only holders of record of ProLogis common shares at the close of business on                     , 2005, the record date for the ProLogis special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.
      IT IS IMPORTANT THAT YOUR PROLOGIS COMMON SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE INSTRUCT THE PROXY HOLDERS HOW TO VOTE YOUR SHARES IN ONE OF THE FOLLOWING WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope (it requires no postage if mailed in the United States);

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card (this call is free in the United States and Canada) and follow the recorded instructions; or

•	VISIT THE INTERNET WEBSITE shown on the enclosed proxy card and follow the instructions provided to vote through the internet.

By Order of the Board of Trustees,

Edward S. Nekritz
Secretary
Aurora, Colorado
                                        , 2005

CATELLUS DEVELOPMENT CORPORATION
201 Mission Street, Second Floor
San Francisco, California 94105
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                         , 2005
       A special meeting of the stockholders of Catellus Development Corporation, a Delaware corporation, will be held at                     a.m, Pacific time, on                     , 2005, at                     , for the following purposes:

(1) To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of June 5, 2005, by and among ProLogis, Palmtree Acquisition Corporation and Catellus, pursuant to which Catellus will merge with and into Palmtree Acquisition Corporation; and

(2) To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
      Only holders of record of Catellus common stock at the close of business on                     , 2005, the record date for the Catellus special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Catellus will keep at its offices in San Francisco, California, a list of stockholders entitled to vote at the special meeting available for inspection for any purpose relevant to the special meeting during normal business hours for the 10 days before the special meeting.
      IT IS IMPORTANT THAT YOUR SHARES OF CATELLUS COMMON STOCK BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE INSTRUCT THE PROXY HOLDERS HOW TO VOTE YOUR SHARES IN ONE OF THE FOLLOWING WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope (it requires no postage if mailed in the United States);

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card (this call is free in the United States and Canada) and follow the recorded instructions; or

•	VISIT THE INTERNET WEBSITE shown on the enclosed proxy card and follow the instructions provided to vote through the internet.
      Any proxy or instruction may be revoked at any time before its exercise at the special meeting. Please vote using one of the methods set forth above, so that your shares of stock will be represented at the special meeting.

By Order of the Board of Directors,

Vanessa L. Washington
Secretary
San Francisco, California
                    , 2005

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS	Q-1
SUMMARY	1
The Merger	1
The Companies	1
The Special Meetings	1
Merger Consideration to Catellus Stockholders; Election, Reallocation and Proration of Merger Consideration	2
Treatment of Catellus Restricted Stock, Restricted Stock Units and Stock Options	2
Material U.S. Federal Income Tax Considerations	2
Market Prices of ProLogis Common Shares and Catellus Common Stock on Important Dates	3
Recommendation of ProLogis’ Board of Trustees and ProLogis’ Reasons for the Merger	3
Recommendation of Catellus’ Board of Directors and Catellus’ Reasons for the Merger	3
Interests of Catellus’ Executive Officers and Directors in the Merger	4
Opinions of Financial Advisors	4
The Merger Agreement	5
Other Information	6
Selected Historical Consolidated Financial Data of ProLogis	7
Selected Historical Consolidated Financial Data of Catellus	8
Comparative Per Share Data	9
Selected Unaudited Pro Forma Condensed Consolidated Financial and Other Data	10
RISK FACTORS	11
The operations of ProLogis and Catellus may not be integrated successfully, and the intended benefits of the merger may not be realized.	11
If you receive ProLogis common shares in exchange for your shares of Catellus common stock, the market value of the merger consideration you receive will depend on the market price of ProLogis common shares at the effective time of the merger and may decrease if the market value of ProLogis common shares decreases.	11
ProLogis and Catellus expect to incur significant costs and expenses in connection with the merger, which could result in the combined company not realizing some of the anticipated benefits of the merger.	11
Catellus’ executive officers and directors have interests in the merger that may conflict with your interests.	12
ProLogis and Catellus may incur substantial expenses and payments, and may suffer other business disruptions and adverse market reactions, if the merger does not occur.	12
The termination fees may discourage other companies from trying to acquire Catellus.	13
Catellus is subject to pending tax audits, which may result in payments in excess of the current liability related to these audits that is reflected in the unaudited pro forma condensed consolidated balance sheet included in this document.	13
There are uncertainties relating to Catellus’ estimate of its “earnings and profits” attributable to C-corporation taxable years.	13
Catellus and Palmtree Acquisition Corporation may fail to qualify as REITs.	14
General economic conditions and other events or occurrences that affect areas in which ProLogis’ and Catellus’ properties are geographically concentrated, such as California, may impact financial results and the market price of ProLogis common shares.	14

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Difficulties associated with contributing properties to funds ProLogis manages or selling properties, including Catellus’ properties, could limit the combined company’s flexibility and adversely affect the anticipated benefits of the merger and the market price of ProLogis common shares.	14
ProLogis historically has not owned non-industrial assets, and the market price of ProLogis common shares may decline if ProLogis fails to successfully operate the non-industrial assets acquired in the merger.	15
Real property investments are subject to risks that could cause the market value of ProLogis common shares to decline.	15
ProLogis’ and Catellus’ investments are, and the combined company’s investments will be, concentrated in the industrial sector, which means that the combined company will be more adversely affected by an economic downturn in that sector than it would be if more of its investments were in other sectors.	15
ProLogis’ real estate development strategies may not be successful.	15
The combined company’s growth will depend on future acquisitions of distribution properties, which involves risks that could adversely affect the combined company’s operating results and the market price of ProLogis common shares.	16
The combined company’s operating results and distributable cash flow will depend on the continued generation of lease revenues from tenants.	16
The fact that real estate investments are not as liquid as other types of assets may reduce economic returns to investors.	16
ProLogis’ and Catellus’ insurance coverage does not, and the combined company’s insurance coverage will not, cover all potential losses.	17
ProLogis and Catellus are, and the combined company will be, exposed to various environmental risks that may result in unanticipated losses that could affect the combined company’s operating results and financial condition.	17
Rising interest rates will increase the combined company’s costs and could affect the market price of ProLogis common shares.	17
The depreciation in the value of the foreign currency in countries where ProLogis has a significant investment may adversely affect the combined company’s results of operations and financial position.	17
The combined company’s operating results and financial condition could be adversely affected if it does not continue to have access to capital on favorable terms.	18
ProLogis and Catellus are, and the combined company will be, dependent on key personnel.	18
ProLogis and Catellus are, and the combined company will be, subject to governmental regulations and actions that affect operating results and financial condition.	19
ProLogis’ failure to qualify as a REIT would require ProLogis to be taxed as a corporation, which would significantly lower funds available for shareholder distributions and adversely affect ProLogis shareholders.	19
The failure of Palmtree Acquisition Corporation, which will be the successor to Catellus as a result of the merger, to qualify as a REIT could also cause ProLogis to fail to qualify as a REIT.	19
Annual distribution requirements limit ProLogis’ ability to accumulate capital and may require that ProLogis borrow funds or sell properties on adverse terms in order to maintain its REIT status.	19
Prohibited transaction income could result from certain property transfers by ProLogis or Catellus.	20
Recent U.S. federal income tax developments could affect the desirability of investing in ProLogis for individual taxpayers.	20
U.S. federal income tax treatment of REITs and investments in REITs may change, which may cause ProLogis to lose the tax benefits of operating as a REIT.	20

Page

Preferred Shares	101
Restriction on Size of Holdings	102
Shareholder Liability	102
Transfer Agent	102
COMPARISON OF THE RIGHTS OF PROLOGIS SHAREHOLDERS AND CATELLUS STOCKHOLDERS	103
ADDITIONAL INFORMATION	108
Deadline for Future Shareholder Proposals	108
Legal Matters	108
Experts	108
Where You Can Find More Information	108
Forward-Looking Statements	111
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEXES
Annex A: Agreement and Plan of Merger	A-1
Annex B: Opinion of Banc of America Securities LLC to ProLogis’ Board of Trustees	B-1
Annex C: Opinion of Morgan Stanley & Co. Incorporated to Catellus’ Board of Directors	C-1
Annex D: Section 262 of the General Corporation Law of the State of Delaware	D-1
Opinion of Mayer, Brown, Rowe & Maw LLP
Employment Agreement
Acknowledgement of KPMG LLP
Consent of KPMG LLP
Consent of PricewaterhouseCoopers LLP
Form of Proxy Card - Prologis
Form of Election Form
Voting Agreement
Consent of Banc Of America Securities LLC
Consent of Morgan Stanley & Co. Inc.
Consent of Nelson C. Rising
Consent of Christine Garvey

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
About the Merger

Q:	Why am I receiving this document?

A:	ProLogis’ board of trustees and Catellus’ board of directors have approved a merger agreement pursuant to which Catellus will merge with and into a subsidiary of ProLogis. The merger cannot be completed without the approval of ProLogis shareholders and Catellus stockholders. ProLogis and Catellus will hold separate special meetings of their respective shareholders to obtain these approvals. This document is the proxy statement for ProLogis and Catellus to solicit proxies for their respective special meetings. It is also the prospectus of ProLogis regarding the ProLogis common shares to be issued as contemplated by the merger agreement. This document contains important information about the proposed merger and the special meetings of ProLogis and Catellus, and you should read it carefully.

Q:	Why are ProLogis and Catellus proposing the merger?

A:	The boards of both companies believe that the merger represents a strategic combination of two industrial real estate companies that will be in the best interests of their respective shareholders and will achieve key elements of ProLogis’ strategic business plan to strengthen its position in the North American logistics market. The combined company will offer the world’s largest network of industrial distribution facilities and services, with over 350 million square feet in over 2,250 facilities owned, managed and under development in 75 markets in North America, Europe and Asia.

To review the companies’ reasons for the merger in greater detail, see the sections of this document entitled “The Merger — Recommendation of ProLogis’ Board of Trustees and ProLogis’ Reasons for the Merger” and “The Merger — Recommendation of Catellus’ Board of Directors and Catellus’ Reasons for the Merger.”

Q:	What will Catellus stockholders receive in the merger?

A:	Catellus stockholders have the right to elect to receive either 0.822 of a ProLogis common share or $33.81 in cash, without interest, for each share of Catellus common stock they own immediately prior to the effective time of the merger. Catellus stockholders may elect to receive their merger consideration in the form of ProLogis common shares, cash, or a combination of both. Catellus stockholder elections will be reallocated and prorated to fix the cash portion of the merger consideration at $1.255 billion, which means that the total consideration paid by ProLogis pursuant to the merger agreement will consist of about 65% ProLogis common shares and about 35% cash. Accordingly, a Catellus stockholder may actually receive a combination of ProLogis common shares and cash that is different from what that stockholder elects, depending on the elections made by other Catellus stockholders. See the sections of this document entitled “The Merger Agreement — Catellus Stockholder Elections” and “The Merger Agreement — Reallocation and Proration of Catellus Stockholder Elections.”

Q:	What happens if the market price of ProLogis common shares or Catellus common stock changes before the closing of the merger?

A:	Both the 0.822 exchange ratio for the share portion of the merger consideration and the $33.81 per share in cash, without interest, for the cash portion of the merger consideration are fixed. This means that neither will change between now and the date on which the merger is completed, regardless of what happens to the market price of ProLogis common shares or Catellus common stock during that period. See the section of this document entitled “The Merger Agreement — Conversion of Catellus and Palmtree Acquisition Corporation Stock.”

Q:	How many ProLogis common shares will be owned after the merger by former Catellus stockholders and holders of Catellus restricted stock, restricted stock units and stock options?

A:	Based on the number of ProLogis common shares and shares of Catellus common stock outstanding as of , 2005, the record date for the special meetings, immediately after the effective time of the merger, former Catellus stockholders and holders of Catellus restricted stock, restricted stock units and stock options will own approximately % of the then-outstanding ProLogis common shares.

Q:	On what am I being asked to vote?

A:	ProLogis Shareholders. You are being asked to approve the issuance of ProLogis common shares contemplated by the merger agreement.

ProLogis’ board of trustees has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and in the best interests of ProLogis and its shareholders. ProLogis’ board of trustees unanimously recommends that ProLogis shareholders vote “FOR” approval of the issuance of ProLogis common shares contemplated by the merger agreement.

Catellus Stockholders. You are being asked to adopt the merger agreement pursuant to which Catellus will merge with and into a subsidiary of ProLogis.

Catellus’ board of directors has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and fair to, and in the best interests of, Catellus and its stockholders. Catellus’ board of directors unanimously recommends that Catellus stockholders vote “FOR” the adoption of the merger agreement.

Q:	How soon after the special meetings will the merger occur?

A:	We are working to complete the merger as soon as possible. A number of conditions must be satisfied before we can do so, including approval of ProLogis’ shareholders and Catellus’ stockholders. Although we cannot be sure when all of the conditions to the merger will be satisfied, we hope to complete the merger as soon as practicable after the special meetings.

Q:	Who will manage ProLogis after the merger?

A:	ProLogis’ board of trustees will be increased to 14 members at the effective time of the merger and will include the 12 current ProLogis trustees, in addition to Nelson C. Rising, who is currently Catellus’ Chairman of the Board and Chief Executive Officer, and Christine Garvey, a current member of Catellus’ board of directors. ProLogis’ existing management team will continue to manage the operations of ProLogis after the merger, with the exception of John W. Seiple, Jr., who is currently ProLogis’ President and Chief Executive Officer of North America and will resign from that office effective as of the date on which the merger is completed. Ted R. Antenucci, who is currently the President of Catellus Commercial Development Corporation, will join ProLogis as President of Global Development and will assume the majority of Mr. Seiple’s responsibilities.

Q:	Will Catellus continue to pay regular quarterly dividends prior to the merger?

A:	Yes. Catellus expects to continue to declare and pay regular quarterly dividends of $0.27 per share beginning with the third quarter of 2005 until the merger is completed. The record date for the distribution of Catellus’ quarterly dividends will be the same as the record date for the distribution of the quarterly dividends for ProLogis common shares. See the section of this document entitled “The Merger Agreement — Covenants and Other Agreements — Dividends and Distributions on Capital Stock.”

Q:	Will Catellus pay any extraordinary dividends prior to the merger?

A:	If necessary to comply with REIT qualification and distribution requirements and not incur income and excise tax, Catellus will declare and pay a dividend to its stockholders, the record date for which will be the close of business on the last business day prior to the date on which the merger is completed, distributing cash in an amount equal to Catellus’ estimated “real estate investment trust taxable income” (as that term is used in Section 857(a) of the Internal Revenue Code), taking into account any dividends previously paid by Catellus during the tax year, plus any other amounts determined by Catellus, in consultation with ProLogis. If Catellus pays an extraordinary dividend, ProLogis will declare and pay a corresponding dividend to its shareholders at the same time in an aggregate amount equal to the dividend paid by Catellus divided by 0.822 (the exchange ratio for the share portion of the merger consideration).

Q:	What will my dividends be after the merger?

A:	After the merger, former Catellus stockholders who receive ProLogis common shares in the merger will receive dividends and distributions declared on those ProLogis common shares with a record date after the date on which the merger is completed. Dividends on ProLogis common shares are payable at the discretion of ProLogis’ board of trustees. ProLogis’ current quarterly dividends on its common shares are $0.37 per share.

Q:	Do ProLogis shareholders and Catellus stockholders have appraisal rights in connection with the merger?

A:	ProLogis Shareholders. No. If you are a ProLogis shareholder, you do not have dissenters’ rights of appraisal in connection with the merger.

Catellus Stockholders. Yes. If you are a Catellus stockholder, under Delaware law, you have the right to dissent from the adoption of the merger agreement and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of your shares of Catellus common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, Catellus stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in the section of this document entitled “The Merger — Appraisal Rights.” In addition, the text of the applicable provisions of Delaware law is included as Annex D to this document.

Q:	What will be the U.S. federal income tax consequences of the merger?

A:	ProLogis Shareholders, ProLogis and Catellus. For U.S. federal income tax purposes, ProLogis shareholders, ProLogis and Catellus will not recognize either gain or loss as a result of the merger.

Catellus Stockholders. For U.S. federal income tax purposes, a Catellus stockholder who receives only ProLogis common shares in the merger will not recognize either gain or loss as a result of the exchange of the stockholder’s shares of Catellus common stock for ProLogis common shares, except to the extent of any cash received instead of a fractional share. A Catellus stockholder who receives only cash in the merger will recognize gain or loss in an amount equal to the difference between the cash received and the stockholder’s tax basis in the Catellus common stock surrendered. A Catellus stockholder who receives cash and ProLogis common shares in the merger will recognize gain, if any, but not loss, on the stockholder’s shares of Catellus common stock, although any recognized gain would not exceed the amount of cash received in the merger. For a more detailed description of the tax consequences of the merger, see the section of this document entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger.”

The tax consequences of the merger to you will depend on your own situation, including your basis in your shares. You are urged to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

About the Special Meetings

Q:	Where and when are the special meetings?

A:	ProLogis Shareholders. The ProLogis special meeting will take place at , on , 2005, at a.m., Mountain time.

Catellus Stockholders. The Catellus special meeting will take place at , on , 2005, at a.m., Pacific time.

Q:	Who is entitled to vote?

A:	Holders of record of ProLogis common shares or Catellus common stock at the close of business on , 2005, the record date for the ProLogis and Catellus special meetings, are entitled to vote at their respective special meetings. On that date, there were ProLogis common shares outstanding and entitled to vote and shares of Catellus common stock outstanding and entitled to vote.

Q:	How do I cast my vote?

A:	If you are a ProLogis shareholder or a Catellus stockholder of record, you may vote in person at your special meeting or submit a proxy for your special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. You may also instruct the proxy holders how to vote by telephone or through the internet by following the instructions on your proxy card.

Q:	What vote is required?

A:	ProLogis Shareholders. The affirmative vote of the holders of at least a majority of the votes cast in person or by proxy at the ProLogis special meeting is required to approve the issuance of ProLogis common shares contemplated by the merger agreement, provided that the total votes cast represent at least a majority of the ProLogis common shares entitled to vote.

Catellus Stockholders. The affirmative vote in person or by proxy of the holders of at least a majority of the outstanding shares of Catellus common stock is required to adopt the merger agreement.

Q:	Can I change my vote after I have granted my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at your special meeting by following the procedures set forth under the section of this document entitled “The Special Meetings — Voting Procedures — Revocation or Change of Proxy.”

Q:	What happens if I do not indicate how I want to vote, do not vote or abstain from voting on the merger?

A:	ProLogis Shareholders. If you are a ProLogis shareholder and you sign and send in your proxy but do not indicate how you want to vote on the issuance of ProLogis common shares contemplated by the merger agreement, your proxy will be voted in favor of the approval of the issuance of ProLogis common shares contemplated by the merger agreement. Assuming the votes cast represent over 50% of the then-outstanding ProLogis common shares, if you do not submit your proxy and do not vote on the approval of the issuance of ProLogis common shares contemplated by the merger agreement at your special meeting, or if you abstain, then your shares will not be counted and will not affect the vote.

Catellus Stockholders. If you are a Catellus stockholder and you sign and send in your proxy but do not indicate how you want to vote on the merger, your proxy will be voted in favor of the proposal to adopt the merger agreement. If you do not submit your proxy and do not vote on the merger at your special meeting, or if you abstain, it will have the effect of a vote against the proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will NOT vote your ProLogis common shares or Catellus common stock unless you tell the broker how to vote. To do so, you should follow the directions that your broker provides you.
About Electing the Merger Consideration

Q:	How does a Catellus stockholder elect the type of merger consideration that the stockholder prefers to receive?

A:	Each Catellus stockholder is being sent an election form under separate cover concurrently with the mailing of this document. Each Catellus stockholder has the right to submit an election form indicating whether the stockholder prefers to receive the merger consideration in the form of ProLogis common shares, cash, or a combination of both, or whether the stockholder has no preference.

Catellus stockholder elections will be reallocated and prorated after the deadline for submitting the election forms has passed in order to fix the cash portion of the merger consideration at $1.255 billion, which means that the total consideration paid by ProLogis pursuant to the merger agreement will consist of about 65% ProLogis common shares and about 35% cash. Accordingly, a Catellus stockholder may actually receive a combination of ProLogis common shares and cash that is different than what that stockholder elects, depending on the elections made by other Catellus stockholders.

In order to make a timely election, your properly completed, signed election form must be received by ProLogis’ exchange agent by 5:00 p.m., Eastern time, on , 2005, which is one business day before the Catellus special meeting. See the sections of this document entitled “The Merger Agreement — Catellus Stockholder Elections” and “The Merger Agreement — Reallocation and Proration of Catellus Stockholder Elections.”

Q:	Should I send in my Catellus stock certificates now?

A:	Yes. You must return your Catellus common stock certificates with your completed and signed election form to the exchange agent before 5:00 p.m., Eastern time, on , 2005, in accordance with the instructions in the election form (unless you hold your shares in book entry form) or your election will not be valid. A return envelope is enclosed with your election form for submitting the election form and Catellus stock certificates to the exchange agent. This is different from the envelope in which to return your completed proxy card that is enclosed with this document. Please do not include your Catellus stock certificates or election form in the envelope provided for your proxy card. If you do not send your Catellus stock certificates to the exchange agent with your election form, then following the completion of the merger, the exchange agent will send to you a transmittal letter containing written instructions for surrendering your stock certificates in order to receive the merger consideration. If the merger is not completed for any reason, any Catellus stock certificates that you send to the exchange agent will be returned to you.
How to Get More Information

Q:	Who can answer my questions?

A:	ProLogis Shareholders. ProLogis shareholders who have questions about the merger or want additional copies of this document or additional proxy cards should contact:

Georgeson Shareholder Services 17 State Street — 10th Floor New York, New York 10005 (866) 729-6804

Catellus Stockholders. Catellus stockholders who have questions about the merger or want additional copies of this document, additional proxy cards or an additional election form should contact:

Georgeson Shareholder Services 17 State Street — 10th Floor New York, New York 10005 (866) 729-6804

SUMMARY
      This summary highlights selected information from this document. It does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we refer. For more information about ProLogis and Catellus, see the section of this document entitled “Additional Information — Where You Can Find More Information.”
The Merger (see page 29)
      ProLogis and Catellus have agreed to combine their businesses by merging Catellus with and into Palmtree Acquisition Corporation, which is a subsidiary of ProLogis, under the terms of the merger agreement that is described in this document. Palmtree Acquisition Corporation will be the surviving corporation of that merger.
The Companies (see page 21)
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Telephone: (303) 375-9292
      ProLogis is a real estate investment trust, or REIT, that operates a global network of industrial distribution properties. ProLogis owns, manages and has under development 310.8 million square feet in 2,043 distribution facilities in 75 markets in North America, Europe and Asia.
      Palmtree Acquisition Corporation is a newly formed subsidiary of ProLogis that was formed solely for the purposes of accomplishing the merger.
Catellus Development Corporation
201 Mission Street, Second Floor
San Francisco, California 94105
Telephone: (415) 974-4500
      Catellus is a real estate development company that began operating as a REIT effective January 1, 2004. Catellus owns and operates approximately 41.1 million square feet of predominately industrial properties in many of the major distribution centers and transportation corridors in the United States.
      In this document, we sometimes refer to ProLogis and Catellus, together with their respective subsidiaries, as the “combined company.”
The Special Meetings (see page 23)

ProLogis Special Meeting; Vote Required
      The ProLogis special meeting will be held at                     on                     , 2005 at       a.m., Mountain time. At the ProLogis special meeting, holders of ProLogis common shares will vote on the approval of the issuance of ProLogis common shares contemplated by the merger agreement.
      The holders of a majority of the outstanding shares entitled to vote at the ProLogis special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the ProLogis special meeting. Abstentions and broker non-votes represented at the meeting will be counted for determining whether a quorum is present.
      Approval of the issuance of ProLogis common shares contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast in person or by proxy at the ProLogis special meeting, provided that the total votes cast represent at least a majority of the ProLogis common shares entitled to vote.

Catellus Special Meeting; Vote Required
      The Catellus special meeting will be held at                     on                     , 2005 at       a.m., Pacific time. At the Catellus special meeting, holders of Catellus common stock will vote on the adoption of the merger agreement.
      A quorum consists of the presence, in person or by proxy, of stockholders holding a majority of all the shares of Catellus common stock entitled to vote at the Catellus special meeting. Abstentions and broker non-votes represented at the meeting will be counted for determining whether a quorum is present.
      Adoption of the merger agreement requires the affirmative vote in person or by proxy of the holders of at least a majority of the shares of

Catellus common stock outstanding and entitled to vote.
Merger Consideration to Catellus Stockholders; Election, Reallocation and Proration of Merger Consideration (see page 69 and page 71)
      Catellus stockholders have the right to elect to receive either 0.822 of a ProLogis common share or $33.81 in cash, without interest, for each share of Catellus common stock they own immediately prior to the effective time of the merger. ProLogis shareholders will continue to own their existing shares, which will not be affected by the merger.
      Catellus stockholders may elect to receive their merger consideration in the form of ProLogis common shares, cash, or a combination of both. Catellus stockholder elections will be reallocated and prorated to fix the cash portion of the merger consideration at $1.255 billion, which means that the total consideration paid by ProLogis pursuant to the merger agreement will consist of about 65% ProLogis common shares and about 35% cash. Accordingly, a Catellus stockholder may actually receive a combination of ProLogis common shares and cash that is different than what that stockholder elects, depending on the elections made by other Catellus stockholders.
Treatment of Catellus Stock Options, Restricted Stock and Restricted Stock Units (see page 70)
      All vested and unvested Catellus stock options outstanding immediately prior to the effective time of the merger will be canceled. Each holder of a canceled Catellus stock option will receive $33.81 for each share of Catellus common stock subject to the canceled option, less the exercise price and any applicable withholding taxes, payable in the form of 65% ProLogis common shares and 35% cash.
      Each share of Catellus restricted stock outstanding immediately prior to the effective time of the merger will be canceled. Each holder of canceled Catellus restricted stock will receive $33.81 per canceled share, less any applicable withholding taxes, payable in the form of 65% ProLogis common shares and 35% cash.
      Each Catellus restricted stock unit outstanding immediately prior to the effective time of the merger (including all director stock units, director restricted stock units and performance units granted under Catellus’ Long Term Incentive Plan and Transition Incentive Plan) will be canceled. Each holder of a canceled Catellus restricted stock unit will receive $33.81 per share subject to the canceled restricted stock unit, less any applicable withholding taxes, payable in the form of 65% ProLogis common shares and 35% cash.
Material U.S. Federal Income Tax Considerations (see page 86)
      The merger is intended to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a “reorganization” under the Internal Revenue Code, the tax consequences of the merger are as follows:
      ProLogis Shareholders, ProLogis and Catellus. For U.S. federal income tax purposes, ProLogis shareholders, ProLogis and Catellus will not recognize either gain or loss as a result of the merger.
      Catellus Stockholders. For U.S. federal income tax purposes, a Catellus stockholder who receives only ProLogis common shares in the merger will not recognize either gain or loss as a result of the exchange of the stockholder’s shares of Catellus common stock for ProLogis common shares, except to the extent of any cash received instead of a fractional share. A Catellus stockholder who receives only cash in the merger will recognize gain or loss in an amount equal to the difference between the cash received and such stockholder’s tax basis in the Catellus common stock surrendered. A Catellus stockholder who receives cash and ProLogis common shares in the merger will recognize gain, if any, but not loss, on the stockholder’s shares of Catellus common stock, although any recognized gain would not exceed the amount of cash received in the merger.
      Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. You are urged to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Market Prices of ProLogis Common Shares and Catellus Common Stock on Important Dates (see page 22)
      ProLogis common shares are traded on the New York Stock Exchange under the symbol “PLD.” Shares of Catellus common stock are traded on the New York Stock Exchange under the symbol “CDX.” The following table shows the closing sales prices per ProLogis common share and per share of Catellus common stock and the equivalent price per share of Catellus common stock (which is equal to the closing price of a ProLogis common share on the applicable date multiplied by 0.822, the exchange ratio for the share portion of the merger consideration) on:

•	June 3, 2005 — the last full trading day before ProLogis and Catellus announced the proposed merger; and

•	, 2005 — the last full trading day before the date of this document.

Equivalent
	ProLogis	Catellus	Price Per
	Common	Common	Share of
	Share	Stock	Catellus
Date	Price	Price	Common Stock

June 3, 2005	$41.37	$29.24	$34.01
, 2005
Recommendation of ProLogis’ Board of Trustees and ProLogis’ Reasons for the Merger (see page 33)
      ProLogis’ board of trustees has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and in the best interests of ProLogis and its shareholders. One ProLogis trustee was not present at the board meeting at which the merger agreement was approved, but has stated that he fully supports the other trustees’ actions in approving the merger agreement. ProLogis’ board of trustees unanimously recommends that ProLogis shareholders vote “FOR” approval of the issuance of ProLogis common shares contemplated by the merger agreement.
      You should refer to the factors considered by ProLogis’ board of trustees in making its decision to approve the merger agreement and the merger and to recommend to ProLogis’ shareholders the approval of the issuance of ProLogis common shares contemplated by the merger agreement.
      On the record date for the ProLogis special meeting a total of                     , or approximately      %, of the outstanding ProLogis common shares entitled to vote at the ProLogis special meeting were held by ProLogis trustees, executive officers and their respective affiliates, all of whom ProLogis expects will vote their shares for the approval of the issuance of ProLogis common shares contemplated by the merger agreement.
Recommendation of Catellus’ Board of Directors and Catellus’ Reasons for the Merger (see page 37)
      Catellus’ board of directors has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and fair to, and in the best interests of, Catellus and its stockholders. Catellus’ board of directors unanimously recommends that Catellus stockholders vote “FOR” the adoption of the merger agreement.
      You should refer to the factors considered by Catellus’ board of directors in making its decision to approve the merger agreement and the merger and to recommend to Catellus stockholders the adoption of the merger agreement.
      On the record date for the Catellus special meeting, a total of                     , or approximately      %, of the outstanding shares of Catellus common stock entitled to vote at the Catellus special meeting were held by Catellus directors, executive officers and their respective affiliates. Under a voting agreement with ProLogis, Nelson C. Rising (the Chairman of the Board and Chief Executive Officer of Catellus), Ted R. Antenucci (the President of Catellus Commercial Development Corporation), C. William Hosler (Senior Vice President and Chief Financial Officer of Catellus) and Vanessa L. Washington (Senior Vice President and General Counsel of Catellus), who hold a total of                      , or approximately      %, of the outstanding shares of Catellus common stock entitled to vote at the Catellus special meeting, have agreed to vote all shares of Catellus common stock held by them in favor of the merger. Catellus expects that all of its other directors, executive officers and their respective affiliates will also vote their shares in favor of the merger.

Interests of Catellus’ Executive Officers and Directors in the Merger (see page 56)
      You should be aware that some of Catellus’ executive officers and directors have interests in the merger that are different from, or in addition to, the interests of other Catellus stockholders. These interests include:

•	the appointment of Mr. Rising and Ms. Garvey, both of whom are current members of Catellus’ board of directors, to ProLogis’ board of trustees upon completion of the merger;

•	the potential receipt of change in control payments by Catellus’ executive officers under existing employment arrangements of approximately $16.37 million in the aggregate (excluding the gross-up payment to be made to Mr. Hosler);

•	the execution of an employment agreement between ProLogis and Mr. Antenucci, which provides for the employment of Mr. Antenucci as ProLogis’ President of Global Development for a term beginning upon completion of the merger and ending on December 31, 2007;

•	the acceleration and conversion of all vested and unvested Catellus stock options, restricted stock and restricted stock units into the right to receive a payment in the form of 65% ProLogis common shares and 35% cash, totaling approximately $65.0 million in the aggregate for Catellus executive officers and directors;

•	the payout to Catellus’ employees who are entitled to receive a bonus, including Catellus’ executive officers, of up to a full-year bonus for 2005, which would result in payments to Catellus’ executive officers of up to approximately $3.7 million in the aggregate; and

•	the continued indemnification of current directors and officers of Catellus under the merger agreement and the provision of directors’ and officers’ insurance to these individuals.
      ProLogis’ board of trustees and Catellus’ board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making their recommendations.
Opinions of Financial Advisors

Opinion of ProLogis’ Financial Advisor (see page 40)
      Banc of America Securities LLC, ProLogis’ financial advisor in connection with the merger, delivered to ProLogis’ board of trustees a written opinion, dated June 5, 2005, as to the fairness, from a financial point of view and as of the date of the opinion, to ProLogis of the merger consideration to be paid by ProLogis pursuant to the merger agreement. The full text of the written opinion of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed and limitations on the review undertaken, is attached to this document as Annex B and is incorporated by reference in its entirety into this document. ProLogis shareholders are encouraged to read the opinion carefully in its entirety.
      Banc of America Securities provided its opinion to ProLogis’ board of trustees to assist the board in its evaluation of the merger consideration to be paid by ProLogis pursuant to the merger agreement. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote at the special meeting.

Opinion of Catellus’ Financial Advisor (see page 47)
      Morgan Stanley & Co. Incorporated, Catellus’ financial advisor in connection with the merger, delivered to Catellus’ board of directors a written opinion, dated June 5, 2005, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Catellus common stock of the consideration to be received in the merger. The full text of the written opinion of Morgan Stanley is attached to this document as Annex C and is incorporated by reference in its entirety into this document. Catellus stockholders are encouraged to read the opinion carefully in its entirety, as well as the description of the analyses and assumptions on which the opinion was based and the limitations on the reviews undertaken in connection with the opinion in the section of this document entitled “The Merger — Opinions of Financial Advisors — Opinion of Morgan Stanley & Co. Incorporated — Financial Advisor to Catellus.”

      Morgan Stanley’s opinion is directed to Catellus’ board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.
The Merger Agreement
      The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger. The merger agreement has been included in this document to provide you with information regarding its terms. It is not intended to provide you with any factual information about ProLogis or Catellus.

What We Need to Do to Complete the Merger (see page 74)
      ProLogis and Catellus will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

•	the adoption by Catellus stockholders of the merger agreement;

•	the approval by ProLogis shareholders of the issuance of ProLogis common shares contemplated by the merger agreement;

•	the approval for listing on the New York Stock Exchange of the ProLogis common shares to be issued as contemplated by the merger agreement;

•	the absence of legal prohibitions to the merger;

•	the continued effectiveness of the registration statement of which this document is a part;

•	the accuracy of each company’s representations and warranties;

•	the performance by each company of its obligations under the merger agreement;

•	the absence of any material adverse effect on ProLogis or Catellus between June 5, 2005 and the date on which the merger is completed; and

•	the receipt of legal opinions from counsel to each company as to each of ProLogis’, Palmtree Acquisition Corporation’s and Catellus’ qualification as a REIT under the Internal Revenue Code and the treatment of the merger as a “reorganization” for U.S. federal income tax purposes.

Catellus Prohibited from Soliciting Other Offers (see page 79)
      Catellus has agreed not to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or other action by a third party that may reasonably be expected to lead to a competing transaction, as defined in the merger agreement, including:

•	any merger or business combination (other than the merger discussed in this document) involving Catellus,

•	any sale of 15% of more of Catellus’ assets, or

•	any tender offer or exchange offer for 15% or more of the voting power in the election of directors exercisable by holders of outstanding equity securities of Catellus.

Termination of the Merger Agreement (see page 82)
      ProLogis and Catellus can agree to terminate the merger agreement at any time, even after shareholder approvals have been obtained. In addition, either ProLogis or Catellus can terminate the merger agreement if any of the following occurs:

•	the merger is not completed on or before December 31, 2005, other than due to a breach of the merger agreement by the terminating party;

•	a legal prohibition to the merger has become final and non-appealable;

•	a breach by the other party of any of its representations, warranties or agreements under the merger agreement such that a condition to completing the merger cannot be satisfied by December 31, 2005; or

•	the necessary approval of the other party’s shareholders is not obtained at the other party’s special meeting.
      Catellus can also terminate the merger agreement if:

•	Catellus receives an offer for a superior competing transaction, as defined in the merger agreement;

•	Catellus has complied fully with its non-solicitation obligations under the merger agreement;

•	within three days after Catellus notifies ProLogis of a superior competing transaction, ProLogis has not made a counter proposal that Catellus’ board of directors determines in good faith is at least as favorable to Catellus stockholders as the superior competing transaction;

•	Catellus’ board of directors approves or recommends the superior competing transaction and determines in good faith that such action is consistent with its fiduciary duties under law; and

•	Catellus pays ProLogis a $90 million termination fee plus expenses of $8 million.
      ProLogis can also terminate the merger agreement if Catellus’ board of directors withdraws or modifies its recommendation of the merger to Catellus stockholders in a manner adverse to ProLogis or approves, recommends or enters into a superior competing transaction, as defined in the merger agreement.

Termination Fees and Expenses (see page 83)
      If the merger agreement is terminated under specified circumstances involving a competing transaction, Catellus will be required to pay ProLogis a termination fee of $90 million plus expenses of $8 million. Catellus may be required to pay ProLogis expenses of $8 million, but not the $90 million termination fee, if the merger agreement is terminated under other specified circumstances.
      If the merger agreement is terminated under specified circumstances, ProLogis may be required to pay Catellus expenses of $20 million.
Other Information

Appraisal Rights (see page 63)
      ProLogis shareholders do not have dissenters’ rights of appraisal in connection with the merger.
      If you are a Catellus stockholder, under Delaware law, you have the right to dissent from the adoption of the merger agreement and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of your shares of Catellus common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, Catellus stockholders must strictly follow the procedures prescribed by Delaware law.

Regulatory Matters (see page 67)
      No material federal or state regulatory requirements must be complied with or approvals must be obtained in connection with the merger.

Listing of ProLogis Common Shares on the New York Stock Exchange (see page 82)
      ProLogis is required to use its commercially reasonable efforts to cause the ProLogis common shares issued as contemplated by the merger agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Accounting Treatment (see page 67)
      ProLogis will account for the merger using the purchase method of accounting. Under that method of accounting, the aggregate merger consideration that ProLogis pays to Catellus stockholders will be allocated to Catellus’ assets and liabilities based on their fair values, with any excess being treated as goodwill. ProLogis currently expects that about $153 million of the aggregate merger consideration will be allocated to goodwill, but that estimate is subject to change.

Differences in ProLogis Shareholders’ and Catellus Stockholders’ Rights (see page 103)
      The rights of Catellus stockholders are currently governed by Delaware law and Catellus’ certificate of incorporation and bylaws. Following the merger, the rights of former Catellus stockholders who receive ProLogis common shares will be governed by Maryland law and ProLogis’ declaration of trust and bylaws. There are important differences in the rights of Catellus stockholders and ProLogis shareholders with respect to voting requirements and various other matters.

Selected Historical Consolidated Financial Data of ProLogis
      The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from ProLogis’ audited consolidated financial statements for the years ended December 31, 2000 through 2004 and from ProLogis’ unaudited consolidated financial statements for the quarters ended March 31, 2004 and 2005.
      This information is only a summary. You should read it along with ProLogis’ historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in ProLogis’ annual reports on Form 10-K or Form 10-K/A, quarterly reports on Form 10-Q, current reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See the section of this document entitled “Additional Information — Where You Can Find More Information.”

						Quarters Ended
	Years Ended December 31,					March 31,

	2004	2003	2002	2001	2000	2005	2004

						(Unaudited)
	(In thousands, except per share data)
Consolidated Statement of Earnings Data:
Operating income	$366,008	$341,530	$365,078	$356,517	$334,726	$97,468	$77,785
Earnings from continuing operations	$233,428	$248,406	$247,273	$126,435	$212,713	$71,036	$45,872
Net earnings	$232,795	$250,675	$248,881	$128,144	$214,478	$61,428	$54,417
Net earnings attributable to common shares	$202,813	$212,367	$216,166	$86,038	$157,715	$55,074	$43,497
Net earnings per common share — basic:
Net earnings per common share from continuing operations	$1.12	$1.17	$1.21	$0.49	$0.95	$0.35	$0.19
Net earnings per common share	$1.11	$1.18	$1.22	$0.50	$0.96	$0.30	$0.24
Weighted average common shares outstanding — basic	182,226	179,245	177,813	172,755	163,651	186,154	180,732
Net earnings per common share — diluted:
Net earnings per common share from continuing operations	$1.09	$1.15	$1.19	$0.48	$0.95	$0.34	$0.19
Net earnings per common share	$1.08	$1.16	$1.20	$0.49	$0.96	$0.29	$0.23
Weighted average common shares outstanding — diluted	191,801	187,222	184,869	175,197	164,401	196,180	185,255

	December 31,					March 31,

	2004	2003	2002	2001	2000	2005

						(Unaudited)
	(In thousands, except per share data)
Consolidated Balance Sheet and Other Data:
Total assets	$7,097,799	$6,367,466	$5,911,380	$5,557,984	$5,946,334	$7,439,389
Total debt/long-term obligations and redeemable preferred shares	$3,763,961	$3,465,669	$3,131,978	$2,978,340	$3,369,139	$4,111,891
Cash dividends declared per common share	$1.46	$1.44	$1.42	$1.38	$1.34	$0.37

Selected Historical Consolidated Financial Data of Catellus
      The following information is provided to aid you in your analysis of the financial aspects of the merger. This information has been derived from Catellus’ audited consolidated financial statements for the years ended December 31, 2000 through 2004 and from Catellus’ unaudited consolidated financial statements for the quarter ended March 31, 2004 and 2005.
      This information is only a summary. You should read it along with Catellus’ historical financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Catellus’ annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See the section of this document entitled “Additional Information — Where You Can Find More Information.”

						Quarters Ended
	Years Ended December 31,					March 31,

	2004	2003	2002	2001	2000	2005	2004

						(Unaudited)
	(In thousands, except per share data)
Consolidated Statement of Earnings Data:
Operating income	$199,633	$186,086	$140,496	$170,643	$165,525	$42,910	$40,704
Earnings from continuing operations	$146,484	$228,367	$85,254	$95,861	$108,747	$32,614	$30,408
Net earnings	$171,798	$234,799	$100,656	$96,521	$111,007	$33,318	$32,091
Net earnings per common share — basic:
Net earnings per common share from continuing operations	$1.42	$2.29	$0.87	$0.87	$0.93	$0.31	$0.30
Net earnings per common share	$1.67	$2.35	$1.03	$0.87	$0.95	$0.32	$0.31
Weighted average common shares outstanding — basic	103,064	99,941	97,642	110,613	117,216	103,750	102,844
Net earnings per common share — diluted:
Net earnings per common share from continuing operations	$1.40	$2.24	$0.85	$0.85	$0.91	$0.31	$0.29
Net earnings per common share	$1.64	$2.30	$1.01	$0.85	$0.93	$0.32	$0.31
Weighted average common shares outstanding — diluted	104,520	102,171	100,118	113,340	119,672	105,301	104,031

	December 31,						March 31,

	2004	2003		2002	2001	2000	2005

							(Unaudited)
	(In thousands, except per share data)
Consolidated Balance Sheet and Other Data:
Total assets	$2,708,344	$2,595,309		$2,695,449	$2,415,515	$2,274,416	$2,472,173
Total debt/long-term obligations	$1,440,528	$1,378,054		$1,500,955	$1,310,457	$1,134,563	$1,255,104
Cash dividends declared per common share	$1.53	$0.57	(1)	$—	$—	$—	$0.27

(1)	Excludes the special earnings and profits, or E&P, distribution, a one-time distribution of accumulated E&P that was part of Catellus’ conversion to a REIT effective January 1, 2004. The E&P distribution of $3.83 per share was paid on December 18, 2003 to Catellus stockholders of record at the close of business on November 4, 2003.

Comparative Per Share Data
      The following table presents: (1) historical per share data for ProLogis; (2) unaudited pro forma per share data of the combined company after giving effect to the merger; and (3) historical and unaudited equivalent pro forma per share data for Catellus.
      The consolidated company unaudited pro forma per share data was derived by combining information from the historical consolidated financial statements of ProLogis and Catellus using the purchase method of accounting for the merger. The Catellus unaudited equivalent pro forma per share data was derived by multiplying the combined company’s unaudited pro forma per share data by the 0.822 exchange ratio for Catellus stockholders who will receive ProLogis common shares in the merger. You should read this table together with the historical consolidated financial statements of ProLogis and Catellus that are filed with the Securities and Exchange Commission and incorporated by reference into this document. See the section of this document entitled “Additional Information — Where You Can Find More Information.” You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred prior to the dates indicated below.

			Catellus
		Combined
		Company		Unaudited
	ProLogis	Unaudited		Equivalent
	Historical	Pro Forma	Historical	Pro Forma

Earnings from continuing operations per common share for the year ended December 31, 2004:
Basic	$1.12	$0.67	$1.42	$0.55
Diluted	$1.09	$0.67	$1.40	$0.55
Cash dividends declared per common share for the year ended December 31, 2004	$1.46	$1.46	$1.53	$1.20
Earnings from continuing operations per common share for the quarter ended March 31, 2005:
Basic	$0.35	$0.26	$0.31	$0.21
Diluted	$0.34	$0.25	$0.31	$0.21
Cash dividends declared per common share for the quarter ended March 31, 2005	$0.37	$0.37	$0.27	$0.30
Book value per common share as of March 31, 2005	$14.71	$20.76	$7.26	$17.06

Selected Unaudited Pro Forma Condensed Consolidated Financial and Other Data
      The following unaudited pro forma condensed consolidated financial information gives effect to the merger using the purchase method of accounting. The pro forma condensed consolidated statement of operations data gives effect to the merger as if it had occurred on January 1, 2004. The pro forma condensed consolidated balance sheet data gives effect to the merger as if it had occurred on March 31, 2005. The information is based upon the historical financial statements of ProLogis and Catellus. The information should be read in conjunction with those historical financial statements, the related notes and other information contained elsewhere or incorporated by reference in this document. Certain items derived from ProLogis’ and Catellus’ historical financial statements have been reclassified to conform to the pro forma presentation.
      The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the merger been completed on the dates described above, nor does it give effect to (1) any transaction other than the merger, (2) ProLogis’ or Catellus’ results of operations since March 31, 2005, (3) certain cost savings and one-time charges expected to result from the merger or (4) the results of final valuations of the assets and liabilities of Catellus, including property and intangible assets. We are currently developing plans to integrate the operations of the companies, which may involve various costs and other charges that may be material. We will also revise the allocation of the purchase price when additional information becomes available. Accordingly, the pro forma condensed consolidated financial information does not purport to be indicative of the financial position or results of operations as of the date of this document, as of the effective date of the merger, any period ending at the effective date of the merger or as of any other future date or period. The foregoing matters could cause both ProLogis’ pro forma financial position and results of operations, and ProLogis’ actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed consolidated financial information.

		Quarter
	Year Ended	Ended
	December 31,	March 31,
	2004	2005

	(In thousands,
	except per share data)
Pro Forma Condensed Consolidated Statement of Earnings Data:
Operating income	$409,440	$117,946
Earnings from continuing operations attributable to common shares	$159,498	$62,134
Earnings from continuing operations per common share — basic	$0.67	$0.26
Weighted average common shares outstanding — basic	237,290	241,752
Earnings from continuing operations per common share — diluted	$0.67	$0.25
Weighted average common shares outstanding — diluted	246,865	251,778

March 31,
2005

(In thousands,
except per
share data)
Pro Forma Condensed Consolidated Balance Sheet and Other Data:
Total assets	$12,994,258
Total debt/long-term obligations and redeemable preferred shares	$6,817,462
Cash dividends declared per common share	$1.46

RISK FACTORS
      In addition to the other information included and incorporated by reference in this document, you should consider carefully the following risk factors before deciding how to vote.

The operations of ProLogis and Catellus may not be integrated successfully, and the intended benefits of the merger may not be realized.
      The merger will present challenges to management, including the integration of the operations, properties and personnel of ProLogis and Catellus. The merger will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of ProLogis and Catellus. Any difficulties that the combined company encounters in the transition and integration processes, and any level of integration that is not successfully achieved, could have an adverse effect on the revenue, level of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees and customers. As a result, notwithstanding our expectations, the combined company may not realize any of the anticipated benefits or cost savings of the merger.

If you receive ProLogis common shares in exchange for your shares of Catellus common stock, the market value of the merger consideration you receive will depend on the market price of ProLogis common shares at the effective time of the merger and may decrease if the market value of ProLogis common shares decreases.
      If you receive ProLogis common shares for your shares of Catellus common stock in the merger, the market value of the merger consideration you will receive will depend on the trading price of ProLogis common shares at the effective time of the merger. The 0.822 exchange ratio that determines the number of ProLogis common shares that Catellus stockholders are entitled to receive in the merger is fixed. This means that there is no “price protection” mechanism in the merger agreement that would adjust the number of ProLogis common shares that Catellus stockholders may receive in the merger as a result of increases or decreases in the trading price of ProLogis common shares. If ProLogis’ common share price decreases, then the market value of the merger consideration payable to Catellus stockholders will also decrease. For historical and current market prices of ProLogis common shares and Catellus common stock, see the section of this document entitled “Market Prices and Dividend Information.”

ProLogis and Catellus expect to incur significant costs and expenses in connection with the merger, which could result in the combined company not realizing some of the anticipated benefits of the merger.
      ProLogis and Catellus are expected to incur one-time, pre-tax closing costs of approximately $50.8 million in connection with the merger and one-time pre-tax expenses of approximately $39.2 million related to change in control provisions triggered by the merger and severance expenses related to headcount reductions after the merger is completed. These costs and expenses will include investment banking expenses, severance, legal and accounting fees, printing expenses and other related charges incurred by ProLogis and Catellus. Completion of the merger could trigger a mandatory prepayment (including a penalty in some cases) of approximately $542 million of Catellus’ existing debt unless appropriate lender consents or waivers are received. If those consents and waivers cannot be obtained prior to completion of the merger, Catellus’ existing debt would need to be prepaid and/or refinanced. ProLogis also expects to incur one-time, pre-tax cash and non-cash costs related to the integration of ProLogis and Catellus, which cannot be estimated at this time. There can be no assurance that the costs incurred by ProLogis and Catellus in connection with the merger will not be higher than expected or that the combined company will not incur additional unanticipated costs and expenses in connection with the merger.

Catellus’ executive officers and directors have interests in the merger that may conflict with your interests.
      Catellus’ executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Catellus stockholders generally. ProLogis’ board of trustees and Catellus’ board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making their recommendations. These interests include:

•	the merger agreement provides that Nelson C. Rising, the Chairman of the Board and Chief Executive Officer of Catellus, and Christine Garvey, a current member of Catellus’ board of directors, will be appointed to ProLogis’ board of trustees upon completion of the merger;

•	the executive officers of Catellus are parties to employment agreements or memoranda of understanding with Catellus that entitle them to certain severance and other benefits if their employment terminates following a change in control, which if all of Catellus’ executive officers (excluding Ted R. Antenucci, President of Catellus Commercial Development Corporation) were terminated would result in aggregate payments to such Catellus executive officers of approximately $16.37 million (excluding the gross-up payment to be made to Mr. Hosler);

•	the executive officers and directors of Catellus will receive payments consisting of ProLogis common shares and cash totalling approximately $65.0 million in the aggregate in connection with the cancellation of their Catellus restricted stock, restricted stock units and stock options in accordance with the terms of the merger agreement;

•	Mr. Antenucci has entered into an employment agreement with ProLogis, which provides for his employment as ProLogis’ President of Global Development, that will become effective upon completion of the merger for a term ending on December 31, 2007;

•	the merger agreement provides that Catellus may pay to all Catellus employees entitled to receive a bonus, including Catellus’ executive officers, up to a full-year bonus for 2005, which would result in payments to Catellus’ executive officers of up to approximately $3.7 million in the aggregate; and

•	the merger agreement provides that ProLogis will indemnify Catellus’ directors and executive officers as described in the section of this document entitled “The Merger Agreement — Covenants and Other Agreements — Indemnification; Directors’ and Officers’ Insurance.”
      See the section of this document entitled “The Merger — Interests of Catellus’ Executive Officers and Directors in the Merger” for more information about these interests.

ProLogis and Catellus may incur substantial expenses and payments, and may suffer other business disruptions and adverse market reactions, if the merger does not occur.
      It is possible that the merger may not be completed. The parties’ obligations to complete the merger are subject to the satisfaction or waiver of specified conditions, some of which are beyond ProLogis’ and Catellus’ control. For example, the merger is conditioned on the receipt of the required approvals of ProLogis shareholders and Catellus stockholders. If these approvals are not received, the merger cannot be completed even if all of the other conditions to the merger are satisfied or waived. If the merger is not completed, ProLogis and Catellus will have incurred substantial expenses without realizing the expected benefits of the merger. In addition, Catellus will be required to pay ProLogis a $90 million termination fee plus expenses of $8 million if the merger agreement is terminated under specified circumstances where a third party seeks to acquire Catellus. Under other specified circumstances, ProLogis will be required to pay Catellus expenses of $20 million. The failure of the merger to occur may also cause other business disruptions for ProLogis and Catellus, including the departure of key managers and employees, the diversion of management attention from ongoing operations, and adverse impacts on relationships with business partners. Adverse reactions to the failure of the merger by investment analysts and investors could have a negative impact on the market price of ProLogis and Catellus shares.

The termination fees may discourage other companies from trying to acquire Catellus.
      Catellus has agreed to pay ProLogis a termination fee of $90 million plus expenses of $8 million under specified circumstances where a third party seeks to acquire Catellus. This provision could discourage other parties from trying to acquire Catellus, even if those parties might be willing to offer a greater amount of consideration to Catellus stockholders than ProLogis is obligated to pay under the merger agreement. For a detailed description of the specific circumstances when termination fees and expenses could be payable by Catellus, see the section of this document entitled “The Merger Agreement — Termination Fees and Expenses.”

Catellus is subject to pending tax audits, which may result in payments in excess of the current liability related to these audits that is reflected in the unaudited pro forma condensed consolidated balance sheet included in this document.
      Catellus is subject to pending audits by the IRS and the California Franchise Tax Board of its 1999 through 2002 income tax returns, including certain of its subsidiaries and partnerships. The unaudited pro forma condensed consolidated balance sheet included in this document reflects a liability that is ProLogis’ management’s best estimate of the liabilities that may arise from these audits. Any tax liability will be assumed by ProLogis in the merger, and ProLogis may need to increase or decrease the amount of the pro forma tax liability after the completion of the merger due to changes in circumstances. The audits may result in an adjustment in which the actual liabilities or settlement costs, including interest and potential penalties, may prove to be more than the liability reflected in the unaudited pro forma condensed consolidated balance sheet. If the actual amount proves to be more than the reflected liability, then ProLogis will be required to make payments in an amount in excess of the reflected liability. ProLogis will also need to increase the pro forma liability by an accrual of interest after the completion of the merger. Any change in the liability after the merger (other than accrued interest) will be reflected in goodwill.

There are uncertainties relating to Catellus’ estimate of its “earnings and profits” attributable to C-corporation taxable years.
      In order to qualify as a REIT, Catellus cannot have at the end of any REIT taxable year any undistributed earnings and profits that are attributable to a C-corporation taxable year. A REIT has until the close of its first full taxable year as a REIT in which it has non-REIT earnings and profits to distribute these accumulated earnings and profits. Because Catellus’ first full taxable year as a REIT was 2004, Catellus was required to distribute these earnings and profits prior to the end of 2004. Failure to meet this requirement would result in Catellus’ disqualification as a REIT. Catellus distributed its accumulated non-REIT earnings and profits in December 2003, well in advance of the 2004 year-end deadline, and Catellus believes that this distribution was sufficient to distribute all of its non-REIT earnings and profits. However, the determination of non-REIT earnings and profits is complicated and depends upon facts with respect to which Catellus may have less than complete information or the application of the law governing earnings and profits which is subject to differing interpretations, or both. Consequently, there are substantial uncertainties relating to the estimate of Catellus’ non-REIT earnings and profits, and we cannot assure you that the earnings and profits distribution requirement has been met. These uncertainties include the possibility that the Internal Revenue Service, or IRS, could upon audit increase the taxable income of Catellus, which would increase the non-REIT earnings and profits of Catellus. Tax counsel to Catellus has not provided any opinion as to the amount of Catellus’ undistributed earnings and profits and has relied, for purposes of its opinions as to Catellus’ qualification as a REIT, upon a representation from Catellus that it would not have any undistributed non-REIT earnings and profits as of the close of Catellus’ first taxable year as a REIT. There can be no assurances that Catellus has satisfied the requirement that it distribute all of its non-REIT earnings and profits by the close of its first taxable year as a REIT.

Catellus and Palmtree Acquisition Corporation may fail to qualify as REITs.
      If Catellus did not qualify as a REIT in its 2004 taxable year or its taxable year ending as of the merger closing, Catellus would be liable for, and, as successor to Catellus in the merger, Palmtree Acquisition Corporation would be obligated to pay, any U.S. federal income tax on its income earned in any year that it did not qualify as a REIT. In addition, if Catellus were to fail to qualify as a REIT, Palmtree Acquisition Corporation would be subject to tax if, during the 10 years following the merger, Palmtree Acquisition Corporation disposed of any asset that was acquired from Catellus in the merger. In this event, Palmtree Acquisition Corporation would generally be subject to tax at the highest regular corporate rate on the built-in gain, if any, that existed with respect to such asset at the time of the merger. Furthermore, if Catellus did not qualify as a REIT at the time of the merger, under certain circumstances, including Catellus’ failure to distribute all of its earnings and profits attributable to C-corporation taxable years, Palmtree Acquisition Corporation could fail to qualify as a REIT after the merger. There can be no assurances that Catellus has satisfied the requirement that it distribute all of its non-REIT earnings and profits.

General economic conditions and other events or occurrences that affect areas in which ProLogis’ and Catellus’ properties are geographically concentrated, such as California, may impact financial results and the market price of ProLogis common shares.
      ProLogis and Catellus are exposed to the general economic conditions, the local, regional, national and international economic conditions and other events and occurrences that affect the markets in which they own properties. Catellus conducts a majority of its operations in California, primarily in the Los Angeles and San Francisco metropolitan areas, and ProLogis also has significant operations in California. After the merger, approximately 19% of the combined company’s North American properties (based on square footage) will be located in California. Properties in California may be more susceptible to certain types of natural disasters, such as earthquakes, brush fires, flooding and mudslides, than properties located in other markets, and a major natural disaster in California could have a material adverse effect on the combined company’s operating results. ProLogis also has significant holdings in Atlanta, Chicago, Dallas/ Ft. Worth, Houston, New Jersey, Paris and certain other markets in France and the United Kingdom. Catellus also has significant holdings in Atlanta, Chicago, Dallas/Ft. Worth and Denver. The combined company’s operating performance could also be adversely affected if conditions in the markets with concentrations of properties, such as an oversupply of distribution space or a reduction in demand for distribution space, become less favorable. Any material oversupply of distribution space or material reduction in demand for distribution space could adversely affect the combined company’s results of operations, distributable cash flow and the market price of ProLogis common shares.
     Difficulties associated with contributing properties to funds ProLogis manages or selling properties, including Catellus’ properties, could limit the combined company’s flexibility and adversely affect the anticipated benefits of the merger and the market price of ProLogis common shares.
      ProLogis has contributed to property funds or sold to third parties a significant number of distribution properties in recent years and intends to continue to contribute and sell properties as opportunities arise, particularly in its corporate distribution facilities services, or CDFS, business segment. ProLogis believes that many of Catellus’ future developments will be good candidates for contributions to property funds managed by the combined company. The combined company’s ability to contribute or sell properties, including those owned or developed by Catellus, on advantageous terms is dependent upon several factors, some of which are beyond the control of ProLogis’ management, including competition from other owners of properties. The combined company’s ability to complete and lease developed properties will impact its ability to contribute or sell these properties. Continued access to private debt and equity capital by the property funds is necessary in order for ProLogis to continue its strategy of contributing properties to property funds. If the combined company does not have sufficient properties available to meet the investment criteria of current or future property funds, or if the property funds do not have access, or have limited access, to capital on favorable terms, then there could be adverse effects on the combined company’s liquidity and ability to meet projected earnings levels. The combined company’s failure to meet projected earnings levels could have an adverse effect on the market price of ProLogis common shares. Further, the inability to reinvest cash from the CDFS business segment in accordance with ProLogis’ investment strategy could have an adverse effect on the combined company’s results of operations and financial position.
     ProLogis historically has not owned non-industrial assets, and the market price of ProLogis common shares may decline if ProLogis fails to successfully operate the non-industrial assets acquired in the merger.
      Catellus owns and leases non-industrial assets, such as office, hotel, residential and retail properties, that ProLogis does not have significant experience owning and operating. If ProLogis fails to successfully operate these non-industrial assets, the market price of ProLogis common shares may decline. In addition, if ProLogis determines to dispose of these non-industrial assets over time, it may not be successful in doing so or may not do so at attractive prices, which could also adversely affect the market price of ProLogis common shares.
     Real property investments are subject to risks that could cause the market value of ProLogis common shares to decline.
      Real property investments are subject to varying degrees of risk. While ProLogis seeks to minimize these risks through geographic diversification of its portfolio, market research and its property management capabilities, these risks cannot be eliminated. The factors that can affect real estate values include:

•	changes in the general economic climate;

•	increases in interest rates;

•	local conditions, such as an oversupply of distribution space or a reduction in demand for distribution space in an area;

•	the attractiveness of ProLogis’ properties to potential customers;

•	competition from other available properties;

•	ProLogis’ ability to provide adequate maintenance of, and insurance on, its properties;

•	ProLogis’ ability to control variable operating costs;

•	governmental regulations, including zoning, usage and tax laws and changes in these laws; and

•	potential liability under, and changes in, environmental, zoning and other laws.
     ProLogis’ and Catellus’ investments are, and the combined company’s investments will be, concentrated in the industrial sector, which means that the combined company will be more adversely affected by an economic downturn in that sector than it would be if more of its investments were in other sectors.
      ProLogis’ property operations and CDFS business segments are concentrated in the industrial distribution sector. A majority of Catellus’ properties are also industrial properties. This concentration may expose the combined company to the risk of economic downturns in the industrial sector to a greater extent than if its business activities included a more significant portion of other sectors of the real estate industry.
     ProLogis’ real estate development strategies may not be successful.
      ProLogis and Catellus have developed a significant number of distribution properties since their inception, and ProLogis intends to continue to pursue development activities after the merger as opportunities arise. These development activities generally require various government and other approvals, and ProLogis may not receive those approvals. ProLogis and Catellus are, and the combined company will continue to be, subject to risks associated with such development activities, including:

•	development opportunities may be abandoned and the related investments may be written off;

•	construction costs of a property may exceed the original estimates or construction may not be concluded on schedule, which could make the project less profitable than originally estimated (specific risks include the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment); and

•	occupancy levels and the rents that can be charged for a completed project may not make the project as profitable as originally estimated.
     The combined company’s growth will depend on future acquisitions of distribution properties, which involves risks that could adversely affect the combined company’s operating results and the market price of ProLogis common shares.
      ProLogis and Catellus acquire, and after the merger the combined company will continue to acquire, distribution properties from time to time. The acquisition of properties involves risks, including the risk that the acquired property will not perform as anticipated and the risk that any actual costs for rehabilitation, repositioning, renovation and improvements identified in the pre-acquisition due diligence process will exceed estimates. There is, and it is expected that there will continue to be, significant competition for investment opportunities that meet ProLogis’ investment criteria as well as risks associated with obtaining financing for acquisition activities, if necessary.
     The combined company’s operating results and distributable cash flow will depend on the continued generation of lease revenues from tenants.
      ProLogis’ and Catellus’ operating results and distributable cash flow would be adversely affected if a significant number of their tenants were unable to meet their lease obligations. ProLogis and Catellus are also subject to the risk that, upon the expiration of leases for space located in their properties, leases may not be renewed by existing tenants, the space may not be re-leased to new tenants or the terms of renewal or re-leasing (including the cost of required renovations or concessions to tenants) may be less favorable to ProLogis and Catellus than current lease terms. In the event of default by a significant number of tenants, the combined company may experience delays and incur substantial costs in enforcing its rights as landlord. A tenant may experience a downturn in its business, which may cause the loss of the tenant or may weaken its financial condition, resulting in the tenant’s failure to make rental payments when due or a reduction in percentage rent receivable with respect to retail tenants or requiring a restructuring that might reduce cash flow from the lease. In addition, a tenant of any of ProLogis’ or Catellus’ properties may seek the protection of bankruptcy, insolvency, or similar laws, which could result in the rejection and termination of such tenant’s lease and thereby cause a reduction in ProLogis’ or Catellus’ available cash flow.
     The fact that real estate investments are not as liquid as other types of assets may reduce economic returns to investors.
      Real estate investments are not as liquid as other types of investments. This lack of liquidity may limit the combined company’s ability to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Like other companies qualifying as REITs under the Internal Revenue Code, the combined company’s ability at any time to sell assets, or contribute assets to property funds or other entities in which it has an ownership interest may be restricted.

     ProLogis’ and Catellus’ insurance coverage does not, and the combined company’s insurance coverage will not, cover all potential losses.
      ProLogis, Catellus and their unconsolidated investees currently carry comprehensive insurance coverage including property, liability, fire, flood, earthquake, environmental, terrorism, extended coverage and rental loss. The insurance coverage contains policy specifications and insured limits customarily carried for similar properties, business activities and markets. There are certain losses, including losses from floods, earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed to be economically feasible or prudent to do so. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of ProLogis’ or the combined company’s properties, ProLogis or the combined company could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property.
     ProLogis and Catellus are, and the combined company will be, exposed to various environmental risks that may result in unanticipated losses that could affect the combined company’s operating results and financial condition.
      Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Catellus is, and the combined company will be, involved in projects that require a substantial amount of environmental remediation. The presence of hazardous or toxic substances on ProLogis’ or Catellus’ real estate investments, or the failure to remedy environmental hazards properly, may adversely affect ProLogis’ or Catellus’ ability to sell or lease those investments or to borrow money using those investments as collateral and may also have an adverse effect on the combined company’s distributable cash flow. Future environmental costs are difficult to estimate because of such factors as the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions that may be required, the determination of ProLogis’ or Catellus’ potential liability in proportion to that of other potentially responsible parties, and the extent to which such costs are recoverable from insurance. Laws governing remediation often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous substances. The costs of removal or remediation of such substances could be substantial. While neither ProLogis nor Catellus has been notified nor are they aware of any environmental conditions with respect to their real estate assets that are likely to be material to the combined company’s operating results or financial condition, there can be no assurances that such conditions do not exist or may not arise in the future.
     Rising interest rates will increase the combined company’s costs and could affect the market price of ProLogis common shares.
      It is expected that the combined company will continue to incur debt in the future. Accordingly, if interest rates increase, the combined company’s interest costs will also increase. An increase in market interest rates may also lead investors to demand a higher annual distribution rate, which could adversely affect the market price of ProLogis common shares.
     The depreciation in the value of the foreign currency in countries where ProLogis has a significant investment may adversely affect the combined company’s results of operations and financial position.
      ProLogis has pursued and will continue to pursue growth opportunities in international markets and often invests in countries where the U.S. dollar is not the national currency. As a result, ProLogis is, and the combined company will be, subject to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. A significant depreciation in the value of the foreign currency of one or more countries where ProLogis has a significant investment may have a material adverse effect on ProLogis’ results of operations and financial position. Although ProLogis attempts, and the combined company will attempt, to mitigate adverse effects by borrowing under debt agreements denominated in foreign currencies and through the use of foreign currency put option contracts, there can be no assurance that those attempts to minimize foreign currency risk will be successful.
     The combined company’s operating results and financial condition could be adversely affected if it does not continue to have access to capital on favorable terms.
      ProLogis and Catellus, as REITs, are required to distribute at least 90% of their REIT taxable income to their respective shareholders. Consequently, ProLogis and Catellus are, as are all REITs, largely dependent on external capital to fund their development and acquisition activities. ProLogis has been accessing private debt and equity capital through the establishment of property funds that acquire properties from ProLogis. ProLogis’ ability to access private debt and equity capital through its property funds on favorable terms, or at all, is dependent upon a number of factors, including general market conditions and competition from other real estate companies. ProLogis also generates significant profits as a result of the contributions of properties to the property funds. To the extent that private capital is not available to the property funds to allow them to acquire properties from the combined company, these profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than that of some of the combined company’s competitors and result in ProLogis not meeting its projected earnings levels in a particular reporting period. Failure to meet projected earnings levels in a particular reporting period could have an adverse effect on the market price of ProLogis common shares.
      ProLogis is committed to offer to contribute all of its stabilized development properties available in specific markets in Europe to ProLogis European Properties Fund through September 2019 and all of its stabilized development properties available in Japan to ProLogis Japan Properties Fund through June 2006. These property funds are committed to acquire such properties, subject to the property meeting certain specified criteria, including leasing criteria, and having available capital. ProLogis believes that, while the current capital commitments and borrowing capacities of these property funds may be expended prior to the expiration dates of these commitments, each property fund has sufficient capital to acquire the properties that ProLogis expects to have available during 2005.
      ProLogis North American Properties Fund V has the right of first offer with respect to all of ProLogis’ stabilized development properties in North America (except those properties that are subject to an agreement with ProLogis California) through the end of 2005. Properties subject to the right of first offer must meet certain specified leasing and other criteria. While ProLogis North American Properties Fund V’s majority owner is a listed property trust in Australia that is able to raise capital in the public market, there can be no assurance that ProLogis North American Properties Fund V will have the available capital to acquire additional properties from ProLogis in 2005 or, if capital is available, that ProLogis North American Properties Fund V will want to use its capital to acquire properties from ProLogis. Should ProLogis North American Properties Fund V choose not to acquire, or not have sufficient capital available to acquire, a property that meets the specified criteria, its rights under the agreement will terminate.
      ProLogis’ ability to contribute or sell assets will be jeopardized and ProLogis’ ability to meet its projected earnings levels and generate distributable cash flow will be adversely affected should the existing equity commitments not be available (due to investor default or otherwise) such that these property funds cannot acquire the properties that ProLogis expects to have available for contribution. This impact would occur in the short-term and would continue until ProLogis is able to sell the properties to third parties or until ProLogis could secure another source of private equity capital to form a new property fund.
     ProLogis and Catellus are, and the combined company will be, dependent on key personnel.
      Our success depends on our executive officers and other members of our management team. The ability of the combined company to retain its management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely impact the combined company’s financial condition and cash flow. Such losses could also be negatively perceived in the capital markets, which could adversely affect the market price of ProLogis common shares.
     ProLogis and Catellus are, and the combined company will be, subject to governmental regulations and actions that affect operating results and financial condition.
      There are many laws and governmental regulations that are applicable to ProLogis, Catellus, their unconsolidated investees and their properties. Changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur that would adversely affect ProLogis, Catellus or the combined company. Economic and political factors, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders in the United States, but primarily in the foreign countries in which ProLogis has invested, can have a major impact on a global company such as ProLogis.
     ProLogis’ failure to qualify as a REIT would require ProLogis to be taxed as a corporation, which would significantly lower funds available for shareholder distributions and adversely affect ProLogis shareholders.
      ProLogis elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1993. To maintain its REIT status, ProLogis must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a REIT are largely real estate related, that the REIT’s ownership is not overly concentrated and that a REIT distributes substantially all its ordinary taxable income to shareholders on a current basis. If ProLogis fails to make a required distribution as a result of an adjustment to its tax return by the IRS, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period. Due to the complex nature of these rules, the available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and changes in ProLogis’ business, there can be no assurance that ProLogis will qualify as a REIT for any particular year.
      If ProLogis fails to qualify as a REIT, it will be taxed as a regular corporation, and distributions to ProLogis shareholders will not be deductible in computing ProLogis’ taxable income. The resulting corporate income tax liabilities could materially reduce the distributable cash flow to ProLogis shareholders or funds available for reinvestment. Further, ProLogis might not be able to elect to be treated as a REIT for the four taxable years after the year during which it ceased to qualify as a REIT. In addition, if ProLogis later requalified as a REIT, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions to ProLogis shareholders in an amount equal to any earnings accumulated during the period of non-REIT status. In the absence of REIT status, distributions to ProLogis shareholders would no longer be required.
     The failure of Palmtree Acquisition Corporation, which will be the successor to Catellus as a result of the merger, to qualify as a REIT could also cause ProLogis to fail to qualify as a REIT.
      Following completion of the merger, Palmtree Acquisition Corporation (which will be the successor to Catellus as a result of the merger) will operate as a subsidiary REIT of ProLogis. Palmtree Acquisition Corporation therefore will need to satisfy the REIT tests discussed in this document. The failure of Palmtree Acquisition Corporation to qualify as a REIT could cause ProLogis to fail to qualify as a REIT because ProLogis would then own more than 10% of the securities of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary.
     Annual distribution requirements limit ProLogis’ ability to accumulate capital and may require that ProLogis borrow funds or sell properties on adverse terms in order to maintain its REIT status.
      To maintain its REIT status, ProLogis must annually distribute to its shareholders at least 90% of its ordinary taxable income, excluding net capital gains. This requirement limits ProLogis’ ability to accumulate capital. ProLogis may not have sufficient cash or other liquid assets to meet these distribution requirements due to competing demands for funds or due to timing differences between tax reporting and cash receipts and disbursements because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited or the IRS may make a determination that adjusts reported income. In these situations, ProLogis may be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements. If ProLogis fails to make a required distribution, it would cease to qualify as a REIT for federal income tax purposes. If ProLogis fails to make a required distribution as a result of an adjustment to its tax return by the IRS, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.
     Prohibited transaction income could result from certain property transfers by ProLogis or Catellus.
      ProLogis contributes properties to property funds and sells properties to third parties. Catellus has conducted third-party land sales as part of its third-party development business. Some of these contributions and sales are made by ProLogis or Catellus taxable subsidiaries. Under the Internal Revenue Code, if the disposition is deemed to be a prohibited transaction, a 100% penalty tax on the resulting income could be assessed. The question of what constitutes a prohibited transaction is based on the facts and circumstances surrounding each transaction. The IRS could contend that certain contributions or sales by ProLogis or Catellus are prohibited transactions. Although ProLogis and Catellus do not believe that the IRS would prevail in such a dispute, if the matter were successfully argued by the IRS, the 100% penalty tax could be assessed against ProLogis’ or Catellus’ profits from these transactions. In addition, any income from a prohibited transaction could adversely affect ProLogis’ and Catellus’ ability to satisfy the income tests for qualification as a REIT.
     Recent U.S. federal income tax developments could affect the desirability of investing in ProLogis for individual taxpayers.
      In May 2003, federal legislation was enacted that reduced the maximum tax rate for dividends payable to individual taxpayers generally from 38.6% to 15% (from January 1, 2003 through 2008). However, dividends payable by REITs are not eligible for this treatment, except in limited circumstances. Although this legislation did not have a direct adverse effect on the taxation of REITs or dividends paid by REITs, the more favorable treatment for non-REIT dividends could cause individual investors to consider investments in non-REIT corporations as more attractive relative to an investment in a REIT such as ProLogis.
     U.S. federal income tax treatment of REITs and investments in REITs may change, which may cause ProLogis to lose the tax benefits of operating as a REIT.
      The present U.S. federal income tax treatment of a REIT and an investment in a REIT may be modified by legislative, judicial or administrative action at any time. Revisions in U.S. federal income tax laws and interpretations of these laws could adversely affect ProLogis and the tax consequences of an investment in ProLogis common shares.
     There are potential deferred and contingent tax liabilities that could affect the combined company’s operating results or financial condition.
      Palmtree Acquisition Corporation, as the surviving corporation of the merger, will be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) and potential state taxes on any gain recognized within ten years of Catellus’ conversion to a REIT from a disposition of any assets that Catellus held at the effective time of its election to be a REIT, but only to the extent of the built-in-gain based on the fair market value of those assets on the effective date of the REIT election (which was January 1, 2004). Gain from a sale of an asset occurring more than 10 years after the REIT conversion will not be subject to this corporate-level tax. ProLogis does not currently expect to dispose of any asset of the surviving corporation in the merger if such a disposition would result in the imposition of a material tax liability unless ProLogis can effect a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require ProLogis to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales. There can be no assurances that ProLogis’ plans in this regard will not change and, if such plans do change or if a purchase option is exercised, that ProLogis will be successful in structuring a tax-deferred exchange.

THE COMPANIES
ProLogis
      ProLogis is a REIT that operates a global network of industrial distribution properties located in 75 markets in North America, Europe and Asia. ProLogis’ business strategy is designed to achieve long-term sustainable growth in cash flow and sustain a high return on equity for its shareholders.
      ProLogis’ business is organized into two operating segments: property operations and the corporate distribution facilities services, or CDFS, business. The property operations segment represents the long-term ownership, management and leasing of industrial distribution properties, either directly or through unconsolidated investees. The property operations segment primarily generates income from rents and reimbursement of property operating expenses from unaffiliated customers who lease ProLogis’ distribution space. ProLogis’ proportionate share of the earnings of 15 unconsolidated property funds, and the fee income that it receives for managing the properties owned by those property funds, is also included in the property operations segment. In addition to the property and asset management fees it earns, ProLogis earns fees for performing other services on behalf of the property funds, including, but not limited to, development, leasing and acquisition activities.
      The CDFS business segment encompasses those activities that ProLogis engages in that are not primarily associated with the long-term ownership, management and leasing of industrial distribution properties. Within this operating segment, ProLogis develops distribution properties that either are contributed to property funds in which it maintains an ownership interest and acts as manager or are sold to unaffiliated third parties. In this segment, ProLogis also acquires distribution properties that are subsequently contributed to property funds generally after those properties are rehabilitated and/or repositioned. Income from the CDFS business segment consists primarily of the net gains and losses recognized from the contributions and sales of developed properties to property funds and third parties and from the contribution of operating properties that were acquired with the intent to contribute the property to a property fund.
Catellus Development Corporation
      Catellus is a real estate development company that began operating as a REIT effective January 1, 2004. It is focused on operating and developing predominately industrial rental property in many of the country’s major distribution centers and industrial corridors, including California, Dallas, Chicago, Denver, northern New Jersey and Atlanta. Catellus’ principal business objective is to sustain long-term growth in earnings, which it seeks to achieve by applying the following strategic resources: a lower-risk/higher-return portfolio, a focus on expanding that portfolio through development and the deployment of its proven land development skills to select opportunities that may not always be industrial, particularly projects that may not require significant capital investment on its part.
      Catellus’ business is organized into two primary reporting segments. The first segment is its core segment, which reflects the part of Catellus’ business that is ongoing and central to Catellus’ future operations. The second segment is its urban, residential and other segment, which reflects Catellus’ non-core businesses, including residential lot development, urban development and desert land sales, which Catellus has been transitioning out of since March 2003.

MARKET PRICES AND DIVIDEND INFORMATION
      ProLogis common shares are traded on the New York Stock Exchange under the symbol “PLD.” Catellus common stock is traded on the New York Stock Exchange under the symbol “CDX.” The following table sets forth, for the periods indicated, the range of high and low sales prices per ProLogis common share and share of Catellus common stock, as well as information concerning quarterly cash dividends or distributions paid on those shares. The sales prices are as reported in published financial sources.

	ProLogis Common Shares			Shares of Catellus Common Stock

			Dividends/			Dividends/
	High	Low	Distributions	High	Low	Distributions

2003
First Quarter	$26.60	$23.63	$0.36	$21.70	$18.85	—
Second Quarter	$28.60	$25.60	$0.36	$23.35	$20.92	—
Third Quarter	$30.39	$26.97	$0.36	$24.75	$22.00	$0.30
Fourth Quarter	$32.62	$28.34	$0.36	$26.61	$21.75	$4.10	(1)
2004
First Quarter	$36.00	$30.80	$0.365	$27.35	$23.95	$0.27
Second Quarter	$36.39	$27.62	$0.365	$26.43	$20.46	$0.27
Third Quarter	$36.95	$32.74	$0.365	$27.87	$24.26	$0.27
Fourth Quarter	$43.33	$35.30	$0.365	$32.20	$26.65	$0.72	(2)
2005
First Quarter	$43.50	$36.68	$0.37	$30.78	$26.29	$0.27
Second Quarter	$42.34	$36.50	$0.37	$34.20	$26.25	$0.27
Third Quarter (through , 2005)

(1)	Includes a regular cash dividend of $0.27 for the fourth quarter ended December 31, 2003 and a one-time special distribution of $3.83 of accumulated earnings and profits, or E&P, paid on December 18, 2003 to Catellus stockholders of record on November 4, 2003 in connection with Catellus’ conversion to a REIT. Because a REIT is not permitted to retain E&P accumulated during the years when it or its predecessor was taxed as a C-corporation, Catellus paid a one-time special distribution to distribute all of its accumulated E&P.

(2)	Includes a regular cash dividend of $0.27 for the fourth quarter ended December 31, 2004 and a special dividend of $0.45 in connection with the sale of certain non-core assets and other taxable REIT subsidiary activities, which were both paid on January 18, 2005 to Catellus stockholders of record on December 28, 2004.

THE SPECIAL MEETINGS

	ProLogis	Catellus

Time, Place and Date	, 2005 a.m., Mountain time [Address]	, 2005 a.m., Pacific time [Address]

	The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies. See the section of this document entitled “The Merger Agreement — Covenants and Other Agreements — Other Agreements Relating to the Period Before the Effective Time.”	The special meeting may be adjourned or postponed to another date or place for proper purposes, including for the purpose of soliciting additional proxies. See the section of this document entitled “The Merger Agreement — Covenants and Other Agreements — Other Agreements Relating to the Period Before the Effective Time.”

Purposes	• To consider and vote on the approval of the issuance of ProLogis common shares of beneficial interest contemplated by the Agreement and Plan of Merger, dated as of June 5, 2005, by and among ProLogis, Palmtree Acquisition Corporation and Catellus; and

• To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

At the present time, ProLogis knows of no other matters that will be presented for consideration at the special meeting.	• To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of June 5, 2005, by and among ProLogis, Palmtree Acquisition Corporation and Catellus, pursuant to which Catellus will merge with and into Palmtree Acquisition Corporation; and

• To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

At the present time, Catellus knows of no other matters that will be presented for consideration at the special meeting.

Quorum	Presence, in person or by proxy, of a majority of the holders of the outstanding ProLogis common shares entitled to vote at the special meeting. Abstentions and broker non-votes represented at the meeting will be counted for determining whether a quorum is present.	Presence, in person or by proxy, of stockholders holding a majority of the shares of Catellus common stock entitled to vote at the special meeting. Abstentions and broker non-votes represented at the meeting will be counted for determining whether a quorum is present.

Record Date	Close of business on , 2005.	Close of business on , 2005.

	ProLogis	Catellus

Shares Entitled to Vote	• You may vote at the ProLogis special meeting if you owned ProLogis common shares as of the record date. • You may cast one vote for each ProLogis common share that you owned on the record date.	• You may vote at the Catellus special meeting if you owned Catellus common stock as of the record date.

• You may cast one vote for each share of Catellus common stock that you owned on the record date.

Recommendations of the Boards	ProLogis’ board of trustees has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and in the best interests of ProLogis and its shareholders. One ProLogis trustee was not present at the board meeting at which the merger agreement was approved but has stated that he fully supports the other trustees’ actions in approving the merger agreement. ProLogis’ board of trustees unanimously recommends that ProLogis shareholders vote “FOR” approval of the issuance of ProLogis common shares contemplated by the merger agreement.	Catellus’ board of directors has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and fair to, and in the best interests of, Catellus and its stockholders. Catellus’ board of directors unanimously recommends that Catellus stockholders vote “FOR” the adoption of the merger agreement.

Votes Required	Approval of the Issuance of ProLogis Common Shares

• The affirmative vote of the holders of at least a majority of the votes cast in person or by proxy is required to approve the issuance of ProLogis common shares contemplated by the merger agreement, provided that the total votes cast represent at least a majority of the ProLogis common shares entitled to vote.	Adoption of the Merger Agreement

• The affirmative vote in person or by proxy of the holders of at least a majority of the outstanding shares of Catellus common stock is required to adopt the merger agreement.

• Abstentions will have the same effect as votes against the adoption of the merger agreement.

	ProLogis	Catellus

Votes Required — (continued)	• Abstentions will not affect the outcome of the vote with respect to the issuance of ProLogis common shares contemplated by the merger agreement, unless the holders of less than a majority of the ProLogis common shares vote, in which case abstentions will have the effect of a vote against the proposal.

	• Assuming a quorum is present, the failure of a ProLogis shareholder to vote in person or by proxy will not affect the outcome of the ProLogis vote.	• The failure of a Catellus stockholder to vote in person or by proxy will also have the effect of a vote against the adoption of the merger agreement.

Shares Outstanding	As of the record date, there were ProLogis common shares outstanding and entitled to vote.	As of the record date, there were shares of Catellus common stock outstanding and entitled to vote.

A proxy card will be sent to each ProLogis shareholder and
Voting Procedures	Catellus stockholder of record. If submitted your proxy, clearly indic revoked your proxy, your shares wil have timely and properly submitted indicated your vote, your shares wi to approve the issuance of ProLogis the merger agreement, in the case o “FOR” the proposal to adopt the m Catellus stockholders.	you have timely and properly ated your vote and have not l be voted as indicated. If you your proxy but have not clearly ll be voted “FOR” the proposal common shares contemplated by f ProLogis shareholders, and erger agreement, in the case of

If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposals related to the merger will not be voted in favor of any adjournment or postponement of the meeting for the purpose of soliciting additional proxies.

Voting by ProLogis Shareholders

ProLogis shareholders may vote, or instruct the proxy holder how to vote, using any of the following methods:

• phone the toll-free number listed on your proxy card and follow the recorded instructions;	Voting by Catellus Stockholders

Catellus stockholders may vote, or instruct the proxy holder how to vote, using any of the following methods:

• phone the toll-free number listed on your proxy card and follow the recorded instructions;

ProLogis	Catellus

Voting Procedures — (continued)	• go to the internet website listed on your proxy card and follow the instructions provided;

• complete, sign and mail your proxy card in the postage-paid envelope; or

• attend the special meeting and vote in person.	• go to the internet website listed on your proxy card and follow the instructions provided;

• complete, sign and mail your proxy card in the postage-paid envelope; or

• attend the special meeting and vote in person.

Revocation or Change of Proxy

ProLogis shareholders may revoke or change their proxy at any time prior to its exercise by:

• giving written notice of revocation to the Secretary of ProLogis;

• appearing and voting in person at the ProLogis special meeting;

• phoning the toll-free number listed on your proxy card and following the recorded instructions (no later than 11:59 p.m., Eastern time, on           );

• going to the internet website listed on your proxy card and following the instructions provided (no later than 11:59 p.m., Eastern time, on           ); or

• properly completing and executing a later dated proxy and delivering it to the Secretary of ProLogis at or before the ProLogis special meeting.

Your presence, without voting at the meeting, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.	Revocation or Change of Proxy

Catellus stockholders may revoke or change their proxy at any time prior to its exercise by:

• giving written notice of revocation to the Secretary of Catellus;

• appearing and voting in person at the Catellus special meeting;

• phoning the toll-free number listed on your proxy card and following the recorded instructions (no later than 11:59 p.m., Eastern time, on           );

• going to the internet website listed on your proxy card and following the instructions provided (no later than 11:59 p.m., Eastern time, on           ); or

• properly completing and executing a later dated proxy and delivering it to the Secretary of Catellus at or before the Catellus special meeting.

Your presence, without voting at the meeting, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

	ProLogis	Catellus

Voting Procedures — (continued)	Validity

The independent inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. ProLogis’ board of trustees has the right to waive any irregularities or conditions as to the manner of voting. ProLogis may accept your proxy by any form of communication permitted by Maryland law so long as ProLogis is reasonably assured that the communication is authorized by you.	Validity

The independent inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. Catellus’ board of directors has the right to waive any irregularities or conditions as to the manner of voting. Catellus may accept your proxy by any form of communication permitted by Delaware law so long as Catellus is reasonably assured that the communication is authorized by you.

Solicitation of Proxies	The accompanying proxy is being solicited on behalf of ProLogis’ board of trustees. Each of ProLogis and Catellus will pay one-half of the expense of preparing, printing and mailing the proxy and materials used in the solicitation. Georgeson Shareholder Services has been retained by ProLogis and Catellus to aid in the solicitation of proxies from their respective shareholders for an aggregate fee of $25,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from ProLogis shareholders by personal interview, telephone and telegram by ProLogis trustees, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of ProLogis shares held by those persons, and ProLogis will reimburse them for any reasonable expenses that they incur.	The accompanying proxy is being solicited on behalf of Catellus’ board of directors. Each of ProLogis and Catellus will pay one-half of the expense of preparing, printing and mailing the proxy and materials used in the solicitation. Georgeson Shareholder Services has been retained by ProLogis and Catellus to aid in the solicitation of proxies from their respective shareholders for an aggregate fee of $25,000 and the reimbursement of out-of- pocket expenses. Proxies may also be solicited from Catellus stockholders by personal interview, telephone and telegram by Catellus directors, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Catellus shares held by those persons, and Catellus will reimburse them for any reasonable expenses that they incur.

	ProLogis	Catellus

Shares Held in Street Name	General

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your shares or when granting or revoking your proxy.
Absent specific instructions from you, your broker is NOT empowered to vote your shares, also known as “broker non-votes.”

Effect of Broker Non-Votes

Broker non-votes will be counted as present and represented at the ProLogis special meeting and will not affect the outcome of the vote regarding the issuance of ProLogis common shares contemplated by the merger agreement, assuming that the holders of at least a majority of the ProLogis common shares vote.	Effect of Broker Non-Votes

Broker non-votes will be counted as present and represented at the Catellus special meeting and will have the same effect as a vote against the adoption of the merger agreement.

Independent Registered Public Accounting Firm	KPMG LLP serves as ProLogis’ independent registered public accounting firm. Representatives of KPMG LLP plan to attend the ProLogis special meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the special meeting if they so desire, although it is not expected that any such statement will be made.	PricewaterhouseCoopers LLP serves as Catellus’ independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP plan to attend the Catellus special meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the special meeting if they so desire, although it is not expected that any such statement will be made.

THE MERGER
Background of the Merger
      In pursuing their strategies for enhancing shareholder value, each of ProLogis and Catellus have from time to time considered opportunities for acquisitions, joint ventures and other strategic alliances.
      During 2002, Catellus explored several strategic alternatives, including the conversion from a C-corporation to a REIT, the sale or merger of Catellus to or with a REIT and continued operations as a C-corporation. In connection with this strategic review, Catellus retained Morgan Stanley. In April 2002, Nelson C. Rising, Chairman of the Board and Chief Executive Officer of Catellus, met with K. Dane Brooksher, who was Chairman and Chief Executive Officer of ProLogis at the time, and discussed the possibility of a strategic transaction between the two companies.
      In late 2002, the chief executive officers of two REITs, including ProLogis, separately contacted Mr. Rising about possible strategic transactions between Catellus and their respective REITs. After the execution of confidentiality agreements, some preliminary discussions with the two REITs and the exchange of some confidential information, each of the two REITs in early 2003 advised Catellus that it had decided not to proceed further with discussions. In early 2003, Catellus’ board of directors instructed Catellus management to proceed with the REIT conversion. In March 2003, Catellus announced its intent to convert to a REIT focused on industrial property and to recycle capital from the sale of non-core assets. The REIT conversion was approved by Catellus stockholders on September 26, 2003 and was effective as of January 1, 2004.
      In early 2004, Mr. Rising was contacted on behalf of ProLogis by Banc of America Securities, ProLogis’ financial advisor in connection with the proposed merger, regarding a potential business combination between ProLogis and Catellus. Mr. Rising met with Mr. Brooksher, Irving F. Lyons, III, who was Vice Chairman and Chief Investment Officer of ProLogis at the time, and representatives of Banc of America Securities to discuss ProLogis’ interest in a possible business combination with Catellus. Subsequently, ProLogis and Catellus extended the confidentiality agreement that they had entered into in late 2002, and Catellus then provided additional confidential information to ProLogis. Mr. Rising updated Catellus’ board of directors on these developments at its meeting in May 2004.
      In the second quarter of 2004, Ted R. Antenucci, President of Catellus Commercial Development Corporation, and Timothy Beaudin, who was the Executive Vice President of Catellus at the time, were contacted by a third party that expressed an interest in acquiring Catellus. Catellus entered into a confidentiality agreement with this third party and provided certain confidential information to this third party. This third party did not indicate a price at the time.
      On May 18, 2004, ProLogis’ board of trustees received an update on the current status of discussions with Catellus.
      In June 2004, Catellus management met with ProLogis management to continue discussions regarding a possible business combination. At that time, ProLogis had indicated to Catellus its desire for a financial partner in the potential transaction and that it also required that certain assets of Catellus be sold prior to a transaction being consummated. ProLogis did not indicate a price at the time. Catellus also authorized Morgan Stanley to contact other parties that had previously expressed an interest in acquiring Catellus.
      On July 20-21, 2004, Catellus’ board of directors received an update on the current state of discussions between Morgan Stanley and the representatives of several parties that had expressed an interest in acquiring Catellus. Morgan Stanley also presented its views on real estate fundamentals and the capital markets environment, the valuation of Catellus and strategic alternatives available to Catellus. Representatives of Morgan Stanley discussed several alternative strategies for Catellus, including continuing with its operating plan as an independent company, an immediate exit of non-core operations and a sale or merger of Catellus with a public or private company. Catellus management also presented to Catellus’ board of directors an overview of a proposed sale of a substantial portion of the non-core assets to a third party in accordance with a long-term strategic plan to focus on Catellus’ core industrial assets.

Catellus management and representatives of Morgan Stanley also gave Catellus’ board of directors an update on discussions with parties with respect to possible strategic transactions.
      On August 6, 2004, Catellus’ board of directors approved the proposed sale of a substantial portion of the non-core assets to the third party.
      During August 2004, Morgan Stanley and Catellus management continued to have preliminary discussions with numerous parties, particularly with respect to valuation. During this time, Catellus communicated to ProLogis an outline of the approved sale of a substantial portion of the non-core assets to the third party. Morgan Stanley met with ProLogis and its advisors, and ProLogis expressed discomfort with the transaction described for the non-core assets as it did not create a complete separation of the non-core assets and would result in Catellus maintaining a retained interest in the non-core assets. None of these discussions resulted in serious negotiations or a bid for a transaction with Catellus.
      On August 10, 2004, ProLogis’ board of trustees received an update on the current status of discussions with Catellus.
      Preliminary discussions continued between ProLogis and Catellus management in September 2004. Jeffrey H. Schwartz, who is now the Chief Executive Officer of ProLogis, updated ProLogis’ board of trustees on these discussions at its meeting on September 23, 2004. On October 7, 2004, in a meeting between ProLogis and Catellus senior management and their financial advisors, ProLogis stated that it would be interested in acquiring Catellus’ income producing portfolio, but indicated that ProLogis would not be prepared to enter into a definitive agreement regarding the transaction or negotiate the material terms of the transaction without an equity partner.
      On October 12-13, 2004, Catellus’ board of directors received an update on the discussions that Morgan Stanley and Catellus management had conducted over the past several months with the parties that Catellus believed were interested in a possible strategic transaction. Representatives of Morgan Stanley also discussed the current real estate capital market conditions and valuation of Catellus in light of the current environment. The representatives of Morgan Stanley then summarized recent discussions with ProLogis in which ProLogis had expressed an interest in a possible transaction. It was noted, however, that based on its discussions with ProLogis, Catellus management believed that such a transaction probably would have required that Catellus dispose of certain assets prior to completion of the transaction, that ProLogis probably would have required an equity partner before it was willing to enter into a definitive agreement regarding the transaction, and that there was no likelihood of a significant premium to Catellus stockholders in the transaction.
      In October 2004, Catellus management ceased discussions with the parties, including with ProLogis, with respect to a possible strategic transaction because none of the parties had indicated a preliminary price that either Catellus management or Catellus’ board of directors believed worth pursuing.
      On November 11, 2004, Mr. Schwartz updated ProLogis’ board of trustees and informed the board that Catellus had ceased discussions.
      In November 2004, in accordance with its strategic plan to focus on industrial real estate, Catellus sold a substantial portion of its non-core assets to an affiliate of Farallon Capital Management.
      On December 1, 2004, Catellus’ board of directors continued to discuss Catellus’ long-term strategic plan to focus on its core industrial assets.
      On December 14, 2004, ProLogis’ board of trustees received a brief update from Mr. Schwartz regarding Catellus’ business, including that it had sold a substantial portion of its non-core assets. ProLogis’ board of trustees concurred with Mr. Schwartz’s view that ProLogis should continue to monitor developments in Catellus’ business and the possibility of a strategic transaction between the two companies.
      In February 2005, Catellus’ board of directors continued to discuss Catellus’ long-term strategic plan.
      In April 2005, Mr. Schwartz contacted Mr. Rising and Mr. Antenucci to discuss a potential business combination. On April 11, 2005, Mr. Schwartz and Mr. Antenucci met to discuss the general terms of a potential business combination. On April 26, 2005, Messrs. Schwartz, Rising, Antenucci and C. William

Hosler, Senior Vice President and Chief Financial Officer of Catellus, met again to discuss the general terms of a potential business combination. In these meetings, Mr. Schwartz indicated that ProLogis was interested in a combination with Catellus and that ProLogis planned on expanding its land development activities in the United States. Mr. Schwartz also indicated that (1) ProLogis was prepared to pay a premium to acquire Catellus, (2) Mr. Schwartz envisioned the consideration in the transaction would consist of approximately 70% ProLogis common shares and 30% cash and (3) it would be desirable from ProLogis’ perspective for Mr. Rising to join ProLogis’ board of trustees in connection with the transaction. Mr. Rising responded that he believed the premium would need to be significant for a combination to be of interest to Catellus’ board of directors and that a higher cash component would be desirable.
      Mr. Rising updated Catellus’ board of directors with respect to discussions with ProLogis at a Catellus board meeting on May 3-4, 2005. Catellus’ board of directors concurred with Mr. Rising’s view that Catellus management should continue the discussions with ProLogis. From May 4 to May 10, 2005, ProLogis and Catellus held numerous meetings and conference calls to discuss and coordinate the performance of financial and legal due diligence.
      On May 11, 2005, Messrs. Antenucci and Hosler and Michael Wenzell, Vice President of Corporate Strategic Initiatives of Catellus, met in Denver, Colorado with ProLogis management and representatives of Banc of America Securities and Morgan Stanley to discuss confidential financial information. ProLogis and Catellus also held numerous conference calls during the following week to discuss confidential financial information.
      On May 18, 2005, ProLogis’ board of trustees met and authorized ProLogis management to pursue a transaction with Catellus. On that same day, Mr. Schwartz delivered a letter to Mr. Rising containing a proposal for an acquisition of Catellus by ProLogis in which Catellus stockholders could elect to receive either 0.812 of a ProLogis common share or $32.85 in cash for each share of Catellus common stock (representing a total implied value of $32.85 per share of Catellus common stock based on the closing sales price of ProLogis common shares on May 17, 2005), with Catellus stockholder elections to be prorated to limit the aggregate consideration to 65% ProLogis common shares and 35% cash. The letter also proposed that the combined company’s board of trustees would consist of the 12 current ProLogis trustees, Mr. Rising and one other current Catellus director to be agreed upon by the parties.
      After discussions with Catellus management and its legal and financial advisors and an informal polling of several Catellus board members, Mr. Rising contacted Mr. Schwartz regarding the initial proposal and, as a result of those discussions, Mr. Schwartz advised Mr. Rising that ProLogis would increase its proposal to an implied value of $33.81 per share of Catellus common stock based on the closing sales price of ProLogis common shares on May 18, 2005, meaning that Catellus stockholders could elect to receive either 0.822 of a ProLogis common share or $33.81 in cash for each share of Catellus common stock they owned. Mr. Schwartz and Mr. Rising, other members of ProLogis and Catellus management and ProLogis’ and Catellus’ legal and financial advisors also held numerous discussions on May 18 and 19, 2005 regarding the amount of the termination fee that would be payable by Catellus if the merger agreement were terminated under certain circumstances involving a competing transaction, the circumstances under which a termination fee would be payable and the circumstances under which Catellus would be able to terminate the merger agreement to accept a superior competing proposal. On May 19, 2005, Mr. Schwartz delivered a revised letter to Mr. Rising reflecting the increased price and proposing a termination fee of $90 million.
      From May 19 to May 23, 2005, ProLogis and Catellus held numerous meetings and conference calls to discuss confidential financial information in connection with the performance of financial and legal due diligence.
      On May 23, 2005, Catellus’ board of directors held a telephonic meeting to discuss the revised proposal from ProLogis and to review information regarding the proposal prepared by Morgan Stanley. After receiving the Catellus board’s view that Catellus management should continue exploring a possible transaction with ProLogis, Catellus discussed with ProLogis the process and schedule for completing the due diligence of each of their businesses and the drafting and negotiation of a definitive merger agreement.

      Over the next two weeks, ProLogis and Catellus and their respective legal advisors held numerous meetings and conference calls to review and negotiate the terms of the merger agreement, including representations and warranties, closing conditions, the circumstances under which the termination fee would be payable and under what circumstances Catellus would be entitled to terminate the merger agreement to accept a superior competing proposal. During this period, the parties and their respective advisors also continued to perform financial and legal due diligence on each of their businesses.
      On May 27, 2005, at a meeting of Catellus’ board of directors attended by Catellus management, representatives of O’Melveny & Myers LLP and Morgan Stanley, Mr. Rising updated the full board on the status of discussions with ProLogis. Morgan Stanley also gave a presentation to Catellus’ board of directors summarizing the proposal from ProLogis, as well as a valuation analysis of Catellus. After a full discussion of the ProLogis proposal, the Morgan Stanley analysis, certain negotiation issues and other aspects of the proposed transaction, Catellus’ board of directors authorized Catellus management to continue discussions with ProLogis.
      On May 30, 2005, Catellus’ board of directors held a telephonic meeting to continue its deliberations regarding the proposed transaction with ProLogis. Catellus’ board of directors received an update from Mr. Rising regarding the status of the negotiations with ProLogis and the due diligence being conducted by both parties and their advisors. The board also continued its discussion from the May 27th board meeting regarding certain issues in the negotiations, as well as the overall merits of the ProLogis proposal. The independent directors also held an executive session to discuss the proposed transaction.
      From May 30 to June 5, 2005, the parties continued to negotiate the terms of the merger agreement and perform due diligence.
      On June 1, 2005, the compensation and benefits committee of Catellus’ board of directors met to discuss compensation issues arising out of the proposed transaction with ProLogis. The compensation and benefits committee received a presentation from representatives of Mercer Human Resource Consulting analyzing the cash cost to Catellus of its existing and proposed change in control arrangements. Mercer stated that the maximum cash cost to Catellus of these arrangements would be approximately $44 million, or less than 1.5% of the equity value of the proposed transaction. Mercer viewed this amount to be at the low end of the typical range in similar transactions. Mercer also reviewed with the compensation and benefits committee other compensation arrangements proposed in light of the transaction, consisting of change in control severance and retention plans and new or amended arrangements with certain executives due to their importance to the proposed transaction. Mercer stated its view that these arrangements were reasonable under the circumstances. After discussion, the compensation and benefits committee decided to recommend the proposed arrangements to Catellus’ full board of directors.
      On June 5, 2005, ProLogis’ board of trustees held a special meeting at which all of the ProLogis trustees, other than Mr. Teixeira, were present in person or by telephone. Also present in person or by telephone were members of ProLogis management and representatives of Banc of America Securities and Mayer, Brown, Rowe & Maw LLP. The special meeting was held in order for ProLogis’ board of trustees to consider and act upon the proposed transaction. At this meeting, ProLogis’ senior management reviewed with the board the financial and business terms of the proposed transaction and summarized for the board the results of their due diligence investigation of Catellus. Mayer, Brown, Rowe & Maw LLP discussed the board’s fiduciary duties in considering the proposed transaction and explained the material terms of the proposed merger agreement, including closing conditions, termination rights and provisions regarding termination fees. Also at that meeting, Banc of America Securities reviewed with ProLogis’ board of trustees its financial analysis of the merger consideration and delivered to ProLogis’ board of trustees its oral opinion, which was confirmed by delivery of a written opinion dated June 5, 2005, to the effect that, based on and subject to the various assumptions and limitations described in its opinion, the merger consideration to be paid by ProLogis pursuant to the merger agreement was fair, from a financial point of view, to ProLogis.
      After discussion among ProLogis’ board of trustees concerning, among other things, the matters described below under “— Recommendation of ProLogis’ Board of Trustees and ProLogis’ Reasons for the

Merger,” by unanimous vote of those present at the special meeting, ProLogis’ board of trustees concluded that the proposed merger agreement and the merger were advisable and in the best interests of ProLogis and its shareholders and approved the merger agreement and the merger on the terms discussed at the meeting. ProLogis’ board of trustees also resolved to recommend that ProLogis shareholders approve the issuance of ProLogis common shares contemplated by the merger agreement and authorized ProLogis management to execute and deliver the merger agreement and the agreements contemplated thereby. ProLogis notified Catellus that its board had approved the transaction shortly after the conclusion of the special meeting.
      In an afternoon session on June 5, 2005, Catellus’ board of directors met in person to consider the terms of the proposed merger and merger agreement. Also participating in the meeting were members of Catellus management and representatives of Morgan Stanley, O’Melveny & Myers LLP, PricewaterhouseCoopers LLP and Mercer Human Resource Consulting. Morgan Stanley presented its views on the valuation of Catellus, ProLogis and the combined company. Catellus management, PricewaterhouseCoopers and O’Melveny & Myers then summarized for the board the results of their due diligence investigation of ProLogis. Representatives of O’Melveny & Myers also reviewed the fiduciary duties of the board in light of the proposed transaction and summarized the material terms of the merger agreement, including closing conditions, non-solicitation and fiduciary out provisions, as well as termination rights and termination fees, and answered questions from the Catellus directors regarding various aspects of the merger agreement. At the meeting, Morgan Stanley provided its oral opinion (which was subsequently confirmed in writing) to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken as set forth in its opinion, the consideration to be received by holders of shares of Catellus common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Mercer representatives also reviewed with Catellus’ board of directors the various compensation arrangements proposed to be entered into in connection with the transaction and stated its view that such arrangements were reasonable. The Catellus directors then met separately and, following discussion and consideration of the proposed merger, Catellus’ board of directors, by unanimous vote, approved the merger agreement and the merger. Catellus’ board of directors also resolved to recommend that Catellus stockholders adopt the merger agreement and authorized Catellus management to execute and deliver the merger agreement and the agreements contemplated thereby. Catellus’ board of directors also approved the various compensation arrangements recommended by the compensation and benefits committee.
      Following Catellus’ board meeting on June 5, 2005, ProLogis, Palmtree Acquisition Corporation and Catellus executed the merger agreement.
      On the morning of June 6, 2005 before the opening of the New York Stock Exchange, ProLogis and Catellus issued a joint press release announcing the execution of the merger agreement.

Recommendation of ProLogis’ Board of Trustees and ProLogis’ Reasons for the Merger
      Recommendation of ProLogis’ Board of Trustees. ProLogis’ Board of Trustees has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and in the best interests of ProLogis and its shareholders. One ProLogis trustee was not present at the board meeting at which the merger agreement was approved but has stated that he fully supports the other trustees’ actions in approving the merger agreement. ProLogis’ board of trustees unanimously recommends that ProLogis shareholders vote “FOR” approval of the issuance of ProLogis common shares contemplated by the merger agreement.
      ProLogis’ Reasons for the Merger. The merger is part of ProLogis’ overall business strategy for growth through the acquisition and development of new properties and through strategic mergers and acquisitions. In reaching its decision to approve the merger agreement, ProLogis’ board of trustees consulted with ProLogis’ management, as well as its legal and financial advisors, and considered a number of factors, including the following principal positive factors (the order does not reflect the relative significance):

•	Larger Size. The combined company will have an estimated total market capitalization of $18 billion and is expected to be the sixth largest REIT overall by enterprise value (not including residential mortgage REITs) and about three times the size of the next-largest industrial REIT (as measured by square footage). The combined company will have total assets owned and under management in excess of $21 billion, representing over 350 million square feet. As a result of the larger size:

•	the combined company is expected to have greater operating and financial flexibility and better access to capital markets;

•	the combined company should be better positioned for future growth through development, fund contributions, management fees and free cash flow; and

•	the combined company should be able to consider future transactions that would not otherwise be possible.

•	Enhanced North American Property Portfolio in Key Markets. Catellus’ property portfolio includes a significant number of high quality bulk distribution assets that will increase ProLogis’ presence in the top six distribution markets in the United States (Northern California, Southern California, Chicago, Northern New Jersey, Dallas and Atlanta). Approximately 82% of Catellus’ industrial properties are located in those six markets, as compared to approximately 39% of ProLogis’ North American portfolio. After the merger, approximately 45% of the combined company’s North American industrial portfolio square footage will be located in those six markets.

•	Increased Development Property Base and Capabilities. Catellus owns a significant number of development properties, including land positions that would support approximately 29 million buildable square feet in the United States. ProLogis believes that many of these properties are, or will be, good candidates for future delivery to property funds managed by the combined company. ProLogis also believes that the Catellus employees who are expected to continue with the combined company, including Ted R. Antenucci (currently the President of Catellus Commercial Development Corporation), will deepen and enhance ProLogis’ development capabilities.

•	Improved Overall Property Portfolio Age. As of December 31, 2004, the average age of Catellus’ industrial property portfolio was 7.2 years, with approximately 73% of its industrial properties having been built since 1995. ProLogis’ current wholly owned industrial property portfolio in North America has an average age of over 21 years. The disposition of $200 million to $400 million of ProLogis’ older, less strategic assets and the addition of Catellus’ newer industrial properties is consistent with ProLogis’ strategy to upgrade the quality of its property portfolio.

•	Deeper Customer Relationships. ProLogis believes that the merger will deepen its relationships with large, repeat multi-national customers. There is a significant overlap between Catellus’ existing customer base and ProLogis’ existing customer base, including eight of Catellus’ top ten customers (based on revenue generated by Catellus in 2004). ProLogis expects that this will provide the combined company with additional development demand and leasing opportunities.

•	Per Share Accretion. ProLogis expects that the merger will be accretive to its per share funds from operations (FFO) beginning in 2006. ProLogis believes that this accretion will primarily be due to general and administrative cost savings from the merger and the positive impact of integrating Catellus’ development operations into ProLogis’ property fund management business. ProLogis anticipates that significant cost savings will be realized from the merger, primarily from reductions of employee-related costs for asset management and corporate headcount. ProLogis estimates that cost savings achieved from the merger will be between $35 million and $39 million on a full-year basis following completion of the integration.

•	Exchange Ratio; Cash Consideration. ProLogis believes that the 0.822 exchange ratio for the portion of the merger consideration that will be paid in ProLogis common shares and the $33.81 per share in cash, without interest, for the cash portion of the merger consideration represent a fair valuation of Catellus from ProLogis’ perspective. ProLogis also believes it is beneficial that both the exchange ratio and the per share cash consideration are fixed and that neither will fluctuate as a result of changes in the price of ProLogis common shares or Catellus common stock.

•	Opinion of Financial Advisor. ProLogis’ board of trustees also considered the financial presentation of Banc of America Securities, including its opinion, dated June 5, 2005, as to the fairness, from a financial point of view and as of the date of the opinion, to ProLogis of the merger consideration to be paid by ProLogis pursuant to the merger agreement, as more fully described elsewhere in this document.
      ProLogis’ board of trustees recognized that there are risks associated with the merger and the merger agreement, including the following risks (the order does not reflect the relative significance):

•	Integration Risks. The operations, technologies and personnel of the two companies may not be successfully integrated. The merger will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management’s attention. The combined company may also experience operational interruptions or the loss of key employees or customers.

•	Tax Considerations Related to Catellus’ Prior Years’ Returns. Catellus is subject to pending audits by the IRS and the California Franchise Tax Board of its 1999 through 2002 income tax returns, including certain of its subsidiaries and partnerships. The unaudited pro forma condensed consolidated balance sheet included in this document reflects a liability that is ProLogis’ management’s best estimate of the liabilities that may arise from these audits. Any tax liability will be assumed by ProLogis in the merger, and ProLogis may need to increase or decrease the amount of the pro forma tax liability after the completion of the merger due to changes in circumstances. The audits may result in an adjustment in which the actual liabilities or settlement costs, including interest and potential penalties, may prove to be more than the liability reflected in the unaudited pro forma condensed consolidated balance sheet. If the actual amount proves to be more than the reflected liability, then ProLogis will be required to make payments in an amount in excess of the reflected liability. ProLogis will also need to increase the pro forma liability by an accrual of interest after the completion of the merger. Any change in the liability after the merger (other than accrued interest) will be reflected in goodwill.

•	Tax Considerations Related to Catellus’ Recent Conversion to a REIT. Palmtree Acquisition Corporation, as the surviving corporation of the merger, will be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on any gain recognized within ten years of Catellus’ conversion to a REIT from a sale of any assets that Catellus held at the effective time of its election to be a REIT, but only to the extent of the built-in-gain based on the fair market value of those assets on the effective date of the REIT election (which was January 1, 2004). ProLogis does not currently expect to dispose of any of those assets during that ten-year period if such a disposition would result in the imposition of a material tax liability unless ProLogis can elect a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require ProLogis to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales. Further, ProLogis’ plans may change, and, if such plans do change or if a purchase option is exercised, ProLogis may not be successful in structuring a tax-deferred exchange.

•	Uncertainty as to Accretion. The combined company may not realize the accretion to per share FFO that ProLogis expects from the merger. It is possible that the merger may be dilutive to per share FFO or one or more other measures of the combined company’s financial performance in the future. Future events that could reduce or eliminate such accretion or cause such dilution include adverse changes in:

•	the expected costs of the merger and the expected costs of integrating Catellus’ business with ProLogis’ business;

•	the combined company’s ability to contribute, and the timing of contribution of, certain of Catellus’ development properties into property funds managed by the combined company and recognition of the gains related to those contributions;

•	the combined company’s ability to achieve anticipated cost savings from the merger;

•	the pending IRS and California Franchise Tax Board audits of Catellus’ prior years’ tax returns or the resolution or settlement of any issues that may arise from those audits;

•	competitive conditions;

•	environmental remediation costs and compliance expenses related to the combined company’s properties;

•	costs to develop existing and future properties; and

•	general economic conditions and their effect on the REIT industry, including the combined company.

•	Expenses of the Merger. ProLogis and Catellus are expected to incur one-time, pre-tax closing costs of approximately $50.8 million in connection with the merger and one-time pre-tax expenses of approximately $39.2 million related to change in control provisions triggered by the merger and severance expenses related to headcount reductions after the merger is completed. ProLogis also expects to incur one-time, pre-tax cash and non-cash costs related to the integration of ProLogis and Catellus, which cannot be estimated at this time. The combined company may incur additional unanticipated costs and expenses in connection with the merger.

•	Possible Repayment/ Refinancing of Catellus’ Existing Debt. Completion of the merger could trigger a mandatory prepayment (including a penalty in some cases) of approximately $542 million of Catellus’ existing debt unless appropriate lender consents or waivers are received. If those consents and waivers cannot be obtained prior to completion of the merger, Catellus’ existing debt might need to be repaid and/or refinanced. This may result in higher-than-anticipated transaction expenses to ProLogis.

•	Fixed Merger Consideration. The exchange ratio and the per share cash consideration in the merger are fixed and will not fluctuate as a result of changes in the price of ProLogis common shares or Catellus common stock. While ProLogis believes that the merger consideration represents a fair valuation of Catellus from ProLogis’ perspective and that the fixed nature of the merger consideration is beneficial, it is possible that changes in the price of ProLogis common shares and/or Catellus common stock could cause the premium being paid by ProLogis to acquire Catellus to increase.

•	Investors’ and Analysts’ View of the Merger. The merger might be viewed negatively by investors or analysts. This could adversely affect the market price of ProLogis common shares before the merger or the combined company’s share price after the merger.

•	Non-Industrial Assets. Catellus owns and leases non-industrial assets, such as office, hotel, residential and retail properties, that ProLogis does not have significant experience owning and operating. If ProLogis fails to successfully operate these non-industrial assets, the market price of ProLogis common shares may decline. In addition, if ProLogis determines to sell these non-industrial assets over time, it may not be successful in doing so or may not do so at attractive prices, which could also adversely affect the market price of ProLogis common shares.

•	Closing Conditions May Not Be Satisfied. The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement or other reasons. Neither ProLogis nor Catellus is obligated to complete the merger unless the conditions in the merger agreement are satisfied or, in some cases, waived.

•	Other Risks. ProLogis’ board of trustees also considered the other factors described in the section of this document entitled “Risk Factors.”
      The above discussion of the factors considered by ProLogis’ board of trustees is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by ProLogis’ board of trustees. ProLogis’ board of trustees approved the merger agreement and the merger and recommended approval by ProLogis’ shareholders of the issuance of ProLogis common shares contemplated by the merger agreement in light of the various factors described above and other factors that each member of the ProLogis board felt were appropriate.
      In view of the wide variety of factors considered by ProLogis’ board of trustees in connection with its evaluation of the merger and the complexity of these matters, ProLogis’ board of trustees did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, ProLogis’ board of trustees made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.
Recommendation of Catellus’ Board of Directors and Catellus’ Reasons for the Merger
      Recommendation of Catellus’ Board of Directors. Catellus’ board of directors has approved the merger agreement and the merger and declared that the merger agreement and the merger are advisable and fair to, and in the best interests of, Catellus and its stockholders. Catellus’ board of directors unanimously recommends that Catellus stockholders vote “FOR” the adoption of the merger agreement.
      In determining whether to vote “FOR” the adoption of the merger agreement, Catellus stockholders should be aware that some members of Catellus’ board of directors, as well as some Catellus executive officers, have or may have interests in the merger that may differ from, or are in addition to, the interests of Catellus stockholders generally. See the section in this document entitled “The Merger — Interests of Catellus’ Executive Officers and Directors in the Merger.”
      Catellus’ Reasons for the Merger. In determining whether to approve the merger agreement, Catellus’ board of directors considered a variety of factors that might impact the long-term as well as short-term interests of Catellus and its stockholders. As part of its deliberations, Catellus’ board of directors took into consideration the support of the merger by Catellus senior management and considered the historical, recent and prospective financial condition, results of operations, property holdings, share price, capitalization, and operating, strategic and financial risks of Catellus and ProLogis, considered separately for each entity and on a combined basis for the combined company. Catellus’ board of directors also considered the respective lines of business and personnel of the two companies.
      In making the determination described above, Catellus’ board of directors consulted with Catellus’ legal advisors, accountants and financial advisors. Catellus’ board of directors considered a number of factors, including the following principal positive factors (the order does not reflect the relative significance):

•	the premium, which is approximately 16.1% based on the closing sales price per share of Catellus common stock on June 3, 2005 (the last full trading day before the proposed merger was announced), that Catellus stockholders would receive for their shares of Catellus common stock in the merger;

•	the Catellus board of directors’ belief that the combination of Catellus and ProLogis allows Catellus stockholders to participate in a stronger combined company based on the anticipated greater operational and financial flexibility of the combined company;

•	the expected increase in dividends to Catellus stockholders who receive ProLogis common shares, which based on the current dividend rate of each company would be about 13% per share per year;

•	the right of Catellus stockholders to elect merger consideration in the form of ProLogis common shares or cash, subject to the restriction that no more than $1.255 billion (or approximately 35%) of the Catellus common stock will be exchanged for cash;

•	the Catellus board of directors’ belief that the combined company will have greater access to capital than Catellus currently has in view of:

•	ProLogis’ demonstrated access to the public preferred and common equity capital markets, as well as global private capital markets through its property funds;

•	ProLogis’ investment grade credit ratings (BBB+/ Baa1) and strong borrowing capacity; and

•	the fact that ProLogis has a larger credit facility than Catellus;

•	the geographic and tenant diversification and customer and other synergies that are expected by combining the two companies, as well as the additional revenue opportunities afforded by ProLogis’ fund model;

•	the expectation that the combined company will offer the world’s largest networks of distribution facilities and services, resulting in the opportunity to deepen relationships with multinational customers;

•	the Catellus board of directors’ familiarity with Catellus’ business and industry, and its belief, after consultation with its financial advisor, that it was unlikely that another party would have the ability to meet or exceed the economic and other terms being offered by ProLogis;

•	the increased liquidity resulting from ProLogis having significantly larger trading volumes than Catellus and the larger, more diverse stockholder base of the combined company;

•	other terms of the merger agreement, including:

•	Catellus’ board of directors has the right to respond to, and engage in discussions or negotiations regarding, unsolicited third party proposals for competing transactions under specified circumstances if the Catellus board concludes in good faith that the proposal is reasonably likely to result in a superior competing transaction;

•	as a condition to closing, the merger must qualify as a tax-free reorganization under the Internal Revenue Code with respect to holders of shares of Catellus common stock (see the section of this document entitled “Material U.S. Federal Income Tax Considerations”);

•	the fact that the completion of the merger is not conditioned on ProLogis’ obtaining third party consents or financing; and

•	the requirement for ProLogis to pay termination expenses to Catellus of $20 million if the merger agreement is terminated because of a breach by ProLogis or if the required ProLogis shareholder approval is not obtained;

•	the fact that ProLogis agreed to appoint Nelson C. Rising and one other member of Catellus’ board of directors to ProLogis’ board of trustees;

•	the opinion of Morgan Stanley that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken as set forth in its opinion, the consideration to be received by holders of Catellus common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the results of the due diligence review of, among other things, ProLogis’ business and operations, financial condition and management practices and procedures, conducted on behalf of Catellus’

board of directors by Catellus’ financial, accounting and legal advisors, as well as senior management; and

•	the compensation and severance arrangements proposed to be entered into in connection with the merger were viewed as reasonable and at the low end of the typical cost range by Mercer Human Resource Consulting.

      Catellus’ board of directors also considered the following potentially negative factors, among others, in determining whether to approve the merger agreement and the merger (the order does not reflect the relative significance):

•	a significant portion of the consideration to be received by Catellus stockholders will be in the form of ProLogis common shares at a conversion rate that does not adjust to account for fluctuations in the market price of ProLogis common shares between signing and closing;

•	the potential negative effect on Catellus’ ability to retain key employees as a result of the public announcement of the merger or, possibly, the termination of the merger agreement;

•	the risk that the anticipated strategic and financial benefits of the merger may not be realized;

•	the potential for significant loss of value by Catellus stockholders, as well as the potential negative impact upon the operations and prospects of an independent Catellus, in the event that the merger is not completed, resulting from, among other things:

•	the significant costs and substantial management time and effort to effectuate the merger;

•	the requirement for Catellus to pay a termination fee of $90 million to ProLogis under certain specified circumstances; and

•	the requirement for Catellus to pay termination expenses to ProLogis of $8 million if, among other circumstances, the merger agreement is terminated because of a breach by Catellus or if the required Catellus stockholder approval is not obtained; and

•	the potential benefits to some of Catellus’ directors and executive officers, including severance payments and acceleration of vesting of stock options, restricted stock and restricted stock units (see the section of this document entitled “The Merger — Interests of Catellus’ Executive Officers and Directors in the Merger”).
      The above discussion of the factors considered by Catellus’ board of directors is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by Catellus’ board of directors. Catellus’ board of directors unanimously approved the merger agreement and the merger and recommended the adoption of the merger agreement by Catellus stockholders in light of the various factors described above and other factors that each member of the Catellus board felt were appropriate.
      In view of the wide variety of factors considered by Catellus’ board of directors in connection with its evaluation of the merger and the complexity of these matters, Catellus’ board of directors did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Catellus’ board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
Opinions of Financial Advisors

Opinion of Banc of America Securities LLC — Financial Advisor to ProLogis
      ProLogis retained Banc of America Securities as its financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ProLogis selected Banc of America Securities to act as its financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the REIT sector and investment community and its familiarity with ProLogis and its business.
      On June 5, 2005, at a meeting of ProLogis’ board of trustees held to evaluate the merger, Banc of America Securities delivered to ProLogis’ board of trustees an oral opinion, which was confirmed by delivery of a written opinion dated June 5, 2005, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the merger consideration to be paid by ProLogis pursuant to the merger agreement was fair, from a financial point of view, to ProLogis.
      The full text of Banc of America Securities’ written opinion to ProLogis’ board of trustees, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference in its entirety into this document. ProLogis shareholders are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to ProLogis’ board of trustees for the benefit and use of ProLogis’ board of trustees in connection with and for purposes of its evaluation of the merger consideration to be paid by ProLogis pursuant to the merger agreement. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote at the special meeting.
      For purposes of its opinion, Banc of America Securities:

•	reviewed publicly available financial statements and other business and financial information of ProLogis and Catellus, respectively;

•	reviewed internal financial statements and other financial and operating data concerning ProLogis and Catellus, respectively;

•	reviewed financial forecasts relating to ProLogis and Catellus provided to or discussed with Banc of America Securities by the managements of ProLogis and Catellus, respectively;

•	reviewed and discussed with ProLogis’ senior executives information relating to cost savings and strategic, financial and operational benefits anticipated by ProLogis’ management to result from the merger;

•	discussed with ProLogis’ senior executives the past and current operations and financial condition of ProLogis and Catellus and their prospects, and discussed with Catellus’ senior executives the past and current operations, financial condition and prospects of Catellus;

•	reviewed the potential pro forma financial impact of the merger on ProLogis’ funds from operations per share and financial ratios;

•	reviewed the reported prices and trading activity for ProLogis common shares and Catellus common stock;

•	compared the financial performance of ProLogis and Catellus and the prices and trading activity of ProLogis common shares and Catellus common stock with each other and with that of certain other publicly traded companies which Banc of America Securities deemed relevant;

•	compared financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions which Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of ProLogis, Catellus and their respective advisors;

•	reviewed the merger agreement; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.
      Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. Banc of America Securities also assumed, at ProLogis’ direction, that the financial forecasts relating to ProLogis provided to or discussed with Banc of America Securities by ProLogis’ management, including information relating to cost savings and strategic, financial and operational benefits anticipated by ProLogis’ management to result from the merger, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of ProLogis’ management as to ProLogis’ future financial performance and the other matters covered by such forecasts. Banc of America Securities further assumed, upon Catellus’ advice and at ProLogis’ direction, that the financial forecasts relating to Catellus provided to or discussed with Banc of America Securities by Catellus’ management were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Catellus’ management as to Catellus’ future financial performance. Banc of America Securities relied, at ProLogis’ direction, on the assessments of ProLogis’ management as to ProLogis’ ability to achieve the cost savings and strategic, financial and operational benefits anticipated by ProLogis’ management to result from the merger, and Banc of America Securities assumed, at ProLogis’ direction, that such cost savings and strategic, financial and operational benefits would be realized in the amounts and at the times projected. In addition, Banc of America Securities assumed, with ProLogis’ consent, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and that the merger would be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions contained in the merger agreement and without any waivers. Banc of America Securities was advised by the managements of ProLogis and Catellus that each of ProLogis and Catellus has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT, and Banc of America Securities further assumed, with ProLogis’ consent, that the merger would not adversely affect the status or operations of ProLogis or Catellus as a REIT.
      Banc of America Securities did not make any independent valuation or appraisal of ProLogis’ assets or liabilities (tax, contingent or otherwise), and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities expressed no view or opinion as to any terms or aspects of the transactions contemplated by the merger agreement other than the merger consideration to the extent expressly specified in its opinion, including the form or structure of the merger or any election, proration or allocation procedures contained in the merger agreement. In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to ProLogis or in which ProLogis might engage or as to whether any transaction might be more favorable to ProLogis as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of ProLogis’ board of trustees to proceed with or effect the merger. Banc of America Securities expressed no opinion as to what the value of ProLogis common shares would be when issued in the merger or the prices at which ProLogis common shares or Catellus common stock would trade at any time. Except as described above, ProLogis imposed no limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.
      Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.
      The following represents a summary of the material financial analyses presented by Banc of America Securities to ProLogis’ board of trustees in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. For purposes of the analyses summarized below, the implied blended per share value of the merger consideration was calculated based on ProLogis’ closing share price on June 2, 2005 of $41.32, assuming the issuance of approximately 56.9 million ProLogis common shares and the payment of approximately $1.3 billion in aggregate cash consideration in the merger. For purposes of calculating implied per share equity reference ranges for Catellus in the “Analysis of Selected Publicly Traded Companies” and “Analysis of Selected Precedent Transactions,” and to derive funds from operations, or FFO, multiples for Catellus in the “Trading Multiples Analysis,” each as described below, Banc of America Securities utilized an estimated value for Catellus’ non-income producing assets and excess land of $2.08 per share, which was the midpoint of the range of values for these assets calculated by Banc of America Securities based on, in the case of excess land, book values as reflected on Catellus’ balance sheet as of March 31, 2005 (adjusted by applying a premium of 10% to 25% to such book values and assuming an excess land inventory percentage of between 20% and 30%) and, in the case of other non-income producing assets of Catellus, guidance from ProLogis’ and Catellus’ managements.

Catellus Analyses
      Net Asset Valuation Analysis. Banc of America Securities performed a net asset valuation of Catellus based on a valuation of Catellus’ income producing properties by asset type on a portfolio basis and a valuation of Catellus’ other assets and liabilities on Catellus’ March 31, 2005 balance sheet based on guidance from ProLogis’ and Catellus’ managements. The estimated value of Catellus’ income-producing properties was generally calculated by applying a range of weighted average capitalization rates of 5.9% to 6.4% to Catellus’ estimated annualized first quarter 2005 net operating income for such properties. Estimated financial data for Catellus’ income-producing properties were based on internal estimates provided to or discussed with Banc of America Securities by Catellus’ management. Other asset values were based on, in the case of certain development assets and core land, book values as reflected on Catellus’ balance sheet as of March 31, 2005 (adjusted by applying a premium of 10% to 25% to such book values) and, in the case of other assets, guidance from ProLogis’ and Catellus’ managements. This analysis indicated the following implied per share equity reference range for Catellus, as compared to the implied blended per share value of the merger consideration:

Implied Per Share	Implied Blended Per Share
Equity Reference Range for Catellus	Value of Merger Consideration

$30.98 - $34.28	$33.91
      Analysis of Selected Publicly Traded Companies. Banc of America Securities reviewed publicly available financial and stock market information for the following seven selected REITs:

•	CenterPoint Properties Trust;

•	AMB Property Corporation;

•	EastGroup Properties, Inc.;

•	Liberty Property Trust;

•	Duke Realty Corporation;

•	First Industrial Realty Trust, Inc.; and

•	ProLogis.
      Using publicly available information, Banc of America Securities reviewed, among other things, closing stock prices on June 2, 2005 as a multiple of calendar years 2005 and 2006 estimated FFO per share. Estimated FFO per share for the selected REITs was based on First Call consensus estimates. Banc of America Securities then applied a range of selected calendar years 2005 and 2006 estimated FFO multiples derived from the selected REITs to corresponding data of Catellus. Estimated financial data for Catellus were based on internal estimates provided to or discussed with Banc of America Securities by Catellus’ management. This analysis indicated the following implied per share equity reference ranges for Catellus (inclusive of the estimated per share value of Catellus’ non-income producing assets and excess land of $2.08), as compared to the implied blended per share value of the merger consideration:

Implied Per Share Equity Reference Ranges
for Catellus Based on:
		Implied Blended Per Share
2005E FFO	2006E FFO	Value of Merger Consideration

$27.81 - $29.47	$27.60 - $29.36	$33.91
      No company or business used in this analysis is identical to Catellus or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Catellus was compared.
      Analysis of Selected Precedent Transactions. Banc of America Securities reviewed financial information relating to the following three selected transactions in the non-industrial REIT sector and five selected transactions in the industrial/office REIT sector:

Selected Non-Industrial REIT Transactions

Announcement Date	Acquiror	Target

10/4/04	Camden Property Trust	Summit Properties Inc.
8/20/04	General Growth Properties, Inc.	Rouse Co.
6/21/04	Simon Property Group, Inc.	Chelsea Property Group, Inc.

Selected Industrial/Office REIT Transactions

Announcement Date	Acquiror	Target

5/3/04	ProLogis	Keystone Property Trust
10/28/01	CalWest Industrial	Cabot Industrial
2/23/01	Equity Office Properties	Spieker Properties, Inc.
3/1/99	Duke Realty Investments Inc.	Weeks Corporation
11/17/98	ProLogis Trust	Meridian Industrial Trust, Inc.
      Using publicly available information, Banc of America Securities calculated equity values as a multiple of latest 12 months FFO. Banc of America Securities then applied a range of selected latest 12 months FFO multiples derived from the selected transactions to corresponding data for Catellus, focusing primarily on the selected non-industrial REIT transactions and the ProLogis/ Keystone Property Trust transaction given that they were the most recent REIT transactions and more reflective of current market conditions for REITs. Estimated financial data for the selected transactions were based on public filings and other publicly available information. Estimated financial data for Catellus were based on internal estimates provided to or discussed with Banc of America Securities by Catellus’ management. This analysis indicated the following implied per share equity reference range for Catellus (inclusive of the estimated per share value of Catellus’ non-income producing assets and excess land of $2.08), as compared to the implied blended per share value of the merger consideration:

Implied Per Share Equity Reference Range for	Implied Blended Per Share
Catellus Based on Latest 12 Months FFO	Value of Merger Consideration

$24.58 - $33.58	$33.91
      No company, transaction or business used in this analysis is identical to Catellus or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Catellus and the merger were compared.
      Discounted Cash Flow Analysis. Banc of America Securities performed a discounted cash flow analysis in which it calculated the estimated present value of the projected unlevered free cash flows that Catellus was expected to generate during the second half of fiscal year 2005 through fiscal year 2009 and the terminal value of Catellus at the end of such period. The terminal value range for Catellus was calculated based on Catellus’ fiscal year 2010 estimated net operating income, less non-cash income, plus management and development fees and equity in joint venture earnings, and a range of capitalization rates from 6.0% to 7.0%, plus the estimated terminal value of core land. Estimated financial data for Catellus were based on internal estimates provided to or discussed with Banc of America Securities by Catellus’ management. Cash flows and terminal values were discounted to present value as of June 30, 2005 using discount rates ranging from 7.5% to 8.5%. This analysis indicated the following implied per share equity reference range for Catellus, as compared to the implied blended per share value of the merger consideration:

Implied Per Share	Implied Blended Per Share
Equity Reference Range for Catellus	Value of Merger Consideration

$28.85 - $36.39	$33.91
      Premiums Paid Analysis. Banc of America Securities reviewed the premiums paid in 44 selected REIT transactions announced since January 1, 1998, including 22 all cash transactions, 14 all stock transactions and eight transactions utilizing mixed consideration. Banc of America Securities reviewed the purchase prices paid in the selected transactions relative to the target companies’ closing stock prices one day, and the average of the target companies’ closing stock prices for the two weeks, prior to public announcement of the transaction. Banc of America Securities then compared the median premiums implied over these periods for each type of selected transaction with the premiums implied in the merger by the implied blended per share value of the merger consideration relative to the closing price of Catellus common stock one day, and the average of the closing prices of Catellus common stock for the two weeks, prior to June 2, 2005. This analysis yielded the following median premiums paid in the selected transactions, as compared to the implied premiums paid in the merger:

				Premiums Implied in
				Merger Based on
	Median Premiums Paid in Selected			Implied Blended Per
	Transactions			Share Value of
				Merger
Specified Period:	All Cash	All Stock	Mixed Consideration	Consideration

One day	13.3%	10.1%	12.5%	15.5%
Two-week average	16.0%	9.2%	12.9%	16.1%
      No company, transaction or business used in this analysis is identical to Catellus or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions to which Catellus and the merger were compared.

ProLogis Analysis
      Trading Multiples Analysis. Banc of America Securities reviewed publicly available financial and stock market information for ProLogis and the following seven selected REITs:

•	CenterPoint Properties Trust;

•	AMB Property Corporation;

•	EastGroup Properties, Inc.;

•	Liberty Property Trust;

•	Duke Realty Corporation;

•	First Industrial Realty Trust, Inc.; and

•	Catellus.
      Using publicly available information, Banc of America Securities reviewed, among other things, closing stock prices on June 2, 2005 as a multiple of calendar years 2005 and 2006 estimated FFO. Estimated FFO per share for the selected REITs and ProLogis was based on First Call consensus estimates. Multiples for Catellus were derived both before and after deducting the estimated per share value of Catellus’ non-income producing assets and excess land of $2.08 from Catellus’ closing stock price on June 2, 2005. This analysis indicated the following high and low implied FFO multiples for the selected REITs, as compared to corresponding multiples for ProLogis based on the closing price of ProLogis common shares on June 2, 2005:

Implied
Multiples for
Selected
Companies
Implied Multiples
Closing Share Price as Multiple of:	High	Low	for Prologis

2005E FFO	18.1x	11.2x	16.1x
2006E FFO	16.6x	10.7x	14.3x
      No company or business used in this analysis is identical to ProLogis or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which ProLogis was compared.

Historical Exchange Ratio Analysis
      Banc of America Securities reviewed the historical ratio of the daily closing prices of Catellus common stock to the daily closing prices of ProLogis common shares on June 2, 2005 and for the six-month and one-year periods preceding June 2, 2005. This analysis indicated the following implied exchange ratios for these specified periods, as compared to the exchange ratio provided for in the merger of 0.822 of a ProLogis common share, and the corresponding premiums implied by the exchange ratio provided for in the merger:

		Premium Implied by 0.822
Specified Period:	Exchange Ratio	Merger Exchange Ratio

June 2, 2005	0.711	15.7%
Six-month average	0.714	15.1%
One-year average	0.736	11.6%
One-year high	0.798	3.0%
One-year low	0.689	19.3%

Pro Forma Merger Accretion/ Dilution Analysis
      Banc of America Securities analyzed the potential pro forma effect of the merger on ProLogis’ estimated FFO for fiscal years 2006 and 2007 based on financial forecasts and estimates provided to or discussed with Banc of America Securities by the managements of ProLogis and Catellus after giving effect to cost savings and strategic, financial and operational benefits anticipated by ProLogis’ management to result from the merger. Based on the implied blended per share value of the merger consideration, this analysis indicated that the merger could be accretive to ProLogis’ estimated FFO for fiscal years 2006 and 2007. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors
      In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including:

•	the annual general and administrative savings estimated by the managements of ProLogis and Catellus to be realized from the merger and the estimated per share value range attributable to such savings;

•	historical FFO multiples of a composite of companies in the industrial REIT sector and a composite of large-cap REITs during the period from January 1, 2002 through June 2, 2005;

•	historical trading prices and trading volumes of ProLogis common shares and Catellus common stock during the two-year period ended June 2, 2005, and historical trading volumes of ProLogis common shares and Catellus common stock at various price ranges during the 12-month period ended June 2, 2005;

•	the relationship between movements in the indexed total return on ProLogis common shares, Catellus common stock, a composite of selected REITs and the Morgan Stanley REIT Index during the two-year period ended June 2, 2005;

•	FFO payout and leverage ratios of each of ProLogis and Catellus on a stand-alone basis and of ProLogis pro forma for the merger; and

•	publicly available research analysts’ reports for ProLogis and Catellus, including FFO estimates reflected in those reports.

Miscellaneous
      As noted above, the discussion set forth above is merely a summary of the material financial analyses performed by Banc of America Securities and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.
      In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ProLogis and Catellus. The estimates of the future performance of ProLogis and Catellus provided by the managements of ProLogis and Catellus in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the merger consideration to be paid by ProLogis pursuant to the merger agreement and were provided to ProLogis’ board of trustees in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of ProLogis or Catellus.
      The type and amount of consideration payable in the merger were determined through negotiations between ProLogis and Catellus, rather than by any financial advisor, and were approved by ProLogis’ board of trustees. The decision to enter into the merger agreement was solely that of ProLogis’ board of trustees. Banc of America Securities’ opinion and analyses were only one of many factors considered by ProLogis’ board of trustees in making its determination to approve the merger agreement and to recommend that ProLogis shareholders approve the issuance of ProLogis common shares as contemplated by the merger agreement, and should not be viewed as determinative of the views of ProLogis’ board of trustees or management with respect to the merger or the merger consideration.
      ProLogis has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of approximately $8.0 million, a portion of which was payable in connection with the delivery of Banc of America Securities’ opinion and a significant portion of which is contingent upon the completion of the merger. ProLogis’ board of trustees was aware of this fee structure, including the fact that a significant portion of the aggregate fee payable to Banc of America Securities is contingent upon the completion of the merger. ProLogis also has agreed to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.
      Banc of America Securities or its affiliates in the past have provided, currently are providing, and in the future may provide, financial advisory and financing services to ProLogis, for which services Banc of America Securities or its affiliates have received and would expect to receive compensation, including having acted as joint book-running manager on certain bond and commercial mortgage-backed securities offerings, and as senior co-manager on a preferred share offering, of ProLogis. Banc of America Securities also has acted as lead arranger and book-running manager for, and its affiliate, Bank of America, N.A., is a lender under, and serves as documentation or administrative agent for, certain credit facilities of ProLogis. ProLogis has advised Banc of America Securities that certain of these credit facilities are expected to be utilized to finance a portion of the aggregate cash consideration payable in the merger. Bank of America, N.A. also currently serves as a lender under, and as administrative agent for, an existing credit facility of Catellus, and Banc of America Securities has acted as lead arranger and book-running manager for this credit facility, for which services Banc of America Securities and Bank of America, N.A. have received, and will receive, compensation. In addition, Banc of America Specialist Inc., an affiliate of Banc of America Securities, acts as a specialist for Catellus common stock on the New York Stock Exchange. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade or hold the securities or loans of ProLogis and Catellus for their own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.

Opinion of Morgan Stanley & Co. Incorporated — Financial Advisor to Catellus
      Catellus retained Morgan Stanley to provide financial advisory services and a financial opinion in connection with the proposed merger. Catellus’ board of directors selected Morgan Stanley to act as Catellus’ financial advisor based on Morgan Stanley’s qualifications, experience, reputation and its knowledge of the business and affairs of Catellus. On June 5, 2005, Morgan Stanley delivered an oral opinion, subsequently confirmed in writing, to Catellus’ board of directors that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of shares of Catellus common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
      The full text of Morgan Stanley’s written opinion, dated June 5, 2005, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering the opinion, is attached as Annex C to this document. You are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to Catellus’ board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received by Catellus stockholders in the merger agreement and does not address any other aspect of the merger or constitute a recommendation to any Catellus stockholder as to how to vote at the Catellus special meeting or what election such stockholder should make with respect to the consideration offered. This summary is qualified in its entirety by reference to the full text of such opinion.
      In connection with rendering its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of Catellus and ProLogis, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Catellus and ProLogis prepared by the managements of Catellus and ProLogis, respectively;

•	reviewed certain internal financial projections prepared by the managements of Catellus and ProLogis, respectively;

•	discussed the past and current operations and financial condition and the prospects of Catellus and ProLogis with senior executives of Catellus and ProLogis, respectively;

•	reviewed the reported prices and trading activity for Catellus common stock and ProLogis common shares;

•	compared the financial performance of Catellus and ProLogis and the prices and trading activity of Catellus common stock and ProLogis common shares with that of certain other publicly-traded companies comparable with Catellus and ProLogis, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of ProLogis;

•	reviewed the pro forma impact of the merger on ProLogis’ funds from operations per share, consolidated capitalization, and financial ratios;

•	participated in discussions and negotiations among representatives of Catellus, Catellus’ legal advisors, ProLogis, and ProLogis’ financial and legal advisors;

•	reviewed the draft merger agreement dated June 5, 2005 and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.
      In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Catellus and ProLogis for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings expected to be derived from the merger and the pro forma accounting for the merger, and other information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of Catellus and ProLogis. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the draft merger agreement dated June 5, 2005 without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code. Morgan Stanley is not a legal, tax or regulatory advisor and it relied upon, without independent verification, the assessment of Catellus and ProLogis and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets and liabilities of Catellus, nor was Morgan Stanley furnished with any such appraisals. The opinion of

Morgan Stanley was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 5, 2005. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
      The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated June 5, 2005. Although each financial analysis was provided to the Catellus board, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Morgan Stanley’s financial analyses.
      For purposes of its analysis, Morgan Stanley calculated the “implied merger consideration” assuming that in the aggregate, 35% of the consideration for shares of Catellus common stock in the merger would consist of $33.81 in cash and 65% of the consideration for shares of Catellus common stock in the merger would consist of 0.822 of a ProLogis common share, valued at $41.37 per share as of June 3, 2005. Morgan Stanley calculated that the implied merger consideration was $33.94 per share of Catellus common stock as of June 3, 2005.

Catellus Standalone Valuation
      Historical Share Price Performance. Morgan Stanley reviewed the historical trading prices for shares of Catellus common stock and for ProLogis common shares from June 3, 2004 to June 3, 2005 to provide it with an understanding of the trading history of Catellus common stock and ProLogis common shares. In addition, Morgan Stanley computed the implied merger consideration premium at different points during the period using historical trading prices for shares of ProLogis common stock. The table below presents the Catellus common stock and ProLogis common share prices based on specified parameters during the period and presents the premium to such prices implied by the consideration to be paid pursuant to the merger agreement.

					“Same Way”
		Implied			Implied
		Merger		“Same Way”	Merger
For the Period Ending June 3, 2005	Catellus	Consideration	ProLogis	Implied Offer	Consideration
(Unless Otherwise Noted)	Share Price	Premium	Share Price	Price(1)	Premium

May 18, 2005	$28.87	17.1%	$41.13	$33.81	17.1%
June 3, 2005	$29.24	16.1%	$41.37	$33.94	16.1%
Unaffected price(2)	$28.89	17.5%	$41.02	$33.75	16.8%
Prior six months average	$28.43	19.4%	$39.77	$33.08	16.4%
Prior 12 months average	$27.70	22.5%	$37.67	$31.96	15.4%
June 3, 2004	$24.49	38.6%	$32.10	$28.98	18.4%
All-time high closing	$32.04	5.9%	$43.33	$34.98	9.2%
All-time high closing adjusted for $0.45 special dividend(3)	$31.59	7.4%	—	—	—
Prior 12 months’ implied peer high(4)	$28.02	21.1%	—	—	—
Prior 12 months’ implied peer high adjusted for $0.45 special dividend	$27.57	23.1%	—	—	—
Wall street average NAV	$26.27	29.2%	$32.99	$29.46	12.1%
Green Street NAV	$26.00	30.5%	$32.00	$28.93	11.3%

(1)	Represents implied offer price using ProLogis share price for the period shown.

(2)	The unaffected price is the ten day average price as of May 26, 2005, which was five trading days prior to announcement.

(3)	Catellus paid a $0.45 per share special dividend to shareholders of record on December 28, 2004.

(4)	Represents prior 12 months’ implied high price assuming Catellus common stock had performed in line with the index of selected comparable companies.
      Net Asset Valuation Analysis. Morgan Stanley also analyzed Catellus as a function of the net value of its assets. Morgan Stanley calculated the net asset value per share for Catellus using Catellus’ first quarter 2005 net operating income on a market and property type basis as provided by Catellus management and asset and liability balances as of March 31, 2005 as provided in publicly available filings. Morgan Stanley applied a range of capitalization rates to annualized first quarter 2005 net operating income for the income-producing properties. For the industrial assets, a cap rate range of 6-8% was applied, resulting in a weighted average cap rate range of 6.3-7.3%. For the office assets, a cap rate range of 6.5-8.25% was applied, resulting in a weighted average cap rate range of 6.87-7.87%. For the retail assets, a cap rate range of 5.75-7.75% was applied, resulting in a weighted average cap rate range of 5.81-6.81%. Where detailed cash flows were available, ground leases were valued with discount rates ranging from 5-8%, depending on lease duration and purchase options. Where detailed cash flows were not available, ground leases were valued using capitalization rates ranging from 8-10%. The analysis assumed no additional net operating income from future acquisitions. Additionally, Morgan Stanley derived a value for Catellus’ operating joint ventures by applying capitalization rates of 7% to 10.0% to annualized first quarter 2005 net operating income provided by Catellus management. Office buildings under contract were valued at prices under these contracts. Other land developments were valued using discounted cash flow analyses based on discount rates of 9% to 21% on Catellus management’s projections of future operating and investment cash flows. Morgan Stanley assumed a value of core land at 100% to 110% of its March 31, 2005 book value. Construction in progress was based on Catellus management’s estimated value upon completion, with adjustment for the estimated cost of completion. The total resulting real estate value less applicable taxes ranged from $3.9 billion to $4.5 billion.

      Catellus’ cash balance as of March 31, 2005 was added to the gross real estate value along with net non-core segment assets valued using discounted cash flow analyses based on discount rates of 6% to 11% to estimate land values, notes receivable at book value and an adjustment for net liabilities. The resulting gross asset value of $4.1 billion to $4.7 billion was reduced by the estimated market value of debt and the remaining costs to complete development as of March 31, 2005 and estimated merger transaction costs to arrive at an equity net asset value. This analysis indicated a net asset range of between $25.45 and $31.16 per outstanding share of Catellus common stock.
      Morgan Stanley noted that the implied merger consideration as of June 3, 2005 was $33.94 per share of Catellus common stock.
      Comparable Company Analysis. Morgan Stanley compared Catellus with publicly traded companies that share similar characteristics with Catellus. These companies include:

•	AMB Property Corporation;

•	Bedford Property Investors, Inc.;

•	CenterPoint Properties Trust;

•	Duke Realty Corporation;

•	EastGroup Properties, Inc.;

•	First Industrial Realty Trust, Inc.;

•	Liberty Property Trust;

•	ProLogis; and

•	PS Business Parks.
      Morgan Stanley reviewed the following financial metrics of the comparable companies:

•	share prices (using closing share prices as of June 2, 2005) to consensus 2005 and 2006 funds from operations per share estimates from First Call Corporation;

•	estimated price/2005 funds from operations multiples to total returns (the sum of existing indicated dividend yield and First Call 5-year growth estimates);

•	current dividends to the share prices; and

•	share prices to consensus net asset value per share estimates from a subscription database.
      Based upon the comparable company metrics, Morgan Stanley applied the range of multiples to Catellus management projections and added $0.94 per share for the estimated value of non-core assets, resulting in a value per share of $25.06 - $29.79.
      Morgan Stanley noted that the implied merger consideration as of June 3, 2005 was $33.94 per share of Catellus common stock.
      Although the comparable companies in this analysis were compared to Catellus and ProLogis for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Catellus or ProLogis because of differences between the assets, regulatory environment, operations and other characteristics of Catellus, ProLogis and the comparable companies. In evaluating the comparable companies and in selecting the multiple ranges it used in its analysis, Morgan Stanley necessarily made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Catellus and ProLogis, such as the impact of competition on the business of Catellus and ProLogis and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Catellus and ProLogis or the industry or in the markets generally. Mathematical analysis

(such as determining the average or median) is not in itself a meaningful method of using comparable company data.
      Dividend Discount Model. Morgan Stanley performed a discounted cash flow analysis, calculated as of September 30, 2005, of the cash flows to holders of Catellus common stock for the period from 2005 to 2009. Funds from operations and dividends per share for 2005 to 2007 were based upon estimates provided by Catellus management. Funds from operations per share for 2008 and 2009 were arrived at by applying the 2004-2007 funds from operations compounded annual growth rate to such years. Dividends per share were arrived at by growing the prior year’s dividend by 50% of the annual funds from operations growth rate. Morgan Stanley employed terminal forward 12-month funds from operations multiples to projected 2010 funds from operations per share ranging from 14.5x to 16.5x, utilized discount rates reflecting an equity cost of capital ranging from 9.0% to 11.0% and added $0.94 per share for the estimated value of non-core assets. Based upon the projected cash flows to equity for the years 2005 through 2009, the range of present values per share of Catellus common stock was $24.34 to $29.14.
      Morgan Stanley noted that the implied merger consideration as of June 3, 2005 was $33.94 per share of Catellus common stock.
      Premiums Paid in Selected Precedent Transactions Analysis. Morgan Stanley analyzed Catellus using publicly available information from 27 precedent transactions and analyzed the premiums/ discounts paid in these transactions over prevailing market prices, 52-week high closing prices and, where available, net asset value per share estimates as provided by Green Street Advisors, Inc. before the announcement of these transactions.
      Morgan Stanley selected transactions in the last five years based on one of the following criteria: (1) mergers of large, publicly-traded real estate investment trusts in the broader real estate industry; or (2) mergers within the industrial sector. Based upon an analysis of 26 transactions, the following premiums were noted.

		Premium to
	Premium to	52-week High	Premium to
	Unaffected Price	Closing Price	Green Street NAV

Mean	14.7%	4.9%	16.5%
Median	12.2%	3.0%	12.4%
Mean Excluding High-End Regional Malls	12.7%	2.8%	12.6%
Median Excluding High-End Regional Malls	11.2%	2.4%	8.6%
      Based on its review of these transactions, Morgan Stanley selected the following ranges for the unaffected closing price, the 52-week high closing price and the Green Street Research net asset value.

Implied Value Per Share of
	Selected Range	Catellus Common Stock

Premium/ (Discount) to Unaffected Price	10.0% - 20.0%	$31.78 - $34.67
Premium/ (Discount) to 52-Week High Closing Price	(7.5)% - 7.5%	$29.64 - $34.44
Premium/ (Discount) to Green Street NAV	5.0% - 30.0%	$27.30 - $33.80
Average	—	$29.57 - $34.30
      Morgan Stanley noted that the implied merger consideration as of June 3, 2005 was $33.94 per share of Catellus common stock.
      No transaction utilized in the selected precedent transactions analysis is identical to the merger. In evaluating the transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Catellus or ProLogis, such as the impact of competition on Catellus or ProLogis and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Catellus or ProLogis or in the financial markets in general.

Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.
      Wall Street Analyst Price Targets and Net Asset Value Estimates. Morgan Stanley reviewed the most recently published estimates by Wall Street equity research analysts that report on Catellus. Price targets and net asset value estimates in these equity research analyst reports ranged from $27.00 to $33.00 per share and from $22.20 to $30.24, respectively.
      Morgan Stanley noted that the implied merger consideration as of June 3, 2005 was $33.94 per share of Catellus common stock.

Combined Company Valuation
      Pro Forma Merger Analysis. Morgan Stanley analyzed the effect of the merger on, among other things, the estimated funds from operations per fully diluted ProLogis common share, including all securities convertible into or exchangeable for ProLogis common shares, for the years ending December 31, 2006 and 2007. Projected Catellus and ProLogis operating income and estimated funds from operations were provided by Catellus management and ProLogis management, respectively. Morgan Stanley combined the projected operating results for Catellus and ProLogis and made certain adjustments related to development and sale activities, operating cost saving synergies, financing of transaction expenses and the redemption rate for outstanding Catellus options and restricted shares in accordance with estimates provided by the management of ProLogis. Morgan Stanley also made certain assumptions regarding the pro forma cost basis of development projects in process and land held for development. Morgan Stanley assumed that Catellus’ projects under development, which Catellus traditionally would hold on its balance sheet or sell to third parties, would be sold by the combined company to funds managed by ProLogis and that gains generated from such sales would be included in funds from operations of the combined company. Morgan Stanley observed post-merger accretion levels of 3-4% to ProLogis management’s 2006 and 2007 funds from operations per share estimates. In calculating the purchase price for Catellus common stock, Morgan Stanley used the closing price as of June 2, 2005 of ProLogis common shares of $41.32 per share.
      Morgan Stanley also analyzed the effect of the merger on ProLogis’ pro forma equity market capitalization, total market capitalization and leverage ratios. In this regard, Morgan Stanley noted that:

•	the pro forma equity market capitalization for ProLogis would be approximately $10.4 billion, assuming a share price of $41.32 and assuming approximately 251.7 million ProLogis common shares outstanding after completion of the merger. The pro forma total market capitalization would be approximately $17.1 billion assuming $6.3 billion in debt and $0.4 million of preferred stock; and

•	ProLogis’ total debt to total market capitalization ratio would increase upon completion of the merger from 36.8% before the merger to 41.2% after the assumption of Catellus’ outstanding debt plus incremental debt incurred for the cash portion of the merger consideration and for the payment of the transaction costs and before any reduction in debt resulting from any asset sales.
      Morgan Stanley conducted the following five analyses in estimating the pro forma valuation of the combined company from a Catellus stockholder’s perspective pursuant to the proposed merger consideration. For the combined company valuation, Morgan Stanley specifically valued each share of Catellus common stock based on the merger consideration of $33.81 for each share of Catellus common stock for 35% of the Catellus shares and 0.822 of a ProLogis common share for 65% of the Catellus shares.
      Historical Share Price Performance. Morgan Stanley reviewed the historical trading prices for ProLogis common shares from June 3, 2004 to June 3, 2005 and calculated an implied value per share of Catellus common stock based on $33.81 for each share of Catellus common stock for 35% of the Catellus shares and 0.822 of a ProLogis common share for 65% of the Catellus shares. The resulting range of implied values per share of Catellus common stock was $28.44 and $34.98.

      Net Asset Valuation Analysis. Morgan Stanley estimated the net asset value per share of the combined company based on combining the standalone net asset values of ProLogis and Catellus. Morgan Stanley calculated the net asset value per ProLogis common share under its current corporate structure using ProLogis’ first quarter 2005 net operating income as provided by ProLogis management on a market-by-market basis and asset and liability balances as of March 31, 2005. Morgan Stanley applied a range of capitalization rates from 5.5% to 8.2% to annualized first quarter 2005 net operating income for direct ownership properties and properties owned by property funds. Morgan Stanley assumed no additional net operating income from future acquisitions. Morgan Stanley valued ProLogis fee income using projected income provided by ProLogis management and applying a 13 times to 15 times multiple on income from Property Funds and a 5 times to 7 times multiple on fee income from CDFS activities. Morgan Stanley valued development projects in process and land held for development at 100% to 120% of March 31, 2005 book value. Morgan Stanley added other ProLogis investments, cash and tangible assets added at March 31, 2005 book value to arrive at a total asset value of $11.5 billion to $12.5 billion. Morgan Stanley reduced gross asset value by the March 31, 2005 book value of outstanding debt and other tangible liabilities to arrive at equity net asset value and divided equity net asset value by the number of outstanding ProLogis common shares on a fully diluted basis to calculate equity net asset value per ProLogis common share. This analysis indicated a net asset range of between $31.27 and $36.07 per existing ProLogis common share. Morgan Stanley noted that ProLogis currently trades above the NAV estimates provided by Wall Street and other research firms. The traditional net asset value methodology does not adequately value the development and asset management business.
      The combined net asset value was reduced by the incremental debt resulting from the cash portion of the merger consideration and transaction costs incurred from the merger. The resulting net asset value range was $7.6 billion to $9.1 billion. The net asset value per share was calculated by dividing the equity net asset value by the pro forma number of ProLogis common shares outstanding following the merger, resulting in a net asset value per share range of $29.99 and $36.12 per share after the merger. Morgan Stanley computed the implied combined net asset value per share of Catellus common stock based on $33.81 cash for each share of Catellus common stock for 35% of the Catellus shares and 0.822 of a ProLogis common share for 65% of the Catellus shares, resulting in a range of implied combined net asset value per share of Catellus common stock of $27.86 to $31.13.
      Comparable Company Analysis. Using the same methodologies described in the Catellus comparable company analysis valuation section above, Morgan Stanley estimated the combined company valuation using comparable company statistics. Morgan Stanley used the same group of comparable companies, excluding ProLogis, that it used for the Catellus comparable company analysis and adjusted the ranges accordingly. Morgan Stanley computed the implied pro forma value range per share of Catellus common stock based on $33.81 cash for each share of Catellus common stock for 35% of the Catellus shares and 0.822 of a ProLogis common share for 65% of the Catellus shares. The comparable company analysis resulted in an implied valuation per share of Catellus common stock of $32.22 to $36.35.
      Dividend Discount Model. Morgan Stanley performed a discounted cash flow analysis, calculated as of September 30, 2005, of the cash flows to equity holders of the combined company for the period from 2005 to 2009. Funds from operations per share for 2005 to 2007 were based upon Morgan Stanley’s pro forma merger analysis described above. Funds from operations per pro forma combined share for 2008 and 2009 were arrived at by applying an 8.0% annual growth rate, which was at the low end of the range of estimated long-term growth rates provided by ProLogis management. Based on estimates provided by ProLogis management, dividends per share for 2006 to 2009 were computed by growing the prior year’s dividend by 2% in 2006 and 2007 and by 8% in 2008 and 2009. Morgan Stanley employed terminal forward 12-month funds from operations multiples to projected 2010 funds from operations per share ranging from 14.0x to 16.1x and utilized discount rates reflecting an equity cost of capital ranging from 9.5% to 11.5%. Morgan Stanley computed the pro forma implied value range per share of Catellus common stock of $33.21 to $37.85 based on $33.81 cash for each share of Catellus common stock for 35% of the Catellus shares and 0.822 of a ProLogis common share for 65% of the Catellus shares.

      Wall Street Analyst Price Targets and Net Asset Valuations. Morgan Stanley reviewed the most recently published estimates by Wall Street equity research analysts that report on ProLogis. Price targets and net asset value estimates in these equity research analyst reports ranged from $30.00 to $48.00 per share and $27.18 to $44.75 per share, respectively. Morgan Stanley computed the implied value ranges per share of Catellus common stock of $26.36 to $35.74 using net asset value estimates and $27.86 to $37.48 using price target estimates based on $33.81 cash for each share of Catellus common stock for 35% of the Catellus shares and 0.822 of a ProLogis common share for 65% of the Catellus shares.
      In connection with the review of the acquisition of Catellus, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley’s view of the actual value of Catellus or ProLogis.
      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Catellus. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Catellus’ common stock pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion dated June 5, 2005 to Catellus’ board of directors. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which shares of Catellus common stock might actually trade. The merger consideration pursuant to the merger agreement was determined through arm’s-length negotiations between Catellus and ProLogis and was approved by Catellus’ board of directors. Morgan Stanley did not recommend any specific merger consideration to Catellus or that any given merger consideration constituted the only appropriate merger consideration for the merger.
      Morgan Stanley’s opinion and presentation to Catellus’ board of directors was one of many factors taken into consideration by Catellus’ board of directors in making its determination to recommend that Catellus stockholders adopt the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of Catellus’ board of directors or the view of Catellus’ management with respect to the value of Catellus or of whether Catellus’ board of directors would have been willing to agree to different consideration.
      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Catellus and ProLogis and have received customary fees for the rendering of these services. Furthermore, Morgan Stanley may in the future provide financial advisory and financing services to Catellus and ProLogis, for which it expects to receive customary fees for the rendering of these services. In the ordinary course of business, Morgan Stanley and its affiliates may from time to time trade in the securities of or indebtedness of Catellus and ProLogis for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and its affiliates and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness. In addition, asset management affiliates of

Morgan Stanley beneficially owned as of March 31, 2005, in the aggregate, approximately 1.9% of the outstanding shares of Catellus common stock and approximately 1.7% of the outstanding ProLogis common shares.
      Pursuant to an engagement letter between Catellus and Morgan Stanley, Catellus has agreed to pay to Morgan Stanley an aggregate fee of approximately $13.7 million, which is contingent upon completion of the merger, and to reimburse Morgan Stanley for its expenses incurred in performing its services. Catellus’ board of directors was aware of this fee structure, including the fact that the fee payable to Morgan Stanley is contingent upon the completion of the merger.
      Catellus has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.
Interests of Catellus’ Executive Officers and Directors in the Merger
      You should be aware that certain executive officers and directors of Catellus have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Catellus stockholders generally. ProLogis’ board of trustees and Catellus’ board of directors were aware of these interests and considered them, among other matters, in making their recommendations.

Representation on ProLogis’ Board of Trustees
      Pursuant to the merger agreement, Nelson C. Rising, the Chairman of the Board and Chief Executive Officer of Catellus, and Christine Garvey, a current member of Catellus’ board of directors, will be appointed to ProLogis’ board of trustees as of the effective time of the merger.

Catellus Employment Agreements
      Catellus’ executive officers are parties to employment agreements or memoranda of understanding with Catellus that entitle them to certain severance and other benefits if their employment terminates following a change in control. For purposes of these employment agreements or memoranda of understanding, a change in control includes the completion of the merger described in this document.

Employment Agreement with Mr. Rising
      Catellus has an employment agreement with Mr. Rising, its Chairman of the Board and Chief Executive Officer, which provides that, if Mr. Rising is constructively discharged or terminated without cause within 12 months after a change in control of Catellus (which includes the completion of the merger), he will receive a lump sum payment equal to three times his average annual salary and bonus for the three full preceding calendar years. In addition, all of his Catellus stock options and all of his shares of Catellus restricted stock, restricted stock units and any other outstanding equity-based awards will immediately vest. Mr. Rising will also be entitled to an accelerated credit of the supplemental retirement benefit annual credits to his account in Catellus’ Deferred Compensation Plan, in an amount equal to the product of the annual credit amount (as defined in the employment agreement) and the number of years between January 1 of the year in which his termination occurs and January 1, 2008, subject to a maximum limit of an additional $3 million on the total amount of annual credits that may be made to Mr. Rising’s account. In addition, Mr. Rising will be entitled to payment of accrued but unpaid obligations, a pro-rata bonus at target for the fiscal year in which his employment terminates and all other amounts to which he is then entitled under the Catellus employee benefit plans in which he participates. If Mr. Rising incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments he receives from Catellus (including the payments attributable to the acceleration of the vesting of his equity-based awards) and if his “excess parachute payments” are at least 110% of the amount of the parachute payments that he could have received without being subject to any excise tax under Section 4999 of the Internal Revenue Code, Mr. Rising is entitled to a “gross-up” payment to make him whole for this excise tax and any income and employment taxes which apply to the gross-up payment.
      For purposes of Mr. Rising’s employment agreement, a “constructive discharge” is deemed to occur if, following a change in control of Catellus, Mr. Rising is not permitted to serve as the chief executive officer and a member of the board of directors of the successor entity to Catellus. A constructive discharge under the employment agreement also includes, among other things, the failure of Catellus to obtain a satisfactory agreement from any successor to Catellus to assume and to perform the obligations of Catellus under the employment agreement. A termination for “cause” under the employment agreement generally means a termination due to a willful and continued failure by Mr. Rising to substantially perform his material duties (other than due to physical or mental disability) or egregious misconduct involving serious moral turpitude to such an extent that such misconduct substantially impairs, in the reasonable judgment of Catellus’ board of directors, Mr. Rising’s ability to perform his duties.

Memoranda of Understanding with Messrs. Antenucci and Hosler and Ms. Washington
      Catellus has memoranda of understanding with Mr. Antenucci, President of Catellus Commercial Development Corporation, Mr. Hosler, its Senior Vice President and Chief Financial Officer, and Ms. Washington, its Senior Vice President and General Counsel.
      Each of these agreements provides that if the executive officer is terminated without cause or resigns for “good reason” within 12 months after a change in control of Catellus (which includes the completion of the merger), he or she will receive a lump sum payment equal to three times his or her average annual salary and bonus for the three full preceding calendar years. In addition, all of the executive officer’s outstanding Catellus stock options and all of his or her shares of Catellus restricted stock, restricted stock units, and any other equity awards will immediately vest. In addition, the executive officer will be entitled to payment of accrued but unpaid obligations (including pro rata bonus) and all other amounts to which he or she is then entitled under the Catellus compensation plans in which he or she participates. Messrs. Antenucci and Hosler and Ms. Washington are also entitled to receive a gross-up payment for any excise tax liability under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) that he or she may incur on the same terms and conditions as provided under Mr. Rising’s employment agreement.
      For purposes of these agreements, “good reason” includes, among other things, the assignment of duties that are a reduction in any substantial respect from such executive officer’s executive position, authority or responsibilities as of March 26, 2004, a requirement to relocate outside of certain geographic areas or the failure of Catellus to obtain a satisfactory agreement from any successor to Catellus to assume and to perform the obligations of Catellus under these agreements. A termination for “cause” under these agreements generally has the same meaning as provided in Mr. Rising’s employment agreement.

Memorandum of Understanding with Mr. Wenzell
      Catellus has a memorandum of understanding with Michael Wenzell, its Vice President of Corporate Strategic Initiatives.
      Mr. Wenzell’s agreement provides that if Mr. Wenzell is terminated without cause or resigns for “good reason” within 12 months after a change in control of Catellus (which includes the completion of the merger), he will receive, in addition to any accrued but unpaid obligations, a lump sum payment of $500,000. In addition, all of Mr. Wenzell’s outstanding stock options and all other equity-based awards will immediately vest. Furthermore, Mr. Wenzell will be entitled to payment of accrued but unpaid obligations (including pro rata bonus) and all other amounts to which he is then entitled under the Catellus compensation plans in which he participates.
      For purposes of the agreement, “good reason” includes, among other things, the assignment of duties that are a reduction in any substantial respect from Mr. Wenzell’s position, authority or responsibilities as of May 19, 2005, a requirement to relocate outside of certain geographic areas or the failure of Catellus to obtain a satisfactory agreement from any successor to Catellus to assume and to perform the obligations of Catellus under the agreement. A termination for “cause” under the agreement generally has the same meaning as provided in Mr. Rising’s employment agreement.

Memorandum of Understanding with Mr. Sham
      Catellus has a memorandum of understanding with Edward Sham, its Vice President and Controller.
      Mr. Sham’s agreement provides that if Mr. Sham is terminated without cause or resigns for “good reason” within 12 months after a change in control of Catellus (which includes the completion of the merger), he will receive a lump sum payment equal to his annual base salary and bonus potential for the year in which his termination occurs. In addition, all of Mr. Sham’s outstanding stock options and all other equity-based awards will immediately vest. Furthermore, Mr. Sham will be entitled to payment of accrued but unpaid obligations (including pro rata bonus) and all other amounts to which he is then entitled under the Catellus compensation plans in which he participates.
      For purposes of the agreement, “good reason” generally has the same meaning as provided in Mr. Wenzell’s memorandum of understanding. A termination for “cause” under the agreement generally has the same meaning as provided in Mr. Rising’s employment agreement.

Payment of 2005 Bonuses
      Under the terms of the merger agreement, provision has been made for the payment to all Catellus employees entitled to receive a bonus, including Catellus’ executive officers, of a full-year bonus for 2005. If payment of the full amount of the bonuses for 2005 were made, the full amount paid to Catellus’ executive officers would be approximately $3.7 million.

Cash Severance Payments under Employment Agreements and Memoranda of Understanding
      We expect that, upon the completion of the merger, the employment of Mr. Rising, and within twelve months following the merger, the employment of Messrs. Hosler, Wenzell and Sham and Ms. Washington, will be terminated without cause or the executive officers will terminate employment for good reason as would entitle them to the severance benefits described above. Assuming the executive officers were to be so terminated, the approximate cash amount of the severance payments due to each executive (excluding payments attributable to accelerated vesting of equity awards, accrued obligations and any applicable gross-up payments), would be as follows: Mr. Rising, $10,836,575; Mr. Hosler, $2,856,824; Ms. Washington, $1,908,738; Mr. Wenzell, $500,000; and Mr. Sham, $265,740. The approximate cash amounts of the severance payments due to these executive officers were calculated based on, in the case of Mr. Rising, salaries and bonuses for 2002, 2003 and 2004, and in the case of Messrs. Hosler, Wenzell and Sham and Ms. Washington, as applicable, salaries and bonuses for 2003 and 2004 and an estimate of salaries and bonuses for 2005.
      In addition, we expect to make a gross-up payment to Mr. Hosler in connection with excise tax liability under Section 4999 of the Internal Revenue Code incurred as a result of the merger. The actual amount of the gross-up payment will be based on a variety of factors, including whether Mr. Hosler’s employment is terminated under his memorandum of understanding, the date of termination and applicable interest rates, none of which can be determined with a reasonable degree of certainty as of the date of this document.

Equity Compensation Awards
      Stock Options. The merger agreement provides that, as of the effective time of the merger, all vested and unvested Catellus stock options outstanding immediately prior to the effective time of the merger, including those held by Catellus’ directors and executive officers, will be canceled, and each holder of a canceled option will receive a payment in an amount equal to (1) the total number of shares of Catellus common stock subject to the canceled options held by the owner multiplied by (2) the excess of $33.81 over the exercise price per share subject to the canceled option, less any applicable withholding taxes. The payment will be made in the form of 65% ProLogis common shares and 35% cash.
      Restricted Stock. Each share of Catellus restricted stock outstanding immediately prior to the effective time of the merger, including those held by Catellus’ directors and executive officers, will be canceled, and each holder of any such canceled restricted stock will receive $33.81 per canceled share, less any applicable withholding taxes, in the form of 65% ProLogis common shares and 35% cash.
      Restricted Stock Units. Each Catellus restricted stock unit (which, when referred to in this document, includes all director stock units, director restricted stock units, performance units granted pursuant to Catellus’ Long-Term Incentive Plan, or LTIP, and all performance units granted under Catellus’ Transition Incentive Plan), including those held by Catellus’ directors and executive officers, outstanding immediately prior to the effective time of the merger will be canceled, and each holder of any such canceled restricted stock unit will receive $33.81 per share subject to the canceled restricted stock unit, less any applicable withholding taxes, in the form of 65% ProLogis common shares and 35% cash. The performance units payable to Messrs. Antenucci, Hosler and Wenzell and Ms. Washington under the LTIP will be calculated at 100% of target. However, if after review of Catellus’ performance immediately prior to the effective time of the merger by Catellus’ compensation and benefits committee it is determined that as of the effective time of the merger Catellus will have achieved the threshold performance measure for maximum benefits under the LTIP, then the performance units will be calculated at up to 150% of target.
      Summary of Equity Compensation Payments. Based on equity compensation holdings as of                     , 2005, Catellus’ executive officers and directors will receive the following payments with respect to shares of vested and unvested restricted stock, stock options and restricted stock units held by them assuming a stock price of $33.81, payable in the form of 65% ProLogis common shares and 35% cash:

	Unvested Restricted	Vested Stock	Unvested Stock	Vested Restricted	Unvested Restricted
	Stock	Options	Options	Stock Units(1)	Stock Units(1)

Executive Officers
Nelson C. Rising	$—	$10,434,437	$—	$5,582,369	$11,496,178
Ted R. Antenucci	2,855,153	—	—	961,320	8,690,152
C. William Hosler	1,904,112	—	—	1,237,716	6,196,421
Vanessa L. Washington	476,045	—	—	662,980	3,594,325
Michael Wenzell	1,443,450	—	—	—	353,599
Edward Sham	139,162	13,871	41,497	—	—
Timothy J. Beaudin(2)	—	—	—	—	331,507
Directors (Excluding Mr. Rising)
Peter Barker	—	—	—	—	62,312
Stephen F. Bollenbach	—	536,224	81,333	778,509	130,642
Daryl J. Carter	—	323,484	107,860	929,775	134,057
Richard F. Farman	—	653,729	107,860	28,367	112,182
Christine Garvey	—	539,264	107,860	475,064	118,470
William M. Kahane	—	323,484	107,860	1,350,811	112,182
Leslie D. Michelson	—	53,187	107,860	554,383	129,898
Deanna W. Oppenheimer	—	207,817	81,333	167,055	134,057

Totals	$6,817,922	$13,085,497	$743,463	$12,728,349	$31,595,982

(1)	Where applicable, includes dividend equivalent accruals through the expected July 15, 2005 dividend payment for the second quarter of 2005 and assumes the maximum LTIP payment of 150% of target.

(2)	Mr. Beaudin’s employment with Catellus terminated on February 15, 2005 in accordance with his memorandum of understanding.

Employment Agreement between Ted R. Antenucci and ProLogis
      Ted R. Antenucci, who is currently the President of Catellus Commercial Development Corporation, has entered into an employment agreement with ProLogis that will become effective upon completion of the merger for a term beginning on such date and ending on December 31, 2007, with automatic one-year extensions of the term unless ProLogis or Mr. Antenucci gives notice of non-renewal at least three months prior to the last day of the then-current term. Pursuant to the employment agreement, Mr. Antenucci will serve as the President of Global Development for ProLogis and will report to ProLogis’ Chief Executive Officer. Under the employment agreement, Mr. Antenucci agreed to waive his rights under his memoranda of understanding with Catellus (except with respect to indemnification and tax gross-up payments). See “— Memoranda of Understanding with Messrs. Antenucci and Hosler and Ms. Washington.”
      During the term of his employment agreement while he is employed by ProLogis, Mr. Antenucci will:

•	receive an annual base salary of at least $525,000;

•	be eligible for an annual target bonus of up to $787,500, with the actual amount of the bonus earned based on the satisfaction of applicable performance targets;

•	participate in ProLogis’ employee benefit plans made available to similarly situated senior management employees; and

•	receive monthly allowances for car, health club and country club benefits.
      ProLogis will also be required to pay Mr. Antenucci a $3.8 million lump sum cash payment on the date the merger is completed.
      The employment agreement provides that Mr. Antenucci will or may be granted the following equity-based awards under the ProLogis 1997 Long-Term Incentive Plan:

•	As of the effective time of the merger, Mr. Antenucci will be granted a non-qualified share option with respect to 80,000 ProLogis common shares and, for each 12-consecutive-month period during the term of the employment agreement beginning on the first anniversary of the effective time of the merger, he will be eligible for grants of non-qualified share options with respect to up to an additional 80,000 ProLogis common shares. Generally, on each of the first through fourth anniversaries of the grant date, the non-qualified share options awarded to Mr. Antenucci pursuant to the employment agreement will vest and become exercisable with respect to 25% of the ProLogis common shares subject to such options if Mr. Antenucci remains employed on the applicable vesting date. The non-qualified share options, however, will vest and become immediately exercisable if Mr. Antenucci’s employment with ProLogis is terminated on account of death or permanent disability (each as defined in the employment agreement). In addition, if Mr. Antenucci’s employment terminates prior to December 31, 2007 as a result of termination by ProLogis for cause (as defined in the employment agreement and as discussed in greater detail below) or as a result of his voluntary termination, then on such termination date all of his then-outstanding non-qualified share options will be forfeited.

•	As of the effective time of the merger, Mr. Antenucci will be granted a performance share award with respect to 16,000 ProLogis common shares. This award will vest on December 31, 2007 unless Mr. Antenucci’s employment with ProLogis is terminated prior to that date by ProLogis for cause or as a result of Mr. Antenucci’s voluntary termination, in which case the award will be forfeited.

•	For each year of the term of the agreement, Mr. Antenucci will be eligible for grants of performance share awards with respect to 16,000 ProLogis common shares. Any such awards that are made to Mr. Antenucci will become earned based on the satisfaction of performance targets specified at the time of grant, and any earned ProLogis common shares will become vested on the second annual anniversary of the date on which they are earned if he remains employed on the vesting date. If, however, Mr. Antenucci’s termination of employment occurs prior to December 31, 2007 as a result of termination by ProLogis for cause or as a result of Mr. Antenucci’s voluntary termination, all then-outstanding performance share awards will be forfeited.
      The foregoing equity-based awards may be forfeited prior to vesting if Mr. Antenucci’s employment terminates for certain reasons such as termination for cause or voluntary termination. If, following a change in control (as defined in the employment agreement), Mr. Antenucci’s employment is terminated by ProLogis for reasons other than for cause or if Mr. Antenucci terminates his employment for good reason (as defined in the employment agreement and as discussed in greater detail below), or if the ProLogis 1997 Long-Term Incentive Plan is terminated without provision for the continuation of outstanding non-qualified share options or performance share awards granted to Mr. Antenucci pursuant to the employment agreement, then the awards will become fully vested and/or exercisable.
      If Mr. Antenucci is terminated during the term of the employment agreement for any reason, he will be entitled to:

•	his salary for the period ending on the termination date;

•	payment of any earned target bonuses; and

•	payment for unused vacation days and other payments or benefits due under any ProLogis employee benefit plan or arrangement.
      However, if Mr. Antenucci’s termination occurs by reason of death, permanent disability, voluntary resignation or cause, ProLogis has no obligation to make payments for periods after the termination date.
      If Mr. Antenucci is terminated during the term of the employment agreement as a result of a constructive discharge or without cause, then Mr. Antenucci will be entitled to:

•	payment of his base salary for the period from the termination date through the end of the then current term of the employment agreement or, if later, the six month anniversary of the termination date; and

•	continued coverage under ProLogis’ employment benefit plans for the same period.
All of the foregoing payments and benefits terminate on Mr. Antenucci’s death prior to the end of the severance period.
      For purposes of the employment agreement, “cause” means in the reasonable judgment of ProLogis’ board of trustees (1) the willful and continued failure by Mr. Antenucci to substantially perform his duties after written notification, (2) the willful engaging by Mr. Antenucci in conduct that is demonstrably injurious to ProLogis or any subsidiary, monetarily or otherwise, or (3) the engaging by Mr. Antenucci in egregious misconduct involving serious moral turpitude. A “constructive discharge” under the employment agreement means the resignation for good reason by Mr. Antenucci after the failure of ProLogis to remedy (or the absence of any indication to remedy) the occurrence of a good reason. A “good reason” includes, among other things, the assignment of any duties inconsistent with Mr. Antenucci’s position and status as President — Global Development, a reduction in salary, a relocation outside of specified geographic areas or the failure of ProLogis to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under the employment agreement.
      Mr. Antenucci is required to keep confidential proprietary information of ProLogis. In addition, Mr. Antenucci has agreed, during a “restricted period,” not to engage in, invest in or provide services to any business that is competitive (as defined in the employment agreement) with ProLogis or purchase any property that could reasonably be used to provide or develop a business that is competitive with ProLogis.

For purposes of the employment agreement, the “restricted period” means the period during which Mr. Antenucci is employed by ProLogis and, if his termination occurs for cause prior to December 31, 2007, the period following the termination date and ending on December 31, 2007. Mr. Antenucci also agreed not to solicit or employ any ProLogis employees during any period in which he is employed by ProLogis and, if his termination occurs prior to December 31, 2008 for any reason, the period following such termination and ending on December 31, 2008.
      Mr. Antenucci has also agreed to enter into an executive protection agreement with ProLogis in ProLogis’ standard form on or prior to the date on which the merger is completed. Generally, ProLogis’ executive protection agreements provide protection to ProLogis’ executives in the event their employment is terminated by death, disability, by the executive for good reason or by ProLogis for reasons other than for cause within two years following a change in control of ProLogis. Benefits under the executive protection agreements include payment of accrued compensation, severance pay equal to three times the executive’s base salary and target level of the annual bonus for the fiscal year in which the date of termination occurs, full vesting of equity-based awards, full vesting of nonqualified savings plan benefits and three year continuation of employee benefits. In the event that Mr. Antenucci becomes entitled to benefits under the executive protection agreement with ProLogis, he will not be entitled to any benefits under his employment agreement on account of his termination of employment, but rather all such benefits will be provided in accordance with the terms of the executive protection agreement.

Indemnification; Directors’ and Officers’ Insurance
      The merger agreement provides that ProLogis will indemnify Catellus’ directors and executive officers as described in the section of this document entitled “The Merger Agreement — Covenants and Other Agreements — Indemnification; Directors’ and Officers’ Insurance.”

Exemption from Section 16(b) of the Exchange Act
      As of the effective time of the merger, Catellus’ board of directors will have passed a resolution approving (1) the cancellation of outstanding Catellus stock options, restricted stock and restricted stock units held by Catellus’ directors and executive officers in exchange for the payment of the amounts described under “— Equity Compensation Awards — Summary of Equity Compensation Payments” and (2) the disposition of their shares of Catellus common stock in exchange for the right to receive the merger consideration, which will exempt Catellus’ directors and executive officers from all liability under Section 16(b) of the Securities Exchange Act of 1934, related to such transaction.
Other Catellus Employment Arrangements

Change of Control Severance Plans
      In connection with the merger, Catellus adopted a Change of Control Severance Plan and a Supplemental Change of Control Severance Plan. The Change of Control Severance Plans are intended to provide for continuity in the management and operations of Catellus and its employees in connection with a change in control of Catellus. Under the Change of Control Severance Plans, all full- and part-time (but not temporary) employees of Catellus and its affiliates who incur a “qualifying termination” will receive a single cash lump sum payment equal to their monthly compensation amount (which includes the monthly rate of base salary plus a specified bonus amount) multiplied by their years of service, subject to the minimum and maximum benefits and other exceptions described below. An eligible employee with fewer than two years of service will receive a minimum benefit equal to three times his or her monthly compensation amount. An eligible employee with two or more years of service will receive a minimum benefit equal to six times his or her monthly compensation amount. An eligible employee will be entitled to benefits under only one of the Change of Control Severance Plans. The maximum benefit payable to an eligible employee is 24 times his or her monthly compensation amount. An eligible employee who (1) performed services for FOCIL Holdings LLC, or FOCIL, the purchaser of a significant portion of Catellus’ urban and residential development assets, or one of its affiliates while employed by Catellus or one of its affiliates and (2) begins, within 90 days following his or her qualifying termination, to perform services for FOCIL or its affiliates as an employee of FOCIL or one of its affiliates or another entity performing services for FOCIL or its affiliates, will be entitled to only one-half the severance benefit to which he or she otherwise would have been entitled.
      For purposes of the Change of Control Severance Plans, a “qualifying termination” means a termination of the eligible employee by his or her employer without “cause” or a termination by the eligible employee with “good reason” that occurs (1) within twelve months after a change in control (including the completion of the merger) or (2) at any time prior to a change in control if the termination is at the request of the entity that acquires control of Catellus. No severance benefits will be paid unless a change in control occurs. Under the Change of Control Severance Plans, “cause” means (1) the willful, negligent or repeated failure of an employee to perform his or her duties to Catellus (or its successor corporation) or one of its affiliates (other than as a result of any failure resulting from incapacity due to physical or mental illness), (2) the commission of a felony involving moral turpitude or (3) the commission of an act of fraud, dishonesty or embezzlement upon Catellus (or its successor corporation) or one of its affiliates. “Good reason” under the Change of Control Severance Plans means the occurrence of one of the following without the written consent of the participant: (1) the notification of the relocation of the participant’s principal office to a location that is more than 35 miles from its current location, (2) the notification that the participant’s base salary and/or annual bonus potential will be decreased or (3) the failure of the successor to Catellus to assume the obligations of Catellus under the Change of Control Severance Plans.
      Under the Change of Control Severance Plans, the amounts that are otherwise payable to employees, including Messrs. Rising, Antenucci, Hosler, Wenzell and Sham and Ms. Washington, will be offset by any severance benefits payable to them under their respective employment agreements or memoranda of understanding with Catellus. See the section of this document entitled “The Merger — Interests of Catellus’ Executive Officers and Directors in the Merger — Catellus Employment Agreements.”
      ProLogis has agreed to honor the terms of the Change of Control Severance Plans following the completion of the merger.

Retention Bonus Plan
      In connection with the merger, Catellus adopted a Retention Bonus Plan. Under the Retention Bonus Plan, certain key employees of Catellus and its affiliates who remain employed until a specified retention date, or are terminated without cause prior to the specified retention date, will be entitled to receive a single cash lump sum payment equal to their monthly compensation amount (which includes the monthly rate of base salary plus a specified bonus amount), multiplied by a factor of 1, 2, 3, 4, 5 or 6. The key employees, retention date, monthly compensation amount and multiplier number for each participant will be determined by a management committee consisting of or appointed by Catellus’ Chairman of the Board and Chief Executive Officer. The retention date for each eligible participant will be a date between the completion of the merger and the 12-month anniversary of the completion of the merger. The retention bonuses to be paid out under the plan will be in addition to any severance benefits payable under the Change of Control Severance Plans. For purposes of the Retention Bonus Plan, the term “cause” generally has the same meaning as provided in the Change of Control Severance Plans.
      ProLogis has agreed to honor the terms of the Retention Bonus Plan following the completion of the merger.
Appraisal Rights
      Under Delaware law, Catellus stockholders who do not wish to accept the merger consideration may elect to have the fair value of their shares of Catellus common stock judicially determined and paid in cash, together with a fair rate of interest, if any. Such valuation will exclude any element of value arising from the completion or expectation of the merger. A Catellus stockholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL.
      The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this document as Annex D. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 of the DGCL and are strongly encouraged to consult a legal advisor.
      All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Catellus common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Catellus common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner in order to perfect appraisal rights.
      Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Catellus special meeting, Catellus, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice of the meeting a copy of Section 262 of the DGCL. This document constitutes notice to Catellus stockholders, and a copy of Section 262 of the DGCL is attached as Annex D to this document.
      If you wish to exercise the right to demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

•	You must deliver to Catellus a written demand for appraisal of your shares of Catellus common stock before the vote on the merger agreement at the Catellus special meeting. This demand will be sufficient if it reasonably informs Catellus of your identity and that you intend by that writing to demand the appraisal of your shares of Catellus common stock. Voting against or abstaining from voting or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

•	You must not vote your shares of Catellus common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the adoption of the merger agreement or mark your proxy card to indicate that you abstain from voting on the adoption of the merger agreement.

•	You must continuously hold your shares of Catellus common stock from the date of making the demand through the completion of the merger. If you are the record holder of shares of Catellus common stock on the date the written demand for appraisal is made but you thereafter transfer those shares prior to the completion of the merger, you will lose any right to appraisal in respect of those shares.
      Only a holder of record of shares of Catellus common stock is entitled to demand an exercise of appraisal rights for those shares registered in that holder’s name. Therefore, demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as his, her or its name appears on the share transfer records of Catellus.
      If the shares of Catellus common stock are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares of Catellus common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares of Catellus common stock as nominee for several beneficial owners may exercise appraisal rights with respect to those shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares of Catellus common stock for which appraisal is being sought. Otherwise, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Catellus common stock held in the name of the record owner.
      Stockholders who hold their shares of Catellus common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to promptly consult with their brokers to determine appropriate procedures for making a demand for appraisal in a timely manner.
      A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver their written demand to:

Catellus Development Corporation
Attention: Secretary
201 Mission Street
San Francisco, California 94105
      Any stockholder who wishes to assert appraisal rights should not submit an election form, as doing so will be considered a withdrawal of any previously filed written demand for appraisal.
      Within ten (10) days after the completion of the merger, ProLogis must send a notice as to the completion of the merger to each of the former stockholders of Catellus who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted to adopt the merger agreement. Within 120 days after the completion of the merger, but not after that date, either ProLogis or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery, or the Delaware Court, demanding a determination of the value of the Catellus common stock held by all stockholders demanding appraisal of their shares.
      ProLogis is under no obligation to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that ProLogis will file a petition or that it will initiate any negotiations with respect to the fair value of their shares of Catellus common stock. Accordingly, stockholders who desire to have their shares of Catellus common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Since ProLogis has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal.
      Within 120 days after the completion of the merger, any stockholder that complies with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from ProLogis, upon written request, a statement setting forth the aggregate number of shares of Catellus common stock not voted in favor of the adoption of the merger agreement and with respect to which Catellus received timely demands for appraisal, as well as the aggregate number of holders of those shares. ProLogis must mail this statement to the stockholder by the later of ten (10) days after receipt of the request and ten (10) days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL.
      A stockholder who timely files a petition for appraisal with the Delaware Court must serve a copy upon ProLogis. Within 20 days of such service, ProLogis must file with the Delaware Register in Chancery, or the Register in Chancery, a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Catellus common stock and who have not reached agreements with it as to the value of their shares. After any notice to stockholders as may be ordered by the Delaware Court, the Delaware Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court may require stockholders who have demanded an appraisal for their shares of Catellus common stock and who hold those shares in certificated form to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court may dismiss the proceedings as to that stockholder and that stockholder’s shares of Catellus common stock automatically will be converted into the right to receive the merger consideration, without interest and less any required withholding taxes.
      After determining which stockholders are entitled to an appraisal, the Delaware Court will appraise the “fair value” of their shares of Catellus common stock. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court and allocated among the parties as the Delaware Court deems equitable under the circumstances. However, costs do not include attorneys’ or expert witness fees. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares.
      Although Catellus believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the merger consideration. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL. Furthermore, ProLogis does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Catellus common stock is less than the value of the merger consideration.
      In determining “fair value,” the Delaware Court is required to take into account all relevant factors. For example, in Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merging corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
      Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the completion of the merger, be entitled to vote their shares of Catellus common stock subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares of Catellus common stock as of a record date prior to the completion of the merger.
      If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger by delivering a written withdrawal of your demand to: ProLogis, Attention: Secretary, 14100 East 35th Place, Aurora, Colorado 80011. However, stockholders should note that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of ProLogis; and

•	an appraisal proceeding in the Delaware Court cannot be dismissed unless the Delaware Court approves, and such approval may be conditioned upon any terms the Delaware Court deems just.
      If ProLogis does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.
      If Catellus stockholders fail to comply strictly with the procedures described above, they will lose their appraisal rights and will be entitled to receive the consideration with respect to their shares of Catellus common stock in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the General Corporation Law of the State of Delaware, if you are a Catellus stockholder and are considering exercising you appraisal rights under the General Corporation Law of the State of Delaware, you are strongly urged to consult your own legal advisor before doing so.
Regulatory Matters
      No material federal or state regulatory requirements must be complied with or approvals must be obtained in connection with the merger.
Delisting and Deregistration of Catellus Common Stock
      If the merger is completed, Catellus common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.
Accounting Treatment
      ProLogis will account for the merger using the purchase method of accounting. Under that method of accounting, the aggregate consideration that ProLogis pays to Catellus stockholders will be allocated to Catellus’ assets and liabilities based on their fair values, with any excess being treated as goodwill. ProLogis currently expects that about $153 million of the aggregate merger consideration will be allocated to goodwill, but that estimate is subject to change.
Restrictions on Resale of ProLogis Common Shares Issued Pursuant to the Merger
      ProLogis common shares issued to Catellus stockholders in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any person who may be deemed to be an “affiliate” of Catellus within the meaning of Rule 145 under the Securities Act of 1933 or who will become an “affiliate” of ProLogis within the meaning of Rule 144 under the Securities Act of 1933 after the merger. ProLogis common shares received by persons who are deemed to be Catellus affiliates or who become ProLogis affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Catellus generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Catellus and may include officers, directors and principal stockholders of Catellus.
      Prior to the effective time of the merger, Catellus has agreed to use its commercially reasonable efforts to cause its “affiliates” to execute and deliver a written agreement (in the form attached to the merger agreement) restricting their ability to sell, transfer or otherwise dispose any ProLogis common shares received by them pursuant to the merger agreement except under specified circumstances. See the section of this document entitled “The Merger Agreement — Covenants and Other Agreements — Affiliate Agreements.”
Trustees and Executive Officers of the Combined Company

Board of Trustees
      ProLogis’ board of trustees will consist of 14 trustees as of the effective time of the merger, twelve of whom will be ProLogis’ current trustees. The other two ProLogis trustees will be Nelson C. Rising and Christine Garvey, each of whom is currently a member of Catellus’ board of directors. Each of these 14 trustees will hold office for a term expiring at ProLogis’ 2006 annual shareholder meeting and until his or her successor is duly elected and qualified.
      Nelson C. Rising, 63, has been Chairman of the Board and Chief Executive Officer of Catellus since May 2000. From 1994 to May 2000, he served as the President and Chief Executive Officer of Catellus and as a director. He is Chairman of the Board of the Bay Area Council and a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).
      Christine Garvey, 59, has been a member of Catellus’ board of directors since 1995. Ms. Garvey has served as a consultant to Deutsche Bank AG since May 2004. From May 2001 to May 2004, Ms. Garvey served as Global Head of Corporate Real Estate Services at Deutsche Bank AG London. From December 1999 until April 2001, Ms. Garvey served as Vice President, Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. Ms. Garvey has been a member of the board of directors of Hilton Hotels Corporation since May 2005.

Executive Officers
      All of ProLogis’ current executive officers, other than John W. Seiple, Jr., are expected to continue to hold office after the effective time of the merger in the same capacities as they currently serve, until their successors are duly elected and qualified or until their earlier resignations or removals. Mr. Seiple, who is currently ProLogis’ President and Chief Executive Officer of North America, will resign from that office effective as of the date on which the merger is completed. Ted R. Antenucci, who is currently President of Catellus Commercial Development Corporation, has entered into an employment agreement with ProLogis that will become effective upon the completion of the merger for an initial term ending on December 31, 2007. Mr. Antenucci will become President — Global Development of ProLogis at the effective time of the merger and will assume the majority of Mr. Seiple’s responsibilities. See the section of this document entitled “The Merger — Interests of Catellus’ Executive Officers and Directors in the Merger — Employment Agreement between Ted R. Antenucci and ProLogis” for a summary of the terms of Mr. Antenucci’s employment agreement with ProLogis.
      Ted R. Antenucci, 40, has served as President of Catellus Commercial Development Corporation, or CCDC, a wholly owned subsidiary of Catellus, since September 2001. Mr. Antenucci served as Executive Vice President of CCDC, where he managed Catellus’ industrial development activities throughout the western United States, from April 1999 to September 2001.

THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. It is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this document as Annex A and is incorporated into this document by reference. The merger agreement has been included in this document to provide you with information regarding its terms. It is not intended to provide any other factual information about ProLogis and Catellus. That information can be found elsewhere in this document and in the other public filings each of us makes with the Securities and Exchange Commission. See the section of this document entitled “Additional Information — Where You Can Find More Information” for more details. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger.
Structure of the Merger
      At the effective time of the merger, Catellus will merge with and into Palmtree Acquisition Corporation, a newly formed, nominally capitalized Delaware corporation that is a subsidiary of ProLogis. Palmtree Acquisition Corporation will be the surviving corporation in the merger. Palmtree Acquisition Corporation will make an election to be treated as a REIT for tax purposes beginning as of the date of its formation. In this document, we sometimes refer to Palmtree Acquisition Corporation as the surviving corporation.
      The certificate of incorporation of Palmtree Acquisition Corporation, as in effect immediately prior to the effective time of the merger, will be the surviving corporation’s certificate of incorporation until duly amended. Palmtree Acquisition Corporation’s bylaws will be the surviving corporation’s bylaws until duly amended. The directors and officers of Palmtree Acquisition Corporation at the effective time of the merger will be the surviving corporation’s directors and officers.
      ProLogis’ board of trustees will consist of 14 trustees as of the effective time of the merger, twelve of whom will be ProLogis’ current trustees. The other two ProLogis trustees will be Nelson C. Rising and Christine Garvey, each of whom is currently a member of Catellus’ board of directors. See the section of this document entitled “The Merger — Trustees and Executive Officers of the Combined Company — Board of Trustees” for information on these proposed trustees. See also the section of this document entitled “The Merger — Interests of Catellus Executive Officers and Directors in the Merger.”
When the Merger Becomes Effective
      Catellus and Palmtree Acquisition Corporation will execute and file a certificate of merger with the Secretary of State of the State of Delaware no later than three business days after the last condition to completing the merger is satisfied or waived or at such other time as ProLogis and Catellus may agree in writing. The merger will become effective upon the acceptance of the certificate of merger for record by the Secretary of State of the State of Delaware or such later time and date on which the parties agree and designate in the certificate of merger. That time is referred to in this document as the “effective time of the merger.”
Conversion of Catellus and Palmtree Acquisition Corporation Stock
      At the effective time of the merger:

•	each share of Palmtree Acquisition Corporation stock that is issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding and will be unchanged by the merger;

•	each share of Catellus common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (1) shares owned by Catellus, ProLogis or any of their respective wholly owned subsidiaries, (2) shares with respect to which a valid and timely demand for appraisal rights under Delaware law has been made and not revoked and (3) shares that constitute Catellus restricted stock or restricted stock units) will be converted into the right to receive, at the option of the holder but subject to reallocation as described under the sections entitled “— Catellus Stockholder Elections” and “— Reallocation of Catellus Stockholder Elections”, either:

•	0.822 of a ProLogis common share; or

•	$33.81 in cash, without interest;

•	each share of Catellus common stock that is owned by Catellus, ProLogis or any of their respective wholly owned subsidiaries immediately prior to the effective time of the merger will be canceled and retired without any payment and will cease to exist;

•	each share of Catellus common stock with respect to which a valid and timely demand for appraisal rights under Delaware law has been made and not revoked will be treated as described in the section of this document entitled “The Merger — Appraisal Rights”; and

•	each share of Catellus common stock that constitutes restricted stock or a restricted stock unit immediately prior to the effective time of the merger, and each option to acquire Catellus common stock that is outstanding immediately prior to the effective time of the merger, will be treated as described under “— Treatment of Catellus Restricted Stock, Restricted Stock Units and Stock Options.”
      If, between the date of the merger agreement and the effective time of the merger, the outstanding ProLogis common shares or shares of Catellus common stock are changed into a different number of shares or a different class as a result of a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, then an appropriate adjustment will be made to the exchange ratio and the cash consideration payable, as applicable, per share.
Treatment of Catellus Restricted Stock, Restricted Stock Units and Stock Options
      At the effective time of the merger, all then-outstanding Catellus restricted stock, restricted stock units and stock options (whether vested or unvested and whether or not exercisable) will be canceled. The holders of those canceled Catellus restricted stock, restricted stock units and stock options will have no rights thereunder after the effective time of the merger other than the right to receive the payments described below to which they are entitled. All Catellus stock option plans and stock compensation plans and arrangements will be canceled at the effective time of the merger.
      As soon as practicable following the effective time of the merger, each holder of canceled Catellus restricted stock or restricted stock units will receive a “net restricted stock payment” in the form of a number of ProLogis common shares equal to 65% of the net restricted stock payment (based on the closing price of a ProLogis common share on the last business day immediately prior to the date on which the merger is completed) and an amount in cash equal to 35% of the net restricted stock payment. The “net restricted stock payment” with respect to canceled Catellus restricted stock or restricted stock units means:

•	the product of (1) the number of shares of Catellus common stock that were subject to such restricted stock or restricted stock units and (2) $33.81, less

•	the aggregate amount that is required to be withheld under any provision of federal, state, local or foreign tax law with respect to the amount described in the preceding bullet point.
      As soon as practicable following the effective time of the merger, each holder of canceled Catellus stock options will receive a “net option payment” in the form of a number of ProLogis common shares equal to 65% of the net option payment (based on the closing price of a ProLogis common share on the last business day immediately prior to the date on which the merger is completed) and an amount in cash equal to 35% of the net option payment. The “net option payment” with respect to a canceled Catellus stock option means:

•	the product of (1) the number of shares of Catellus common stock that were subject to such canceled stock option and (2) the excess, if any, of $33.81 over the exercise price per share of such canceled stock option, less

•	the aggregate amount that is required to be withheld under any provision of federal, state, local or foreign tax law with respect to the amount described in the preceding bullet point.
Catellus Stockholder Elections
      Each Catellus stockholder is being sent an election form and transmittal letter concurrently with the mailing of this document. Catellus will use its commercially reasonable efforts to mail an election form and transmittal letter to any person who acquires Catellus common stock between the record date for the Catellus special meeting and the seventh business day prior to the election deadline described below. If you are a Catellus stockholder, you have the right to submit an election form indicating whether you prefer to receive your merger consideration in the form of cash, ProLogis common shares, or a combination of both, or whether you have no preference.
      In order to make a valid election, a Catellus stockholder’s properly completed, signed election form must be received by the exchange agent by 5:00 p.m., Eastern time, on                     , 2005, which is one business day before the Catellus special meeting. In this document, we refer to this time and date as the “election deadline.”
      Each election form must be accompanied by the Catellus common stock certificates to which the election relates (unless the shares are held in book entry form), duly endorsed in blank or otherwise in form acceptable for transfer on the books of Catellus, or by an appropriate guarantee of delivery as set forth in the election form. If a Catellus stockholder does not make an election or if a Catellus stockholder makes a defective, ineffective or untimely election, the Catellus stockholder will be allocated either cash or ProLogis common shares, or a combination of both, depending on the elections made by other Catellus stockholders. For shares held in “street name,” your broker will provide you with instructions.
      A Catellus stockholder may revoke or change an election form previously submitted to the exchange agent by delivering to the exchange agent written notice of such revocation or change at any time prior to the election deadline. All Catellus stockholder elections will be deemed to be automatically revoked if the merger agreement is terminated.
Reallocation and Proration of Catellus Stockholder Elections
      The total amount of cash that will be paid to Catellus stockholders in the merger, which is referred to in this document as the “aggregate cash consideration,” is fixed at $1.255 billion, less (1) the amount of cash payable with respect to Catellus restricted stock, restricted stock units and stock options that are canceled at the effective time of the merger, as described under “— Treatment of Catellus Restricted Stock, Restricted Stock Units and Stock Options” and (2) the amount of cash equal to the aggregate number of dissenting Catellus stockholders multiplied by $33.81. All Catellus stockholders elections are subject to reallocation to preserve this limitation on the cash that will be paid by ProLogis pursuant to the merger agreement.
      The exchange agent will allocate the aggregate cash consideration and ProLogis common shares to be issued to Catellus stockholders by the later to occur of (1) the effective time of the merger and (2)                     , 2005, which is seven days after the election deadline. Prior to making such allocation, the exchange agent will categorize each share of Catellus common stock entitled to receive merger consideration in one of the following ways:

•	a “cash election share”, which means a share of Catellus common stock for which a valid election has been made to receive merger consideration in the form of $33.81 in cash, without interest;

•	a “share election share”, which means a share of Catellus common stock for which a valid election has been made to receive merger consideration in the form of 0.822 of a ProLogis common share; or

•	a “non-election share”, which means a share of Catellus common stock for which either a valid election has not been made or a valid election has been made that indicates the holder has no preference as to what form of merger consideration the holder receives.
      If the exchange agent determines that the total number of cash election shares multiplied by $33.81 is equal to the aggregate cash consideration, then (1) all cash election shares will be converted into the right to receive $33.81 in cash, without interest, and (2) all share election shares and non-election shares will be converted in to the right to receive 0.822 of a ProLogis common share.
      Reallocation if Too Little Cash is Elected. If the exchange agent determines that the total number of cash election shares multiplied by $33.81 is less than the aggregate cash consideration, then:

•	each cash election share will be converted into the right to receive $33.81 in cash, without interest;

•	each non-election share will be converted into the right to receive $33.81 in cash, without interest, to the extent necessary to have the total number of cash election shares multiplied by $33.81 equal the aggregate cash consideration (if less than all of the non-election shares need to be treated as cash election shares, then the exchange agent will select on a pro rata basis which non-election shares will be treated as cash election shares, and all of the remaining non-election shares will be treated as share election shares and will be converted into the right to receive 0.822 of a ProLogis common share);

•	if the total number of cash election shares (including the non-election shares treated as cash election shares as described in the preceding bullet point) multiplied by $33.81 remains less than the aggregate cash consideration, then the exchange agent will select on a pro rata basis a sufficient number of share election shares that will be treated as cash election shares such that the total number of cash election shares (including the non-election shares treated as cash election shares as described in the preceding bullet point and the reallocated share election shares selected by the exchange agent) multiplied by $33.81 equals the aggregate cash consideration, and the reallocated share election shares selected by the exchange agent will be converted into the right to receive $33.81 in cash, without interest; and

•	all share election shares other than those reallocated as described in the preceding bullet point will be converted into the right to receive 0.822 of a ProLogis common share.
      Reallocation if Too Much Cash is Elected. If the exchange agent determines that the total number of cash election shares multiplied by $33.81 exceeds the aggregate cash consideration, then:

•	each share election share will be converted into the right to receive 0.822 of a ProLogis common share;

•	each non-election share will be converted into the right to receive 0.822 of a ProLogis common share;

•	the exchange agent will select on a pro rata basis a sufficient number of cash election shares that will be treated as share election shares such that the total number of cash election shares remaining after such reallocation multiplied by $33.81 equals the aggregate cash consideration, and the reallocated cash election shares selected by the exchange agent will be converted into the right to receive 0.822 of a ProLogis common share; and

•	each cash election share other than those reallocated as described in the preceding bullet point will be converted into the right to receive $33.81 in cash, without interest.

Exchange of Shares; Fractional Shares
      Exchange Agent. ProLogis has designated EquiServe Shareholder Services to act as its exchange agent for purposes of conducting the election procedure described above and delivering the merger consideration that is payable to Catellus stockholders. Prior to the effective time of the merger, ProLogis will deliver to the exchange agent:

•	the aggregate number of ProLogis common shares that constitute the portion of the merger consideration payable in ProLogis common shares;

•	cash in an amount equal to the aggregate cash consideration; and

•	cash in the amount required to make payment to Catellus stockholders in lieu of the issuance of fractional ProLogis common shares.
      After the effective time of the merger, there will be no further transfers of shares of Catellus common stock on the records of Catellus or the surviving corporation. If Catellus stock certificates are presented to ProLogis or the surviving corporation for transfer after the effective time of the merger, they will be canceled and exchanged as described below.
      Exchange of Shares of Catellus Common Stock. The exchange agent will mail to all Catellus stockholders who did not deliver a valid election form a transmittal letter and instructions explaining how to surrender their shares of Catellus common stock to the exchange agent after the effective time of the merger. Catellus stockholders who delivered a valid election form will not receive, and are not required to complete, another transmittal letter in order to receive the merger consideration to which they are entitled since they have already completed, signed and delivered a transmittal letter and surrendered their shares of Catellus common stock.
      A Catellus stockholder who delivers a properly completed and signed transmittal letter and any other documents required by the instructions accompanying the transmittal letter to the exchange agent, together with the stockholder’s Catellus stock certificate or certificates (unless the shares are held in book entry form) will receive, in each case without interest:

•	the number of whole ProLogis common shares, if any, into which the shares of Catellus common stock previously represented by such Catellus stock certificates have been converted;

•	cash representing any fractional ProLogis common shares to which such person would have otherwise been entitled to receive;

•	the aggregate amount of cash, if any, into which the shares of Catellus common stock previously represented by such Catellus stock certificates have been converted;

•	the aggregate amount of any distributions declared but unpaid as of the effective time of the merger with respect to the shares of Catellus common stock previously represented by such Catellus stock certificates; and

•	the aggregate amount of any distributions declared and paid after the effective time of the merger with respect to any whole ProLogis common shares into which the Catellus common stock previously represented by such Catellus stock certificates were converted.
      Until you deliver a properly completed and signed transmittal letter and any other documents required by the instructions accompanying the transmittal letter, together with your Catellus stock certificates (unless your shares are held in book entry form), to the exchange agent, any dividends or other distributions declared with a record date after the effective time of the merger will accrue, but will not be paid, on any ProLogis common shares that you are entitled to receive in connection with the merger. You will not be able to vote or exercise any ownership rights with respect to any ProLogis common shares you are entitled to receive in the connection with the merger until you have surrendered your shares of Catellus common stock.

      The exchange agent will deliver to ProLogis any ProLogis common shares and any cash that remains unclaimed by Catellus stockholders for one year after the effective time of the merger. After that time, Catellus stockholders may look only to ProLogis for delivery of merger consideration. Neither the exchange agent nor any party to the merger agreement will be liable to any Catellus stockholder for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
      Fractional Shares. Catellus stockholders that are entitled to receive ProLogis common shares in exchange for their shares of Catellus common stock will not receive fractional ProLogis common shares. Instead, each Catellus stockholder otherwise entitled to a fractional ProLogis common share will be paid an amount in cash, rounded to the nearest whole cent, without interest, equal to the product of:

•	the fraction of a ProLogis common share that the Catellus stockholder would otherwise be entitled to receive, and

•	the average closing price of a ProLogis common share on the New York Stock Exchange for the ten trading days immediately preceding the effective time of the merger (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source).
      Catellus stockholders who are otherwise entitled to receive a fractional ProLogis common share will not be entitled to dividends, voting rights or any other rights in respect of any fractional ProLogis common share.
Conditions to Completing the Merger
      Conditions to Each Party’s Obligation to Complete the Merger. The respective obligations of each of the parties to the merger agreement to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval by Catellus stockholders of the merger agreement;

•	the approval by ProLogis shareholders of the issuance of ProLogis common shares contemplated by the merger agreement;

•	the approval for listing on the New York Stock Exchange of the ProLogis common shares to be issued as contemplated by the merger agreement, subject to official notice of issuance;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger; and

•	the declaration of effectiveness of the registration statement of which this document is a part by the Securities and Exchange Commission and the absence of any stop order or proceedings seeking a stop order.
      Additional Conditions to ProLogis’ and Palmtree Acquisition Corporation’s Obligations to Complete the Merger. ProLogis’ and Palmtree Acquisition Corporation’s obligations to complete the merger are further subject to the satisfaction or waiver of the following conditions:

•	the accuracy, to the extent specified in the merger agreement, of the representations and warranties made by Catellus in the merger agreement;

•	the performance by Catellus in all material respects of all obligations and covenants required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	the absence of any change, event or circumstance that, individually or in the aggregate, constitutes a material adverse effect on Catellus, as defined in the merger agreement;

•	the receipt of an opinion dated as of the date on which the merger is completed from O’Melveny & Myers LLP or another nationally recognized law firm as to Catellus’ qualification as a REIT under the Internal Revenue Code; and

•	the receipt of an opinion dated as of the date on which the merger is completed from Mayer, Brown, Rowe & Maw LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
      Additional Conditions to Catellus’ Obligation to Complete the Merger. Catellus’ obligations to complete the merger are further subject to the satisfaction or waiver of the following conditions:

•	the accuracy, to the extent specified in the merger agreement, of the representations and warranties made by ProLogis in the merger agreement;

•	the performance by ProLogis in all material respects of all obligations and covenants required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	the absence of any change, event or circumstance that, individually or in the aggregate, constitutes a material adverse effect on ProLogis, as defined in the merger agreement;

•	the receipt of an opinion dated as of the date on which the merger is completed from Mayer, Brown, Rowe & Maw LLP as to ProLogis’ and Palmtree Acquisition Corporation’s qualification as REITs under the Internal Revenue Code; and

•	the receipt of an opinion dated as of the date on which the merger is completed from O’Melveny & Myers, LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
      Waiver of Conditions. Either ProLogis or Catellus may choose to complete the merger even though a condition to that company’s obligation has not been satisfied if the necessary shareholder approvals have been obtained and the law allows the company to do so.
Representations and Warranties
      The merger agreement contains representations and warranties by each of ProLogis and Catellus as to itself, its subsidiaries and, in some cases, its joint ventures. Many of these representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not have a material adverse effect on the party making the representation and warranty. These representations and warranties include, among other things:

•	due organization, good standing and authority;

•	subsidiaries and joint ventures;

•	capital structure;

•	authorization to enter into the merger agreement and to complete the merger;

•	the enforceability of the merger agreement;

•	required consents, approvals or authorizations of governmental authorities to complete the merger;

•	the absence of conflicts, violations and defaults as a result of entering into the merger agreement and completing the merger;

•	compliance with the rules and regulations of the Securities and Exchange Commission and its reporting requirements;

•	the accuracy of financial statements and reports filed with the Securities and Exchange Commission;

•	the absence of certain changes since December 31, 2004;

•	the absence of litigation and undisclosed liabilities;

•	compliance with applicable laws and permits;

•	tax matters, including REIT qualification matters;

•	appropriate funding of pension and employee benefit plans and compliance with applicable regulations;

•	labor and employment matters;

•	the absence of violations or liabilities under environmental laws;

•	intangible property;

•	title to properties and encumbrances;

•	insurance;

•	receipt of financial advisor opinions in connection with the merger;

•	broker’s and finder’s fees;

•	required board and stockholder approvals;

•	material contracts;

•	the inapplicability of state anti-takeover statutes;

•	with respect to Catellus only, related party transactions and beneficial ownership of Catellus common stock by Catellus and its subsidiaries;

•	with respect to ProLogis only, the operations of Palmtree Acquisition Corporation; and

•	with respect to ProLogis only, the ability to pay the cash consideration payable pursuant to the terms of the merger agreement, the net restricted stock payments and the net option payments and all fees and expenses in connection with the merger.
Material Adverse Effect on Catellus or ProLogis
      For purposes of the merger agreement, a material adverse effect with respect to ProLogis or Catellus, as the case may be, means (1) a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of it and its subsidiaries, taken as a whole, or (2) the effect of preventing or materially delaying the performance of its obligations under the merger agreement or the completion of the merger, other than any change to the extent resulting from or attributable to:

•	any change in general national or international economic, financial or political conditions or events, including the effects of terrorist acts that do not result in the destruction or material physical damage of a material portion of its real properties;

•	the announcement, pendency or completion of the merger and the merger agreement; or

•	any change in conditions generally affecting the securities markets or the industry in which it and its subsidiaries operate that does not affect it and its subsidiaries to a materially greater extent than such change affects other persons in that industry.
      ProLogis has agreed that the following events would not constitute a material adverse effect on Catellus: (1) the failure to obtain any of the consents or approvals required in connection with the merger or (2) any change between June 5, 2005 and the date on which the merger is completed in Catellus’ reserve with respect to liabilities related to the pending IRS tax audit of Catellus, regardless of whether such change in reserve affects Catellus’ current, prospective or historical financial information, and any change, event or circumstance directly related to any such change in reserve.
Covenants and Other Agreements
      Conduct of Business Pending the Merger. During the period from the date of the merger agreement to the effective time of the merger, Catellus and ProLogis have agreed to, and to cause their respective subsidiaries and, in the case of Catellus, its joint ventures (to the extent within its or its subsidiaries’ control) to, use commercially reasonable efforts to:

•	carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the merger agreement and in compliance in all material respects with applicable law; and

•	preserve intact in all material respects their respective current business organization, goodwill, ongoing businesses and status as REITs within the meaning of the Internal Revenue Code.
      In addition, pending the completion of the merger and subject to certain exceptions, Catellus has agreed that it will not, and will not cause any of its subsidiaries and, to the extent within its or its subsidiaries’ control, each of its joint ventures to do any of the following without ProLogis’ prior written consent:

•	declare, set aside or pay any dividends or make other distributions, except for Catellus’ regular quarterly cash dividend (at a rate not to exceed $0.27 per share of Catellus common stock, unless a larger distribution is necessary to maintain Catellus’ REIT status or avoid certain adverse tax consequences specified in the merger agreement) and in respect of equity of a wholly owned Catellus subsidiary;

•	split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of these equity interests;

•	purchase, redeem or otherwise acquire any equity interests in any Catellus subsidiary or joint venture or any options, warrants or rights to acquire, or securities convertible into, equity interests in any Catellus subsidiary, except to repurchase shares of Catellus common stock issued under any Catellus stock option plan or in connection with the cashless exercise of a Catellus stock option;

•	issue, deliver, sell or grant any option or right to acquire any shares, capital stock, voting or redeemable securities or any securities convertible into the same, except to a wholly owned Catellus subsidiary and in connection with the exercise of a Catellus stock option and the conversion of any Catellus convertible securities outstanding as of the date of the merger agreement;

•	change, or consent to a change in, the ownership of any Catellus subsidiary;

•	amend Catellus’ certificate of incorporation or bylaws or other organizational documents of any Catellus subsidiary or joint venture, except as required by the merger agreement;

•	merge, consolidate or enter into any similar transaction;

•	commit to make any capital expenditures, except for certain capital expenditures to which ProLogis agreed at the time it signed the merger agreement and capital expenditures in the ordinary course of business consistent with past practice and not exceeding $3 million individually or $6 million in the aggregate;

•	acquire, or enter into or exercise an option to acquire, real property with a purchase price in excess of $10 million unless the acquisition is necessary to effect a like-kind exchange under Section 1031 of the Internal Revenue Code;

•	commence construction of, or enter into any commitment to, develop or construct real estate projects in excess of $10 million individually or $25 million in the aggregate;

•	incur additional indebtedness except under Catellus’ revolving line of credit;

•	make any loans, advances, capital contributions or investments in another entity in excess of $1 million individually and $5 million in the aggregate;

•	sell, mortgage, lease, subject to lien or otherwise dispose any real, personal or intangible property or pledge or otherwise encumber any equity interests or securities of Catellus or its subsidiaries and joint ventures, except for transactions made in the ordinary course of business that are not material individually or in the aggregate;

•	enter into any “keep well” or agreement to maintain any financial statement condition of another entity or any agreement having the same economic effect;

•	prepay, refinance or amend any existing indebtedness;

•	pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice;

•	make or rescind any material tax election;

•	adversely change in any material respect any accounting methods, principles or practices;

•	settle or compromise any tax claim, action, suit, litigation proceeding, arbitration, investigation, audit or controversy, except in the case of tax settlements or compromises less than or equal to $500,000 individually or $2,000,000 in the aggregate, or change any of its methods of reporting income or deductions for federal income tax purposes;

•	adopt or amend any compensation or employee benefit plan or enter into or amend any employment, consulting, severance or similar agreement, except in the ordinary course of business consistent with past practice;

•	enter into or amend any material agreement with its affiliates or its present officers and directors;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•	settle or compromise any material litigation, except for settlements or compromises that do not require payments in excess of $500,000 individually or $2,000,000 in the aggregate;

•	enter into, amend or terminate, or waive compliance with the terms of, or breaches under, any material contract (as defined in the merger agreement);

•	enter into a “tax protection agreement,” as defined in the merger agreement;

•	sell, securitize, factor or transfer accounts receivable; or

•	accept a promissory note in payment of the exercise price under a Catellus stock option.

      In addition, pending the completion of the merger and subject to certain exceptions, ProLogis has agreed that it will not do any of the following without Catellus’ prior written consent:

•	declare, set aside or pay any dividends or make other distributions, except for ProLogis’ regular quarterly cash dividend (at a rate not to exceed $0.37 per ProLogis common share for the quarter ending September 30, 2005 and subsequent quarters, unless a larger distribution is necessary to maintain ProLogis’ REIT status or avoid certain adverse tax consequences specified in the merger agreement) and distributions with respect to ProLogis preferred shares at their respective stated rate;

•	split, combine or reclassify any ProLogis shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of those shares;

•	purchase, redeem or otherwise acquire any ProLogis shares or any options, warrants or rights to acquire, or securities convertible into, ProLogis shares, except in the circumstances set forth in the merger agreement;

•	issue, deliver, sell or grant any option or right in respect of ProLogis common shares or any securities convertible into, or any rights, warrants or options to acquire, any ProLogis common shares, except in the circumstances set forth in the merger agreement;

•	amend ProLogis’ declaration of trust or bylaws, except as required by the merger agreement or to increase the number of authorized ProLogis shares of beneficial interest to 375,000,000;

•	merge, consolidate or enter into any similar transaction;

•	make or rescind any material tax election;

•	adversely change in any material respect any accounting methods, principles or practices; or

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of ProLogis or Palmtree Acquisition Corporation.
      No Solicitation by Catellus. Catellus has agreed that neither it nor any of its subsidiaries will authorize or permit, directly or indirectly, any officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other agent, representative or affiliate to:

•	initiate, solicit, encourage or facilitate (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal or action that constitutes, or may be reasonably expected to lead to, any “competing transaction”; or

•	enter into or participate in discussions or negotiate with any person or entity regarding a competing transaction.
      In addition, Catellus has agreed to, and to cause each of its subsidiaries (to the extent within its control) to, cause their respective officers, trustees, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders and other agents, representatives or affiliates to cease any discussions, negotiations or communications with any party or parties with respect to any competing transaction.
      For purposes of the merger agreement, a “competing transaction” means:

•	any merger, consolidation, share exchange, business combination or similar transaction involving Catellus or one of its material subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or disposition of 15% or more of the assets of Catellus and its subsidiaries, taken as a whole, in a single or a series of related transactions; or

•	any tender offer or exchange offer for 15% or more of the voting power in the election of directors exercisable by the holders of the outstanding equity securities of Catellus or one of its material subsidiaries.
      Catellus has also agreed to promptly notify ProLogis no later than 24 hours after receipt of the relevant details, including the identity of the parties and price, of any inquiries and proposals that it or any of its subsidiaries or their respective officers, trustees, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders and other agents, representatives or affiliates receives and promptly inform ProLogis in writing if any such inquiry or proposal becomes reasonably likely to lead to a proposal for a competing transaction.
      If Catellus receives a proposal for a competing transaction that was unsolicited and did not otherwise result from Catellus’ breach of the no solicitation covenant in the merger agreement, Catellus may:

•	furnish non-public information with respect to it and its subsidiaries to the person or entity who made the proposal if (a) Catellus has previously or concurrently furnished this information to ProLogis and (b) the information is furnished pursuant to a confidentiality agreement that is at least as favorable to Catellus as the confidentiality agreement entered into between Catellus and ProLogis;

•	contact the third party and its advisors solely for the purpose of clarifying the proposal, any material contingencies and the capability of the consummation of the proposed transaction in order to determine whether the proposal is reasonably likely to lead to a “superior competing transaction”; and

•	continue to furnish non-public information and participate in negotiations regarding the proposal if Catellus’ board of directors determines in good faith, after consultation with its outside counsel and financial advisors having a nationally recognized reputation, that the proposal is reasonably likely to lead to a superior competing transaction.
      For purposes of the merger agreement, a “superior competing transaction” means a bona fide written proposal made by a third party for a competing transaction that:

•	has terms that a majority of Catellus’ board of directors determines in good faith, after consultation with its outside counsel and financial advisors having a nationally recognized reputation, are superior to Catellus stockholders to those provided for in the merger and the other transactions contemplated by the merger agreement (taking into account all financial and strategic considerations and other factors deemed relevant by Catellus’ board of directors); and

•	was not solicited, encouraged or facilitated by Catellus or its affiliates or any of their respective advisors in breach of the no solicitation covenant contained in the merger agreement.
      The merger agreement also provides that Catellus may respond to a third-party tender offer as required by the federal securities laws and make disclosures to its stockholders of any information required to be disclosed under applicable law.
      Withdrawal or Modification of Recommendation to Catellus Stockholders. Catellus’ board of directors may approve or recommend (and withdraw or modify its approval or recommendation of the merger and merger agreement) a superior competing transaction or enter into an agreement with respect to a superior competing transaction only if:

•	Catellus’ board of directors determines in good faith, after consulting with its outside legal counsel and financial advisors of nationally recognized reputation, that such action is consistent with its fiduciary duties under applicable law;

•	Catellus complies fully with the no solicitation covenant contained in the merger agreement;

•	Catellus provides ProLogis with at least three business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the merger and the merger agreement;

•	in the event ProLogis makes a counter proposal within the three-day period referred to in the preceding bullet point, Catellus’ board of directors determines in good faith, after consultation with its outside counsel and financial advisors having a nationally recognized reputation, that ProLogis’ counter proposal is not at least as favorable to Catellus stockholders as the superior competing transaction (taking into account all financial and strategic considerations and other factors deemed relevant by Catellus’ board of directors); and

•	Catellus terminates the merger agreement in accordance with its terms and pays ProLogis a $90 million termination fee and $8 million of break-up expenses.
      Employee Arrangements. The surviving corporation has agreed to assume and honor all Catellus severance agreements in accordance with their terms and has agreed not to challenge the validity of any obligation of Catellus or its subsidiaries under the severance agreements.
      Following the date on which the merger is completed, ProLogis has agreed to provide Catellus employees who become employees of ProLogis, or transferred employees, with the same benefits that are provided to similarly situated employees of ProLogis from time to time. In addition, solely for the purpose of providing continuing health care coverage to Catellus employees who do not become employees of ProLogis, ProLogis has agreed to continue to maintain Catellus’ employee benefit plans in effect on the date that the merger is completed through December 31, 2006. After December 31, 2006, continuation coverage will be provided by ProLogis under its own employee benefit plans.
      ProLogis has agreed to waive all limitations regarding pre-existing conditions, exclusions and waiting periods under any welfare plans in which the transferred employees may be eligible to participate after the effective time of the merger other than limitations or waiting periods already in effect with respect to those employees and that had not been satisfied as of the effective time of the merger under the corresponding welfare plan with Catellus prior to the effective time of the merger. ProLogis has also agreed to provide each transferred employee with credit for any co-payments and deductibles paid prior to the effective time of the merger under a corresponding Catellus employee benefit plan.
      Transferred employees will retain all accrued but unused vacation and sick days as of the effective time of the merger. ProLogis has agreed to pay cash to non-transferred Catellus employees for any accrued but unused vacation and sick days as of the effective time of the merger. Transferred employees who are participants in certain ProLogis employee benefit plans will be given credit under those plans for their prior service with Catellus or its subsidiaries solely for purposes of determining eligibility to participate, vesting and entitlement to benefits and accruing vacation and sick or personal time.
      Further, ProLogis has agreed to pay transferred employees their annual bonuses for 2005 in an amount to be determined by Catellus immediately prior to the date on which the merger is completed.
      Affiliate Agreements. Prior to the effective time of the merger, Catellus has agreed to use its commercially reasonable efforts to cause its “affiliates,” as defined by Rule 145 under the Securities Act of 1933, to execute and deliver a written agreement (in the form attached to the merger agreement) restricting their ability to sell, transfer or otherwise dispose any ProLogis common shares received by them pursuant to the merger agreement except:

•	pursuant to an effective registration statement under the Securities Act of 1933;

•	in conformity with the volume and other limitations of Rule 145 under the Securities Act of 1933; or

•	in reliance upon an exemption from registration that is available under the Securities Act of 1933.
      Dividends and Distributions on Capital Stock. Catellus may, through the completion of the merger, continue to declare and pay regular quarterly dividends of up to $0.27 per share with respect to shares of Catellus common stock, beginning with the quarter ending September 30, 2005. ProLogis may, through the completion of the merger, continue to declare and pay (1) regular quarterly dividends of up to $0.37 per share with respect to ProLogis common shares, beginning with the quarter ending September 30, 2005, and (2) distributions at their respective stated dividend or distribution rates with respect to any series of ProLogis preferred shares. ProLogis and Catellus have agreed to set the same record date for the distribution of the Catellus quarterly dividends to Catellus stockholders and the distribution of the ProLogis quarterly dividends to ProLogis shareholders. Prior to entering into the merger agreement, Catellus declared a regular cash dividend of $0.27 per share of common stock for the second quarter of 2005, which it intends to pay on July 15, 2005, to stockholders of record at the close of business on June 28, 2005. ProLogis paid a regular cash dividend of $0.37 per common share for the second quarter of 2005 on May 31, 2005, to shareholders of record at the close of business on May 16, 2005.
      In addition, if necessary to comply with REIT qualification and distribution requirements and to avoid, to the extent reasonably possible, the incurrence of income or excise tax, Catellus will declare and pay a dividend to its stockholders, the record and payment date for which will be the close of business on the last business day prior to the date on which the merger is completed, distributing cash in an amount equal to Catellus’ estimated “real estate investment trust taxable income” (as that term is used in Section 857(a) of the Internal Revenue Code), taking into account any dividends previously paid by Catellus during the tax year, plus any other amounts determined by Catellus, in consultation with ProLogis. ProLogis will declare and pay a corresponding dividend to its shareholders at the same time in an aggregate amount equal to the dividend paid by Catellus divided by 0.822.
      Indemnification; Directors’ and Officers’ Insurance. Under the merger agreement, ProLogis has agreed to indemnify Catellus’ directors and officers to the same extent as they are currently indemnified by Catellus. ProLogis has agreed that all rights to indemnification that exist in favor of, and all limitations of the personal liability of, Catellus’ directors and officers provided for in Catellus’ certificate of incorporation or bylaws, as currently in effect, with respect to matters occurring prior to the effective time of the merger, including the merger, will continue in full force and effect from and after the effective time of the merger. Catellus has agreed to purchase, prior to the effective time of the merger, an extended reporting period endorsement under Catellus’ existing directors’ and officers’ liability insurance coverage for a period of six years following the effective time of the merger with coverage on terms that are not materially less favorable on the whole to Catellus’ directors and officers as is currently provided by Catellus to these directors and officers, so long as such endorsement is available for a maximum aggregate cost of not more 300% of the existing annual premium paid by Catellus. To the extent that an endorsement is not available for no more than such maximum aggregate amount, then Catellus will purchase an endorsement in amount and scope as great as can be obtained for such maximum aggregate amount.
      Other Agreements Relating to the Period Before the Effective Time. The merger agreement contains additional agreements between ProLogis and Catellus relating to, among other things:

•	the preparation of this document;

•	calling and holding the special meetings of ProLogis shareholders and Catellus stockholders and proxy solicitation;

•	the adjournment of the special meetings and the use by each party of its commercial reasonable efforts to solicit proxies from ProLogis shareholders or Catellus stockholders, as the case may be;

•	access to and confidential treatment of information regarding the other party;

•	using commercially reasonable efforts to satisfy the conditions to closing;

•	using best efforts to cause the merger to be treated as a tax-free reorganization under the Internal Revenue Code;

•	public announcements;

•	indemnification of directors and officers of Catellus and its subsidiaries and directors’ and officers’ insurance;

•	the cooperation of Catellus and its subsidiaries and representatives in connection with any financing efforts by ProLogis or its affiliates;

•	Catellus using commercially reasonable efforts, upon the written request of ProLogis, to obtain resignations from, or cause the removal of, all of the officers and directors of each Catellus subsidiary;

•	compliance with the Sarbanes-Oxley Act of 2002; and

•	the listing on the New York Stock Exchange of the ProLogis common shares to be issued pursuant to the merger agreement.
Termination of the Merger Agreement
      The merger agreement may be terminated before the effective time of the merger in any of the following ways:

•	by mutual written consent duly authorized by ProLogis’ board of trustees and Catellus’ board of directors;

•	by ProLogis, if Catellus breaches any of its representations, warranties or covenants in the merger agreement, or if any of Catellus’ representations or warranties become untrue, in either case such that a condition of the merger cannot be satisfied by December 31, 2005;

•	by Catellus, if ProLogis breaches any of its representations, warranties or covenants in the merger agreement, or if any of ProLogis’ representations or warranties become untrue, in either case such that a condition of the merger cannot be satisfied by December 31, 2005;

•	by either ProLogis or Catellus, if:

(1) the merger is not completed by December 31, 2005, so long as the party seeking to terminate has not materially breached any of its representations, warranties or covenants in the merger agreement; or

(2) there is a legal prohibition to the merger that has become final and non-appealable;

•	by ProLogis, if Catellus stockholders fail to adopt the merger agreement at Catellus’ special meeting;

•	by Catellus, if ProLogis shareholders fail to approve the issuance of ProLogis common shares contemplated by the merger agreement at ProLogis’ special meeting;

•	by ProLogis, if (1) prior to Catellus’ special meeting, Catellus’ board of directors or any committee thereof shall have withdrawn, amended or modified in any manner adverse to ProLogis its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any superior competing transaction, (2) Catellus shall have entered into any agreement with respect to any superior competing transaction or (3) Catellus’ board of directors or any committee thereof shall have resolved to do any of the foregoing; or

•	by Catellus, if (1) Catellus has complied with its non-solicitation obligations under the merger agreement and the other conditions precedent to Catellus’ board of directors’ right to withdraw or modify its recommendation of the merger and to enter into a superior competing transaction (as described under the section entitled “— Withdrawal or Modification of Recommendation to Catellus Stockholders”) and (2) Catellus’ board of directors has approved or recommended a superior competing transaction or resolved to enter into an agreement with respect to such superior competing transaction.
Termination Fees and Expenses
      Termination Fees and Expenses Potentially Payable by Catellus. Catellus will be required to pay to ProLogis both a $90 million termination fee and $8 million of break-up expenses (to the extent the $8 million of break-up expenses have not been previously paid by Catellus as described below) if:

•	Catellus terminates the merger agreement to accept a superior competing transaction;

•	ProLogis terminates the merger agreement because:

(1) prior to Catellus’ special meeting, Catellus’ board of directors or any committee thereof shall have withdrawn, amended or modified in any manner adverse to ProLogis its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any superior competing transaction,

(2) Catellus shall have entered into any agreement with respect to any superior competing transaction, or

(3) Catellus’ board of directors or any committee thereof shall have resolved to do any of the foregoing;

•	ProLogis terminates the merger agreement because Catellus’ stockholders fail to approve it at Catellus’ special meeting and either:

(1) Catellus’ board of directors or any committee thereof shall have withdrawn, modified, amended or qualified in any manner adverse to ProLogis its approval or recommendation of the merger agreement or the merger, or

(2) (a) after June 5, 2005 and prior to such termination, any person has made an inquiry or proposal relating to a competing transaction and (b) within one year after such termination, Catellus shall complete a competing transaction with that person; or

•	ProLogis terminates the merger agreement because Catellus breaches any of its representations, warranties or covenants in the merger agreement, or if any of Catellus’ representations or warranties become untrue, in either case such that a condition of the merger cannot be satisfied by December 31, 2005 and (1) after June 5, 2005 and prior to such termination, any person has made an inquiry or proposal relating to a competing transaction and (2) within one year after such termination, Catellus shall complete a competing transaction with that person.
      Catellus will be required to pay to ProLogis $8 million of break-up expenses if ProLogis terminates the merger agreement because either (1) Catellus breaches any of its representations, warranties or covenants in the merger agreement, or if any of Catellus’ representations or warranties become untrue, in either case such that a condition of the merger cannot be satisfied by December 31, 2005 or (2) Catellus’ stockholders fail to adopt the merger agreement at Catellus’ special meeting.
      Termination Expenses Potentially Payable by ProLogis. ProLogis will be required to pay to Catellus $20 million of break-up expenses if Catellus terminates the merger agreement because either (1) ProLogis breaches any of its representations, warranties or covenants in the merger agreement, or if any of ProLogis’ representations or warranties become untrue, in either case such that a condition of the merger cannot be satisfied by December 31, 2005 or (2) ProLogis’ shareholders fail to approve the issuance of ProLogis common shares as contemplated by the merger agreement at ProLogis’ special meeting.
      Collection of Termination Fees and Expenses. The merger agreement provides that, if either ProLogis or Catellus is required to file suit to seek all or a portion of any termination fee or break-up expenses payable by the other party under the merger agreement and prevails in that litigation, it will be entitled to all expenses (including attorneys’ fees and expenses) that it incurs in enforcing its rights under the merger agreement.
Other Fees and Expenses
      All costs and expenses incurred in connection with the merger agreement and the related transactions will be paid by the party incurring them, except that termination fees and expenses will be paid as described above and except that each party will pay one-half of the printer costs and expenses in connection with the registration statement of which this document is a part.
Amendment; Extension and Waiver
      Amendment. Subject to the exceptions described in the next sentence, the merger agreement may be amended by ProLogis, Palmtree Acquisition Corporation and Catellus in writing by action of their respective boards of trustees or board of directors, as applicable. Once the required approvals from Catellus stockholders and ProLogis shareholders have been obtained, there may not be any amendment of the merger agreement that:

•	alters the amount or changes the form of the consideration to be paid to Catellus stockholders in the merger; or

•	alters or changes any of the terms or conditions of the merger agreement if the alteration or change would adversely affect either Catellus stockholders or ProLogis shareholders.
      Extension; Waiver. At any time prior to the effective time of the merger, each of ProLogis and Catellus may (1) extend the time for performance by the other party of its obligations under the merger agreement, (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or a document delivered pursuant to the merger agreement or (3) waive compliance with any agreement or conditions of the other party contained in the merger agreement.

Voting Agreement; Additional Agreements between Nelson C. Rising and ProLogis
      The following individuals entered into a voting agreement with ProLogis at the same time that the merger agreement was signed:

•	Nelson C. Rising, Chairman of the Board and Chief Executive Officer of Catellus;

•	Ted R. Antenucci, President of Catellus Commercial Development Corporation;

•	C. William Hosler, Senior Vice President and Chief Financial Officer of Catellus; and

•	Vanessa L. Washington, Senior Vice President and General Counsel of Catellus.
      The voting agreement provides that Messrs. Rising, Antenucci and Hosler and Ms. Washington must vote all of the shares of Catellus common stock beneficially held by them (1) in favor of approval of the merger agreement and (2) against any competing transaction. Messrs. Rising, Antenucci and Hosler and Ms. Washington hold a total of                      , or approximately      %, of the outstanding shares of Catellus common stock entitled to vote at the Catellus special meeting. In furtherance of the voting agreement, Messrs. Rising, Antenucci and Hosler and Ms. Washington granted to ProLogis a proxy to vote all of their shares of Catellus common stock solely with respect to the matters specified in, and in accordance with the terms of, the voting agreement. This proxy is irrevocable during the term of the voting agreement.
      Messrs. Rising, Antenucci and Hosler and Ms. Washington have also agreed in the voting agreement not to transfer any of their shares of Catellus common stock or Catellus restricted stock, restricted stock units or stock options without ProLogis’ prior written consent. This transfer restriction is subject to limited exceptions for transfers for tax or estate planning purposes or to charitable foundations, provided that the transferee agrees in writing to be bound by the terms of the voting agreement.
      The voting agreement also provides that:

•	Mr. Rising must elect to receive ProLogis common shares with respect to not less than 65% of the Catellus common stock that he owns;

•	Mr. Rising must maintain ownership of at least 125,000 ProLogis common shares until the earlier of two years following completion of the transaction or such time as he no longer serves on ProLogis’ board of trustees; and

•	ProLogis shall retain (and not pay to Mr. Rising) a portion of the cash to which Mr. Rising would otherwise be entitled to receive in connection with the merger in an amount equal to, and in full satisfaction of, Mr. Rising’s obligations to Catellus with respect to a $1 million unsecured loan that Catellus made to Mr. Rising in 2000.
      The voting agreement will terminate on the earliest to occur of (1) the mutual agreement of ProLogis and the applicable Catellus stockholder to terminate the voting agreement as to such stockholder, (2) the effective time of the merger and (3) the termination of the merger agreement in accordance with its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a discussion of the material U.S. federal income tax consequences relating to the merger and the receipt of ProLogis common shares and cash in the merger by holders of shares of Catellus common stock and certain holders of Catellus options. This discussion is generally applicable to holders of shares of Catellus common stock (or non-compensatory options to acquire shares of Catellus common stock) who hold their shares or options as capital assets (generally, property held for investment). For purposes of this discussion, unless otherwise indicated, any reference to a holder of Catellus common stock will include a holder of non-compensatory options to acquire shares of Catellus common stock.
      For purposes of this discussion, a U.S. Holder means a beneficial owner of shares of Catellus common stock or ProLogis common shares that is, for U.S. federal income tax purposes:

•	a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended, of the United States, or the Code;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or the trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person.
      A “Non-U.S. Holder” is a beneficial owner of shares of Catellus common stock or ProLogis common shares that is not a U.S. Holder. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Catellus common stock or ProLogis common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holding such shares or options, you should consult your tax advisor regarding the tax considerations described herein.
      This discussion does not deal with all income tax considerations that might be relevant to particular holders of shares of Catellus common stock or ProLogis common shares in light of their particular circumstances, for example, holders who are banks, insurance companies, regulated investment companies, tax-exempt entities or dealers in securities, holders who hold their shares or options as part of a hedging, straddle, conversion or other risk reduction transaction or holders who acquired their shares or options in connection with stock option or certain types of stock purchase plans or other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not these transactions are in connection with the merger), including transactions in which shares of Catellus common stock were or are acquired or in which shares of Catellus common stock were or are disposed of. Furthermore, other than as noted below, no foreign, state or local tax considerations are addressed in this document. The following discussion is not binding on the Internal Revenue Service, or the IRS, or any court.
      The information in this section is based on the Code, current, temporary and proposed U.S. Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this document. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. Accordingly, holders of shares of

Catellus common stock or ProLogis common shares are urged to consult their tax advisors as to the specific tax considerations relating to the merger, including the applicable U.S. federal, state, local and foreign income and estate tax consequences to them of the merger and applicable tax return reporting requirements.
Tax Consequences of the Merger

General
      The parties are not requesting a ruling from the IRS in connection with the merger. Statements of law and conclusions of law in this section entitled “Tax Consequences of the Merger” are the opinions of Mayer, Brown, Rowe & Maw LLP, counsel to ProLogis, and O’Melveny & Myers LLP, counsel to Catellus. The opinions of counsel are not binding on the IRS or the courts. As a result, we cannot assure you that the tax considerations and opinions contained herein will not be challenged by the IRS or sustained by a court if challenged or prevent the IRS from adopting a contrary position.
      Other than (1) the sentences in the section entitled “— General,” including this sentence, and (2) the sentences in the section entitled “— Tax Treatment of the Merger,” other than the fourth and sixth sentences thereof, the discussion in the section entitled “Tax Consequences of the Merger” constitutes the opinion of counsel.

Tax Treatment of the Merger
      The merger is intended to qualify as a “reorganization” under Section 368(a) of the Code. The U.S. federal income tax consequences described below are based on the assumption that the merger will qualify as a reorganization. The obligation of ProLogis to consummate the merger is conditioned upon Mayer, Brown, Rowe & Maw LLP, counsel to ProLogis, delivering an opinion to ProLogis that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. Mayer, Brown, Rowe & Maw LLP is of the opinion that the merger will qualify as a reorganization under Section 368(a) of the Code. The obligation of Catellus to consummate the merger is conditioned upon O’Melveny & Myers LLP, counsel to Catellus, delivering an opinion to Catellus that the merger will qualify as a reorganization under the provisions of Section 368(a) of Code. O’Melveny & Myers LLP is of the opinion that the merger will qualify as a reorganization under Section 368(a) of the Code.
      The opinions of counsel are based on and assume:

•	the accuracy of the statements and facts concerning the merger set forth in the merger agreement and in this document;

•	that the merger is consummated in the manner contemplated by, and in accordance with, the terms of the merger agreement this document; and

•	the accuracy of certain customary factual representations made by Catellus and ProLogis set forth in certificates delivered to counsel.
      If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.

Tax Treatment of Catellus, ProLogis and Holders of ProLogis Common Shares
      Catellus, ProLogis and holders of ProLogis common shares will not recognize any gain or loss as a result of the merger.

Tax Treatment of U.S. Holders of Shares of Catellus Common Stock
      Recognition of Gain or Loss by U.S. Holders Receiving Only Cash in the Merger. A U.S. Holder of shares of Catellus common stock receiving only cash in the merger will recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis in the shares of Catellus common stock surrendered. There are limitations on the deductibility of capital losses.
      No Recognition of Gain or Loss by U.S. Holders Receiving Only ProLogis Common Shares in the Merger. A U.S. Holder of shares of Catellus common stock receiving only ProLogis common shares in the merger will not recognize any gain or loss as a result of the merger (other than with respect to cash received in lieu of fractional shares, as described below).
      Recognition of Gain by U.S. Holders Receiving Both Shares of ProLogis Common Shares and Cash in the Merger. A U.S. Holder of shares of Catellus common stock receiving both cash and ProLogis common shares in the merger will recognize gain (which we refer to in this document as “recognized gain”), if any, but not loss, equal to the lesser of (i) the amount of cash that such U.S. Holder receives in the merger or (ii) the amount of gain “realized” in the merger, which will equal the amount by which (a) the cash such holder receives in the merger plus the fair market value of the ProLogis common shares such holder receives in the merger exceeds (b) such holder’s adjusted tax basis in the shares of Catellus common stock surrendered in the merger. A U.S. Holder’s recognized gain generally will be taxed as a capital gain, and such capital gain will constitute long-term capital gain if the shares of Catellus common stock have been held by such holder for more than one year at the time of the consummation of the merger. Generally, long-term capital gains recognized by non-corporate U.S. Holders will be subject to tax at a rate not to exceed 15%. If a U.S. Holder exchanges more than one “block” of shares of Catellus common stock (that is, groups of shares or options that such holder acquired at different times or at different prices), such holder must calculate his, her or its recognized gain separately on each block, and the results for each block may not be netted in determining such holder’s overall recognized gain. Instead, such U.S. Holder would recognize gain on those shares on which gain is realized, but, as described above, losses may not be recognized.
      Holding Period. The holding period of any ProLogis common shares received in the merger by a U.S. Holder of shares of Catellus common stock, including any fractional share interest for which cash is received, will include the period during which such holder held such Catellus shares surrendered in the merger.
      Tax Basis. The aggregate tax basis of any ProLogis common shares received in the merger by a U.S. Holder of shares of Catellus common stock will be the same as the aggregate tax basis of such Catellus shares surrendered in the merger, increased by such holder’s recognized gain, if any, and reduced by the amount of cash received by such holder in the merger.
      Treatment of Cash Received in Lieu of Fractional Shares. U.S. Holders of shares of Catellus common stock who receive cash in lieu of fractional ProLogis common shares will be treated as having received such fractional shares in the merger, and then as having exchanged such fractional shares for cash in a redemption by ProLogis. The amount of any gain or loss recognized as a result of such exchange will be equal to the difference between the ratable portion of the tax basis of Catellus shares of common stock exchanged in the merger that is allocated to such fractional shares and cash received in lieu thereof and will constitute long-term capital gain or loss if the Catellus shares of common stock exchanged therefor have been held by the U.S. Holder for more than one year at the time of the consummation of the merger. Generally, long-term capital gain of individuals are subject to tax at a rate not to exceed 15%.
      Information Reporting Relating to the Merger. U.S. Holders of shares of Catellus common stock who receive ProLogis common shares in the merger must comply with the information reporting requirements of the U.S. Treasury regulations under Section 368 of the Code. In general, the U.S. Treasury regulations under Section 368 of the Code require any taxpayer, who receives stock, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization, to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including:

•	the cost or other basis of the stock or securities transferred in the exchange; and

•	the amount of stock, securities or other property received in the exchange.

In addition, the statement must include the fair market value, at the date of the exchange, of each kind of stock, securities or other property received by the taxpayer. Taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All holders of shares of Catellus common stock are urged to consult their tax advisors to determine the specific information that they may need to file pursuant to the U.S. Treasury regulations under Section 368 of the Code.

Tax Treatment of Non-U.S. Holders of Shares of Catellus Common Stock
      Regardless of the treatment of the merger as a “reorganization” under Section 368(a) of the Code, a Non-U.S. Holder of Catellus stock generally will not be subject to U.S. federal income or withholding tax on gain realized as a result of the merger, unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in its taxable year that includes the date on which the merger is consummated, and other applicable conditions are met, or (2) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.
      If a Non-U.S. Holder is engaged in a trade or business in the United States and gain realized as a result of the merger is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on the gain in the same manner as if it were a U.S. Holder, as described above, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable treaty, on gain that is effectively connected with the conduct of a trade or business in the United States.

Backup Withholding and Information Reporting
      Certain non-corporate U.S. Holders of shares of Catellus common stock may be subject to backup withholding at a rate of 28% with respect to cash received in the merger (including in exchange for fractional shares of Catellus common stock). Backup withholding will not apply, however, to a non-corporate U.S. Holder that (1) furnishes a correct taxpayer identification number and certifies under penalties of perjury that she or he is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that will be mailed to holders of Catellus common stock by the exchange agent shortly after the completion of the merger, or (2) is otherwise exempt from backup withholding.
      In general, backup withholding and information reporting will not apply to payments made to a Non-U.S. Holder if such holder has provided the required certification that the holder is not a U.S. person on IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable, and provided we do not have actual knowledge that such holder is a U.S. person. Payments of the proceeds from the merger to a Non-U.S. Holder made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting will apply to those payments, if the broker is: (1) a U.S. person, (2) a controlled foreign corporation for U.S. federal income tax purposes, (3) a foreign person 50% or more of whose gross income from all sources is effectively connected with the conduct of trade or business in the United States for a specified three-year period, or (4) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business, unless (a) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (b) the beneficial owner otherwise establishes an exemption. Payment of the merger consideration to a Non-U.S. Holder made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the certification that the Non-U.S. Holder is not a U.S. person described above has been received (and ProLogis does not have actual knowledge that the Non-U.S. Holder is a U.S. person) or the Non-U.S. Holder otherwise establishes an exemption from information reporting and backup withholding.

      Any amounts withheld under the backup withholding rules will be credited against the holder’s U.S. federal income tax liability provided the required information is provided to the IRS.
REIT Qualification of Catellus
      It is anticipated that Goodwin Procter LLP, special tax counsel to Catellus, will deliver an opinion that commencing with Catellus’ taxable year ended December 31, 2004 through and including its taxable year ending on the date of the completion of the merger, Catellus has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. This opinion will be based on the laws existing and in effect as of the date of the completion of the merger and will rely on certain representations made by Catellus relating to the organization and operation of Catellus and its subsidiaries and on other customary assumptions and qualifications. However, this opinion will not be binding on the IRS or the courts.
Taxation of ProLogis as a REIT
      ProLogis intends to continue to operate in a manner that permits it to satisfy the requirements for qualification and taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the U.S. federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a REIT. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the U.S. federal, state, local, foreign and other tax consequences of your ownership and disposition of the ProLogis common shares.
      Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown, Rowe & Maw LLP, counsel to ProLogis, ProLogis has been organized and has operated in conformity with the requirements for qualification as a REIT commencing with its taxable year ended December 31, 2000 through and including its taxable year ended December 31, 2004, and its actual and proposed method of operation described in this document and as represented by management will enable it to satisfy the requirements for qualification and taxation as a REIT commencing with its taxable year ending on December 31, 2005 and each year thereafter.
      This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis’ organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this document. ProLogis’ qualification and taxation as a REIT will depend upon ProLogis’ ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.
      In brief, if the conditions imposed by the REIT provisions of the Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as ProLogis, remain subject to tax in certain circumstances even if they qualify as a REIT.
      If ProLogis fails to qualify as a REIT in any year, it will be subject to U.S. federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. In addition, ProLogis would not be obligated to make distributions to shareholders.
      ProLogis elected REIT status effective beginning with its taxable year ended December 31, 1993, and ProLogis’ board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis’ operating results.
      The following summary is based on the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this document, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to a ProLogis shareholder (including former Catellus stockholders who will receive ProLogis common shares in the merger) in light of his, her or its particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the U.S. federal income tax laws.
      The following summary applies only to ProLogis shareholders (including former Catellus stockholders who will receive ProLogis common shares in the merger) who will hold their ProLogis common shares as capital assets. For purposes of the following summary, a U.S. shareholder is a beneficial owner of ProLogis common shares that for U.S. federal income tax purposes is: a citizen of the United States or an individual who is a resident of the United States, a corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if either it is eligible to elect and has validly elected to continue to be treated as a U.S. person under prior law or a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A foreign shareholder is any shareholder that is not a U.S. shareholder. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds stock, the tax treatment of the shareholder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

Taxation of ProLogis
      General. In any year in which ProLogis qualifies as a REIT, in general it will not be subject to U.S. federal income tax on that portion of its REIT taxable income or capital gain that is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.
      A REIT is permitted to designate in a notice mailed to shareholders within 30 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, the amount of undistributed net long-term capital gains it received during the taxable year that its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis, and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year.
      Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.
      Notwithstanding its qualification as a REIT, ProLogis may also be subject to taxation in certain circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect ProLogis’ profitability. Furthermore, if ProLogis fails to satisfy the 5% asset test or the 10% vote and value test (and does not qualify for a de minimis safe harbor) or fails to satisfy the other asset tests, each of which are discussed below, and nonetheless maintains its qualification as a REIT because certain other requirements are met, ProLogis will be subject to a tax equal to the greater of $50,000 or an amount determined (pursuant to regulations prescribed by the Treasury) by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period beginning on the first date of the failure to meet the tests and ending on the date (which must be within 6 months after the last day of the quarter in which the failure is identified) that ProLogis disposes of the assets or otherwise satisfies the tests. If ProLogis fails to satisfy one or more REIT requirements other than the 75% or the 95% gross income tests and other than the asset tests, but nonetheless maintains its qualification as a REIT because certain other requirements are met, ProLogis will be subject to a penalty of $50,000 for each such failure. ProLogis will also be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if ProLogis has net income from the sale or other disposition of “foreclosure property,” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. ProLogis will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Code to one of its “taxable REIT subsidiaries” in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See the section entitled “— Other Tax Considerations — Investments in Taxable REIT Subsidiaries.” In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

•	85% of its REIT ordinary income for such year;

•	95% of its REIT capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

•	any undistributed taxable income from prior years,
ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that ProLogis elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. ProLogis may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.
      In order to qualify as a REIT, ProLogis must meet, among other things, the following requirements:
      Share Ownership Test. ProLogis shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust.
      In order to ensure compliance with the 50% test, ProLogis has placed restrictions on the transfer of its shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under the Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares, and those regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis’ records. A shareholder failing or refusing to comply with ProLogis’ written demand must submit with his, her or its tax returns a similar statement disclosing the actual ownership of ProLogis shares and other information. In addition, ProLogis’ declaration of trust contains restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of its shares to assure that its qualification as a REIT will not be compromised.
      Asset Tests. At the close of each quarter of ProLogis’ taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be deemed to own a proportionate share of the partnership’s or limited liability company’s assets. First, at least 75% of the value of ProLogis’ total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis’ assets generally may be invested without restriction, ProLogis is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 20% of the value of ProLogis’ total assets may be represented by securities of one or more taxable REIT subsidiaries, and no more than 5% of the value of ProLogis’ total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.
      As discussed above, ProLogis generally may not own more than 10% by vote or value of any one issuer’s securities and no more than 5% of the value of the total assets of ProLogis generally may be represented by the securities of any issuer. If ProLogis fails to meet either of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, ProLogis would fail to qualify as a REIT. Under the American Jobs Creation Act of 2004 signed into law by the President on October 22, 2004, or the 2004 Act, after the 30 day cure period, ProLogis could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of ProLogis’ assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described above, where such violations are due to reasonable cause and not willful neglect, the 2004 Act permits ProLogis to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.
      Gross Income Tests. There are currently two separate percentage tests relating to the sources of ProLogis’ gross income that must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be treated as receiving its share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in the hands of ProLogis as it has in the hands of the partnership or limited liability company. The two tests are as follows:
      1. The 75% Gross Income Test. At least 75% of ProLogis’ gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

•	rents from real property, except as modified below;

•	interest on obligations secured by mortgages on, or interests in, real property;

•	gains from the sale or other disposition of “non-dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis’ trade or business;

•	dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

•	abatements and refunds of real property taxes;

•	income from the operation, and gain from the sale, of “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

•	commitment fees received for agreeing to make loans secured by mortgages on real property, or to purchase or lease real property; and

•	certain qualified temporary investment income attributable to the investment of new capital received by ProLogis in exchange for its shares during the one-year period following the receipt of such capital.
      Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ProLogis and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an “independent contractor” from whom ProLogis derives no income, except that ProLogis may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, ProLogis may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.
      2. The 95% Gross Income Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis’ gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. For taxable years beginning after October 22, 2004, the 2004 Act clarifies the types of transactions that are hedging transactions for purposes of the 95% gross income test and states that any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred by a REIT to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying income or non-qualifying income, for purposes of the 95% gross income test. Income from a hedging transaction that does not meet these requirements will be treated as non-qualifying income for purposes of the 95% gross income test.
      For purposes of determining whether ProLogis complies with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “— Taxation of ProLogis — General.”
      Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under provisions of the Code. These relief provisions, as modified by the 2004 Act, will generally be available if:

•	following ProLogis’ identification of the failure, it files a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

•	ProLogis’ failure to comply was due to reasonable cause and not due to willful neglect.
      If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.
      Annual Distribution Requirements. In order to qualify as a REIT, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of ProLogis’ REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 30 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his, her or its tax basis in his, her or its ProLogis shares by the difference between the amount of income to the shareholder resulting from the designation less the shareholder’s credit or refund for the tax paid by ProLogis.
      ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis’ REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, ProLogis will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.
      If ProLogis fails to meet the 90% distribution requirement as a result of an adjustment to ProLogis’ tax return by the IRS, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.
      Tax Aspects of ProLogis’ Investments in Partnerships. A portion of ProLogis’ investments are owned through various partnerships. ProLogis will include its proportionate share of each partnership’s income, gains, losses, deductions and credits for purposes of the various REIT gross income tests and in its computation of its REIT taxable income and the assets held by each partnership for purposes of the REIT asset tests.

      ProLogis’ interest in the partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis’ assets and items of gross income would change, which may preclude ProLogis from satisfying the REIT asset tests and may preclude ProLogis from satisfying the REIT gross income tests. See the section entitled “— Failure to qualify” below, for a discussion of the effect of ProLogis’ failure to meet these tests.
      Failure to Qualify. If ProLogis fails to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a REIT will not be deductible by ProLogis, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.
      The 2004 Act provides additional relief in the event that ProLogis fails to satisfy one or more requirements for qualification as a REIT, other than the 75% and the 95% gross income tests and other than the new rules provided for failures of the asset tests described above if (i) the violation is due to reasonable cause and not willful neglect and (ii) ProLogis pays a penalty of $50,000 for each failure to satisfy the provision.

Affiliated REIT
      Following completion of the merger, Palmtree Acquisition Corporation (which will be the successor to Catellus as a result of the merger) will operate as a subsidiary REIT of ProLogis. Palmtree Acquisition Corporation therefore will need to satisfy the REIT tests discussed in this document. The failure of Palmtree Acquisition Corporation to qualify as a REIT could cause ProLogis to fail to qualify as a REIT because ProLogis would then own more than 10% of the securities of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. ProLogis believes that Palmtree Acquisition Corporation has been organized and operated in a manner that will permit it to qualify as a REIT.

Taxation of ProLogis Shareholders
      Taxation of U.S. Shareholders. As long as ProLogis qualifies as a REIT, distributions made to ProLogis’ U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to ProLogis’ domestic shareholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by ProLogis from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income). Distributions, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis’ actual net capital gain for the taxable year, without regard to the period for which the shareholder has held his, her or its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. U.S. federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.
      In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.
      Gain from the sale or exchange of shares held for more than one year is taxed as long-term capital gain. Net long-term capital gains of non-corporate taxpayers are taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to IRS guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 15% (or 20%) capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.
      You should consult your tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.
      Information and Reporting and Backup Withholding. ProLogis will report to its U.S. shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.
      Taxation of Tax Exempt Shareholders. The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held real estate investment trust,” based upon the ruling, the analysis in the ruling and the statutory framework of the Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.
      However, if any pension or other retirement trust that qualifies under Section 401(a) of the Code holds more than 10% by value of the interests in a “pension-held real estate investment trust” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income. For these purposes, a “pension-held real estate investment trust” is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in such REIT. ProLogis believes that it is not a “pension-held real estate investment trust.”
      Taxation of Foreign Shareholders. Distributions of cash generated by ProLogis’ real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an IRS Form W-8BEN with ProLogis or unless the foreign shareholder files an IRS Form W-8ECI with ProLogis claiming that the distribution is “effectively connected” income. A foreign shareholder may seek a refund form the IRS if it is subsequently determined that a distribution was in excess of ProLogis’ current and accumulated earnings and profits.
      Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. However, under the 2004 Act, for taxable years beginning after October 22, 2004, distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests will not be subject to tax under FIRPTA or the branch profits tax, and will instead be taxed in the same manner as distributions of cash generated by ProLogis’ real estate operations other than the sale or exchange of properties (as described above) if (i) the distribution is made with regard to a class of shares that is regularly traded on an established securities market in the United States and (ii) the recipient shareholder does not own more than 5% of that class of shares at any time during the year within which the distribution is received. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person owning more than 5% of the relevant class of shares that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder’s FIRPTA tax liability.
      ProLogis will qualify as a “domestically controlled qualified investment entity” so long as less than 50% in value of its shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis qualifies as a domestically controlled qualified investment entity. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.
      The U.S. federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, if you are a foreign person, you should consult your own tax advisor regarding the income and withholding tax considerations with respect to holding ProLogis common shares.
      Tax Rates. On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This law reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years through 2008). Because ProLogis is not generally subject to U.S. federal income tax on the portion of its REIT taxable income or capital gains distributed to its shareholders, ProLogis’ distributions generally are not eligible for the 15% tax rate on dividends. As a result, ProLogis’ ordinary REIT distributions continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally applies to:

•	a shareholder’s long-term capital gains, if any, recognized on the disposition of ProLogis shares;

•	ProLogis’ distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	ProLogis’ distributions attributable to dividends received by ProLogis from non-REIT corporations, such as taxable REIT subsidiaries; and

•	ProLogis’ distributions to the extent attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income).

      Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Other Tax Considerations
      Investments in Taxable REIT Subsidiaries. Several ProLogis subsidiaries have made timely elections to be treated as taxable REIT subsidiaries of ProLogis. As taxable REIT subsidiaries of ProLogis, these entities will pay U.S. federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. ProLogis’ taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of ProLogis is required to pay U.S. federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.
      Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, such as those performed by taxable entities in which ProLogis owns an interest, which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT that could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. ProLogis will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Code to one of its taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.
      Under the taxable REIT subsidiary provision, ProLogis and any taxable entity in which ProLogis owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” As described above, taxable REIT subsidiary elections have been made for certain entities in which ProLogis owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which ProLogis owns an interest.
      Tax on Built-In Gain. If ProLogis acquires any assets from a taxable C-corporation in a carry-over basis transaction, ProLogis could be liable for specified liabilities that are inherited from the C-corporation. If ProLogis recognizes gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by ProLogis, then to the extent of such assets’ “built-in gain” (in other words, the excess of the fair market value of such assets at the time of the acquisition by ProLogis over the adjusted basis of such assets, determined at the time of such acquisition), ProLogis will be subject to tax on such gain at the highest regular corporate rate applicable. The results described above with respect to the recognition of built-in gain assume that the C-corporation whose assets are acquired does not make an election to recognize such built-in gain at the time of such acquisition.
      Affiliated REIT. Following completion of the merger, Palmtree Acquisition Corporation (which will be the successor to Catellus as a result of the merger) will operate as a subsidiary REIT of ProLogis. Palmtree Acquisition Corporation therefore will need to satisfy the REIT tests discussed in this document. The failure of Palmtree Acquisition Corporation to qualify as a REIT could cause ProLogis to fail to qualify as a REIT because ProLogis would then own more than 10% of the securities of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. ProLogis believes that Palmtree Acquisition Corporation has been organized and operated in a manner that will permit it to qualify as a REIT. As a REIT, Palmtree Acquisition Corporation will be subject to the built-in gain rules discussed above and therefore could be subject to a U.S. federal corporate level tax at the highest regular corporate rate (currently 35%) on any gain recognized within ten years of Catellus’ conversion to a REIT from the sale of any assets that Catellus held at the effective time of its election to be a REIT, but only to the extent of the built-in gain based on the fair market value of those assets as of the effective date of the REIT election (which was January 1, 2004). ProLogis does not currently expect to dispose of any assets of Palmtree Acquisition Corporation if such a disposition would result in the imposition of a material tax liability unless ProLogis can effect a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require ProLogis to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales.
      Possible Legislative or Other Actions Affecting Tax Consequences. You should recognize that the present U.S. federal income tax treatment of holding ProLogis common shares may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.
      State and Local Taxes. ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on a holder of ProLogis common shares.
      Foreign Taxes. Various ProLogis subsidiaries and entities in which ProLogis and its subsidiaries invest may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to ProLogis shareholders will be reduced accordingly.
      You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of ProLogis common shares, including the U.S. federal, state, local, foreign and other tax consequences of such ownership and of potential changes in applicable tax laws.

DESCRIPTION OF PROLOGIS CAPITAL SHARES
      The following summary is a description of the material terms of ProLogis’ capital shares of beneficial interest and is not complete. You should also refer to ProLogis’ declaration of trust, ProLogis’ bylaws and the applicable provisions of the General Corporation Law of the State of Maryland.
General
      ProLogis’ declaration of trust provides that it may issue up to 375,000,000 shares of beneficial interest, par value $0.01 per share, consisting of 362,580,000 common shares, 2,300,000 Series C cumulative redeemable preferred shares, 5,060,000 Series F cumulative redeemable preferred shares and 5,060,000 Series G cumulative redeemable preferred shares and such other types or classes of shares as ProLogis’ board of trustees may create and authorize from time to time. As of                     , 2005, ProLogis had issued and outstanding                     common shares; 2,000,000 Series C cumulative redeemable preferred shares; 5,000,000 Series F cumulative redeemable preferred shares and 5,000,000 Series G cumulative redeemable preferred shares.
Common Shares
      Each holder of ProLogis common shares is entitled to one vote per common share on all matters requiring a vote of shareholders, including the election of trustees. Holders of ProLogis common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding ProLogis common shares can elect each of the trustees then standing for election. Holders of ProLogis common shares are entitled to distributions as declared from time to time by ProLogis’ board of trustees out of funds legally available for distributions. Holders of ProLogis common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of ProLogis’ securities. In the event of a liquidation, dissolution or winding up of ProLogis’ affairs, the holders of ProLogis common shares are entitled to share ratably in ProLogis’ assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series C preferred shares, Series F preferred shares and Series G preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The rights of holders of ProLogis common shares are subject to the rights and preferences established by ProLogis’ board of trustees for any series of preferred shares, including any series of preferred shares that ProLogis may subsequently issue. See the section entitled “— Preferred Shares.”
Preferred Shares
      ProLogis has three series of its preferred shares outstanding: Series C cumulative redeemable preferred shares, Series F cumulative redeemable preferred shares and Series G cumulative redeemable preferred shares. Holders of each series of ProLogis preferred shares have, subject to certain conditions, limited voting rights and are entitled to receive cumulative preferential dividends based upon each series’ respective liquidation preference. Dividends on ProLogis preferred shares, when and if declared by ProLogis’ board of trustees, are payable quarterly in arrears. After their respective redemption dates, each series of ProLogis preferred shares may be redeemed by ProLogis at its option. The cash redemption price (other than the portion of the redemption price consisting of accrued and unpaid dividends) with respect to ProLogis Series C cumulative redeemable preferred shares is payable solely out of the cumulative sales proceeds from the offering of other ProLogis capital shares, including shares of another series of ProLogis preferred shares. With respect to the payment of dividends, each outstanding series of ProLogis preferred shares ranks on parity with each other series of ProLogis preferred shares.
      ProLogis’ board of trustees, by a majority vote and without any action by ProLogis’ shareholders, may amend ProLogis’ declaration of trust to designate additional classes of ProLogis preferred shares as well as the terms of each of its respective classes of preferred shares.

Restriction on Size of Holdings
      ProLogis’ declaration of trust restricts beneficial ownership of its outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of ProLogis’ outstanding shares. The purposes of this restriction are to preserve ProLogis’ REIT status under the Internal Revenue Code and to protect the interest of ProLogis shareholders in takeover transactions by preventing the acquisition of a substantial block of shares without the prior consent of ProLogis’ board of trustees. In order for ProLogis to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of ProLogis’ outstanding shares may be owned, directly or indirectly, by five or fewer individuals or entities at any time during the last half of a taxable year. See the section of this document entitled “Material U.S. Federal Income Tax Considerations — Taxation of ProLogis as a REIT — Taxation of ProLogis — Share Ownership Test.”
      ProLogis shares of beneficial interest owned by a person or group of persons in excess of 9.8% of ProLogis’ total outstanding shares of all classes and series may be redeemed by ProLogis at its option upon 30 days’ prior notice at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. ProLogis may pay the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation. In addition, ProLogis may refuse to effect the transfer of any ProLogis shares of beneficial interest which would make the transferee a holder of excess shares. ProLogis shareholders are required to disclose, upon demand by ProLogis’ board of trustees, information with respect to their direct and indirect ownership of ProLogis shares as ProLogis’ board of trustees may deem necessary to comply with the provisions of the Internal Revenue Code pertaining to ProLogis’ qualification as a REIT for U.S. federal income tax purposes or the requirements of any other appropriate taxing authority.
      The 9.8% ownership restriction does not apply to acquisitions by an underwriter in a public offering or sale or to any transaction involving the issuance of ProLogis shares of beneficial interest in which a majority of ProLogis’ trustees has determined that ProLogis’ eligibility to qualify as a REIT for U.S. federal income tax purposes would not be jeopardized or that ProLogis’ disqualification as a REIT under the Internal Revenue Code is advantageous to ProLogis shareholders.
Shareholder Liability
      Both Maryland law and ProLogis’ declaration of trust provide that no shareholder shall be personally or individually liable for any debt, act, omission or obligation of ProLogis or its board of trustees. ProLogis’ declaration of trust further provides that ProLogis will indemnify and hold each of its shareholders harmless from all claims and liabilities to which the shareholder may become subject by reason of the shareholder being or having been a shareholder and that it will reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder’s bad faith, willful misconduct or gross negligence and provided that such shareholder gives ProLogis prompt notice of any such claim or liability and permits ProLogis to conduct the defense of the shareholder. In addition, ProLogis is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that ProLogis shareholders assume no personal liability for obligations entered into on ProLogis’ behalf. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not negated in this manner, claims for taxes and statutory liability, ProLogis shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by ProLogis. Provided that ProLogis carries adequate public liability insurance, any risk of personal liability to ProLogis shareholders is limited to situations in which ProLogis’ assets plus its insurance coverage would be insufficient to satisfy the claims against ProLogis and its shareholders.
Transfer Agent
      The transfer agent and registrar for ProLogis’ common shares is Computershare (formerly EquiServe).

COMPARISON OF THE RIGHTS OF PROLOGIS SHAREHOLDERS
AND CATELLUS STOCKHOLDERS
      The rights of Catellus stockholders are currently governed by Delaware law, Catellus’ certificate of incorporation and Catellus’ bylaws. Upon completion of the merger, Catellus stockholders who receive ProLogis common shares in the merger will become ProLogis shareholders and their rights as ProLogis shareholders will be governed by Maryland law, ProLogis’ declaration of trust and ProLogis’ bylaws.
      The following describes the material differences between the rights of Catellus stockholders and the rights of ProLogis shareholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Catellus stockholders and ProLogis shareholders. In this summary, we sometimes refer to Catellus’ certificate of incorporation as Catellus’ charter.

Authorized Capital Stock

ProLogis	Catellus
The authorized capital of ProLogis consists of 375,000,000 shares of beneficial interest, par value $0.01 per share, of which 362,580,000 are common shares of beneficial interest, par value $0.01 per share; 2,300,000 are Series C cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share; 5,060,000 are Series F cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share; and 5,060,000 are Series G cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share. The board of trustees may amend the declaration of trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class or series, change the par value of any class or series of beneficial interest or change the aggregate par value of the shares of beneficial interest.	The authorized capital of Catellus consists of 150,000,000 shares of common stock, par value $0.01 per share; 50,000,000 shares of preferred stock, par value $0.01 per share; and 50,000,000 shares of excess stock, par value $0.01 per share.

Size of Board of Trustees/ Directors

ProLogis	Catellus
The ProLogis board of trustees currently consists of 12 members. It will be increased to 14 members at the effective time of the merger. ProLogis’ declaration of trust provides that the board of trustees will be comprised of not less than three nor more than 15 trustees, and that the actual number of trustees may be changed from time to time by resolution of the board of trustees.	Catellus’ board of directors currently has nine members. Catellus’ bylaws provide that the board of directors consist of nine directors, although the number of directors may be changed by resolution of a majority of the entire board of directors.

Cumulative Voting

ProLogis	Catellus
ProLogis’ declaration of trust expressly provides that ProLogis shareholders do not have cumulative voting rights.	Under Delaware law, stockholders of a Delaware corporation do not have the right to accumulate their votes in the election of directors, unless that right is expressly granted in the certificate of incorporation of the corporation. Catellus’ certificate of incorporation does not expressly grant cumulative voting rights to Catellus stockholders.

Classes of Trustees/ Directors

ProLogis	Catellus
ProLogis eliminated the separate classes of its board of trustees on May 18, 2005. Beginning at the 2006 annual meeting, all members of ProLogis’ board will be elected to serve one-year terms.	Catellus does not have separate classes for members of its board of directors.

Removal of Trustees/ Directors

ProLogis	Catellus
ProLogis’ declaration of trust provides that a trustee may be removed only for cause by the affirmative vote of two-thirds of all of the shares entitled to vote in an election of trustees or by the trustees then in office by a two-thirds vote only at a meeting.	Catellus’ bylaws provide that a director may be removed at any time, either with or without cause, by vote of the stockholders.

Vacancies on the Board of Trustees/ Directors

ProLogis	Catellus
ProLogis’ declaration of trust provides that a vacancy or vacancies among the trustees, including vacancies resulting from an increase in the number of trustees, will be filled at a special meeting of shareholders called for that purpose, by the trustee or trustees then in office or at the next annual meeting of shareholders.	Catellus’ bylaws provide that any vacancy on the board of directors, including one resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if those remaining directors would not constitute a quorum.

Shareholder Action by Written Consent

ProLogis	Catellus
ProLogis’ bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholders’ meetings a unanimous written consent that sets forth the action and is signed by each shareholder entitled to vote on the matter and a written waiver of any rights to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote at that meeting.	Catellus’ bylaws provide that any action required or permitted to be taken by stockholders may be taken without a meeting, and without a vote, if a consent in writing setting forth the action to be taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote were present and voting.

Amendments to Charter

ProLogis	Catellus
As required by Maryland law, an amendment to ProLogis’ declaration of trust requires the board of trustees to adopt a resolution setting forth the proposed amendment, declare that the proposed amendment is advisable and direct that it be submitted for consideration at an annual or special meeting of shareholders entitled to vote to approve the amendment and requires the affirmative vote or written consent of at least a majority of the shares outstanding and entitled to vote.

The ProLogis board of trustees may amend the declaration of trust without shareholder as described above under “— Authorized Capital Stock.”
As permitted by Maryland law, ProLogis’ declaration of trust provides that the trustees, by a majority vote and without any action by the shareholders, may amend the declaration of trust from time to time to enable the trust to qualify as a real estate investment trust under the Internal Revenue Code or Maryland law.

Maryland law also permits the trustees, without any action by ProLogis shareholders, to elect to be subject to any or all of the provisions of the Maryland Unsolicited Takeover Act and amend the declaration of trust to effect those provisions. See “— State Anti-Takeover Statutes.”	Catellus’ charter provides that it may be amended in the manner provided by Delaware law, except that the affirmative vote of a majority of the votes entitled to be cast by “unaffiliated stockholders” is required to amend provisions relating to the voting requirements for certain interested party transactions. Under Catellus’ charter, a stockholder of Catellus is “unaffiliated” if the stockholder has failed to announce or publicly disclose a plan or intention to acquire 10% or more of the then- outstanding shares of Catellus voting stock.

In addition, the affirmative vote of two-thirds of the votes entitled to be cast is required to amend provisions relating to the ownership and look- through ownership limits in Catellus’ charter. Catellus’ board of directors may recommend, however, that the stockholders approve such an amendment, in which case only an affirmative vote of the majority of outstanding shares entitled to vote on such an amendment shall be required.
ProLogis’ declaration of trust provides that ProLogis’ bylaws may be altered, amended or repealed, and new bylaws adopted, at any meeting of the board of trustees by a vote of a majority of the trustees, subject to repeal or change by action of the shareholders entitled to vote on the matter.	Catellus’ charter and bylaws provide that Catellus’ bylaws may be amended, repealed or adopted by a majority of the entire board of directors or a majority of the shares outstanding and entitled to vote.

Special Meetings of Shareholders

ProLogis	Catellus
ProLogis’ declaration of trust provides that special meetings of shareholders may be called by a majority of the trustees or by the chairman (or any co-chairman) of ProLogis and shall be called upon the written request of shareholders holding in the aggregate not less than a majority of the outstanding shares of ProLogis entitled to vote on the matter to be considered at the special meeting. ProLogis’ bylaws provide that any written requests of shareholders for special meetings must state the purpose of the special meeting and the matters proposed to be acted on at the special meeting.	Catellus’ bylaws provide that special meetings of stockholders may be called only by resolution of the board of directors or by the chairman of the board of directors, the chief executive officer or the president. Catellus stockholders do not have the ability to call a special meeting of the stockholders.

Vote on Extraordinary Corporate Transactions

ProLogis	Catellus
Under Maryland law, a merger involving a Maryland real estate trust generally requires approval by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, provided that the percentage specified cannot be less than a majority of all votes entitled to be cast. ProLogis’ declaration of trust provides that ProLogis may merge with or into another entity, consolidate with one or more entities into a new entity, or sell, lease, exchange or otherwise transfer all or substantially all ProLogis’ property, provided that the action is approved by the board of trustees and by the shareholders, at a meeting called for that purpose, by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter.	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation requires the affirmative vote of the corporation’s board of directors (except in limited circumstances) plus, with limited exceptions, the affirmative vote of a majority of the outstanding shares entitled to vote on the transaction.

Inspection of Documents

ProLogis	Catellus
Maryland law allows any shareholder to inspect and copy during usual business hours the bylaws, minutes of the meetings of shareholders, annual statements of affairs and voting trust agreements on file at the trust’s principal office.	Delaware law allows any stockholder to inspect for any proper purpose a corporation’s stock ledger, a list of its stockholders and its other books and records and to make copies or extracts from those documents. A proper purpose means a purpose reasonably related to the person’s interest as a stockholder.

State Anti-Takeover Statutes

ProLogis	Catellus
ProLogis’ bylaws provide that the Maryland Control Share Acquisition Act, or any successor statute, shall not apply to any acquisition by any person of ProLogis shares, but also provides that this bylaw provision may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares. Upon that repeal, the Maryland Control Share Acquisition Act may apply to any prior or subsequent control share acquisition to the extent provided by any successor bylaw.

The Maryland Business Combination Act provides that unless exempted, ProLogis may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, share issuances and other specified transactions with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding voting capital of a Maryland corporation. ProLogis’ board of trustees has adopted a resolution exempting Catellus from application of this statute.

Maryland law permits a Maryland real estate investment trust with a class of equity securities registered under the Securities and Exchange Act of 1934, as amended, and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees, notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:	In Catellus’ charter, Catellus has elected not to be governed by the Delaware anti-takeover statute.
• a classified board of trustees;
• a two-thirds vote requirement for removing a trustee;
• a requirement that the number of trustees be fixed only by vote of the directors;

State Anti-Takeover Statutes

ProLogis	Catellus
• a requirement that a vacancy on the board of trustees be filled only by the remaining trustees and for the remainder of the full term of the class of directors in which the vacancy occurred; or
• a majority requirement for the calling of a special meeting of shareholders.

Notice of Shareholder Proposals and Trustee/ Director Nominations

ProLogis	Catellus
ProLogis’ bylaws require advance written notice for shareholders to nominate a trustee or bring other business before an annual meeting of shareholders. To be timely, a shareholder must deliver written notice to the Secretary at ProLogis’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, notice by the shareholder must be delivered not more than 120 days nor less than 90 days prior to the annual meeting or not later than the close of business on the tenth day following the day on which public announcement of the date of the annual meeting is first made by ProLogis.

ProLogis’ bylaws contain detailed requirements for the contents of shareholder notices of trustee nominations and new business.	Catellus’ bylaws establish an advance notice procedure for stockholders to make nominations of candidates for director or bring other business before an annual meeting of stockholders. Notice of director nominations and proposed business to be conducted at an annual meeting of stockholders must be delivered to or mailed at Catellus’ principal executive offices not less than 120 nor more than 150 days before the anniversary of the date on which the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders.

Catellus’ bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business.

Shareholder Rights Plans

ProLogis	Catellus
ProLogis does not have a shareholder rights plan.	Catellus does not have a stockholder rights plan.

Restrictions on Ownership

ProLogis	Catellus
Subject to certain exceptions, ProLogis’ declaration of trust restricts beneficial ownership by a single person or group to 9.8% of its outstanding shares of beneficial interest. See the section of this document entitled “Description of ProLogis Capital Shares — Restriction on Size of Holdings.”	Catellus’ charter contains provisions restricting the ownership and acquisition of shares of Catellus capital stock. These provisions provide, subject to certain exceptions, that no individual or entity may beneficially own more than 9.8% of the aggregate number of outstanding shares of any class or series of Catellus capital stock.

ADDITIONAL INFORMATION
Deadline for Future Shareholder Proposals
      Whether or not the merger is completed, ProLogis will hold an annual meeting of its shareholders in 2006. The deadline for receipt by ProLogis’ Secretary of shareholder proposals for inclusion in ProLogis’ proxy materials for the ProLogis 2006 annual shareholder meeting will be no later than the close of business on December 1, 2005. Shareholder proposals should be addressed to Edward S. Nekritz, Secretary, ProLogis, 14100 East 35th Place, Aurora, Colorado 80011.
      Catellus will hold a 2006 annual meeting of its stockholders only if the merger is not completed. The deadline for receipt by Catellus’ Secretary of stockholder proposals for inclusion in Catellus’ proxy materials for the Catellus 2006 annual stockholder meeting (if it is held) will be no later than the close of business on December 1, 2005.
Legal Matters
      The validity of the issuance by ProLogis of ProLogis common shares contemplated by the merger agreement will be passed upon for ProLogis by Mayer, Brown, Rowe & Maw LLP. We expect that the opinions referred to in the discussion set forth in the section of this document entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger” will be provided to ProLogis by Mayer, Brown, Rowe & Maw LLP and to Catellus by O’Melveny & Myers LLP.
Experts
      The consolidated financial statements and schedule of ProLogis as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and ProLogis management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The financial statements and the financial statement schedules incorporated in this document by reference to Catellus’ Current Report on Form 8-K dated July 13, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to the Annual Report on Form 10-K of Catellus for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Where You Can Find More Information
      ProLogis has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the ProLogis common shares to be issued as contemplated by the merger agreement. That registration statement, including the attached exhibits and schedules, contains additional relevant information about ProLogis and ProLogis common shares. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information included in the registration statement from this document.

      In addition, ProLogis and Catellus file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Securities and Exchange Commission’s public reference room at the following location:
Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
1-800-732-0330
      You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.
      The Securities and Exchange Commission also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including ProLogis and Catellus, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.
      The Securities and Exchange Commission allows ProLogis and Catellus to “incorporate by reference” information into this document. This means that ProLogis and Catellus can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
      This document incorporates by reference the documents listed below that ProLogis and Catellus have previously filed with the Securities and Exchange Commission. The documents contain important information about ProLogis and Catellus and their respective financial conditions.

ProLogis’ Filings (File No. 001-12846)	Period

Annual Report on Form 10-K	Year ended December 31, 2004, as amended by Amendment No. 1 thereto filed on Form 10-K/ A on March 17, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on: • July 13, 2005 • June 8, 2005 • June 6, 2005 • May 20, 2005 • May 2, 2005 • March 21, 2005 • February 15, 2005 • February 2, 2005 • January 3, 2005

The description of ProLogis shares of beneficial interest set forth in the registration statement on Form 8-A filed by ProLogis with the Securities and Exchange Commission on February 23, 1994, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.

Catellus’ Filings (File No. 001-31908)	Period

Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	Filed on: • July 13, 2005 • June 8, 2005 • June 6, 2005 • February 22, 2005

The description of Catellus capital stock set forth in the registration statement on Form 8-A/ A filed by Catellus with the Securities and Exchange Commission on November 26, 2003, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.
      ProLogis and Catellus also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the Catellus and ProLogis special meetings. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      You may obtain any of the documents incorporated by reference into this document through ProLogis or Catellus, as the case may be, or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from ProLogis and Catellus without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

ProLogis Attention: Investor Relations 14100 East 35th Place Aurora, Colorado 80011 Telephone: (303) 576-2745	Catellus Development Corporation Attention: Investor Relations 201 Mission Street, 2nd Floor San Francisco, California 94105 Telephone: (415) 974-3781
      If you would like to request documents incorporated by reference, please do so by                     , 2005, to receive them before the special meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
      Neither ProLogis nor Catellus has authorized anyone to give any information or make any representation about the merger, ProLogis or Catellus that is different from, or in addition to, the information contained in this document or in any of the materials that we have incorporated into this document by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Forward-Looking Statements
      ProLogis and Catellus have made forward-looking statements in this document and in the documents incorporated by reference into this document, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of ProLogis and Catellus, as the case may be, and on the information currently available to them.
      When used or referred to in this document or the documents incorporated by reference into this document, these forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or similar expressions, or statements that certain events or conditions “will” or “may” occur. Forward-looking statements in this document also include:

•	statements relating to the cost savings that ProLogis anticipates will result from the merger;

•	statement relating to the accretion to FFO per share that ProLogis expects from the merger;

•	statements regarding other perceived benefits expected to result from the merger;

•	statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating ProLogis and Catellus; and

•	statements relating to revenue, income and operations of the combined company after the merger is completed.
      These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the section of this document entitled “Risk Factors,” could cause actual results to differ materially from those described in the forward-looking statements:

•	cost savings expected from the merger may not be fully realized;

•	revenue of the combined company following the merger may be lower than expected;

•	costs or difficulties related to the integration of the businesses of ProLogis and Catellus following the merger may be greater than expected;

•	the combined company may not be able to contribute, or time the contribution of, certain of Catellus’ development properties into property funds managed by the combined company on terms favorable to the combined company, or at all;

•	the pending IRS and California Franchise Tax Board audits of Catellus’ prior years’ tax returns or the resolution or settlement of any issues that may arise from those audits may adversely affect Catellus or the combined company;

•	general economic conditions, either internationally or nationally or in the jurisdictions in which ProLogis or Catellus is doing business, may be less favorable than expected;

•	legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which ProLogis and Catellus are engaged;

•	there may be environmental risks and liability under federal, state and foreign environmental laws and regulations;

•	costs to develop existing and future properties may be higher than expected; and

•	changes may occur in the securities or capital markets.
      Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither ProLogis nor Catellus has any intention or obligation to update these forward-looking statements after it distributes this document.

PROLOGIS
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2005 (unaudited)	F–3
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004 (unaudited)	F–4
Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2005 (unaudited)	F–6
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F–7

PROLOGIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      On June 5, 2005, ProLogis and Catellus Development Corporation, or Catellus, agreed to combine their businesses by merging Catellus with and into Palmtree Acquisition Corporation, a subsidiary of ProLogis. The terms of the merger are contained in the merger agreement that is described in this document and is attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety.
      In the merger, each Catellus stockholder will have the right to elect to receive either 0.822 of a ProLogis common share or $33.81 in cash, without interest, for each share of Catellus common stock that the stockholder owns immediately prior to the effective time of the merger. Catellus stockholder elections will be reallocated and prorated to fix the aggregate cash consideration paid by ProLogis pursuant to the merger agreement at $1.255 billion, which means that the total merger consideration (regardless of what form of consideration Catellus stockholders may elect to receive) will consist of about 65% ProLogis common shares and about 35% cash. The merger will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”
      The accompanying unaudited pro forma condensed consolidated financial statements have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of ProLogis and Catellus as of March 31, 2005 and for the three months then ended and for the year ended December 31, 2004. The historical consolidated financial statements of ProLogis and Catellus are contained in each company’s respective annual reports on Form 10-K and/or Form 10-K/A, quarterly reports on Form 10-Q, current reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. The consolidated financial statements of ProLogis have been restated to reflect the operations of certain properties, that were initially classified as discontinued operations during the first quarter of 2005, as discontinued operations for each of the years in the three year period ended December 31, 2004. The consolidated financial statements of Catellus for each of the years in the three-year period ended December 31, 2004 have been restated to exclude from discontinued operations the operations of a property of which Catellus no longer intends to dispose. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with, and are qualified in their entirety by, the notes thereto and the historical consolidated financial statements of both ProLogis and Catellus, including the respective notes thereto, which are incorporated by reference in this document.
      The accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 has been prepared as if the merger had occurred as of that date. The accompanying unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2005 and for the year ended December 31, 2004 have been prepared as if the merger had occurred as of January 1, 2004. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the financial position or results of operations that would actually have been achieved had the merger occurred on the dates indicated or which may be achieved in the future.
      In the opinion of ProLogis’ management, all significant adjustments necessary to reflect the effects of the merger that can be factually supported within the Securities and Exchange Commission regulations covering the preparation of pro forma financial statements have been made. The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available to ProLogis’ management. Such pro forma adjustments and the purchase price allocation could change as additional information becomes available, as estimates are refined or as additional events occur. ProLogis’ management does not anticipate that there will be any significant changes in the total purchase price as presented in these unaudited pro forma condensed consolidated financial statements.

PROLOGIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2005
(In thousands)

					Reclassified
	ProLogis		Catellus	Reclassifica-	Catellus	Pro Forma	ProLogis
	Historical		Historical	tions(B)	Historical(B)	Adjustments (C)	Pro Forma

ASSETS
Real estate	$6,610,537		$2,370,210	$(16,584)	$2,353,626	$2,219,913	$11,184,076
Less accumulated depreciation	(1,024,735)		(507,639)	15,292	(492,347)	492,347	(1,024,735)

	5,585,802		1,862,571	(1,292)	1,861,279	2,712,260	10,159,341
Investments in and advances to unconsolidated entities	953,326		—	(1,061)	(1,061)	168,324	1,120,589
Restricted cash	—		12,867	—	12,867	—	12,867
Cash and cash equivalents	347,440		54,138	—	54,138	(31,623)	369,955
Notes receivable	—		296,150	—	296,150	—	296,150
Accounts receivable	32,024		30,720	—	30,720	—	62,744
Other assets	339,483	(A)	215,727	2,353	218,080	80,494	638,057
Goodwill	78,570	(A)	—	—	—	153,241	231,811
Discontinued operations	102,744		—	—	—	—	102,744

Total assets	$7,439,389		$2,472,173	$—	$2,472,173	$3,082,696	$12,994,258

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Lines of credit and short-term borrowings	$1,322,225		$—	$—	$—	$570,377	$1,892,602
Senior notes	1,944,217		—	—	—	800,000	2,744,217
Secured debt and assessment bonds	495,449		1,255,104	—	1,255,104	80,090	1,830,643
Accounts payable and accrued expenses	170,571		125,392	(49,066)	76,326	(39,395)	207,502
Construction costs payable	71,359		—	34,842	34,842	—	106,201
Other liabilities	214,083		299,431	52,120	351,551	136,084	701,718
Deferred income taxes	—		37,896	(37,896)	—	—	—
Discontinued operations	62,849		—	—	—	—	62,849

Total liabilities	4,280,753		1,717,823	—	1,717,823	1,547,156	7,545,732

Minority interest	66,550		—	—	—	—	66,550
Shareholders’ equity:
Preferred shares	350,000		—	—	—	—	350,000
Common shares	1,864		1,050	—	1,050	(490)	2,424
Additional paid in capital	3,267,778		515,787	—	515,787	1,773,543	5,557,108
Unvested awards	—		(24,018)	—	(24,018)	24,018	—
Accumulated other comprehensive income	179,649		—	—	—	—	179,649
(Distributions in excess of retained earnings) retained earnings	(707,205)		261,531	—	261,531	(261,531)	(707,205)

Total shareholders’ equity	3,092,086		754,350	—	754,350	1,535,540	5,381,976

Total liabilities and shareholders’ equity	$7,439,389		$2,472,173	$—	$2,472,173	$3,082,696	$12,994,258

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

PROLOGIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004
(In thousands, except per share data)

	ProLogis	Catellus	Reclassifica-	Reclassified	Pro Forma		ProLogis
	Historical	Historical	tions(B)	Catellus(B)	Adjustments(C)		Pro Forma

Revenues:
Rental income	$543,559	$304,721	$1,217	$305,938	$(2,562	)(D)	$846,935
Property management and other property fund fees	50,778	—	—	—	—		50,778
Sales revenues	—	504,458	(504,458)	—	—		—
Development management fees and other CDFS income	2,698	5,706	—	5,706	—		8,404

	597,035	814,885	(503,241)	311,644	(2,562)		906,117

Expenses:
Rental expenses	141,796	84,622	—	84,622	4,000	(D)	230,418
General and administrative	82,147	54,437	—	54,437	—		136,584
Depreciation and amortization	171,738	74,251	—	74,251	57,789	(E)	303,778
Relocation expenses	6,794	—	—	—	—		6,794
Other expenses	5,519	—	5,173	5,173	—		10,692
Cost of sales	—	401,942	(401,942)	—	—		—

	407,994	615,252	(396,769)	218,483	61,789	(F)	688,266

Gains on certain dispositions of CDFS business assets:
Net proceeds	1,288,665	—	504,458	504,458	(36,904)		1,756,219
Costs of assets disposed of	1,111,698	—	401,942	401,942	50,990		1,564,630

	176,967	—	102,516	102,516	(87,894	)(G)	191,589

Operating income	366,008	199,633	(3,956)	195,677	(152,245)		409,440
Other income:
Income from operating joint ventures	—	6,132	(6,132)	—	—		—
Income from development joint ventures	—	15,444	(15,444)	—	—		—
Gain on non-strategic asset sales	—	17,008	(17,008)	—	—		—
Interest income	—	16,850	(16,850)	—	—		—
Other	—	3,753	(3,753)	—	—		—

	—	59,187	(59,187)	—	—		—

Other expenses:
Interest	—	(65,535)	65,535	—	—		—
REIT transition costs	—	(420)	420	—	—		—
Other	—	(10,536)	10,536	—	—		—

	—	(76,491)	76,491	—	—		—

Income from property funds	42,899	—	—	—	—		42,899
Income from unconsolidated CDFS joint ventures	—	—	15,444	15,444	(6,937	)(H)	8,507
Loss from other unconsolidated investees	(801)	—	6,132	6,132	(3,030	)(H)	2,301
Interest expense	(153,334)	—	(65,535)	(65,535)	(47,710	)(I)	(266,579)
REIT transition costs	—	—	(420)	(420)	—		(420)
Interest and other income	3,007	—	19,386	19,386	(1,027	)(J)	21,366
Other expense	—	—	(5,363)	(5,363)	2,905	(K)	(2,458)

Earnings before minority interest	257,779	182,329	(17,008)	165,321	(208,044)		215,056
Minority interest	4,875	—	—	—	—		4,875

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

PROLOGIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004
(In thousands, except per share data)

	ProLogis	Catellus	Reclassifica-	Reclassified	Pro Forma		ProLogis
	Historical	Historical	tions(B)	Catellus(B)	Adjustments(C)		Pro Forma

Earnings before certain net gains and net foreign currency exchange gains	252,904	182,329	(17,008)	165,321	(208,044)		210,181
Gains recognized on dispositions of certain non-CDFS business assets, net	6,072	—	17,008	17,008	(17,008	)(G)	6,072
Gains on partial dispositions of investments in property funds	3,328	—	—	—	—		3,328
Foreign currency gains, net	14,686	—	—	—	—		14,686

Earnings before income taxes	276,990	182,329	—	182,329	(225,052)		234,267
Income taxes	—	35,845	(35,845)	—	—		—
Current income tax	24,870	—	57,363	57,363	—		82,233
Deferred income tax	18,692	—	(21,518)	(21,518)	(34,620	)(L)	(37,446)

	43,562	35,845	—	35,845	(34,620)		44,787

Earnings from continuing operations	233,428	146,484	—	146,484	(190,432)		189,480
Less preferred share dividends	25,746	—	—	—	—		25,746
Less excess of redemption values over carrying values of preferred shares redeemed	4,236	—	—	—	—		4,236

Earnings from continuing operations attributable to common shares	$203,446	$146,484	$—	$146,484	$(190,432)		$159,498

Basic earnings from continuing operations per share (M)	$1.12			$1.42			$0.67

Diluted earnings from continuing operations per share (M)	$1.09			$1.40			$0.67

Weighted average common shares outstanding-basic (M)	182,226			103,064	55,064	(N)	237,290

Weighted average common shares outstanding-diluted (M)	191,801			104,520	55,064	(N)	246,865

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

PROLOGIS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2005
(In thousands, except per share data)

			Reclassifi-
	ProLogis	Catellus	cations	Reclassified	Pro Forma		ProLogis
	Historical	Historical	(B)	Catellus(B)	Adjustments(C)		Pro Forma

Revenues:
Rental income	$136,697	$78,357	$7	$78,364	$(205	)(D)	$214,856
Property management and other property fund fees	16,527	—	—	—	—		16,527
Sales revenues	—	33,144	(33,144)	—	—		—
Development management fees and other CDFS income	131	7,544	—	7,544	—		7,675

	153,355	119,045	(33,137)	85,908	(205)		239,058

Expenses:
Rental expenses	39,150	22,256	—	22,256	1,000	(D)	62,406
General and administrative	24,161	12,290	—	12,290	—		36,451
Depreciation and amortization	43,253	18,691	—	18,691	14,422	(E)	76,366
Relocation expenses	2,751	—	—	—	—		2,751
Other expenses	1,913	—	670	670	—		2,583
Cost of sales	—	22,898	(22,898)	—	—		—

	111,228	76,135	(22,228)	53,907	15,422	(F)	180,557

Gains on certain dispositions of CDFS business assets:
Net proceeds	282,591	—	33,144	33,144	(2,028)		313,707
Costs of assets disposed of	227,250	—	22,898	22,898	4,114		254,262

	55,341	—	10,246	10,246	(6,142	)(G)	59,445

Operating income	97,468	42,910	(663)	42,247	(21,769)		117,946
Other income:
Income from operating joint ventures	—	2,833	(2,833)	—	—		—
Income from development joint ventures	—	5,086	(5,086)	—	—		—
Gain on non-strategic asset sales	—	20	(20)	—	—		—
Interest income	—	8,895	(8,895)	—	—		—
Other	—	89	(89)	—	—		—

	—	16,923	(16,923)	—	—		—

Other expenses:
Interest	—	(17,573)	17,573	—	—		—
Other	—	(1,498)	1,498	—	—		—

	—	(19,071)	19,071	—	—		—

Income from property funds	11,771	—	—	—	—		11,771
Income from unconsolidated CDFS joint ventures	457	—	5,086	5,086	(1,930	)(H)	3,613
Income from other unconsolidated investees	41	—	2,833	2,833	(752	)(H)	2,122
Interest expense	(36,608)	—	(17,573)	(17,573)	(12,000	)(I)	(66,181)
Interest and other income	1,374	—	8,977	8,977	(575	)(J)	9,776
Other expense	—	—	(828)	(828)	—		(828)

Earnings before minority interest	74,503	40,762	(20)	40,742	(37,026)		78,219
Minority interest	1,341	—	—	—	—		1,341

Earnings before certain net gains and net foreign currency exchange expenses/losses	73,162	40,762	(20)	40,742	(37,026)		76,878
Gains recognized on dispositions of certain non-CDFS business assets, net	—	—	20	20	(20	)(G)	—
Foreign currency expenses/losses, net	(114)	—	—	—	—		(114)

Earnings before income taxes	73,048	40,762	—	40,762	(37,046)		76,764
Income taxes	—	8,148	(8,148)	—
Current income tax	1,173	—	6,370	6,370	—		7,543
Deferred income tax	839	—	1,778	1,778	(1,884	)(L)	733

	2,012	8,148	—	8,148	(1,884)		8,276

Earnings from continuing operations	71,036	32,614	—	32,614	(35,162)		68,488
Less preferred shares dividends	6,354	—	—	—	—		6,354

Earnings from continuing operations attributable to common shares	$64,682	$32,614	$—	$32,614	$(35,162)		$62,134

Basic earnings from continuing operations per share (M)	$0.35			$0.31			$0.26

Diluted earnings from continuing operations per share (M)	$0.34			$0.31			$0.25

Weighted average common shares outstanding-basic (M)	186,154			103,750	55,598	(N)	241,752

Weighted average common shares outstanding-diluted (M)	196,180			105,301	55,598	(N)	251,778

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      (A) ProLogis’ historical condensed consolidated balance sheet as of March 31, 2005 has been reclassified to reflect the historical goodwill balance of $78.6 million on a separate line item rather than as a component of other assets.
      (B) Represents the reclassification of certain Catellus balances as described below:
            Balance Sheet:

•	Investments in operating and development joint ventures that are accounted for under the equity method were classified as a component of “Properties” by Catellus. These balances have been reclassified to “Investments in and advances to unconsolidated investees” to conform to ProLogis’ reporting presentation.

•	Furniture, fixtures and equipment and associated accumulated depreciation balances were classified as a component of “Properties” by Catellus. These balances have been reclassified to “Other assets” to conform to ProLogis’ reporting presentation.

•	Construction costs payable were classified as a component of “Accounts payable and accrued expenses” by Catellus. This balance has been reclassified to a separate line item to conform to ProLogis’ reporting presentation.

•	Deferred income taxes were classified as a separate line item by Catellus. This balance has been reclassified to “Other liabilities” to conform to ProLogis’ reporting presentation.

•	Amounts due to employees under a non-qualified savings plan were classified as a component of “Accounts payable and accrued expenses” by Catellus. This balance has been reclassified to “Other liabilities” to conform to ProLogis’ reporting presentation.
            Statement of Operations:

•	Lease termination fees were included as a component of “Interest and other income” which Catellus excludes in computing “Operating income.” These fees have been reclassified to “Rental income” to conform to ProLogis’ presentation.

•	Land holding costs were included as a component of “Other expense” which Catellus excludes in computing “Operating income.” ProLogis includes these costs as a component “Operating income” as an “Other expense.” Catellus’ land holding costs have been reclassified to conform to ProLogis’ presentation.

•	Catellus includes the proceeds from sales as a separate line item in “Revenues” and the costs of sales as a separate line item in “Expenses.” ProLogis presents similar transactions in a separate section but also as a component of “Operating income.” Catellus’ balances have been reclassified to conform to ProLogis’ presentation.

•	Catellus includes certain net gains as a component of “Other income.” ProLogis presents similar items below “Earnings before minority interest.” Catellus’ balances are reclassified to conform to ProLogis’ presentation.

•	Catellus presents separate sections titled “Other income” and “Other expenses” below “Operating income” while ProLogis has one section below “Operating income” that includes both income and expense items. Such balances of Catellus that remain in these sections after the reclassifications of lease termination fees, land holding costs and net gains are reclassified to conform to ProLogis’ presentation.

•	Catellus’ total income taxes are reclassified to present current income taxes and deferred income taxes separately, which is consistent with ProLogis’ presentation.

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (C) In the merger, each Catellus stockholder has the right to elect to receive either 0.822 of a ProLogis common share or $33.81 in cash, without interest, for each share of Catellus common stock that the stockholder owns immediately prior to the effective time of the merger. Catellus stockholder elections will be reallocated and prorated to fix the aggregate cash consideration to be paid by ProLogis pursuant to the merger agreement at $1.255 billion. Consequently, the total merger consideration paid by ProLogis (regardless of what form of consideration Catellus stockholders may elect to receive) will consist of about 65% ProLogis common shares and about 35% cash.
      Under the terms of the merger agreement, all Catellus restricted stock, restricted stock units and stock options outstanding immediately prior to the effective time of the merger will be cancelled. Each holder of canceled Catellus restricted stock or restricted stock units will receive $33.81 per canceled share of restricted stock or share subject to the canceled restricted stock unit, less any applicable withholding taxes, payable in the form of 65% ProLogis common shares and 35% cash. We refer to this amount as the net restricted stock payment.
      Each holder of a canceled Catellus stock option will receive $33.81 for each share of Catellus common stock subject to the canceled option, less the exercise price and any applicable withholding taxes, payable in the form of 65% ProLogis common shares and 35% cash. We refer to this amount as the net option payment.
      For purposes of the unaudited pro forma condensed consolidated balance sheet presentation, the total purchase price, including the net restricted stock payment and the net option payment, is based on the number of outstanding Catellus common shares, restricted stock, restricted stock units and stock options outstanding at March 31, 2005 and an average trading price of ProLogis common shares of $40.895. The average trading price is based on the average of the high and low trading prices for each of the two trading days before, the day, and the two trading days after the merger was announced (June 2, 3, 6, 7 and 8, 2005). The calculation of the merger consideration and total purchase price is as follows (dollar amounts in thousands):

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Calculation of purchase price
Issuance of 56,028,604 ProLogis common shares based on a 0.822 exchange ratio in exchange for 68,161,318 shares of outstanding Catellus common stock, canceled restricted stock, canceled restricted stock units and canceled stock options after adjustments applicable to the withholding of associated taxes	$2,291,290
Payment of aggregate merger consideration in exchange for 37,119,196 shares of outstanding Catellus common stock, canceled restricted stock, canceled restricted stock units and canceled stock options after adjustments applicable to the exercise price of canceled stock options and the withholding of associated taxes	1,255,000
Payment of withholding taxes associated with the Catellus restricted stock, restricted stock units and stock options that were canceled pursuant to the terms of the merger agreement	25,377

Total merger consideration	3,571,667
Catellus secured debt and assessment bonds outstanding at book value	1,255,104
Adjustment to record Catellus secured debt and assessment bonds at fair value under purchase accounting	80,090
All other Catellus liabilities at book value	462,719
Adjustment to record Catellus liabilities at fair value under purchase accounting	96,689
Estimated fees and other expenses related to the merger	90,000

Total purchase price	$5,556,269

      The calculation of the pro forma outstanding shares of Catellus stock included in the calculation of the merger consideration is as follows:

Issued and outstanding shares of Catellus stock at March 31, 2005	103,875,231
Outstanding restricted stock and restricted stock units to be canceled at the merger date that will be exchanged for cash and ProLogis common shares	1,666,340
Outstanding stock options to be canceled at the merger date, less adjustment for shares that will not be exchanged for cash and ProLogis common shares (shares will not be exchanged for cash and ProLogis commons shares to the extent of the combined exercise price of the canceled stock options)	493,866
Shares that will not be exchanged for cash and ProLogis common shares due to the payment of applicable withholding taxes on behalf of the employees	(754,923)

105,280,514

      The calculation of the estimated fees and other expenses related to the merger is as follows (in thousands):

Advisory fees	$21,500
Legal, accounting and other fees and costs	11,000
Share registration and issuance costs	1,400
Debt issuance and debt assumption fees	16,900
Termination, severance, change in control and other employee related costs	39,200

Total	$90,000

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      ProLogis has allocated the purchase price to the estimated fair value of the assets acquired and the liabilities assumed as follows (in thousands):

		Palmtree
	Reclassified	Acquisition
	Catellus(B)	Corporation	Pro Forma
	(Pre merger)	(Post merger)	Adjustments	Comments

ASSETS
Real estate	$2,353,626	$4,573,539	$2,219,913	C-1
Less accumulated depreciation	(492,347)	—	492,347	C-2

	1,861,279	4,573,539	2,712,260
Investments in and advances to unconsolidated investees	(1,061)	167,263	168,324	C-3
Restricted cash	12,867	12,867	—
Cash and cash equivalents	54,138	22,515	(31,623)	C-4
Notes receivable	296,150	296,150	—
Accounts receivable	30,720	30,720	—
Other assets	218,080	298,574	80,494	C-5
Goodwill	—	153,241	153,241	C-6

Total assets	$2,472,173	$5,554,869	$3,082,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Lines of credit and short-term borrowings	$—	$570,377	$570,377	C-7
Senior notes	—	800,000	800,000	C-7
Secured debt and assessment bonds	1,255,104	1,335,194	80,090	C-8
Accounts payable and accrued expenses	76,326	36,931	(39,395)	C-9
Construction costs payable	34,842	34,842	—
Other liabilities	351,551	487,635	136,084	C-10

Total liabilities	1,717,823	3,264,979	1,547,156

Shareholders equity:
Common shares	1,050	560	(490)	C-11
Additional paid-in capital	515,787	2,289,330	1,773,543	C-11
Unvested awards	(24,018)	—	24,018	C-11
Retained earnings	261,531	—	(261,531)	C-11

Total shareholders’ equity	754,350	2,289,890	1,535,540

Total liabilities and shareholders’ equity	$2,472,173	$5,554,869	$3,082,696

Comments on pro forma adjustments:

C-1	Catellus’ real estate assets have been adjusted to their estimated fair value as of March 31, 2005.

C-2	Catellus’ historical accumulated depreciation balance is eliminated when the real estate assets are recorded at fair value.

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

C-3	Catellus’ investments in operating joint ventures and development joint ventures have been adjusted to their estimated fair value as of March 31, 2005. The same valuation methods used for the direct owned real estate assets of Catellus were used in calculating this adjustment.

C-4	Prior to the closing of the merger, existing cash on hand of Catellus is assumed to be used to satisfy certain liabilities outstanding at March 31, 2005 and additional cash is assumed to be generated through the collection of an employee receivable outstanding at March 31, 2005 as follows:

Accrued dividends	$(28,195)
Accrued employee costs	(4,426)
Note receivable from employee	998

$(31,623)

C-5	Adjustments to Catellus’ historical balance of other assets are as follows:

Elimination of straight-line rent balance	$(39,802)
Elimination of capitalized debt issuance costs	(14,842)
Elimination of capitalized leasing costs	(41,987)
Recognition of intangible value of acquired in place leases	79,193
Recognition of asset associated with the acquired in place leases that have above market lease rates	68,940
Adjustment to fixed assets, deferred charges and long-term receivables as a result of purchase price allocation	24,848
Capitalization of issuance costs associated with debt issued in merger	5,142
Assumed repayment of employee note receivable	(998)

$80,494

C-6	Represents the recognition of goodwill as a result of the purchase price allocation.

C-7	Borrowings under lines of credit, short-term borrowings and the issuance of senior notes are assumed to fund the aggregate cash consideration and other associated costs of the merger aggregating $1,370,377,000. ProLogis expects to: (i) issue $800.0 million of senior notes with a term of approximately ten years; (ii) borrow $115.4 million on its existing lines of credit to pay the estimated transaction costs of $90.0 million and the estimated payment of withholding taxes associated with the canceled Catellus restricted stock, restricted stock units and stock options of $25.4 million; and (iii) obtain short-term bridge financing of $455.0 million. The bridge financing is expected to be repaid after the merger with borrowings on new credit facilities and with the proceeds from asset sales subsequent to the merger.

C-8	Adjustment reflects Catellus’ existing fixed rate secured debt at the estimated fair value based on ProLogis management’s estimates of the interest rates that would be available to ProLogis for the issuance of debt with similar terms and remaining maturities. The fixed rate debt of Catellus will be assumed by ProLogis in the merger. The interest rates on the assumed debt are considered to be above market.

C-9	Adjustments to Catellus’ historical balance of accounts payable and accrued expenses are as follows:

Assumed payment of accrued dividends before closing	$(28,195)
Assumed payment of accrued employee costs before closing	(4,426)
Elimination of accrued costs associated with incentive stock plans	(6,774)

$(39,395)

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

C-10	Adjustments to Catellus’ historical balance of other liabilities are as follows:

Recognition of liability associated with the acquired in place leases that have below market lease rates	$91,941
Adjustment to deferred revenues as a result of purchase price allocation	(20,644)
Adjustment to income tax liabilities as a result of purchase price allocation	64,787

$136,084

C-11	Adjustments represent the elimination of historical Catellus balances and the issuance of ProLogis common shares in the merger. The ProLogis common shares issued are valued as follows:

Number of shares issued	56,028,604
Assumed price of ProLogis common shares	$40.895

Value of shares issued (in thousands)	$2,291,290
Less: share registration and issuance costs (in thousands)	(1,400)

Total value of shares issued (in thousands)	$2,289,890

The total value of the ProLogis common shares issued is recognized as follows (in thousands):
Par value, $0.01 par value per share	$560
Additional paid-in capital	2,289,330

$2,289,890

      (D) Rental income and rental expenses are adjusted to: (i) remove Catellus’ historical straight-line rent adjustment; (ii) recognize the total minimum lease payments provided under the acquired leases on a straight-line basis over the remaining term from the assumed merger date of January 1, 2004; (iii) include amortization of the asset and liability created at the merger date associated with acquired leases where the net present value was assumed to be favorable or unfavorable to relative estimated market rates at the assumed merger date of January 1, 2004; and (iv) increase real estate tax expense based on the expected revaluation of certain operating properties as a result of the merger.
      (E) Represents the increase in real estate depreciation expense as a result of the step-up in basis to record Catellus’ real estate at the estimated fair value at the assumed merger date of January 1, 2004 and the increase in amortization expense related to intangible assets associated with acquired leases that were recognized under purchase accounting. Allocations of the step up to fair value were estimated between depreciable and non-depreciable components based on the asset type and market conditions. An estimated useful life of 30 years was assumed to compute the adjustment to real estate depreciation. For assets and liabilities associated with the value of in place leases, an average remaining lease term of five years was used to compute amortization expense.
      (F) Management of ProLogis expects that the merger will create operational and general and administrative cost savings, including property management costs, costs associated with corporate administrative functions and executive compensation. There can be no assurance that ProLogis will be successful in achieving these anticipated cost savings. No estimate of these expected future cost savings has been included in the pro forma financial statements. Such adjustments cannot be factually supported within the Securities and Exchange Commission regulations governing the preparation of pro forma financial statements until such time as the operations of the two companies have been fully integrated.
      (G) Represents the adjustments to the net gains recognized by Catellus from asset dispositions in the applicable period to reflect these gains as if they had been computed on the higher basis of the assets

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
disposed of that resulted from the purchase price allocation performed on the assumed date of the merger of January 1, 2004.
      (H) As of the assumed merger date of January 1, 2004, Catellus’ investments in operating joint ventures and development joint ventures were recorded at fair value. The equity in earnings that Catellus recognizes from these joint ventures has been adjusted to reflect the impact that these fair value adjustments would have on the earnings of the joint venture, primarily increases in depreciation expense (see Note E) and decreases in net gains recognized (see Note G).
      (I) Adjustments to interest expense are as follows (in thousands):

	Year Ended	Three Months Ended
	December 31, 2004	March 31, 2005

Decrease in interest expense resulting from the amortization of the premium recognized at the merger date to adjust the assumed Catellus secured debt at fair value (see Comment C-8)	$(19,962)	$(5,116)
Increase in interest expense associated with new debt issued in the merger (see Comment C-7) and other interest bearing liabilities	73,237	18,507
Eliminate historical debt issuance costs amortization	(4,900)	(1,225)
Increase in interest expense resulting from the amortization of debt issuance costs associated with the new debt issued in the merger (see Comment C-7)	801	201
Net increase in interest capitalized due to the increase in the balance of qualifying expenditures due to the step up to fair value as a result of the purchase allocation partially offset by the impact of ProLogis’ lower average interest rate	(1,466)	(367)

	$47,710	$12,000

      The pro forma increase in interest expense as a result of the assumed issuance of new debt in the merger is calculated on the market rates that management believes would have been available to ProLogis for the senior notes, lines of credit and short-term borrowings assumed to have been issued as of January 1, 2004 (the assumed date of the merger). Each 1/8% of 1% increase in the annual interest rate assumed with respect to the debt will increase the pro forma interest expense by $1.7 million for the year ended December 31, 2004 and $0.4 million for the three months ended March 31, 2005.
      (J) Other income has been reduced as a result of the purchase price allocation which adjusted an asset balance that is associated with the income stream.
      (K) An impairment loss associated with an operating property that was recognized in 2004 has been eliminated because the fair value adjustments as of January 1, 2004 reflect the associated asset at fair value thereby eliminating the need for an impairment charge in 2004.
      (L) Adjustment to recognize the deferred tax effect of certain of the pro forma adjustments, primarily the adjustments to net gains from dispositions (see Note G) and adjustments to equity in earnings (see Note H).

PROLOGIS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (M) The calculations of basic and diluted earnings from continuing operations attributable to common shares per share are as follows:

	Year Ended December 31, 2004			Three Months Ended March 31, 2005

	ProLogis	Reclassified	Pro Forma	ProLogis	Reclassified	Pro Forma
	Historical	Catellus	ProLogis	Historical	Catellus	ProLogis

Earnings from continuing operations attributable to common shares	$203,446	$146,484	$159,498	$64,682	$32,614	$62,134
Minority interest share in earnings	4,875	—	4,875	1,341	—	1,341

Adjusted earnings from operations attributable to common shares	$208,321	$146,484	$164,373	$66,023	$32,614	$63,475

Weighted average common shares outstanding—Basic	182,226	103,064	237,290	186,154	103,750	241,752
Incremental weighted average effect of conversion of limited partnership units	5,035	—	5,035	5,543	—	5,543
Incremental weighted average effect of potentially dilutive instruments	4,540	1,456	4,540	4,483	1,551	4,483

Adjusted weighted average common shares outstanding—Diluted	191,801	104,520	246,865	196,180	105,301	251,778

Earnings from continuing operations attributable to common shares—Basic	$1.12	$1.42	$0.67	$0.35	$0.31	$0.26

Earnings from continuing operations attributable to common shares—Diluted	$1.09	$1.40	$0.67	$0.34	$0.31	$0.25

      (N) The pro forma weighted average shares outstanding are the historical weighted average shares of ProLogis for the periods presented, adjusted for the assumed issuance of 55,064,000 ProLogis common shares on a weighted average basis for the year ended December 31, 2004 and 55,598,000 ProLogis common shares on a weighted average basis for the three months ended March 31, 2005. The shares assumed to be issued are computed by applying the terms of the merger to the actual Catellus weighted average shares for the respective periods.

ANNEX A
AGREEMENT AND PLAN OF MERGER
Dated as of June 5, 2005
by and among
PROLOGIS,
PALMTREE ACQUISITION CORPORATION
and
CATELLUS DEVELOPMENT CORPORATION

EXHIBITS

Exhibit	Title

A	Specified Holders
B	Form of Certificate of Merger
C	Form of Rule 145 Affiliate Letter
SCHEDULES

Schedule		Title

2	.1(a)	Organization, Standing and Corporate Power
2	.1(b)(i)	Subsidiaries
2	.1(b)(ii)	Joint Ventures
2	.1(c)(i)(D)	Restricted Stock; Outstanding Stock Options and Restricted Stock Units
2	.1(c)(i)(F)	Dividends
2	.1(c)(ii)(A)	Voting and Convertible Securities; Options
2	.1(c)(ii)(B)	Remote or Special Purpose Entities of Catellus Subsidiaries
2	.1(c)(ii)(C)	Registration Rights
2	.1(c)(ii)(D)	Ownership of Catellus Subsidiaries By Officers and Trustees
2	.1(d)(iii)	Violation; Third Party Consents
2	.1(d)(iv)	Consents of Governmental Entities
2	.1(f)	Absence of Certain Changes or Events
2	.1(g)	Liabilities
2	.1(j)	Litigation
2	.1(k)	Taxes
2	.1(l)(i)	Qualification of Catellus Pension Plans
2	.1(l)(iii)	Employee Benefit Plans
2	.1(l)(iv)	Employee Benefit Plans — Claims of Non-Compliance
2	.1(l)(v)	Employee Benefit Plans — Absence of Litigation
2	.1(l)(vii)	Severance Agreements
2	.1(l)(viii)	Assets of Catellus Employee Benefit Plans Invested in Catellus Securities
2	.1(l)(x)	Severance Agreements — Excess Parachute Payments
2	.1(l)(xii)	Employee Benefit Plans — Ability to Amend or Terminate
2	.1(o)	Environmental Matters
2	.1(p)(i)(A)	Properties
2	.1(p)(i)(A)(1)	Mortgage Debt
2	.1(p)(i)(B)	Notices of Condemnation or Zoning Violations
2	.1(p)(i)(C)	Properties — Third Party Ownership
2	.1(p)(ii)	Title Insurance
2	.1(p)(iii)	Development and Acquisition of Properties
2	.1(p)(iv)	Properties — Compliance with Laws; Physical Defects
2	.1(p)(v)	Tenants’ Options to Purchase
2	.1(p)(vi)	Restrictions on Transfer of Catellus Properties
2	.1(p)(vii)	Title
2	.1(p)(viii)	Catellus Capital Allocation Plan
2	.1(q)	Insurance
2	.1(v)(i)	Material Contracts
2	.1(v)(ii)	Mortgages
2	.1(v)(iii)	Restrictions on Conduct of Business
2	.1(v)(iv)	Prepayment of Indebtedness
2	.1(y)	Related Party Transactions

Schedule		Title

2	.1(z)	Beneficial Ownership of Catellus Common Shares
3	.1(b)(v)	Commitments
3	.1(b)(vi)	Encumbrances
3	.1(b)(vii)	Guarantees
3	.1(b)(viii)	Refinancings
3	.1(b)(xi)	Catellus Employee Benefits
5	.1(d)	Governmental Consents
9.1		Knowledge

INDEX OF DEFINED TERMS

Affiliate	A-59
Aggregate Cash Consideration	A-60
Aggregate Dissenter’s Value	A-60
Agreement	A-8
Cash Consideration	A-9
Cash Election Shares	A-10
Catellus	A-8
Catellus Board Designees	A-9
Catellus Capital Allocation Plan	A-29
Catellus Common Shares	A-8
Catellus Disclosure Letter	A-16
Catellus Dividend	A-52
Catellus Employee Benefit Plans	A-60
Catellus Employees	A-25
Catellus ERISA Affiliate	A-23
Catellus Excess Shares	A-17
Catellus Intangible Property	A-26
Catellus Joint Ventures	A-17
Catellus Material Adverse Effect	A-16
Catellus Material Contracts	A-29
Catellus Option	A-14
Catellus Pension Plans	A-23
Catellus Permits	A-21
Catellus Preferred Shares	A-17
Catellus Properties	A-27
Catellus Property	A-27
Catellus SEC Documents	A-20
Catellus Severance Agreements	A-24
Catellus Stock Option Plans	A-14
Catellus Stockholder Approval	A-29
Catellus Stockholder Meeting	A-19
Catellus Subsidiary	A-60
CERCLA	A-26
Certificate	A-10
Certificate of Merger	A-8
Closing	A-8
Closing Date	A-8
COBRA	A-49
Code	A-8
Commitment	A-42
Competing Transaction	A-48
Confidentiality Agreement	A-47
Corresponding ProLogis Dividend	A-52
Counter Proposal	A-55
DGCL	A-8
Dissenting Shares	A-15
Effective Time	A-9
Election Deadline	A-11
Election Form	A-10
Environmental Law	A-26
ERISA	A-23
Exchange Act	A-20
Exchange Agent	A-10
Exchange Fund	A-12
Exchange Ratio	A-9
Excluded Shares	A-9
Form S-4	A-45
GAAP	A-20
Hazardous Material	A-26
Indemnified Parties	A-50
Joint Proxy Statement/ Prospectus	A-45
Knowledge	A-60
Law	A-60
Lien	A-16
Maximum Premium Amount	A-50
Merger	A-8
Merger Consideration	A-9
Merger Sub	A-8
Merger Sub Common Stock	A-9
Morgan Stanley	A-29
Net Option Payment	A-14
New Holdco	A-53
Non-Election Shares	A-10
Non-Transferred Employee	A-49
Offered Employees	A-49
Option Consideration	A-14
PCBs	A-26
Person	A-60
ProLogis	A-8
ProLogis Break-Up Expenses	A-57
ProLogis Break-Up Fee	A-57
ProLogis Common Shares	A-60
ProLogis Employee Benefit Plans	A-60
ProLogis Employees	A-36
ProLogis ERISA Affiliate	A-35
ProLogis Intangible Property	A-36
ProLogis Material Adverse Effect	A-31
ProLogis Material Contracts	A-39
ProLogis Options	A-32
ProLogis Pension Plans	A-35
ProLogis Permits	A-34
ProLogis Preferred Shares	A-31
ProLogis Properties	A-37
ProLogis Property	A-37

ProLogis SEC Documents	A-33
ProLogis Shareholder Approval	A-38
ProLogis Shareholder Meeting	A-32
ProLogis Stock Option Plans	A-32
ProLogis Subsidiary	A-60
Reallocated Cash Shares	A-11
Reallocated Stock Shares	A-12
REIT	A-23
Release	A-26
Rule 145 Affiliates	A-52
Sarbanes-Oxley Act	A-51
SEC	A-19
Securities Act	A-20
Series C Preferred Shares	A-31
Series F Preferred Shares	A-31
Series G Preferred Shares	A-31
Share Consideration	A-9
Share Election Shares	A-10
Specified Holders	A-8
Subsidiary	A-60
Superior Competing Transaction	A-48
Surviving Corporation	A-8
Takeover Statute	A-30
Tax	A-60
Tax Protection Agreement	A-61
Tax Return	A-61
Teachers Loan	A-61
Termination Date	A-56
Transfer and Gains Taxes	A-49
Transferred Employee	A-49
Voting Agreements	A-8
Voting Debt	A-61

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 5, 2005, is by and among PROLOGIS, a Maryland real estate investment trust (“ProLogis”), PALMTREE ACQUISITION CORPORATION, a Delaware corporation (“Merger Sub”), and CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation (“Catellus”).
RECITALS
      A. The Board of Directors of Catellus has determined that it is advisable and in the best interests of Catellus and its stockholders, and the Board of Trustees of ProLogis has determined that it is advisable and in the best interests of ProLogis and its shareholders, that, upon the terms and subject to the conditions set forth in this Agreement, Catellus will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger (the “Merger”).
      B. As a condition and inducement to the willingness of ProLogis to enter into this Agreement and consummate the transactions contemplated hereby, ProLogis has required the Persons set forth on Exhibit A (collectively, the “Specified Holders”) to enter into a voting agreement, of even date herewith (the “Voting Agreements”), pursuant to which, among other things, each Specified Holder agrees to vote all shares of common stock, par value $0.01 per share, of Catellus (“Catellus Common Shares”) beneficially owned by such Specified Holder in favor of the Merger.
      C. ProLogis, Catellus and Merger Sub desire to make certain representations, warranties and agreements in connection with the Merger.
      D. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.
AGREEMENT
      In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Catellus shall merge with and into Merger Sub, with Merger Sub being the surviving corporation of the Merger (the “Surviving Corporation”), and the separate corporate existence of Catellus shall thereupon cease. The Merger shall have the effects set forth in this Article I and the applicable provisions of the DGCL.
      Section 1.2     Closing. The closing of the Merger (the “Closing”) shall take place commencing at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article V (the “Closing Date”), at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.
      Section 1.3     Effective Time. If all the conditions to the Merger set forth in Article V shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, on the Closing Date, the parties shall cause the Merger to be consummated by duly executing and filing a Certificate of Merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall become effective upon the acceptance of the Certificate of Merger for record by the Secretary of State of the State of Delaware or at such later time that the parties hereto shall have agreed upon and designated in the Certificate of Merger (the “Effective Time”).

      Section 1.4     Certificate of Incorporation and By-laws of the Surviving Corporation. The Certificate of Incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger as the Certificate of Incorporation and by-laws of the Surviving Corporation, until duly amended in accordance with the respective terms thereof and applicable law.
      Section 1.5     Directors and Officers of the Surviving Corporation; Increase in Size of ProLogis Board of Trustees.
      (a) The directors of the Surviving Corporation following the Merger shall consist of the directors of Merger Sub immediately prior to the Effective Time, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.
      (b) The Board of Trustees of ProLogis shall cause two Catellus Board Designees to become trustees of ProLogis as of, and conditioned upon the occurrence of, the Effective Time, with a term expiring at the annual meeting of shareholders of ProLogis in 2006 or their earlier death, resignation or removal. “Catellus Board Designees” means Nelson C. Rising and one other individual serving as a member of the Board of Directors of Catellus as of the date of this Agreement who is mutually acceptable to ProLogis and Catellus or, if ProLogis and Catellus shall not so agree, who is designated by Catellus in writing prior to the mailing of the Joint Proxy Statement/Prospectus and reasonably acceptable to ProLogis.
      Section 1.6     Conversion of Equity Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Catellus, ProLogis, Merger Sub or the holder of any securities of ProLogis, Catellus or Merger Sub:

(a) Each share of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b) Each Catellus Common Share that is owned by Catellus, any wholly owned Subsidiary of Catellus, ProLogis or any wholly owned subsidiary of ProLogis immediately prior to the Effective Time and each Catellus Common Share that constitutes a Catellus RSU immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto (except for Catellus Common Shares that constitute Catellus RSUs immediately prior to the Effective Time, which shall be treated in accordance with Section 1.11(b)).

(c) Subject to Sections 1.7 and 1.10, each Catellus Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be converted into, and shall be canceled in exchange for, the right to receive, at the option of the holder, as contemplated by and subject to Section 1.7, the following:

(i) 0.822 (as it may be adjusted pursuant to Section 1.6(e), the “Exchange Ratio”) of a ProLogis Common Share (the “Share Consideration”); or

(ii) an amount in cash equal to $33.81, without interest (the “Cash Consideration”).

(d) The Share Consideration and the Cash Consideration and any cash payable in lieu of fractional ProLogis Common Shares pursuant to Section 1.10 are referred to collectively as the “Merger Consideration.” All Catellus Common Shares converted into the right to receive the Merger Consideration pursuant to Section 1.6(c) (other than Dissenting Shares, which shall be treated in accordance with Section 1.12, and Excluded Shares, which shall be canceled in accordance with Section 1.6(b)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such Catellus Common Shares (a “Certificate”) shall thereafter cease to have any rights with respect to such Catellus Common Shares, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of Catellus Common Shares become entitled in accordance with this Article I upon the surrender of such Certificate.

(e) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding ProLogis Common Shares or Catellus Common Shares shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, the Exchange Ratio, the Share Consideration and the Cash Consideration shall be adjusted accordingly, without duplication, to provide the holders of shares of Catellus Common Shares the same economic effect as contemplated by this Agreement prior to such event.

      Section 1.7     Election Procedure.
      (a) As soon as practicable following the date of this Agreement, ProLogis shall designate EquiServe Shareholder Services or another agent reasonably acceptable to ProLogis and Catellus to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure described in this Section 1.7 and the exchange procedure described in Section 1.8.
      (b) ProLogis shall prepare a form of election, which form shall be subject to the reasonable approval of Catellus (the “Election Form”) and shall contain a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates therefore representing Catellus Common Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent), for mailing with the Joint Proxy Statement/Prospectus.
      (c) The Election Form shall be mailed with the Joint Proxy Statement/Prospectus to the record holders of Catellus Common Shares as of the record date for the Catellus Stockholders Meeting. Catellus shall also use its commercially reasonable efforts to make the Election Form and the Joint Proxy Statement/Prospectus available to all Persons who become holders of Catellus Common Shares during the period between such record date and the seventh business day prior to the Election Deadline.
      (d) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i) to elect to receive the Share Consideration for one or more Catellus Common Shares held by such holder (“Share Election Shares”);

(ii) to elect to receive the Cash Consideration for one or more Catellus Common Shares held by such holder (“Cash Election Shares”); and

(iii) to indicate that such holder makes no such election with respect to one or more Catellus Common Shares held by such holder (“Non-Election Shares”).
      (e) Nominee record holders who hold Catellus Common Shares on behalf of multiple beneficial owners shall indicate how many of the Catellus Common Shares held by the nominee will be Share Election Shares, Cash Election Shares or Non-Election Shares, respectively.
      (f) If a holder of Catellus Common Shares either (i) does not submit a properly completed Election Form prior to the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the Catellus Common Shares held by such Person shall be treated as Non-Election Shares.
      (g) Any election to receive the Share Consideration or the Cash Consideration shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m., Eastern Time, on the date that is one (1) business day before the date of the Catellus Stockholder Meeting or such other date as ProLogis and Catellus shall mutually agree upon (the “Election Deadline”). An Election Form will be properly completed only if accompanied by Certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery of such Certificates, provided such Certificates are in fact delivered to the Exchange Agent within three (3) New York Stock Exchange trading days after the date of execution of such guarantee of delivery) representing all Catellus Common Shares covered thereby. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall be deemed to be automatically revoked if this Agreement is terminated in accordance with Article VII. Any Certificate or Certificates representing Catellus Common Shares relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent.
      (h) ProLogis shall have reasonable discretion to determine, which it may delegate in whole or in part to the Exchange Agent, when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of ProLogis (or the Exchange Agent) regarding such matters shall be binding and conclusive. None of the parties to this Agreement or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall make all computations contemplated by this Section 1.7 and all such computations shall be conclusive and binding on the holders of Catellus Common Shares.
      (i) By the later of (x) the Effective Time and (y) seven (7) days after the Election Deadline, the Exchange Agent shall effect an allocation of the Share Consideration and the Cash Consideration in accordance with the Election Forms as follows:

(i) If the number of Cash Election Shares times the Cash Consideration is less than the Aggregate Cash Consideration, then:

(A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(B) Non-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration. If less than all of the Non-Election Shares need to be treated as Cash Election Shares in order to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration, then the Exchange Agent shall select which Non-Election Shares shall be treated as Cash Election Shares in accordance with Section 1.7(j), and all remaining Non-Election Shares shall thereafter be treated as Share Election Shares;

(C) if the total number of Cash Election Shares (including any Non-Election Shares treated as such) times the Cash Consideration remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert (on a pro rata basis as described in Section 1.7(j)) a sufficient number of Share Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares (including any Non-Election Shares treated as such) plus the number of Reallocated Cash Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(D) the Share Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Share Consideration.

(ii) If the number of Cash Election Shares times the Cash Consideration is greater than the Aggregate Cash Consideration, then:

(A) all Share Election Shares and all Non-Election Shares shall be converted into the right to receive the Share Consideration;

(B) the Exchange Agent shall convert (on a pro rata basis as described in Section 1.7(j)) a sufficient number of Cash Election Shares into Share Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive the Share Consideration; and

(C) the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(iii) If the number of Cash Election Shares times the Cash Consideration is equal to the Aggregate Cash Consideration, then Sections 1.7(i)(i) and 1.7(i)(ii) shall not apply and (A) all Non-Election Shares and all Share Election Shares shall be converted into the right to receive the Share Consideration and (B) all Cash Election Shares shall be converted into the right to receive the Cash Consideration.
      (j) In the event that the Exchange Agent is required pursuant to Section 1.7(i)(i)(C) to convert some Share Election Shares into Reallocated Cash Shares, such conversion shall be allocated on a pro rata basis among the Share Election Shares. In the event the Exchange Agent is required pursuant to Section 1.7(i)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, such conversion shall be allocated on a pro rata basis among the Cash Election Shares. In the event the Exchange Agent is required pursuant to Section 1.7(i)(i)(B) to convert some Non-Election Shares into Cash Election Shares or Share Election Shares, such conversion shall be allocated on a pro rata basis among Non-Election Shares.
      Section 1.8     Exchange Procedure.
      (a) Prior to the Effective Time, for the benefit of the holders of Certificates, ProLogis shall deliver to the Exchange Agent (i) certificates representing ProLogis Common Shares sufficient to deliver the aggregate Share Consideration and (ii) the Aggregate Cash Consideration payable pursuant to this Article I and cash from time to time as required to make payment in lieu of any fractional shares of ProLogis Common Shares (collectively, the “Exchange Fund”). If at any time after the Effective Time, the Exchange Fund is insufficient to pay the Merger Consideration, then ProLogis shall immediately deposit cash or additional ProLogis Common Shares, as applicable, in an amount equal to such deficiency. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the ProLogis Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such ProLogis Common Shares for the account of the Persons entitled thereto.
      (b) After completion of the allocation contemplated by Section 1.7(i), each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive (i) a certificate or certificates representing the number of whole ProLogis Common Shares into which the aggregate number of Share Election Shares previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement, (ii) cash in lieu of fractional shares, (iii) the amount of cash which the aggregate number of Cash Election Shares previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and (iv) the aggregate amount of any distributions declared but unpaid as of the Effective Time with respect to the Catellus Common Shares represented by such Certificate or Certificates or declared and paid after the Effective Time on the ProLogis Common Shares into which the aggregate number of Share Election Shares previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate that prior to the Effective Time represented Catellus Common Shares and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Share Consideration or the right to receive the Cash Consideration into which such Catellus Common Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of Catellus or the Surviving Corporation of Certificates representing Catellus Common Shares, and if such Certificates are presented to ProLogis or the Surviving Corporation for transfer, they shall be canceled against delivery of certificates for the Share Consideration or the Cash Consideration, or both, as hereinabove provided. No dividends on ProLogis Common Shares that are declared after the Effective

Time shall be remitted to any Person entitled to receive ProLogis Common Shares under this Agreement until such Person surrenders the Certificate or Certificates representing Catellus Common Shares, at which time such dividends shall be remitted to such Person (assuming such dividends are payable on or prior to the date on which such Certificate or Certificates are surrendered), without interest. In the case of the Certificates representing Dissenting Shares, each Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.
      (c) Appropriate transmittal materials in a form satisfactory to ProLogis and Catellus (including a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) shall be mailed as soon as practicable after the Effective Time to each holder of record of Catellus Common Shares as of the Effective Time who did not previously submit a properly completed Election Form. ProLogis shall not be obligated to deliver cash and/or a certificate or certificates representing ProLogis Common Shares to which a holder of Catellus Common Shares would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing Catellus Common Shares for exchange as provided in this Section 1.8, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by ProLogis or the Exchange Agent. If any certificates evidencing ProLogis Common Shares are to be issued in a name other than that in which the Certificate evidencing Catellus Common Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for ProLogis Common Shares in any name other than that of the registered holder of the Certificate surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
      (d) Any portion of the Share Consideration or Cash Consideration delivered to the Exchange Agent by ProLogis pursuant to Section 1.8(a) that remains unclaimed by the shareholders of Catellus for one year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to ProLogis. Any shareholders of Catellus who have not theretofore complied with Section 1.7 or 1.8 shall thereafter look only to ProLogis for the consideration deliverable in respect of each Catellus Common Share such shareholder holds as determined pursuant to this Agreement, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Catellus Common Shares represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The parties to this Agreement and the Exchange Agent shall be entitled to rely upon the stock transfer books of Catellus to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.
      Section 1.9     Rights as Shareholders; Share Transfers. At the Effective Time, holders of Catellus Common Shares shall cease to be, and shall have no rights as, shareholders of Catellus other than to receive the Merger Consideration provided under this Article I. After the Effective Time, there shall be no transfers on the stock transfer books of Catellus or the Surviving Corporation of shares of Catellus Common Shares.
      Section 1.10     No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional ProLogis Common Share shall be issued in connection with the Merger. Each holder of Catellus Common Shares who otherwise would have been entitled to a fraction of a ProLogis Common Share (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying (x) the fractional share interest to which such holder would otherwise be entitled by (y) the average closing price of a ProLogis Common Share on the New York Stock Exchange on the ten (10) trading days immediately preceding the Effective Time (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. As promptly as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify ProLogis, and ProLogis shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.8. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
      Section 1.11     Share Options; Restricted Stock and Restricted Stock Units.
      (a) Prior to the Effective Time, Catellus shall take all actions necessary and appropriate, or in the case of options granted under the 1991 Plan, 1995 Plan and Executive Stock Option Plan, shall use its commercially reasonable efforts to obtain the necessary consents of holders of such options, to provide that, as of the Effective Time, each then outstanding option to purchase Catellus Common Shares (“Catellus Option”) under any employee stock option or compensation plan or arrangement of Catellus (the “Catellus Stock Option Plans”) whether or not exercisable and vested at the Effective Time shall be canceled and, in exchange therefor, each former holder of any such canceled Catellus Option shall be entitled to receive, in consideration of such cancellation, an amount equal to the Option Consideration subject to applicable tax withholding. For purposes of this Agreement, the term “Option Consideration” with respect to a Catellus Option means an amount equal to the product of (x) the total number of Catellus Common Shares subject to such Catellus Option immediately prior to its cancellation and (y) the excess, if any, of (i) $33.81 over (ii) the exercise price per share subject to such Catellus Option. The “Net Option Payment” is the Option Consideration reduced by such aggregate amount as is required to be withheld with respect to the Option Consideration under any provision of federal, state, local or foreign Tax law. Each former holder of any canceled Catellus Option shall receive the Net Option Payment in the form of (i) a number of ProLogis Common Shares equal to 65% of the Net Option Payment (based on the closing price of a ProLogis Common Share on the last business day immediately prior to the Closing Date) and (ii) an amount of cash equal to 35% of the Net Option Payment. As soon as practicable following the Effective Time, ProLogis shall provide each holder of Catellus Options that are canceled pursuant to this Section 1.11(a) with a payment as described in this Section 1.11(a), and any such canceled Catellus Options shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 1.11(a). By virtue of the foregoing treatment of the Catellus Options, the parties agree that no Person shall have any right under or with respect to any Catellus Option after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 1.11(a).
      (b) Prior to the Effective Time, Catellus shall take all actions necessary and appropriate to provide that, as of the Effective Time, each restricted stock award and each restricted stock unit award (including all restricted stock, restricted stock units and performance unit awards granted pursuant to Catellus’s Long-Term Incentive Plan and Catellus’s Transition Incentive Plan, director stock units and restricted director stock units) (the “Catellus RSUs”) granted under the Catellus Stock Option Plans whether or not vested at the Effective Time shall be canceled and, in exchange therefor, each former holder of any such canceled Catellus RSU shall be entitled to receive, in consideration of such cancellation, an amount equal to the RSU Consideration subject to applicable tax withholding. For purposes of this Agreement, the term “RSU Consideration” means with respect to a Catellus RSU an amount equal to the product of (x) the total number of Catellus Common Shares subject to such Catellus RSU immediately prior to its cancellation and (y) $33.81. The “Net RSU Payment” is the RSU Consideration reduced by such aggregate amount as is required to be withheld with respect to the RSU Consideration under any provision of federal, state, local or foreign Tax law. Each former holder of any canceled Catellus RSU shall receive a Net RSU Payment in the form of (i) a number of ProLogis Common Shares equal to 65% of the Net RSU Payment (based on the closing price of a ProLogis Common Share on the last business day immediately prior to the Closing Date) and (ii) an amount of cash equal to 35% of the Net RSU Payment. As soon as practicable following the Effective Time, ProLogis shall provide each holder of Catellus RSUs that are canceled pursuant to this Section 1.11(b) with a payment as described in this Section 1.11(b), and any such canceled Catellus RSU shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 1.11(b). By virtue of the foregoing treatment of the Catellus RSUs, the parties agree that no Person shall have any right under or with respect to any Catellus RSU after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 1.11(b).
      (c) As of the Effective Time, the Catellus Stock Option Plans shall be terminated and no further awards or grants shall be made thereunder.
      Section 1.12     Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, Catellus Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of the approval of this Agreement and the Merger or consented thereto in writing and who have properly demanded appraisal for such Catellus Common Shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 1.6, but shall represent and become the right to receive such consideration as may be determined to be due such holders pursuant to the Laws of the State of Delaware, unless and until any such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or otherwise loses its right to appraisal, such holder’s Catellus Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive, upon surrender as provided above, the Cash Consideration, without any interest, and such Catellus Common Shares shall no longer be Dissenting Shares. Catellus shall give ProLogis prompt notice of any demands received by Catellus for appraisal of Catellus Common Shares, and ProLogis shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of ProLogis or as may otherwise be required by applicable Law, Catellus shall not make any payment with respect to, or settle or offer to settle, any such demands.
      Section 1.13     Tax Treatment. The parties intend, that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.
      Section 1.14     Withholding Rights. Each of the Exchange Agent, ProLogis and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, ProLogis or the Surviving Corporation so withholds or deducts any amount, such amount shall be treated for all purposes under this Agreement as having been paid to the holder of the Catellus Common Shares, Catellus Options or Catellus RSUs in respect of which the Exchange Agent, ProLogis or the Surviving Corporation, as the case may be, made such deduction or withholding.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
      Section 2.1     Representations and Warranties of Catellus. Catellus represents and warrants to ProLogis and Merger Sub as follows:

(a) Organization, Standing and Corporate Power of Catellus. Catellus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Catellus is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have, or would not be reasonably expected to have, a Catellus Material Adverse Effect. “Catellus Material Adverse Effect” means (x) a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of Catellus and the Catellus Subsidiaries, taken as a whole, or (y) the effect of preventing or materially delaying the performance by Catellus of any of its obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement; provided, however, that a Catellus Material Adverse Effect shall not include any change with respect to Catellus or any Catellus Subsidiary to the extent resulting from or attributable to (i) any change in general national or international economic, financial or political conditions or events, including the effects of terrorist acts that do not result in the destruction or material physical damage of a material portion of Catellus’s real properties, (ii) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby or (iii) any change in conditions generally affecting the securities markets or the industry in which Catellus and the Catellus Subsidiaries operate that does not affect Catellus or any Catellus Subsidiary to a materially greater extent than such change affects other Persons in the industry in which Catellus and the Catellus Subsidiaries operate. Catellus has heretofore made available to ProLogis complete and correct copies of the Catellus Certificate of Incorporation, as amended and supplemented to the date hereof, and the Catellus By-laws, as amended to the date hereof. Each jurisdiction in which Catellus is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Schedule 2.1(a) of the Disclosure Letter dated as of the date of this Agreement and delivered to ProLogis in connection with the execution hereof (the “Catellus Disclosure Letter”).

(b) Catellus Subsidiaries; Catellus Joint Ventures. (i) Each Catellus Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Catellus Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Catellus Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect. Except as disclosed in Schedule 2.1(b)(i) of the Catellus Disclosure Letter, all outstanding shares of capital stock of each Catellus Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights and are owned by Catellus or another Catellus Subsidiary and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (each, a “Lien” and, collectively, “Liens”. Except as disclosed in Schedule 2.1(b)(i) of the Catellus Disclosure Letter, all equity interests in each Catellus Subsidiary or Catellus Joint Venture owned by Catellus or a Catellus Subsidiary that is a partnership, limited liability company, trust or other entity, have been duly authorized and are validly issued and are owned by Catellus or another Catellus Subsidiary and are so owned free and clear of all Liens. Schedule 2.1(b)(i) of the Catellus Disclosure Letter sets forth (A) all Catellus Subsidiaries and their respective jurisdictions of incorporation or organization and (B) each owner and the respective amount of such owner’s equity interest in each Catellus Subsidiary.

(ii) Schedule 2.1(b)(ii) of the Catellus Disclosure Letter sets forth (A) all Catellus Joint Ventures and their respective jurisdictions of incorporation or organization and (B) Catellus’s equity interest in such Catellus Joint Venture and, to the Knowledge of Catellus, each other owner and the respective amount of such owner’s equity interest in each Catellus Joint Venture. Except for the capital stock of, or other equity interests in, the Catellus Subsidiaries and the other interests disclosed in Schedule 2.1(b)(ii) of the Catellus Disclosure Letter (such other interests, the “Catellus Joint Ventures”), neither Catellus nor any of the Catellus Subsidiaries owns any capital stock or other ownership interest in any Person. Neither Catellus nor any Catellus Subsidiary is in default under any agreement, document or contract governing its rights in, or obligations to, the Catellus Joint Ventures which default is, or could, with the passage of time, result in, a breach under such agreement, document or contract, except for defaults which, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect. To the Knowledge of Catellus, the other parties to such agreements, documents and contracts are not in material breach of any of their respective obligations under such agreements, documents or contracts.

(c) Capital Structure.

(i) Shares of Stock.

(A) The authorized capital of Catellus consists of (1) 150,000,000 Catellus Common Shares, (2) 50,000,000 shares of preferred stock, par value $0.01 per share (“Catellus Preferred Shares”), and (3) 50,000,000 shares of excess stock, par value $0.01 per share (“Catellus Excess Shares”).

(B) As of the date of this Agreement, (1) 104,159,590 Catellus Common Shares are issued and outstanding, including 510,964 restricted shares under the Catellus Option Plans, (2) no Catellus Preferred Shares are issued and outstanding, and (3) no Catellus Excess Shares are issued and outstanding. All outstanding Catellus Common Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(C) As of the date of this Agreement, (1) 782,728 Catellus Common Shares are reserved for issuance upon exercise of outstanding Catellus Options and (2) 1,419,159 Catellus Common Shares are reserved for issuance upon payment of outstanding Catellus RSUs (not including the 510,964 restricted shares referred to in clause (B) above). All such Catellus Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(D) Except as provided herein or as disclosed in Schedule 2.1(c)(i)(D) of the Catellus Disclosure Letter, there are no outstanding restricted Catellus Common Shares, performance share awards, restricted stock units (including performance units), stock options, stock appreciation rights or dividend equivalent rights relating to the shares of Catellus’s capital stock.

(E) There is no Voting Debt of Catellus or any Catellus Subsidiary outstanding.

(F) Except as disclosed in Schedule 2.1(c)(i)(F) of the Catellus Disclosure Letter, all dividends or distributions on securities of Catellus or any Catellus Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

(ii) Miscellaneous

(A) Except as set forth in this Section 2.1(c) or in Schedule 2.1(c)(ii)(A) of the Catellus Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no Voting Debt or other voting securities or equity securities of Catellus; (2) no securities of Catellus or any Catellus Subsidiary or securities or assets of any other entity convertible into or exchangeable for Voting Debt or other voting securities or equity securities of Catellus or any Catellus Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which Catellus or any Catellus Subsidiary is a party or by which it is bound obligating Catellus or any Catellus Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Voting Debt or other voting securities or equity securities of Catellus or of any Catellus Subsidiary, or obligating Catellus or any Catellus Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement. Except as set forth in Schedule 2.1(c)(ii)(A) of the Catellus Disclosure Letter or otherwise in this Section 2.1(c), there are no awards outstanding under the Catellus Stock Option Plans.

(B) Except for this Agreement and the Voting Agreements, there are no (x) shareholder agreements, voting trusts or other agreements or understandings relating to the voting of any capital stock of Catellus or any Catellus Subsidiary or interests in any Catellus Subsidiary or (y) agreements or understandings relating to the sale or transfer of any shares of Catellus or any ownership interests in any Catellus Subsidiary, in the case of (x) and (y) to which Catellus or any Catellus Subsidiary is a party other than as provided in the organizational documents of Catellus, any Catellus Subsidiary or any Catellus Joint Venture and other than as listed on Schedule 2.1(c)(ii)(B) of the Catellus Disclosure Letter. Except as set forth in the applicable organizational documents of any Catellus Subsidiary or as imposed and required by lenders in connection with bankruptcy remote or special purpose entities that are Subsidiaries, which bankruptcy remote or special purpose entities are specified in Schedule 2.1(c)(ii)(B) of the Catellus Disclosure Letter, there are no restrictions on Catellus’s ability to vote the equity interests of any of the Catellus Subsidiaries.

(C) Except as set forth in Schedule 2.1(c)(ii)(C) of the Catellus Disclosure Letter, no holder of securities in Catellus (other than Catellus Common Shares that will be converted pursuant to Section 1.6) or any Catellus Subsidiary has any right to have such securities registered by Catellus or any Catellus Subsidiary, as the case may be. All prior issuances of securities by Catellus or any Catellus Subsidiary were, in all material respects, made in compliance with all applicable federal and state securities Laws.

(D) Except as set forth in Schedule 2.1(c)(ii)(D) of the Catellus Disclosure Letter, there are no Catellus Subsidiaries or Catellus Joint Ventures in which any officer or director of Catellus or any Catellus Subsidiary owns any shares of beneficial interest, capital stock or other securities. Schedule 2.1(c)(ii)(D) of the Catellus Disclosure Letter sets forth a true, accurate and complete list of: (1) the name of any such officer or director owning beneficial interests, capital stock or other securities in any Catellus Subsidiary, (2) the name of the entity or entities in which such officer or director owns an interest, and (3) the type and amount of beneficial interests, capital stock or other securities owned by such officer or director in such entities. There are no agreements or understandings between Catellus or any Catellus Subsidiary and any Person listed in Schedule 2.1(c)(ii)(D) of the Catellus Disclosure Letter that could cause such Person to be treated as holding any beneficial interest, capital stock or security in Catellus or any Catellus Subsidiary or as an agent for, or nominee of, Catellus or any Catellus Subsidiary.

(d) Authority; No Violations; Consents and Approval.

(i) The Board of Directors of Catellus has approved and declared advisable the Merger and the other transactions contemplated by this Agreement and has authorized that the Merger be submitted for consideration at a special meeting of the Catellus stockholders (the “Catellus Stockholder Meeting”). Catellus has all requisite power and authority to enter into this Agreement and, subject, with respect to the consummation of the Merger, to receipt of the Catellus Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Catellus, subject, with respect to the consummation of the Merger, to receipt of the Catellus Stockholder Approval.

(ii) This Agreement has been duly executed and delivered by Catellus and, subject, with respect to the consummation of the Merger, to receipt of the Catellus Stockholder Approval and assuming this Agreement constitutes the valid and binding obligation of ProLogis and Merger Sub, constitutes a valid and binding obligation of Catellus and is enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iii) Except as set forth in Schedule 2.1(d)(iii) of the Catellus Disclosure Letter, the execution and delivery of this Agreement by Catellus do not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Catellus or any of the Catellus Subsidiaries under or require the consent or approval of any third party under, any provision of (A) the Catellus Certificate of Incorporation or the Catellus By-laws or any provision of the comparable charter or organizational documents of any of the Catellus Subsidiaries, (B) any Catellus Material Contract (it being understood that no representation is being given as to whether the Surviving Corporation and the Catellus Subsidiaries will be in compliance with any financial covenants contained therein following the Merger), or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedules 2.1(d)(iii) and (iv) of the Catellus Disclosure Letter are duly and timely obtained or made and the Catellus Stockholder Approval is obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Catellus or any of the Catellus Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect.

(iv) Except as set forth in Schedule 2.1(d)(iv) of the Catellus Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to Catellus or any of the Catellus Subsidiaries in connection with the execution and delivery of this Agreement by Catellus or the consummation by Catellus of the transactions contemplated hereby, except for: (A) the filing with the Securities and Exchange Commission (the “SEC”) of (1) (a) the Joint Proxy Statement/ Prospectus or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Secretary of State of the State of Delaware; (C) such filings and approvals as may be required by any applicable Environmental Laws as more specifically described in Schedule 2.1(d)(iv) of the Catellus Disclosure Letter; (D) such filings as may be required under applicable federal and state securities laws, and (E) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect.

(e) SEC Documents. Catellus has made available to ProLogis (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by either Catellus or any Catellus Subsidiary with the SEC since January 1, 2002 (the “Catellus SEC Documents”), which are all of the documents required to have been filed by any of them with the SEC since that date. As of their respective dates, the Catellus SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Catellus SEC Documents and none of the Catellus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Catellus SEC Documents filed and publicly available prior to the date of this Agreement. As of the date hereof, neither Catellus nor any Catellus Subsidiary has any outstanding and unresolved comments from the SEC with respect to the Catellus SEC Documents. The consolidated financial statements of Catellus and Catellus Subsidiaries included in the Catellus SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Catellus and the Catellus Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Catellus and the Catellus Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Catellus SEC Documents filed and publicly available prior to the date of this Agreement. No Catellus Subsidiary is required to make any filing with the SEC.

(f) Absence of Certain Changes or Events. Except as disclosed or reflected in the Catellus SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.1(f) of the Catellus Disclosure Letter or as otherwise permitted by this Agreement (including any action or events permitted by Section 3.1), since December 31, 2004 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of Catellus’s capital stock except for regular quarterly dividends on the Catellus Common Shares; (B) any amendment of any term of any outstanding equity security of Catellus or any Catellus Subsidiary; (C) any repurchase, redemption or other acquisition by Catellus or any Catellus Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Catellus or any Catellus Subsidiary; (D) any change in any method of accounting or accounting practice or any tax method, practice or election by Catellus or any Catellus Subsidiary that would materially affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any Catellus Material Adverse Effect; (F) any (1) amendment of any employment, consulting, severance, retention or other agreement between Catellus and any officer or director of Catellus; (2) grant of any severance or termination pay to any director or officer of Catellus or any Catellus Subsidiary; (3) entering into of any employment agreement with any director or officer of Catellus or any Catellus Subsidiary; (4) material increase in any benefits payable under any existing severance or termination pay policies or employment agreements; or (5) increase in compensation, bonus or other benefits payable to directors or officers of Catellus or any Catellus Subsidiary; (G) any incurrence, assumption or guarantee by Catellus or any Catellus Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices; (H) any creation or assumption by Catellus or any Catellus Subsidiary of any Lien in an amount, individually or in the aggregate, in excess of $50 million on any asset other than in the ordinary course of business consistent with past practices; or (I) any making of any loan, advance or capital contribution to or investment in any Person in an amount exceeding $25 million or (ii) except for the issuance of awards under the Catellus Stock Option Plans and the issuance of Catellus Common Shares, any split, combination or reclassification of any of Catellus’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, or giving the right to acquire by exchange or exercise, capital stock or any issuance of an ownership interest in, any Catellus Subsidiary.

(g) No Undisclosed Material Liabilities. Except as disclosed in the Catellus SEC Documents, as set forth in Schedule 2.1(g) of the Catellus Disclosure Letter or as otherwise would not reasonably be expected to have a Catellus Material Adverse Effect, there are no liabilities of Catellus or any of the

Catellus Subsidiaries or Catellus Joint Ventures, whether accrued, contingent, absolute or determined, and, to Catellus’s Knowledge, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than: (i) liabilities adequately provided for on the balance sheet of Catellus dated as of December 31, 2004 (including the notes thereto); (ii) liabilities adequately provided for on the balance sheets of the Catellus Joint Ventures dated as of December 31, 2004; or (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 2004. Schedule 2.1(g) of the Catellus Disclosure Letter sets forth a complete list of all material loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments existing at the date of this Agreement pursuant to which any material indebtedness of Catellus, any Catellus Subsidiary or, to Catellus’s Knowledge, any Catellus Joint Venture is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of May 31, 2005.

(h) No Default. None of Catellus, any of the Catellus Subsidiaries or, to Catellus’s Knowledge, any of the Catellus Joint Ventures is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Catellus Certificate of Incorporation or the Catellus By-laws or the comparable charter or organizational documents of any of the Catellus Subsidiaries or Catellus Joint Ventures, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Catellus or any of the Catellus Subsidiaries or any Catellus Joint Venture is a party or by which Catellus, any of the Catellus Subsidiaries, any Catellus Joint Venture or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Catellus, any of the Catellus Subsidiaries or any of the Catellus Joint Ventures, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect.

(i) Compliance with Applicable Laws. Catellus, the Catellus Subsidiaries and, to Catellus’s Knowledge, the Catellus Joint Ventures hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Catellus Permits”), except where the failure so to hold such Catellus Permits, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect. Catellus and the Catellus Subsidiaries are in compliance with the terms of the Catellus Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect. Except as disclosed in the Catellus SEC Documents, the businesses of Catellus and the Catellus Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect. Except as set forth in the Catellus SEC Documents, no investigation or review by any Governmental Entity with respect to Catellus, any Catellus Subsidiary or, to Catellus’s Knowledge, any Catellus Joint Venture is pending or, to Catellus’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect.

(j) Litigation. Except as disclosed in the Catellus SEC Documents or as set forth in Schedule 2.1(j) of the Catellus Disclosure Letter and except for routine litigation arising from the ordinary course of business of Catellus, the Catellus Subsidiaries and the Catellus Joint Ventures which are adequately covered by insurance, there is no suit, action or proceeding pending or, to the Knowledge of Catellus, threatened against Catellus, any Catellus Subsidiary or, to Catellus’s Knowledge, any Catellus Joint Venture or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a Catellus Material Adverse Effect.

      (k) Taxes. Except as set forth in Schedule 2.1(k) of the Catellus Disclosure Letter:

(i) Each of Catellus and the Catellus Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Catellus and each Catellus Subsidiary has paid (or Catellus has paid on its behalf), all material Taxes that are shown as due and payable on such Tax Returns. True, correct and complete copies of all U.S. federal, state and local Tax Returns for Catellus and each Catellus Subsidiary with respect to tax years commencing on or after January 1, 1999, and all written communications with any Tax authority relating to such Tax Returns, have been delivered or made available to ProLogis or representatives of ProLogis. In addition, all written communications with any Tax authority requested by ProLogis or its representatives have been delivered or made available to representatives of ProLogis. With respect to Tax years commencing on or after January 1, 1999 and other open years, all transactions and Tax positions with material Tax consequences to Catellus or any Catellus Subsidiary have been disclosed to ProLogis or its representatives. All material Taxes which Catellus or the Catellus Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by law. Catellus believes that the most recent audited financial statements contained in the Catellus SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Catellus and the Catellus Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Catellus and each Catellus Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Catellus has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Catellus nor any of the Catellus Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax will be imposed upon Catellus or any Catellus Subsidiary pursuant to Sections 857 or 4981 of the Code. Neither Catellus nor any Catellus Subsidiary is the subject of any audit, examination, or other proceeding in respect of U.S. federal, state, local and foreign income Taxes and, to the Knowledge of Catellus, no audit, examination or other proceeding in respect of U.S. federal, state, local and foreign income Taxes involving Catellus or any Catellus Subsidiary is being considered by any Tax authority. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of Catellus or any Catellus Subsidiary, proposed) against Catellus or any of the Catellus Subsidiaries, including claims by any taxing authority in a jurisdiction where Catellus or any Catellus Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or a re pending. There are no Liens for Taxes upon the assets of Catellus or the Catellus Subsidiaries except for statutory Liens for Taxes not yet due.

(ii) Catellus (A) for each taxable year beginning with its taxable year ended on December 31, 2004 and ending at the Effective Time, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its status as a REIT, and no such challenge is pending, or to Catellus’s Knowledge, threatened. Each Catellus Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by Catellus been classified for U.S. federal income tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each Catellus Subsidiary which is a corporation, has since the later of January 1, 2004 or its acquisition by Catellus been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code.

(iii) As of the date of this Agreement, Catellus does not have any earnings and profits attributable to Catellus or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(iv) None of Catellus, any of the Catellus Subsidiaries or any of the Catellus Joint Ventures is (i) subject, directly or indirectly, to any Tax Protection Agreement or (ii) in violation of or in default under any Tax Protection Agreement.

(v) To Catellus’s Knowledge, as of the date hereof, Catellus is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(vi) Neither Catellus nor any Catellus Subsidiary is a party to any Tax allocation or sharing agreement.

(vii) Catellus does not have any liability for the Taxes of any person other than Catellus and the Catellus Subsidiaries, and the Catellus Subsidiaries do not have any liability for the Taxes of any person other than Catellus and the Catellus Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

(l) Pension and Benefit Plans; ERISA.

(i) Except as set forth in Schedule 2.1(l)(i) of the Catellus Disclosure Letter, all “employee pension benefit plans,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by Catellus or any of the Catellus Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Catellus under Section 414(b), (c), (m) or (o) of the Code (a “Catellus ERISA Affiliate”) (the “Catellus Pension Plans”) intended to qualify under Section 401(a) of the Code have been determined by the IRS to be qualified under Section 401(a) of the Code (or have been timely submitted to the IRS for such determination), no such determination has been modified, revoked or limited and each such determination covers all amendments to each such plan for which the remedial amendment period has expired.

(ii) Neither Catellus nor any Catellus ERISA Affiliate or Catellus Subsidiary currently sponsors, contributes to, maintains or has liability (whether contingent or otherwise) under (A) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (B) an employee benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA.

(iii) Except as set forth in Schedule 2.1(l)(iii) of the Catellus Disclosure Letter, each Catellus Employee Benefit Plan, related trust (or other funding or financing arrangement, if applicable) and all amendments thereto are listed in Schedule 2.1(l)(iii) of the Catellus Disclosure Letter, true and complete copies of which have been made available to ProLogis, as have the most recent summary plan descriptions, Form 5500s, applicable trust agreements and, with respect to any Catellus Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current determination letter.

(iv) Except as set forth in the Catellus SEC Documents and Schedule 2.1(l)(iv) of the Catellus Disclosure Letter or except as would not reasonably be expected to have a Catellus Material Adverse Effect, all Catellus Employee Benefit Plans are in substantial compliance with and have been administered in form and in operation in all material respects in accordance with their terms and with all requirements of applicable Laws and, to the Knowledge of Catellus, none of Catellus nor any of the Catellus Subsidiaries has received any claim or notice that any such

Catellus Employee Benefit Plan is not in compliance with, its terms and all applicable Laws, regulations, rulings and other authority issued thereunder and all other applicable governmental Laws, regulations and orders, and prohibited transaction exemptions, including the requirements of ERISA and all Tax rules for which favorable Tax treatment is intended and, to the Knowledge of Catellus, no event has occurred which will or could cause any such Catellus Employee Benefit Plan to fail to comply with such requirements.

(v) Except as set forth in Schedule 2.1(l)(v) of the Catellus Disclosure Letter, there are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of Catellus, threatened alleging any breach of the terms of any Catellus Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan.

(vi) All contributions, premiums and other payments required by Law or any Catellus Employee Benefit Plan to have been made under any such plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, except as does not, or would not reasonably be expected to, result in a Catellus Material Adverse Effect.

(vii) Schedule 2.1(l)(vii) of the Catellus Disclosure Letter lists all Catellus Employee Benefit Plans that, upon the execution and delivery of this Agreement and related documents, or the consummation or performance of any of the transactions contemplated herein or therein, will (either alone or together with any other event) (i) result in any payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness, or golden parachute payment) becoming due to any Catellus officer or director or former Catellus officer or director, (ii) increase any benefit otherwise payable under any Catellus Employee Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit (collectively, the “Catellus Severance Agreements”).

(viii) Except as set forth in Schedule 2.1(l)(viii) of the Catellus Disclosure Letter, none of the assets of any Catellus Employee Benefit Plan (excluding the Catellus Stock Option Plans) are invested in employer securities or employer real property.

(ix) To the Knowledge of Catellus, there have been no acts or omissions by Catellus, any Catellus ERISA Affiliate or Catellus Subsidiary which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which any of them may be liable.

(x) Except as set forth in Schedule 2.1(l)(x) of the Catellus Disclosure Letter, none of the payments contemplated by the Catellus Employee Benefit Plans or any other agreements to which Catellus or any of the Catellus Subsidiaries is a party, would, individually or in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to section 162(m) of the Code.

(xi) Except as required by applicable Law, no Catellus Employee Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. To the Knowledge of Catellus, there has been no communication to any employee, consultant or director of Catellus or any Catellus Subsidiary promising or guaranteeing any such retiree medical, disability or life insurance on a permanent basis.

(xii) Except as set forth in Schedule 2.1(l)(xii) of the Catellus Disclosure Letter, to the Knowledge of Catellus, there have been no acts or omissions that would impair the ability of Catellus, any Catellus Subsidiary (or any successor thereto) to unilaterally amend or terminate any Catellus Employee Benefit Plan.

(m) Labor and Employment Matters.

(i) Except as set forth in the Catellus SEC Documents or as would not be reasonably expected to have, individually or in the aggregate, a Catellus Material Adverse Effect, there are no actions, disputes, suits or claims pending or, to Catellus’s Knowledge, threatened between Catellus or any Catellus Subsidiary and any of their respective employees (collectively, the “Catellus Employees”).

(ii) Neither Catellus nor any Catellus Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Catellus Employees, nor to Catellus’s Knowledge are there any activities or proceedings of any labor union to organize any Catellus Employees.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Catellus Material Adverse Effect, Catellus and each Catellus Subsidiary has complied, and is in compliance in all material respects, with all applicable laws relating to labor and employment practices, including all laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and is not engaged in any unfair labor or unlawful employment practice.

(iv) No National Labor Relations Board unfair labor practice charge (or litigation alleging such claim) has been filed or threatened or is presently pending against either Catellus or any Catellus Subsidiary relating to a Catellus Employee. As of the date hereof, there is no strike, work stoppage, walkout, slowdown, handbilling, picketing or other “concerted action” involving any Catellus Employees, and no grievance proceeding or other controversy is in progress, pending or, to the Knowledge of Catellus, threatened between Catellus or any Catellus Subsidiary and any Catellus Employee or any union or collective bargaining unit relating thereto.

(n) Intangible Property. Catellus and the Catellus Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of Catellus and the Catellus Subsidiaries (collectively, the “Catellus Intangible Property”), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect. All of the Catellus Intangible Property is owned or licensed by Catellus or the Catellus Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect, and neither Catellus nor any such Catellus Subsidiary has forfeited or otherwise relinquished any Catellus Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a Catellus Material Adverse Effect. To the Knowledge of Catellus, the use of Catellus Intangible Property by Catellus or the Catellus Subsidiaries does not in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and neither Catellus nor any of the Catellus Subsidiaries has received any notice of any claim or otherwise knows that any of the Catellus Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Catellus Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a Catellus Material Adverse Effect.

(o) Environmental Matters. For purposes of this Agreement, (x) “Environmental Law” means any Law of any Governmental Entity relating to human health, safety or protection of the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and (y) “Hazardous Material” means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls (“PCBs”); or (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law. Except as disclosed in Schedule 2.1(o) of the Catellus Disclosure Letter or in the environmental audits/reports listed thereon or as disclosed in the Catellus SEC Documents, and except as would not reasonably be expected to have a Catellus Material Adverse Effect (all representations being made only to the Knowledge of Catellus):

(i) None of Catellus, the Catellus Subsidiaries or the Catellus Joint Ventures has received written notice that any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by Catellus, any Catellus Subsidiary or any Catellus Joint Venture to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or “release” (as defined in 42 U.S.C. (S) 9601(22) (“Release”)) by Catellus, any Catellus Subsidiary or any Catellus Joint Venture of any Hazardous Material in material violation of any Environmental Law.

(ii) Except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property currently owned or operated by Catellus, any Catellus Subsidiary or any Catellus Joint Venture, (B) there are no regulated levels of PCBs present on any property currently owned or operated by Catellus, any Catellus Subsidiary or any Catellus Joint Venture, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property currently owned or operated by Catellus, any Catellus Subsidiary or any Catellus Joint Venture.

(iii) None of Catellus, any Catellus Subsidiary or any Catellus Joint Venture has received written notice of a claim against any of them, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently owned or operated by Catellus, a Catellus Subsidiary or a Catellus Joint Venture.

(iv) None of Catellus, any Catellus Subsidiary or any Catellus Joint Venture has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any Catellus Property or (B) any action taken which could subject any Catellus Property to such Liens. To the Knowledge of Catellus, no such action is in process. Catellus, the Catellus Subsidiaries and the Catellus Joint Ventures currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any Catellus Property which have not been placed.

(v) None of Catellus, the Catellus Subsidiaries or the Catellus Joint Ventures has transported or arranged for the transportation of any Hazardous Material to any location which, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against Catellus, the Catellus Subsidiaries, or the Catellus Joint Ventures related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including claims under CERCLA and the rules and regulations promulgated thereunder.

(vi) No property now owned or operated by Catellus, the Catellus Subsidiaries, or the Catellus Joint Ventures is listed or, to the Knowledge of Catellus, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.

(vii) None of Catellus, the Catellus Subsidiaries or the Catellus Joint Ventures has in its possession or control any environmental assessment or investigation reports prepared within the last four years that disclose a material environmental condition with respect to the Catellus Properties which has not been addressed or remediated (or is not in the process of being remediated) or been made the subject of an environmental insurance policy maintained by Catellus, a Catellus Subsidiary or a Catellus Joint Venture, except for such reports that (1) contain information regarding the environmental condition of any such property that has been provided to ProLogis or (2) reflect the results of abatement work performed in the ordinary course of renovation or demolition activities.

(p) Properties.

(i) (A) Except as listed in Schedule 2.1(p)(i)(A) of the Catellus Disclosure Letter or as would not reasonably be expected to have a Catellus Material Adverse Effect, Catellus, a Catellus Subsidiary or a Catellus Joint Venture owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of Catellus included in the Catellus SEC Documents and as identified in Schedule 2.1(p)(i)(A) of the Catellus Disclosure Letter (each, a “Catellus Property” and collectively, the “Catellus Properties”), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.1(p)(i)(A)(1) of the Catellus Disclosure Letter, (2) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured; (4) all matters disclosed on existing title policies; (5) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business and (6) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property; (B) except as listed in Schedule 2.1(p)(i)(B) of the Catellus Disclosure Letter or as would not reasonably be expected to have a Catellus Material Adverse Effect, none of Catellus, a Catellus Subsidiary or a Catellus Joint Venture has received written notice to the effect that there are any condemnation proceedings that are pending or, to the Knowledge of Catellus and the Catellus Subsidiaries, threatened with respect to any material portion of any of the Catellus Properties; and (C) except for the owners of the properties in which Catellus, any Catellus Subsidiary or any Catellus Joint Venture has a leasehold interest as listed in Schedule 2.1(p)(i)(C) of the Catellus Disclosure Letter no Person other than Catellus, a Catellus Subsidiary, a Catellus Joint Venture or any Subsidiary of a Catellus Joint Venture has any ownership interest in any of the Catellus Properties.

(ii) Except as provided in Schedule 2.1(p)(ii) of the Catellus Disclosure Letter or as would not reasonably be expected to have a Catellus Material Adverse Effect, policies of title insurance or updates or endorsements have been issued, insuring Catellus’s, the applicable Catellus Subsidiary’s or the applicable Catellus Joint Venture’s fee simple title to each of the Catellus Properties owned by Catellus and acquired in the past five years, in amounts at least equal to the purchase price paid for ownership of such Catellus Properties or such entity that owned such Catellus Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.

(iii) All buildings currently under construction by Catellus, the Catellus Subsidiaries or the Catellus Joint Ventures and all properties currently under contract for acquisition as of the date of this Agreement by Catellus, the Catellus Subsidiaries and the Catellus Joint Ventures are listed as such in Schedule 2.1(p)(iii) of the Catellus Disclosure Letter, other than tenant improvements and building maintenance and improvements in the ordinary course.

(iv) Except as provided in Schedule 2.1(p)(iv) of the Catellus Disclosure Letter, Catellus, the Catellus Subsidiaries and, to the Knowledge of Catellus, the Catellus Joint Ventures

(A) have not received written notice of any violation of any Law issued by any Governmental Entity which would reasonably be expected to have a Catellus Material Adverse Effect, (B) have not received written notice of any structural defects relating to any Catellus Property which would reasonably be expected to have a Catellus Material Adverse Effect, or (C) have not received written notice of any physical damage to any Catellus Property which would, individually or in the aggregate, reasonably be expected to have a Catellus Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(v) Schedule 2.1(p)(v) of the Catellus Disclosure Letter, to the Knowledge of Catellus, sets forth, and identifies as such, those tenants that have existing options to purchase Catellus Properties that are an income producing properties.

(vi) Except as set forth in Schedule 2.1(p)(vi) of the Catellus Disclosure Letter and except for secured loan documents entered into in the ordinary course of business, there are no written agreements which restrict Catellus, any Catellus Subsidiary or any of the Catellus Joint Ventures from transferring any of the Catellus Properties, and none of the Catellus Properties is subject to any restriction on the sale or other disposition thereof (other than rights of first offer or rights of first refusal) or on the financing or release of financing thereon.

(vii) Except as set forth in Schedule 2.1(p)(vii) of the Catellus Disclosure Letter, Catellus, and the Catellus Subsidiaries have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of Catellus included in the Catellus SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not reasonably be expected to have a Catellus Material Adverse Effect.

(viii) Schedule 2.1(p)(viii) of the Catellus Disclosure Letter sets forth a correct and complete schedule of Catellus’s capital allocation plan with respect to the period from the date hereof through December 31, 2005 (the “Catellus Capital Allocation Plan”).

(q) Insurance. Catellus and each of the Catellus Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as Catellus believes are in accordance with normal industry practice for companies engaged in the ownership, acquisition, operation and development of industrial properties (taking into account the cost and availability of such insurance), including all risk replacement cost coverage and earthquake replacement cost coverage. Except as set forth in Schedule 2.1(q) of the Catellus Disclosure Letter, to Catellus’s Knowledge, neither Catellus nor any of the Catellus Subsidiaries has received any written notice of cancellation or termination (excluding cancellation upon expiration or failure to renew) with respect to any existing material insurance policy of Catellus or any of the Catellus Subsidiaries.

(r) Opinion of Financial Advisor. The Board of Directors of Catellus has received the written opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Catellus Common Shares.

(s) Vote Required. The affirmative vote (in person or by proxy) of the holders of a majority of the Catellus Common Shares (the “Catellus Stockholder Approval”) is the only vote required to approve the Merger and the other transactions contemplated by this Agreement.

(t) Brokers. Except for the fees and expenses payable to Morgan Stanley (which fees have been disclosed to ProLogis), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Catellus or any Catellus Subsidiary. Catellus has previously provided ProLogis with a true and complete copy of the engagement letter with Morgan Stanley as in effect on the date hereof, pursuant to which such fees and expenses are payable, and the amounts payable by Catellus pursuant to such letter shall not have been increased between the date of this Agreement and the Closing Date.

(u) Investment Company Act of 1940. Neither Catellus nor any of the Catellus Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(v) Contracts.

(i) Except as set forth in Schedule 2.1(v)(i) of the Catellus Disclosure Letter, the Catellus SEC Documents list all Catellus Material Contracts. Except as set forth in Schedule 2.1(v)(i) of the Catellus Disclosure Letter or in the Catellus SEC Documents, each Catellus Material Contract is valid, binding and enforceable and in full force and effect against Catellus (if it is a party thereto) and each Catellus Subsidiary that is a party thereto and, to Catellus’s Knowledge, each other party thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Catellus Material Adverse Effect. None of Catellus (if it is a party thereto) or any Catellus Subsidiary that is a party thereto is in default under a Catellus Material Contract and, to Catellus’s Knowledge, no other party to any Catellus Material Contract is in default thereunder, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Catellus Material Adverse Effect. For purposes of this Agreement, “Catellus Material Contracts” means any agreements required to be filed as exhibits to the Catellus SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

(ii) All mortgages on any of the assets of Catellus, any Catellus Subsidiary or, to Catellus’s Knowledge, any Catellus Joint Venture as of the date of this Agreement are listed in Schedule 2.1(v)(ii) of the Catellus Disclosure Letter.

(iii) Except as set forth in Schedule 2.1(v)(iii) of the Catellus Disclosure Letter, there is no non-competition agreement or other contract or agreement that contains covenants that (A) restrict Catellus’s, any Catellus Subsidiary’s or, to Catellus’ Knowledge, any Catellus Joint Venture’s ability to own, operate or lease industrial warehouses in any location or (B) materially restrict Catellus’s, any Catellus Subsidiary’s or, to Catellus’ Knowledge, any Catellus Joint Venture’s ability to conduct any other business in any location.

(iv) Except as set forth in Schedule 2.1(v)(iv) of the Catellus Disclosure Letter, none of Catellus, any Catellus Subsidiary or, to Catellus’s Knowledge, any Catellus Joint Venture is a party to any agreement that would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or that requires any of them to maintain any amount of indebtedness with respect to any of the Catellus Properties.

(w) State Takeover Statutes; Charter Waiver. Catellus has taken all action necessary to exempt the transactions contemplated by this Agreement from operation of any “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation (a “Takeover Statute”). Catellus and the Catellus Board of Directors have taken all appropriate and necessary actions to waive or remove, or to exempt ProLogis and its beneficial owners from triggering, any and all limitations on ownership of Catellus Common Shares contained in Catellus’s Certificate of Incorporation or By-laws by reason of the Merger and the other transactions contemplated by this Agreement.

(x) Rule 16b-3. As of the Closing Date, Catellus will have taken all necessary action, including causing the Catellus Board of Directors to adopt resolutions authorizing and approving the Merger, this Agreement and the other transactions contemplated by this Agreement, to exempt such transactions under Rule 16b-3 of the Exchange Act from the provisions of Section 16(b) of the Exchange Act.

(y) Related Party Transactions. Except as expressly described in the Catellus SEC Documents or as set forth in Schedule 2.1(y) of the Catellus Disclosure Letter and except for employment and indemnification agreements or memoranda of understanding or stock and equity award agreements, there are no material arrangements, agreements or contracts entered into by Catellus or any of the Catellus Subsidiaries, on the one hand, and any Person who is currently an officer, director or Affiliate of Catellus or any Catellus Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of all such documents have been previously provided to ProLogis.

(z) Beneficial Ownership of Catellus Common Shares. Except as set forth in Schedule 2.1(z) of the Catellus Disclosure Letter, neither Catellus nor the Catellus Subsidiaries “beneficially own” (as defined in Rule 13d-3 promulgated under the Exchange Act) any of the outstanding Catellus Common Shares.
      Section 2.2     Representations and Warranties of ProLogis and Merger Sub. ProLogis and Merger Sub jointly and severally represent and warrant to Catellus as follows:

(a) Organization, Standing and Corporate Power.

(i) ProLogis is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of ProLogis and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have, or would not reasonably be expected to have, a ProLogis Material Adverse Effect. “ProLogis Material Adverse Effect” means (x) a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of ProLogis and the ProLogis Subsidiaries, taken as a whole, or (y) the effect of preventing or materially delaying the performance by ProLogis or Merger Sub of any of its obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by the Agreement; provided, however, that a ProLogis Material Adverse Effect shall not include any change with respect to ProLogis or any of its Subsidiaries, to the extent resulting from or attributable to (i) any change in general national or international economic, financial or political conditions or events, including the effects of terrorist acts that do not result in the destruction or material physical damage of a material portion of ProLogis’s real properties, (ii) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby or (iii) any change in conditions generally affecting the securities markets or the industry in which ProLogis and its Subsidiaries operate that does not affect ProLogis or any ProLogis Subsidiary to a materially greater extent than such change affects other Persons in the industry in which ProLogis and the ProLogis Subsidiaries operate.

(ii) Each ProLogis Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each ProLogis Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each ProLogis Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect.

(iii) Neither ProLogis nor any ProLogis Subsidiary is in default under any agreement, document or contract governing its rights in, or obligations to, the ProLogis Joint Ventures which default is, or could, result in, a breach under such agreement, document or contract, except for defaults which, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect. To the Knowledge of ProLogis, the other parties to such agreements, documents and contracts are not in material breach of any of their respective obligations under such agreements, documents or contracts.

(b) Capital Structure.

(i) As of the date of this Agreement, the authorized capital of ProLogis consists of 275,000,000 shares of beneficial interest, par value $0.01 per share, consisting of (1) 246,380,000 ProLogis Common Shares, (2) 2,300,000 Series C Cumulative Redeemable Preferred Shares (the “Series C Preferred Shares”), (3) 5,060,000 Series F Cumulative Redeemable Preferred Shares (“Series F Preferred Shares”), and (4) 5,060,000 Series G Cumulative Redeemable Preferred Shares (“Series G Preferred Shares” and, together with the Series C Preferred Shares and the Series F Preferred Shares, the “ProLogis Preferred Shares”). As of the Closing Date, the authorized capital of ProLogis will consist of 375,000,000 shares of beneficial interest, par value $0.01 per share.

(ii) As of the date of this Agreement, (1) 186,787,773 ProLogis Common Shares are issued and outstanding, (2) 2,000,000 Series C Preferred Shares are issued and outstanding, (3) 5,000,000 Series F Preferred Shares are issued and outstanding and (4) 5,000,000 Series G Preferred Shares are issued and outstanding. All outstanding ProLogis Common Shares and ProLogis Preferred Shares are, and all ProLogis Common Shares to be issued in connection with the Merger will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(iii) As of the date of this Agreement, (1) 8,649,713 ProLogis Common Shares are reserved for issuance upon exercise of outstanding options (“ProLogis Options”) granted under any employee stock option or compensation plan or arrangement of ProLogis (the “ProLogis Stock Option Plans”), (2) 702,700 ProLogis Common Shares are reserved for issuance upon payment of outstanding restricted share units granted under the ProLogis Stock Option Plans, (3) 1,012,576 ProLogis Common Shares are reserved for issuance upon settlement of outstanding dividend equivalent units granted under the ProLogis Stock Option Plans, and (4) 563,250 ProLogis Common Shares are reserved for issuance upon settlement of outstanding performance share awards issued under the ProLogis Stock Option Plans. All such ProLogis Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(iv) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock and 1,000 shares of preferred stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is owned by ProLogis or Subsidiaries of ProLogis. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any Person, other than Subsidiaries of ProLogis.

(v) Except as provided herein, there are no outstanding restricted ProLogis Common Shares, performance share awards, stock options, stock appreciation rights or dividend equivalent rights relating to ProLogis Common Shares.

(vi) There is no Voting Debt of ProLogis or any ProLogis Subsidiary outstanding.

(vii) Except for second quarter 2005 dividends that have been declared on ProLogis Preferred Shares, all dividends or distributions on securities of ProLogis that have been declared or authorized prior to the date of this Agreement have been paid in full.

(c) Authority; No Violations; Consents and Approvals.

(i) The Board of Trustees of ProLogis has approved and declared advisable the Merger and the other transactions contemplated by this Agreement and has authorized that the issuance of ProLogis Common Shares contemplated by this Agreement be submitted for consideration at a special meeting of the ProLogis shareholders (the “ProLogis Shareholder Meeting”). Each of ProLogis and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of ProLogis and Merger Sub, subject, in connection with the issuance of ProLogis Common Shares in the Merger, to obtaining the ProLogis Shareholder Approval.

(ii) This Agreement has been duly executed and delivered by ProLogis and Merger Sub, and subject, in connection with the issuance of ProLogis Common Shares in the Merger, to obtaining the ProLogis Shareholder Approval and assuming that this Agreement constitutes the valid and binding obligation of Catellus, constitutes a valid and binding obligation of ProLogis and Merger Sub, enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iii) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of ProLogis or Merger Sub under, or require the consent or approval of any third-party lender under any provision of (A) the Declaration of Trust or By-laws of ProLogis or the Certificate of Incorporation or By-laws of Merger Sub, (B) any ProLogis Material Contract, (C) any joint venture or other ownership arrangement to which ProLogis is a party or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(c)(iv) are duly and timely obtained or made, any judgment, order, decree or Law applicable to ProLogis or Merger Sub or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to result in a ProLogis Material Adverse Effect.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to ProLogis or Merger Sub in connection with the execution and delivery by ProLogis and Merger Sub of this Agreement or the consummation by ProLogis and Merger Sub of the transactions contemplated hereby, except for: (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Secretary of State of the State of Delaware; (C) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair the ability of ProLogis or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or result in a ProLogis Material

Adverse Effect and (D) such filings as may be required under applicable federal and state securities laws.

(d) Litigation. Except as disclosed in the ProLogis SEC Documents and except for routine litigation arising from the ordinary course of business of ProLogis or the ProLogis Subsidiaries which are adequately covered by insurance, there is no suit, action or proceeding pending or, to the Knowledge of ProLogis, threatened against ProLogis or any ProLogis Subsidiary or, to ProLogis’s Knowledge, any ProLogis Joint Venture, or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a ProLogis Material Adverse Effect.

(e) SEC Documents. ProLogis has made available to Catellus (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by ProLogis or any ProLogis Subsidiary, with the SEC since January 1, 2002 (the “ProLogis SEC Documents”), which are all of the documents required to have been filed by any of them with the SEC since that date. As of their respective dates, the ProLogis SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ProLogis SEC Documents and none of the ProLogis SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later ProLogis SEC Documents filed and publicly available prior to the date of this Agreement. As of the date hereof, neither ProLogis nor any ProLogis Subsidiary has any outstanding and unresolved comments from the SEC with respect to the ProLogis SEC Documents. The consolidated financial statements of ProLogis included in the ProLogis SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of ProLogis and the ProLogis Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of ProLogis and the ProLogis Subsidiaries for the periods presented therein. No other ProLogis Subsidiary is required to make any filing with the SEC.

(f) Absence of Certain Changes or Events. Except as disclosed or reflected in the ProLogis SEC Documents filed with the SEC prior to the date of this Agreement or as otherwise permitted by this Agreement (including any action or events permitted by Section 3.2), since December 31, 2004 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of ProLogis’s shares except for regular quarterly dividends on the ProLogis Common Shares and ProLogis Preferred Shares; (B) any amendment of any term of any outstanding equity security of ProLogis or any ProLogis Subsidiary; (C) any repurchase, redemption or other acquisition by ProLogis or any ProLogis Subsidiary of any outstanding shares or other equity securities of, or other ownership interests in, ProLogis or any ProLogis Subsidiary; (D) any change in any method of accounting or accounting practice or any tax method, practice or election by ProLogis or any ProLogis Subsidiary that would materially affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; or (E) any ProLogis Material Adverse Effect.

(g) No Undisclosed Material Liabilities. Except as disclosed in the ProLogis SEC Documents or as otherwise would not reasonably be expected to have a ProLogis Material Adverse Effect, there are no liabilities of ProLogis or any of the ProLogis Subsidiaries, whether accrued, contingent, absolute or determined, and, to ProLogis’s Knowledge, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than: (i) liabilities adequately provided for on the balance sheet of ProLogis dated as of December 31, 2004 (including the notes thereto); or (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2004.

(h) No Default. None of ProLogis or any of the ProLogis Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the ProLogis Declaration of Trust or the ProLogis By-laws or the comparable charter or organizational documents of any of the ProLogis Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which ProLogis or any of the ProLogis Subsidiaries is a party or by which ProLogis, any of the ProLogis Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ProLogis, any of the ProLogis Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect.

(i) Compliance with Applicable Laws. ProLogis and the ProLogis Subsidiaries and, to ProLogis’s Knowledge, the ProLogis Joint Ventures hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “ProLogis Permits”), except where the failure so to hold such ProLogis Permits, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect. ProLogis and the ProLogis Subsidiaries are in compliance with the terms of the ProLogis Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect. Except as disclosed in the ProLogis SEC Documents, the businesses of ProLogis and the ProLogis Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect. No investigation or review by any Governmental Entity with respect to ProLogis or any ProLogis Subsidiary is pending or, to ProLogis’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect.

(j) Pension and Benefit Plans; ERISA.

(i) All “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by ProLogis or any of the ProLogis Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with ProLogis under Section 414(b), (c), (m) or (o) of the Code (a “ProLogis ERISA Affiliate”) (the “ProLogis Pension Plans”) intended to qualify under Section 401(a) of the Code have been determined by the IRS to be qualified under Section 401(a) of the Code (or have been timely submitted to the IRS for such determination), no such determination has been modified, revoked or limited and each such determination covers all amendments to each such plan for which the remedial amendment period has expired.

(ii) Neither ProLogis nor any ProLogis ERISA Affiliate or ProLogis Subsidiary currently sponsors, contributes to, maintains or has liability (whether contingent or otherwise) under (A) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (B) an employee benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA.

(iii) Except as set forth in the ProLogis SEC Documents and except as would not reasonably be expected to have a ProLogis Material Adverse Effect, all ProLogis Employee Benefit Plans are in substantial compliance with and have been administered in form and in operation in all material respects in accordance with their terms and with all requirements of applicable Laws and, to the Knowledge of ProLogis, none of ProLogis nor any of the ProLogis Subsidiaries has received any claim or notice that any such ProLogis Employee Benefit Plan is not in compliance with, its terms and all applicable Laws, regulations, rulings and other authority issued thereunder and all other applicable governmental Laws, regulations and orders, and prohibited transaction exemptions, including the requirements of ERISA and all Tax rules for which favorable Tax treatment is intended and, to the Knowledge of ProLogis, no event has occurred which will or could cause any such ProLogis Employee Benefit Plan to fail to comply with such requirements.

(iv) There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of ProLogis, threatened alleging any breach of the terms of any ProLogis Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan, except for any such actions, disputes, suits, claims, arbitrations or other proceedings or investigations as would not, individually or in the aggregate, reasonably be expected to have a ProLogis Material Adverse Effect.

(v) All contributions, premiums and other payments required by Law or any ProLogis Employee Benefit Plan to have been made under any such plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, except as does not, or would not reasonably be expected to, result in a ProLogis Material Adverse Effect.

(vi) To the Knowledge of ProLogis, there have been no acts or omissions by ProLogis, any ProLogis ERISA Affiliate or ProLogis Subsidiary which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which any of them may be liable.

(k) Labor and Employment Matters.

(i) Except as set forth in the ProLogis SEC Documents or as would not be reasonably expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, there are no actions, disputes, suits or claims pending or, to ProLogis’s Knowledge, threatened between ProLogis or any ProLogis Subsidiary and any of their respective employees (collectively, the “ProLogis Employees”).

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, ProLogis and each ProLogis Subsidiary has complied, and is in compliance in all material respects, with all applicable laws relating to labor and employment practices, including all laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and is not engaged in any unfair labor or unlawful employment practice.

(iii) No National Labor Relations Board unfair labor practice charge (or litigation alleging such claim) has been filed or threatened or is presently pending against either ProLogis or any ProLogis Subsidiary relating to a ProLogis Employee. As of the date hereof, there is no strike, work stoppage, walkout, slowdown, handbilling, picketing or other “concerted action” involving any ProLogis Employees, and no grievance proceeding or other controversy is in progress, pending or, to the Knowledge of ProLogis, threatened between ProLogis or any ProLogis Subsidiary and any ProLogis Employee or any union or collective bargaining unit relating thereto.

(l) Intangible Property. ProLogis and the ProLogis Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of ProLogis and the ProLogis Subsidiaries (collectively, the “ProLogis Intangible Property”), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect. All of the ProLogis Intangible Property is owned or licensed by ProLogis or the ProLogis Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect, and neither ProLogis nor any such ProLogis Subsidiary has forfeited or otherwise relinquished any ProLogis

Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a ProLogis Material Adverse Effect. To the Knowledge of ProLogis, the use of ProLogis Intangible Property by ProLogis or the ProLogis Subsidiaries does not in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and neither ProLogis nor any of the ProLogis Subsidiaries has received any notice of any claim or otherwise knows that any of the ProLogis Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the ProLogis Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a ProLogis Material Adverse Effect.

(m) Environmental Matters. Except as would not reasonably be expected to have a ProLogis Material Adverse Effect (all representations being made only to the Knowledge of ProLogis):

(i) None of ProLogis, or the ProLogis Subsidiaries or the ProLogis Joint Ventures has received written notice that any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by ProLogis, or any ProLogis Subsidiary or any ProLogis Joint Venture to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or Release by ProLogis, or any ProLogis Subsidiary or any ProLogis Joint Venture of any Hazardous Material in material violation of any Environmental Law.

(ii) Except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property currently owned or operated by ProLogis, or any ProLogis Subsidiary or any ProLogis Joint Venture, (B) there are no regulated levels of PCBs present on any property currently owned or operated by ProLogis, or any ProLogis Subsidiary or any ProLogis Joint Venture, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property currently owned or operated by ProLogis, or any ProLogis Subsidiary or any ProLogis Joint Venture.

(iii) None of ProLogis, or any ProLogis Subsidiary or any ProLogis Joint Venture has received written notice of a claim against any of them, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently owned or operated by ProLogis, or a ProLogis Subsidiary or a ProLogis Joint Venture.

(iv) None of ProLogis, or any ProLogis Subsidiary or any ProLogis Joint Venture has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any ProLogis Property or (B) any action taken which could subject any ProLogis Property to such Liens. To the Knowledge of ProLogis, no such action is in process. ProLogis, and the ProLogis Subsidiaries and the ProLogis Joint Ventures currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any ProLogis Property which have not been placed.

(v) None of ProLogis, or the ProLogis Subsidiaries or the ProLogis Joint Ventures has transported or arranged for the transportation of any Hazardous Material to any location which, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against ProLogis, or the ProLogis Subsidiaries, or the ProLogis Joint Ventures related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including claims under CERCLA and the rules and regulations promulgated thereunder, which would reasonably be expected to have a ProLogis Material Adverse Effect.

(vi) No property now owned or operated by ProLogis, or the ProLogis Subsidiaries, or the ProLogis Joint Ventures is listed or, to the Knowledge of ProLogis, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.

(n) Properties.

(i) Except as would not reasonably be expected to have a ProLogis Material Adverse Effect, ProLogis, a ProLogis Subsidiary or a ProLogis Joint Venture owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of ProLogis included in the ProLogis SEC Documents (each, a “ProLogis Property” and collectively, the “ProLogis Properties”). Except as would not reasonably be expected to have a ProLogis Material Adverse Effect, none of ProLogis, any ProLogis Subsidiary or, to the Knowledge of ProLogis, any ProLogis Joint Venture has received written notice to the effect that there are any condemnation proceedings that are pending or, to the Knowledge of ProLogis, threatened with respect to any material portion of any of the ProLogis Properties.

(ii) Except as would not reasonably be expected to have a ProLogis Material Adverse Effect and except in jurisdictions where it is not customary or practicable to obtain such title insurance policies, updates or endorsements, policies of title insurance or updates or endorsements have been issued, insuring ProLogis’s, the applicable ProLogis Subsidiary’s or the applicable ProLogis Joint Venture’s fee simple title to each of the ProLogis Properties owned by ProLogis and acquired in the past five years, in amounts at least equal to the purchase price paid for ownership of such ProLogis Properties or such entity that owned such ProLogis Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.

(iii) ProLogis, the ProLogis Subsidiaries and, to the Knowledge of ProLogis, the ProLogis Joint Ventures (A) have not received written notice of any violation of any Law issued by any Governmental Entity which would reasonably be expected to have a ProLogis Material Adverse Effect, (B) have not received written notice of any structural defects relating to any ProLogis Property which would reasonably be expected to have a ProLogis Material Adverse Effect, or (C) have not received written notice of any physical damage to any ProLogis Property which would, individually or in the aggregate, reasonably be expected to have a ProLogis Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(iv) ProLogis and the ProLogis Subsidiaries have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of ProLogis included in the ProLogis SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, except as would not reasonably be expected to have a ProLogis Material Adverse Effect.

(o) Insurance. ProLogis and each of the ProLogis Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as ProLogis believes are in accordance with normal industry practice for companies engaged in the ownership, acquisition, operation and development of industrial properties (taking into account the cost and availability of such insurance). To ProLogis’s Knowledge, neither ProLogis nor any of the ProLogis Subsidiaries has received any written notice of cancellation or termination (excluding cancellation upon expiration or failure to renew) with respect to any existing material insurance policy of ProLogis or any of the ProLogis Subsidiaries.

(p) Opinion of Financial Advisor. The Board of Directors of ProLogis has received the opinion of Banc of America Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to ProLogis.

(q) Vote Required. The affirmative vote (in person or by proxy) of the holders of a majority of the ProLogis Common Shares cast at the ProLogis Shareholders Meeting or any adjournment or postponement thereof to approve the issuance of ProLogis Common Shares contemplated by this Agreement, provided that the total vote cast represents at least a majority of the ProLogis Common Shares entitled to vote thereon (the “ProLogis Shareholder Approval”), is the only vote of the holders of any class or series of shares of beneficial interest of ProLogis necessary to approve the issuance of ProLogis Common Shares in connection with the Merger and the other transactions contemplated by this Agreement. ProLogis, as the sole stockholder of Merger Sub, has adopted this Agreement, and such adoption is the only vote or approval of the holders of any class or series of the capital stock of Merger Sub that is necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.

(r) Brokers. Except for the fees and expenses payable to Banc of America Securities LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ProLogis or any ProLogis Subsidiary.

(s) Investment Company Act of 1940. Neither ProLogis nor any of the ProLogis Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(t) Contracts. The ProLogis SEC Documents list all ProLogis Material Contracts. Except as set forth in the ProLogis SEC Documents, each ProLogis Material Contract is valid, binding and enforceable and in full force and effect against ProLogis (if it is a party thereto) and each ProLogis Subsidiary that is a party thereto and, to ProLogis’s Knowledge, each other party thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a ProLogis Material Adverse Effect. None of ProLogis (if it is a party thereto) or any ProLogis Subsidiary that is a party thereto is in default under a ProLogis Material Contract and, to ProLogis’s Knowledge, no other party to any ProLogis Material Contract is in default thereunder, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a ProLogis Material Adverse Effect. For purposes of this Agreement, “ProLogis Material Contracts” means any agreements required to be filed as exhibits to the ProLogis SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, except for agreements required to be filed by Item 601(b)(10)(iii) thereof.

(u) Dissenters’ Rights. No dissenters’ or appraisal rights shall be available to shareholders of ProLogis or Merger Sub with respect to the Merger or the other transactions contemplated by this Agreement.

(v) State Takeover Statutes; Charter Waiver. ProLogis has taken all action necessary to exempt the transactions contemplated by this Agreement from operation of any Takeover Statute. ProLogis and the ProLogis Board of Trustees have taken all appropriate and necessary actions to waive or remove, or to exempt Catellus and its beneficial owners from triggering, any and all limitations on ownership of ProLogis Common Shares contained in ProLogis Declaration of Trust or By-laws by reason of the Merger and the other transactions contemplated by this Agreement.

(w) Taxes. Except as set forth in the ProLogis SEC Documents filed prior to the date of this Agreement:

(i) Each of ProLogis and the ProLogis Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is accurate and complete in all material respects. ProLogis and each ProLogis Subsidiary has paid (or ProLogis has paid on its behalf), all material Taxes that are shown as due and payable on such Tax Returns. All material Taxes which ProLogis or the ProLogis Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by law. ProLogis believes that the most recent audited financial statements contained in the ProLogis SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by ProLogis and the ProLogis Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. ProLogis and each ProLogis Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. ProLogis has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither ProLogis nor any of the ProLogis Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax will be imposed upon ProLogis or any ProLogis Subsidiary pursuant to Sections 857 or 4981 of the Code. Neither ProLogis nor any ProLogis Subsidiary is the subject of any audit, examination, or other proceeding in respect of U.S. federal income Taxes; to the Knowledge of ProLogis, no audit, examination or other proceeding in respect of U.S. federal income Taxes involving ProLogis or any ProLogis Subsidiary is being considered by any Tax authority. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of ProLogis or any ProLogis Subsidiary, proposed) against ProLogis or any of the ProLogis Subsidiaries, including claims by any taxing authority in a jurisdiction where ProLogis or any ProLogis Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of ProLogis or the ProLogis Subsidiaries except for statutory Liens for Taxes not yet due.

(ii) ProLogis (A) for each taxable year beginning with its taxable year ended on December 31, 2004 and ending at the Effective Time, has been and intends to be subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its status as a REIT, and no such challenge is pending, or to ProLogis’s Knowledge, threatened. Each ProLogis Subsidiary which is a partnership, joint venture or limited liability company has since the end of the first calendar quarter following its acquisition by ProLogis been classified for U.S. federal income tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each ProLogis Subsidiary which is a corporation has since its acquisition by ProLogis been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code.

(iii) As of the date of this Agreement, ProLogis does not have any earnings and profits attributable to ProLogis or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(iv) None of ProLogis, any of the ProLogis Subsidiaries or, to ProLogis’s Knowledge, any of the ProLogis Joint Ventures is in violation of or in default under any Tax Protection Agreement.

(v) To ProLogis’s Knowledge, as of the date hereof, ProLogis is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(vi) Neither ProLogis nor any ProLogis Subsidiary is a party to any Tax allocation or sharing agreement.

(vii) ProLogis does not have any liability for the Taxes of any person other than ProLogis and the ProLogis Subsidiaries and the ProLogis Subsidiaries do not have any liability for the Taxes of any person other than ProLogis and the ProLogis Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

(x) Financing. At the Effective Time, ProLogis will have available the funds necessary to pay the Cash Consideration payable pursuant to the terms of this Agreement, to pay the amounts contemplated by Section 1.11 and to pay all fees and expenses in connection therewith.

(y) Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
      Section 3.1     Conduct of Business by Catellus.
      (a) During the period from the date of this Agreement to the Effective Time, Catellus shall, and shall cause each of the Catellus Subsidiaries and, to the extent within the control of Catellus or any Catellus Subsidiary, each of the Catellus Joint Ventures, to use all commercially reasonable efforts to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and Catellus’s status as a REIT within the meaning of the Code. Catellus will promptly (i) deliver to ProLogis true and correct copies of any report, statement, schedule or other document filed with the SEC by Catellus subsequent to the date of this Agreement (unless publicly available on the SEC Edgar database), and (ii) notify ProLogis of (x) any notice or correspondence from any Tax authority or any litigation, in each case, having, to the Knowledge of Catellus, potential liability to Catellus, any of the Catellus Subsidiaries or any Catellus Joint Venture in excess of $500,000 or (y) any complaint, investigation or hearing, of which Catellus has Knowledge, by a Governmental Entity involving Catellus, any of the Catellus Subsidiaries or any Catellus Joint Venture having to the Knowledge of Catellus, potential liability to Catellus, any of the Catellus Subsidiaries or any Catellus Joint Venture in excess of $500,000.
      (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the Merger, except as otherwise contemplated by this Agreement or to the extent consented to by ProLogis, which consent shall not be unreasonably withheld or delayed, Catellus shall not, and shall cause each of the Catellus Subsidiaries and, to the extent within the control of Catellus or any Catellus Subsidiary, each of the Catellus Joint Ventures, not to, engage in, authorize or agree to any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Catellus’s shares of stock or the partnership interests, stock or other equity interests in any Catellus Subsidiary that is not directly or indirectly wholly-owned by Catellus, except the authorization and payment of regular quarterly dividends or other distributions with respect to the Catellus Common Shares in accordance with Section 4.15, (B) split, combine or reclassify any shares of beneficial interest, partnership interests, stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such shares of beneficial interest, partnership interests, stock or other equity interests or (C) purchase, redeem or otherwise acquire any shares of Catellus’s stock or the partnership interests, stock or other equity interests in any Catellus Subsidiary or any Catellus Joint Venture or any options, warrants or rights to acquire, or security convertible into, shares of Catellus’s stock or the partnership interests, stock or other equity interests in any Catellus Subsidiary or any Catellus Joint Venture, except to repurchase Catellus Common Shares issued under any Catellus Stock Option Plan or in connection with the use of Catellus Common Shares to pay the exercise price or Tax withholding obligation upon the exercise of a Catellus Option as presently permitted under the Catellus Stock Option Plans;

(ii) (A) issue, deliver, sell or grant any option or other material right in respect of, any shares, capital stock, any other voting or redeemable securities of Catellus or any Catellus Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (i) to Catellus or a wholly-owned Catellus Subsidiary, (ii) in connection with the exercise of outstanding Catellus Options under the Catellus Stock Option Plans and (iii) in connection with conversion of any of Catellus convertible securities outstanding as of the date hereof or (B) change, or consent to a change in, the ownership of any Catellus Subsidiary;

(iii) amend the Catellus Certificate of Incorporation or the Catellus By-laws or any other charter or organizational documents of any Catellus Subsidiary or Catellus Joint Venture, except as required by this Agreement;

(iv) merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person;

(v) except as set forth in Schedule 3.1(b)(v) of the Catellus Disclosure Letter or pursuant to written contractual obligations existing as of the date hereof, (A) commit to make any capital expenditures, except as set forth in the Catellus Capital Allocation Plan or in the ordinary course of business consistent with past practice and not exceeding $3 million individually or $6 million in the aggregate, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or other transaction involving a purchase price in excess of $10 million, other than the acquisition of property necessary to effect 1031 exchanges (provided, that with respect to any 1031 exchange, Catellus shall give ProLogis reasonable opportunity to review and consult with respect to the terms thereof); (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $10 million individually or $25 million in the aggregate; (D) incur additional indebtedness (secured or unsecured) except under its revolving line(s) of credit (it being agreed and understood that, with respect to the Teachers Loan, if ProLogis elects not to consent to the entering into of such loan and the Merger is not consummated, ProLogis shall indemnify and hold harmless Catellus for any and all reasonable out-of-pocket costs incurred by Catellus in connection therewith, including (i) those paid to Teachers, including break-up fees and related costs (including any of Teachers’ attorneys’ fees in connection with the preparation and negotiation of the refinancing documents) and (ii) Catellus’ reasonable attorneys’ fees in connection with the preparation and negotiation of the refinancing documents); or (E) make any loans, advances, capital contributions or investments in any other Person in excess of $1 million individually and $5 million in the aggregate;

(vi) (A) except as set forth in Schedule 3.1(b)(vi) of the Catellus Disclosure Letter or pursuant to written contractual obligations existing as of the date hereof, sell, mortgage, lease (other than leases that involve aggregate lease consideration in excess of $5 million), subject to Lien or otherwise dispose of any of the Catellus Properties; (B) pledge or otherwise encumber shares of beneficial interest, partnership interests, capital stock or securities of Catellus, any Catellus Subsidiary or any Catellus Joint Venture; or (C) except as set forth in Schedule 3.1(b)(vi) of the Catellus Disclosure Letter, sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except for transactions made in the ordinary course of business which are not material individually or in the aggregate; provided, however, that Catellus shall provide not less than three days’ prior notice to ProLogis of any lease Catellus or any Catellus Subsidiary proposes to enter into that involves aggregate lease consideration in excess of $1 million but does not require ProLogis’s consent pursuant hereto;

(vii) except as set forth in Schedule 3.1(b)(vii) of the Catellus Disclosure Letter, guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(viii) except as set forth in Schedule 3.1(b)(viii) of the Catellus Disclosure Letter, (A) prepay, refinance or amend any existing indebtedness, or (B) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms or of Liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Catellus included in the Catellus SEC Documents filed prior to the date of this Agreement;

(ix) make or rescind any express or deemed material election relating to Taxes (unless Catellus reasonably determines after consultation with ProLogis that such action is (A) required by Law, or (B) necessary to preserve Catellus’s status as a REIT or the partnership status of any Catellus Subsidiary which files Tax Returns as a partnership for U.S. federal tax purposes, in which event Catellus shall make such election in a timely manner); provided, however, that nothing in this Agreement shall preclude Catellus from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, with the prior written consent of ProLogis, which will not be unreasonably withheld;

(x) (A) change in any material respect that is adverse to Catellus any of its methods, principles or practices of accounting in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes in an amount not to exceed $500,000 individually and $2 million in the aggregate or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the taxable year ended December 31, 2004, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

(xi) except as set forth in Schedule 3.1(b)(xi) of the Catellus Disclosure Letter, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, change in control, retention, retirement, health, life, disability, compensation or special remuneration plan, share option or similar plan, program, policy or arrangement, grant new share options, shares of restricted shares, share appreciation rights or other equity-based awards or amend any existing plan or rights, or enter into or amend any employment agreement, consulting agreement, severance, change in control, termination agreement, retention agreement or any similar agreement or arrangement or, except in the ordinary course of business consistent with past practice, grant or become obligated to grant any increase in the compensation of current officers or employees, except such changes as are required by Law or which are not more favorable to participants than provisions presently in effect;

(xii) enter into or amend or otherwise modify any material agreement or arrangement with persons that are Affiliates or, as of the date of this Agreement, are officers or directors of Catellus or any Catellus Subsidiary;

(xiii) except as required by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Catellus, any of the Catellus Subsidiaries or any Catellus Joint Venture;

(xiv) settle or compromise any material litigation (including any shareholder derivative or class action claims (without regard to materiality), other than any litigation in respect of Taxes (which shall be governed by clause (x) of this Section 3.1(b)) arising out of or in connection with any of the transactions contemplated by this Agreement), other than the settlement or satisfaction of any litigation which do not require payments (after the application of insurance proceeds) greater than $500,000 individually and $2 million in the aggregate;

(xv) except as otherwise permitted under this Agreement, amend or terminate, or waive compliance with the terms of, or breaches under, in any material respect any Catellus Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to have been listed in Schedule 2.1(v)(i) of the Catellus Disclosure Letter;

(xvi) enter into any Tax Protection Agreement;

(xvii) sell, securitize, factor or otherwise transfer any accounts receivable;

(xviii) accept a promissory note in payment of the exercise price payable under any option to purchase Catellus Common Shares; or

(xix) take any action inconsistent with any of the foregoing.

      Section 3.2     Conduct of Business by ProLogis.
      (a) During the period from the date of this Agreement to the Effective Time, ProLogis shall and shall cause each of the ProLogis Subsidiaries, to use all commercially reasonable efforts to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and ProLogis’s status as a REIT within the meaning of the Code. ProLogis will promptly notify Catellus of any litigation having, to the Knowledge of ProLogis, potential liability to ProLogis, any of the ProLogis Subsidiaries or any ProLogis Joint Venture in excess of $5 million or any complaint, investigation or hearing, of which ProLogis has Knowledge, by a Governmental Entity involving ProLogis, any of the ProLogis Subsidiaries or any ProLogis Joint Venture, having to the Knowledge of ProLogis, potential liability to ProLogis, any of the ProLogis Subsidiaries or any ProLogis Joint Venture in excess of $5 million.
      (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the Merger, except as otherwise contemplated by this Agreement or to the extent consented to by Catellus, which consent shall not be unreasonably withheld, ProLogis shall not engage in, authorize or agree to any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of ProLogis’s shares of beneficial interest, except the authorization and payment of regular quarterly dividends with respect to the ProLogis Common Shares in accordance with Section 4.15 and with respect to the ProLogis Preferred Shares in accordance with the terms thereof, (B) split, combine or reclassify any shares of beneficial interest of ProLogis, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such shares of beneficial interest of ProLogis or (C) purchase, redeem or otherwise acquire any shares of beneficial interest of ProLogis or any options, warrants or rights to acquire, or security convertible into, shares of beneficial interest of ProLogis, except in each case (i) to repurchase ProLogis Common Shares issued under any ProLogis Stock Option Plan or in connection with the use of ProLogis Common Shares to pay the exercise price or Tax withholding obligation upon the exercise of a ProLogis Option as presently permitted under the ProLogis Stock Option Plans, (ii) in connection with the redemption or exchange of any outstanding securities redeemable or exchangeable for ProLogis Common Shares, (iii) the issuance of ProLogis Common Shares pursuant to any dividend reinvestment or share purchase plan, ProLogis’s existing continuous equity offering program or employee share purchase program, (iv) the grant of any award under any employee benefit program, and (v) the redemption of any ProLogis securities in accordance with their terms;

(ii) issue, deliver, sell or grant any option or other material right in respect of, ProLogis Common Shares or any securities convertible into, or any rights, warrants or options to acquire, any ProLogis Common Shares, except (A) to ProLogis or a wholly-owned ProLogis Subsidiary, (B) in connection with the exercise of outstanding ProLogis Options or the making of any award under the ProLogis Stock Option Plans, (C) in connection with conversion of any of ProLogis convertible securities outstanding as of the date hereof, or (D) pursuant to any dividend reinvestment or share purchase plan, ProLogis’s existing continuous equity offering program or employee share purchase program;

(iii) amend the ProLogis Declaration of Trust or the ProLogis By-laws, except as required by this Agreement and except that ProLogis may (without Catellus’s consent) amend its Declaration of Trust to increase its authorized capital to consist of 375,000,000 shares of beneficial interest, par value $0.01 per share;

(iv) merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person;

(v) make or rescind any express or deemed material election relating to Taxes (unless ProLogis reasonably determines that such action is (A) required by Law, (B) necessary to preserve ProLogis’s status as a REIT or the partnership status of any ProLogis Subsidiary which files Tax Returns as a partnership for U.S. federal tax purposes, in which event ProLogis shall make such election in a timely manner), or (C) consistent with elections historically made by ProLogis; provided that nothing in this Agreement shall preclude ProLogis from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, with the prior written consent of ProLogis, which will not be unreasonably withheld;

(vi) change in any material respect that is adverse to ProLogis any of its methods, principles or practices of accounting in effect, except as may be required by the SEC, applicable Law or GAAP;

(vii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of ProLogis or Merger Sub; or

(viii) take any action inconsistent with any of the foregoing.
ARTICLE IV
ADDITIONAL COVENANTS
      Section 4.1     Preparation of the Proxy Statement; Shareholders’ Meeting.
      (a) As soon as reasonably practicable following the date of this Agreement, Catellus and ProLogis shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which a joint proxy statement shall be included as a prospectus (the “Joint Proxy Statement/Prospectus”), and each of Catellus and ProLogis shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. ProLogis shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act and Securities Act. ProLogis shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of ProLogis Common Shares in the Merger and Catellus shall furnish all information concerning Catellus and the holders of Catellus Common Stock as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus or the Merger.

      (b) If, at any time prior to the receipt of the Catellus Stockholder Approval or the ProLogis Shareholder Approval, any event occurs with respect to Catellus or any Catellus Subsidiary, or any change occurs with respect to other information supplied by Catellus for inclusion in the Joint Proxy Statement/Prospectus, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus, Catellus shall promptly notify ProLogis of such event, and Catellus and ProLogis shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and, as required by law, in disseminating the information contained in such amendment or supplement to ProLogis’s shareholders or Catellus’s stockholders.
      (c) If, at any time prior to the receipt of the Catellus Stockholder Approval or the ProLogis Shareholder Approval, any event occurs with respect to ProLogis or any ProLogis Subsidiary, or change occurs with respect to other information supplied by ProLogis for inclusion in the Joint Proxy Statement/Prospectus, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus, ProLogis shall promptly notify Catellus of such event, and ProLogis and Catellus shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and, as required by law, in disseminating the information contained in such amendment or supplement to ProLogis’s shareholders or Catellus’s stockholders.
      (d) Catellus shall, as soon as practicable following the date on which the Joint Proxy Statement/Prospectus is cleared by the SEC, duly call, give notice of, convene and hold the Catellus Stockholder Meeting for the purpose of seeking the Catellus Stockholder Approval (but in no event shall such meeting be held sooner than 20 business days, or later than 60 days, following the date the Joint Proxy Statement/ Prospectus is mailed to its stockholders). Catellus covenants that, subject to Section 4.5, Catellus will, through its Board of Directors, recommend to its stockholders approval of the Merger and the other transactions contemplated by this Agreement and further covenants that the Joint Proxy Statement/ Prospectus will include such recommendation. Catellus shall use its commercially reasonable efforts to cause the Catellus Stockholder Meeting to occur on the same day as the ProLogis Shareholder Meeting.
      (e) ProLogis shall, as soon as practicable following the date on which the Joint Proxy Statement/ Prospectus is cleared by the SEC, duly call, give notice of, convene and hold the ProLogis Shareholder Meeting for the purpose of seeking the ProLogis Shareholder Approval (but in no event shall such meeting be held sooner than ten days, or later than 60 days, following the date the Joint Proxy Statement/ Prospectus is mailed to its shareholders). ProLogis shall, through its Board of Trustees, recommend to its shareholders approval of the Merger and the other transactions contemplated by this Agreement and further covenants that the Joint Proxy Statement/ Prospectus will include such recommendation. ProLogis shall use its commercially reasonable efforts to cause the ProLogis Shareholder Meeting to occur on the same day as the Catellus Stockholder Meeting.
      (f) If on the date for the Catellus Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section 4.1(f), Catellus has not received proxies representing a sufficient number of Catellus Common Shares to approve the Merger (but less than a majority of the outstanding Catellus Common Shares have been voted against approval of the Merger), Catellus shall adjourn the Catellus Stockholder Meeting until such date as shall be mutually agreed upon by Catellus and ProLogis, which date shall not be more than 20 days after the date of adjournment, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Catellus Stockholder Approval.
      (g) If on the date for the ProLogis Shareholder Meeting or any subsequent adjournment thereof pursuant to this Section 4.1(g), ProLogis has not received proxies representing a sufficient number of ProLogis Common Shares to approve the Merger (but less than a majority of the outstanding ProLogis Common Shares have been voted against approval of the Merger), ProLogis shall adjourn the ProLogis Shareholder Meeting until such date as shall be mutually agreed upon by ProLogis and Catellus, which date shall not be more than 20 days after the date of adjournment, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the ProLogis Shareholder Approval.

      Section 4.2     Access to Information; Confidentiality. Each of the parties shall, and shall cause its Subsidiaries to, afford to the other party and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable prior notice and during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records but only to the extent that such access does not unreasonably interfere with its business or operations or that of its Subsidiaries and, during such period, each of the parties shall, and shall cause its Subsidiaries to furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (unless publicly available on the SEC Edgar database) and (b) all other information concerning its business, properties and personnel as it may reasonably request. Upon either party’s reasonable request, the officers of the other party shall confer with representatives of the requesting party as promptly as practicable concerning operational matters, and in any event, shall promptly advise the other party orally and in writing of any Material Adverse Effect relating to such party. Each party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Catellus and ProLogis dated as of May 5, 2004 (as the “Confidentiality Agreement”).
      Section 4.3     Commercially Reasonable Efforts.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of ProLogis and Catellus agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (including such agreements as may be reasonably necessary or desirable to minimize any excise Taxes pursuant to Section 280G of the Code). In addition, each of ProLogis and Catellus agrees to use their commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Catellus and ProLogis shall take all such necessary action. From the date of this Agreement through the Effective Time, ProLogis and Catellus shall timely file, or cause to be filed, with the SEC all SEC Documents required to be so filed.
      (b) Catellus shall give prompt notice to ProLogis, and ProLogis shall give prompt notice to Catellus, if, to the applicable party’s Knowledge, (i) any representation or warranty made by it contained in this Agreement that is qualified by materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect, or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 4.3(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and, provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 5.2(b) or 5.3(b), as the case may be.

      Section 4.4     Tax Treatment. ProLogis and Catellus shall each use its best efforts to cause the merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. ProLogis or a ProLogis Subsidiary shall continue to own all of Merger Sub’s issued and outstanding shares of capital stock immediately prior to the Effective Time. Immediately prior to the Effective Time, ProLogis shall be in “control” of Merger Sub within the meaning of Section 368(c) of the Code. The parties shall treat the Merger for all U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code, and shall not take any action that would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code and no party shall take any position inconsistent with such treatment.
      Section 4.5     No Solicitation of Transactions.
      (a) Subject to Section 6.1, none of Catellus or any Catellus Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other agent, representative or Affiliate of Catellus or any Catellus Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or participate in discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction. Catellus shall, and shall cause the Catellus Subsidiaries and, to the extent within Catellus’s or any Catellus Subsidiary’s control, to, and Catellus and the Catellus Subsidiaries shall, take all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. Catellus shall be responsible for any failure on the part of its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 4.5(a). Catellus shall promptly request (if not previously requested) each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) Catellus, any Catellus Subsidiary or any Catellus Joint Venture, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Catellus or any Catellus Subsidiary or any Catellus Joint Venture.
      (b) Catellus shall notify ProLogis in writing (as promptly as practicable but in any event within 24 hours of receipt) of the relevant details relating to all inquiries and proposals (including the identity of the parties, price and other terms thereof) which it or any of the Catellus Subsidiaries or any such officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative or Affiliate may receive after the date hereof relating to any of such matters and shall promptly inform ProLogis in writing with respect to any such inquiry or proposal that becomes reasonably likely to lead to a proposal for a Competing Transaction, regardless of whether or not such proposal is likely to lead to a Superior Competing Transaction.
      (c) For purposes of this Agreement, a “Competing Transaction” means any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving Catellus (or any of the material Catellus Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Catellus and the Catellus Subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (iii) any tender offer or exchange offer for 15% or more of the voting power in the election of directors exercisable by the holders of outstanding equity securities of Catellus (or any of the material Catellus Subsidiaries).
      (d) For all purposes of this Agreement, “Superior Competing Transaction” means a bona fide written proposal made by a third party for a Competing Transaction (i) on terms which a majority of the Catellus Board of Directors determines in good faith, after consultation with its financial and legal advisors of nationally recognized reputation, are superior to Catellus’s stockholders to those provided for in the Merger and the other transactions contemplated by this Agreement (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, contingencies, prospects and time required for and likelihood of completion of such proposal, in each case that are deemed relevant by the Catellus Board of Directors in good faith), and (ii) that was not solicited, encouraged or facilitated by Catellus or its Affiliates or any of their respective advisors in breach of this Section 4.5.
      Section 4.6     Public Announcements. Catellus and ProLogis shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the rules of any applicable stock exchange if it has used its commercially reasonable efforts to consult with the other party. In this regard, the parties shall make a joint public announcement of the transactions contemplated by this Agreement no later than (i) the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during a business day and before the close of trading, or (ii) the opening of trading on the New York Stock Exchange on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day or occurs after the close of trading.
      Section 4.7     Transfer and Gains Taxes. ProLogis shall, with Catellus’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”).
      Section 4.8     Employee Arrangements.
      (a) Employees. Within 45 days after the date of this Agreement, ProLogis will notify Catellus of those Catellus Employees to whom ProLogis, in its sole discretion, will make offers of continued employment in connection with the Merger (the “Offered Employees”). Subject to the following provisions of this Section 4.8, ProLogis’s offers of continued employment to the Offered Employees shall be on such terms and conditions as ProLogis determines in its sole discretion and shall be effective as of and conditioned upon the Closing. Any Offered Employee who accepts ProLogis’s offer of employment and becomes an employee of ProLogis effective as of the Closing shall be referred to herein as a “Transferred Employee.” The employment of any employee of Catellus or the Catellus Subsidiaries who is not a Transferred Employee shall be terminated by Catellus or the Catellus Subsidiaries, as applicable, prior to the Closing (a “Non-Transferred Employee”).
      (b) Severance Agreements. On the Closing Date, the Surviving Corporation shall assume and honor in accordance with their terms all Catellus Severance Agreements with respect to any employee of Catellus or the Catellus Subsidiaries (whether or not a Transferred Employee), and the Surviving Corporation shall not challenge the validity of any obligation of Catellus or any Catellus Subsidiary under any such Catellus Severance Agreement (whether or not arising before the Closing Date). Without limiting the foregoing, ProLogis expressly agrees that, with respect to any employee of Catellus or the Catellus Subsidiaries (whether or not a Transferred Employee) who is a party to or covered by a Catellus Severance Agreement, the Merger shall constitute a change of control for purposes of their respective Catellus Severance Agreements.
      (c) Benefit Plans. Following the Closing Date, (i) ProLogis shall provide Transferred Employees with the same benefits that are provided to other similarly situated employees of ProLogis from time to time and (ii) solely for purposes of providing health care continuation coverage under section 4980B of the Code (“COBRA”), ProLogis shall continue to maintain the Catellus Benefit Plans in effect on the Closing Date until December 31, 2006 and shall assume full responsibility for providing COBRA continuation coverage under such Catellus Benefit Plans through December 31, 2006 to any Non-Transferred Employee or any qualified beneficiary with respect to any Non-Transferred Employee, in each case who was receiving, had elected or was entitled to elect COBRA continuation coverage as of the Closing Date. After December 31, 2006, any such COBRA continuation coverage shall be provided to such individuals under ProLogis Benefit Plans. With respect to any ProLogis Employee Benefit Plan which is an “employee benefit plan” as defined in Section 3(3) of ERISA and any other service based benefits (including vacations) in which Transferred Employees participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of benefits (other than accruals of vacation, sick or personal time), service with Catellus or any Catellus Subsidiary immediately prior to the Closing shall be treated for similar purposes as service with ProLogis; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. ProLogis shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Transferred Employees immediately prior to the Effective Time and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time under a corresponding Catellus Employee Benefit Plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans in which such employees are eligible to participate after the Effective Time as though such amounts had been paid in accordance with the terms and conditions of the plans and arrangements maintained by ProLogis. Transferred Employees shall retain all vacation days (including personal choice days and floating holidays) and sick days accrued as of the Effective Time. Non-Transferred Employees shall receive a cash payment for all vacation days (including personal choice days and floating holidays) and sick days accrued as of the Effective Time.
      (d) 2005 Annual Bonuses. Following the Closing Date, ProLogis shall pay (or cause to be paid) each Transferred Employee their annual bonuses for 2005 in the amounts determined by Catellus immediately prior to the Closing Date at the earlier of (i) February 28, 2006 and (ii) the date that such Transferred Employee ceases to be employed by ProLogis or its Subsidiaries. Non-Transferred Employees shall be paid their annual bonuses for 2005 in the amounts determined by Catellus prior to the Closing Date at the earlier of (i) the date that the applicable Non-Transferred Employee ceases to be employed by Catellus and (ii) the Closing Date. In no event shall the aggregate amount of annual bonuses for 2005 to Catellus employees exceed the amount of the annual bonus pool for 2005 set forth on Schedule 2.1(f) of the Catellus Disclosure Letter.
      Section 4.9     Indemnification; Trustees’ and Officers’ Insurance.
      (a) It is understood and agreed that Catellus shall indemnify and hold harmless, and, after the Effective Time, ProLogis and the Surviving Corporation shall indemnify and hold harmless, each director and officer of Catellus or any of the Catellus Subsidiaries (the “Indemnified Parties”), as and to the same extent as such Indemnified Parties are indemnified by Catellus or the Catellus Subsidiaries as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.9, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify Catellus and, after the Effective Time, the Surviving Corporation, promptly thereof; provided, however, that the failure to so notify shall not affect the obligations of Catellus and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.
      (b) ProLogis agrees that all rights to indemnification existing in favor of, and all limitations of the personal liability of, the trustees, directors and officers of Catellus and the Catellus Subsidiaries provided for in the Catellus Certificate of Incorporation or Catellus Bylaws, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, including the Merger, shall continue in full force and effect from and after the Effective Time. Prior to the Effective Time, Catellus shall purchase an extended reporting period endorsement under Catellus’s existing directors’ and officers’ liability insurance coverage for Catellus’s directors and officers, in a form reasonably acceptable to Catellus, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by Catellus, so long as such endorsement is available for an aggregate cost of not more than 300% of the existing annual premium (the “Maximum Premium Amount”); provided, however, that if such endorsement is not available for no more than the Maximum Premium Amount then Catellus shall purchase an endorsement in an amount and scope as great as can be obtained for the Maximum Premium Amount; and provided, further, that Catellus shall use its commercially reasonable efforts to acquire such endorsement at the lowest available cost from responsible insurers.
      (c) This Section 4.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Catellus and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.9.
      (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.9.
      Section 4.10     Assistance. From and after the date of this Agreement, if ProLogis requests, Catellus and the Catellus Subsidiaries shall cooperate, and shall use their commercially reasonable efforts to cause Catellus’s attorneys, accountants, investment bankers and financial advisors and other representatives to cooperate, in all reasonable respects in connection with any financing efforts (including the refinancing or assumption of existing indebtedness) of ProLogis or its Affiliates (including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt or equity financing) and any other filings that may be made by ProLogis or its Affiliates, including, if applicable, with the SEC, all at the sole expense of ProLogis (or its Affiliates); provided, however, that Catellus shall not be required to take any action with respect to the financing if such action requires the approval of the Catellus Board of Directors. Catellus shall reasonably cooperate with ProLogis in obtaining surveys, title commitments, engineering reports, existing environmental reports or policies and appraisals with respect to the Catellus Properties (it being understood that such activities shall be conducted at ProLogis’s expense).
      Section 4.11     Proxy Solicitor. Catellus and ProLogis shall each engage a nationally recognized proxy solicitor to assist in the solicitation of proxies from shareholders relating to the Catellus Stockholder Approval and the ProLogis Shareholder Approval.
      Section 4.12     Resignations. Upon the written request of ProLogis, (i) Catellus shall use commercially reasonable efforts to obtain resignations from or, in lieu thereof, Catellus shall cause the removal of, any or all of the directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of each Catellus Subsidiary, effective as of the Closing, and (ii) if Catellus or any of its affiliated entities has the right to appoint any director (or person occupying a similar position in any limited liability company or other entity) or to cause the resignation or termination of any officer of any other entity in which Catellus (directly or indirectly) owns an equity interest, Catellus use commercially reasonable efforts to obtain resignations or, in lieu thereof, Catellus shall cause the removal of, effective as of the Closing, such director and/or such officer.
      Section 4.13     Sarbanes-Oxley Act Compliance. Catellus shall continue its existing and planned efforts to comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations adopted by the SEC thereunder, including preparing and maintaining appropriate controls, procedures and documentation to comply with Section 404 of the Sarbanes-Oxley Act and Item 308 of Regulation S-K promulgated thereunder.
      Section 4.14     Listing of ProLogis Common Shares. ProLogis shall use its commercially reasonable efforts to cause the ProLogis Common Shares to be issued as part of the Merger Consideration to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

      Section 4.15     Declaration of Dividends.
      (a) From and after the date of this Agreement, neither Catellus nor ProLogis shall make any dividend or distribution to its respective shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (i) distributions at their respective stated dividend or distribution rates with respect to ProLogis Preferred Shares, (ii) quarterly distributions with respect to the Catellus Common Shares of up to $0.27 per share for the quarter ending September 30, 2005 and each quarter thereafter and (iii) quarterly distributions with respect to the ProLogis Common Shares of up to $0.37 per share for the quarter ending September 30, 2005 and for each quarter thereafter; provided, however, the record date for each distribution with respect to the Catellus Common Shares shall be the same date as the record date for the quarterly distribution for the ProLogis Common Shares, as provided to Catellus by notice not less than twenty (20) business days prior to the record date for any quarterly ProLogis distribution. The foregoing restrictions shall not apply, however, (i) to the extent a distribution (or an increase in a distribution) by Catellus or ProLogis is necessary for Catellus or ProLogis, as the case may be, to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives, (ii) to ProLogis with respect to any Corresponding ProLogis Dividend or (iii) to Catellus with respect to any Catellus Dividend.
      (b) Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Catellus shall declare and pay a dividend to its stockholders (the “Catellus Dividend”), the record date and payment date for which shall be the close of business on the last business day prior to the Closing Date, distributing cash in an amount equal to its estimated “real estate investment trust taxable income” (as such term is used in Section 857(a) of the Code and reflecting any dividends previously paid during the tax year that would be expected to give rise to a dividends paid deduction for such tax year, but before reduction for the dividend contemplated by this sentence) for the tax year of Catellus ending with the Merger, plus any other amounts determined by Catellus (in consultation with ProLogis) to be required to be distributed in order for Catellus to qualify as a REIT for such tax year and to avoid to the extent reasonably possible the incurrence of income or excise Tax by Catellus.
      (c) If Catellus determines that it is necessary to declare a Catellus Dividend, Catellus shall notify ProLogis at least 20 days prior to the date for the Catellus Stockholders Meeting, and ProLogis shall be entitled to declare a dividend per share payable to holders of ProLogis Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per ProLogis Common Share equal to the quotient obtained by dividing (x) the Catellus Dividend with respect to each Catellus Common Share by (y) 0.822 (the “Corresponding ProLogis Dividend”). If, and to the extent, the terms of any series of ProLogis Preferred Shares require the payment of a dividend by reason of the payment of the Corresponding ProLogis Dividend, ProLogis shall declare and pay any such required dividends and distributions.
      Section 4.16     Affiliates. Prior to the Effective Time of the Merger, Catellus shall cause to be prepared and delivered to ProLogis a list (reasonably satisfactory to counsel for ProLogis) identifying all Persons who, at the time of the Catellus Stockholder Meeting and the ProLogis Shareholder Meeting, may be deemed to be “affiliates” of Catellus as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Catellus shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to ProLogis on or prior to the Effective Time of the Merger a written agreement in the form attached as Exhibit C. ProLogis shall be entitled to place legends as specified in such written agreements on the certificates representing any ProLogis Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the ProLogis Common Shares issued to such Rule 145 Affiliates, consistent with the terms of such agreements.

      Section 4.17     Change of Structure. Upon the request of ProLogis prior to the date that the Joint Proxy Statement/Prospectus is first mailed to Catellus Stockholders or ProLogis Shareholders, the parties shall use their commercially reasonable efforts to amend this Agreement to provide, in lieu of the Merger described herein, either that (i) a new publicly traded holding company of Catellus and its Subsidiaries (“New Holdco”) shall be created in a transaction qualifying as a reorganization under Section 368(a)(1)(F) of the Code and, thereafter, New Holdco shall merge with and into Merger Sub, with Merger Sub as the surviving corporation of the merger, or (ii) Catellus shall be merged with and into ProLogis, with ProLogis as the surviving entity in the merger. All other terms and conditions of this Agreement as so amended shall remain, to the extent practicable, the same as provided in this Agreement on the date hereof.
ARTICLE V
CONDITIONS PRECEDENT
      Section 5.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver (if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. Each of the Catellus Stockholder Approval and the ProLogis Shareholder Approval shall have been obtained.

(b) NYSE Listing. The ProLogis Common Shares to be issued as part of the Merger Consideration shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d) Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 5.1(d) of the Catellus Disclosure Letter in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

(e) Registration Statement. The Form S-4 shall have become effective under the Securities Act and shall not be subject to any stop order or proceedings seeking a stop order.
      Section 5.2     Conditions to Obligations of ProLogis and Merger Sub. The obligations of ProLogis and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by ProLogis and Merger Sub:

(a) Representations and Warranties. The representations and warranties of Catellus set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.1 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, Catellus Material Adverse Effect or any similar qualification or limitation), individually or in the aggregate, would not or would not reasonably be likely to have a Catellus Material Adverse Effect, and ProLogis shall have received a certificate signed on behalf of Catellus by the Chief Executive Officer and the Chief Financial Officer of Catellus to such effect.

(b) Performance of Covenants and Obligations of Catellus. Catellus shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and ProLogis shall have received a certificate signed on behalf of Catellus by the Chief Executive Officer and the Chief Financial Officer of Catellus to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a Catellus Material Adverse Effect. ProLogis shall have received a certificate signed on behalf of Catellus by the Chief Executive Officer and the Chief Financial Officer of Catellus to such effect.

(d) Opinion Relating to REIT Status. ProLogis shall have received an opinion dated as of the Closing Date of O’Melveny & Myers LLP or another nationally recognized law firm, in form and substance reasonably satisfactory to ProLogis, to the effect that Catellus has qualified for treatment as a REIT under the Code for its taxable year ending December 31, 2004, and that Catellus’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending in 2005. For purposes of such opinion, O’Melveny & Myers LLP or such other nationally recognized law firm may rely on customary exceptions, qualifications, assumptions and representations for opinions of this type.

(e) Opinion Relating to the Merger. ProLogis shall have received an opinion dated as of the Closing Date from Mayer, Brown, Rowe & Maw LLP, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, and with customary exceptions, assumptions and qualifications, to the effect that if the Merger is consummated in accordance with the terms of this Agreement, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
      Section 5.3     Conditions to Obligations of Catellus. The obligations of Catellus to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Catellus:

(a) Representations and Warranties. The representations and warranties of ProLogis set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.2 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, ProLogis Material Adverse Effect or any similar qualification or limitation), individually or in the aggregate, would not or would not reasonably be likely to have a ProLogis Material Adverse Effect, and Catellus shall have received a certificate signed on behalf of ProLogis by the Chief Executive Officer and the Chief Financial Officer of ProLogis to such effect.

(b) Performance of Covenants or Obligations of ProLogis. ProLogis shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Catellus shall have received a certificate signed on behalf of ProLogis by the Chief Executive Officer and the Chief Financial Officer of ProLogis to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no change, events or circumstances which, individually or in the aggregate, would have a ProLogis Material Adverse Effect. Catellus shall have received a certificate signed on behalf of ProLogis by the Chief Executive Officer and Chief Financial Officer of ProLogis to such effect.

(d) Opinion Relating to REIT Status. Catellus shall have received an opinion dated as of the Closing Date, of Mayer, Brown, Rowe & Maw LLP, in form and substance reasonably satisfactory to Catellus, to the effect that, (i) commencing with its taxable year ending December 31, 2000 through and including the taxable year ending December 31, 2004, ProLogis qualified for treatment as a REIT under the Code, and that ProLogis’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending on December 31, 2005 and each year thereafter and (ii) Merger Sub is organized in conformity with the requirements for qualification and taxation as a REIT under the Code and, commencing with its taxable year ending December 31, 2005, and continuing thereafter, Merger Sub’s proposed method of operations will enable it to satisfy the requirements for such qualification and taxation as a REIT under the Code. For purposes of such opinion, Mayer, Brown, Rowe & Maw LLP may rely on customary exceptions, qualifications, assumptions and representations for opinions of this type.

(e) Opinion Relating to the Merger. Catellus shall have received an opinion dated the Closing Date from O’Melveny & Myers LLP, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, and with customary exceptions, assumptions and qualifications, to the effect that if the Merger is consummated in accordance with the terms of this Agreement, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI
BOARD ACTIONS
      Section 6.1     Board Actions. Notwithstanding Section 4.5 or any other provision of this Agreement to the contrary, Catellus may:

(a) disclose to its shareholders any information required to be disclosed under applicable Law;

(b) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction; provided, however, that neither Catellus nor its Board of Directors shall be permitted to approve or recommend a Competing Transaction except in compliance with, and as contemplated by, Section 6.1(e);

(c) if it receives a proposal for a Competing Transaction (that was not solicited, encouraged or facilitated in violation of Section 4.5), (x) furnish non-public information with respect to Catellus and the Catellus Subsidiaries to the Person who made such proposal (provided that Catellus (i) has previously or concurrently furnished such information to ProLogis and (ii) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Catellus as the Confidentiality Agreement) and (y) contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction;

(d) if its Board of Directors determines in good faith (after consulting with its outside counsel and financial advisors of nationally recognized reputation) that a proposal for a Competing Transaction (which proposal was not solicited, encouraged or facilitated in violation of Section 4.5) is reasonably likely to lead to a Superior Competing Transaction, continue to furnish non-public information and participate in negotiations regarding such proposal; and

(e) if its Board of Directors determines in good faith (after consulting with its outside legal counsel and financial advisors of nationally recognized reputation) that such action is consistent with its fiduciary duties under applicable Law, approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) a Superior Competing Transaction or enter into an agreement with respect to such Superior Competing Transaction if but only if, Catellus: (A) complies fully with Section 4.5 and this Article VI and (B)(i) provides ProLogis with at least three (3) business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such three (3) business days ProLogis makes a counter proposal to such Superior Competing Transaction (any such counter proposal being referred to in this Agreement as a “Counter Proposal”), the Catellus Board of Directors in good faith, after consultation with its outside legal counsel and financial advisors of recognized reputation, determines that the Counter Proposal is not at least as favorable to Catellus stockholders as the Superior Competing Transaction (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal, in each case as deemed relevant by the Catellus Board of Directors in good faith) and (iii) Catellus shall have terminated this Agreement in accordance with Section 7.1(i) and paid the ProLogis Break-Up Fee and ProLogis Expenses.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
      Section 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger whether before or after the Catellus Stockholder Approval or ProLogis Shareholder Approval is obtained:

(a) by mutual written consent duly authorized by the Board of Directors of Catellus and the Board of Trustees of ProLogis;

(b) by ProLogis, upon a breach of any representation, warranty, covenant or agreement on the part of Catellus set forth in this Agreement, or if any representation or warranty of Catellus shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or 5.2(b), as the case may be, would be incapable of being satisfied by December 31, 2005 (the “Termination Date”);

(c) by Catellus, upon a breach of any representation, warranty, covenant or agreement on the part of ProLogis set forth in this Agreement, or if any representation or warranty of the ProLogis shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or 5.3(b), as the case may be, would be incapable of being satisfied by the Termination Date;

(d) by either ProLogis or Catellus, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either ProLogis or Catellus, if the Merger shall not have been consummated before the Termination Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e);

(f) by ProLogis if, upon a vote at a duly held Catellus Stockholder Meeting or any adjournment thereof, the Catellus Stockholder Approval shall not have been obtained;

(g) by Catellus if, upon a vote at a duly held ProLogis Shareholder Meeting or any adjournment thereof, the ProLogis Shareholder Approval shall not have been obtained;

(h) by ProLogis, if (i) prior to the Catellus Stockholder Meeting the Board of Directors of Catellus or any committee thereof shall have withdrawn, amended or modified in any manner adverse to ProLogis its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) Catellus shall have entered into any agreement with respect to any Superior Competing Transaction or (iii) the Board of Directors of Catellus or any committee thereof shall have resolved to do any of the foregoing; or

(i) by Catellus, if it has complied with Sections 4.5 and 6.1 and the Board of Directors of Catellus has approved or recommended (and in connection therewith withdrawn or modified its approval or recommendation of this Agreement and the Merger) a Superior Competing Transaction or resolved to enter into an agreement with respect to such Superior Competing Transaction.
The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their respective officers, directors or trustees, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.
      Section 7.2     Expenses.
      (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that the printer costs and expenses in connection with the Form S-4 (other than the registration fee, which shall be borne by ProLogis) shall be borne equally by ProLogis and Catellus.
      (b) Catellus agrees that if this Agreement shall be terminated pursuant to (A) Section 7.1(b) or 7.1(f), then Catellus will pay to ProLogis, or as directed by ProLogis, an amount equal to the ProLogis Break-Up Expenses or (B) Section 7.1(f) (but only if the Board of Directors of Catellus or any committee thereof shall have withdrawn, modified, amended or qualified in any manner adverse to ProLogis its approval or recommendation of the Merger or this Agreement), 7.1(h) or 7.1(i), then Catellus will pay to ProLogis, or as directed by ProLogis, an amount equal to the sum of the ProLogis Break-Up Fee and the ProLogis Break-Up Expenses. Catellus also agrees that if this Agreement is terminated pursuant to Section 7.1(b) or 7.1(f) and (A) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any inquiry or proposal relating to a Competing Transaction and (B) within one year of any such termination Catellus shall consummate a Competing Transaction with such Person, then, Catellus shall pay to ProLogis, or as directed by ProLogis, an amount equal to the ProLogis Break-Up Fee. Payment of any amounts payable pursuant to this Section 7.2(b) shall be made, as directed by ProLogis, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein (except in the case of termination by Catellus pursuant to Section 7.1(i), in which case such amount shall be paid as a condition precedent to such termination). For purposes of this Agreement, the “ProLogis Break-Up Fee” shall be an amount equal to $90 million. For purposes of this Agreement, the “ProLogis Break-Up Expenses” shall be an amount equal to $8 million.
      (c) If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then ProLogis thereupon shall be liable to pay to Catellus an amount equal to $20 million.
      (d) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.
      (e) In the event that either ProLogis or Catellus is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 7.2.
      Section 7.3     Effect of Termination. In the event of termination of this Agreement by either Catellus or ProLogis as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ProLogis or Catellus, other than the last sentence of Section 4.2, Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.
      Section 7.4     Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Trustees or Boards of Directors, as applicable, at any time before or after the Catellus Stockholder Approval or ProLogis Shareholder Approval is obtained and prior to the filing of the Certificate of Merger with the Secretary of State of Delaware; provided, however, that, after the Catellus Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to Catellus’s stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect Catellus’s stockholders; provided further, that, after the ProLogis Shareholder Approval is obtained, no such amendment, modification or supplement shall alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect ProLogis’s shareholders.
      Section 7.5     Extension; Waiver. At any time prior to the Effective Time, each of Catellus and ProLogis may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE VIII
GENERAL PROVISIONS
      Section 8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to ProLogis, to:

ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Attn: General Counsel
Fax: (303) 576-2761

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606

Attn:	Michael T. Blair, Esq. or

D. Michael Murray, Esq.
Fax: (312) 701-7711

(b) if to Catellus, to:

Catellus Development Corporation
201 Mission Street
San Francisco, California 94105
Attn: General Counsel
Fax: (415) 974-4613

with a copy to:

O’Melveny & Myers, LLP
400 South Hope Street
Los Angeles, California 90017
Attn: Mark Easton, Esq.
Fax: (213) 430-6407
      Section 8.3     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” is used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      Section 8.4     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 8.5     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article I and Section 4.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies.
      Section 8.6     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
      Section 8.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 8.8     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in Wilmington, Delaware or in any State court located in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal or State court located in Wilmington, Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
      Section 8.9     Exhibits; Disclosure Letter. All Exhibits referred to herein and in the Catellus Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.
ARTICLE IX
CERTAIN DEFINITIONS
      Section 9.1     Certain Definitions.
      “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
      “Aggregate Cash Consideration” means $1,255,000,000 less the sum of (i) the Aggregate Dissenter’s Value and (ii) the amount of cash payable with respect to Catellus Options and Catellus RSUs pursuant to Section 1.11.
      “Aggregate Dissenter’s Value” means the product of (i) the aggregate number of Dissenting Shares determined at Closing and (ii) $33.81.
      “Catellus Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, Catellus Pension Plans and all other employee compensation and benefit arrangements or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, employment or other compensation agreements, retirement, deferred compensation, bonus (including any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Catellus or any of the Catellus Subsidiaries or with respect to which Catellus or any of the Catellus Subsidiaries has any liability.

      “Catellus Subsidiary” means each Subsidiary of Catellus.
      “Knowledge” where used herein with respect to Catellus and any Catellus Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the Catellus Disclosure Letter and where used with respect to ProLogis and any ProLogis Subsidiary shall mean the actual (and not constructive or imputed) knowledge of Jeffrey H. Schwartz, Walter C. Rakowich, Edward S. Nekritz and J. Charles Martin.
      “Law” means any statute, law, common law, regulation, rule, order, decree, code, judgment, ordinance or any other applicable requirement of any Governmental Entity applicable to ProLogis or Catellus or any of their respective Subsidiaries.
      “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
      “ProLogis Common Shares” means the common shares of beneficial interest, par value $0.01 per share, of ProLogis.
      “ProLogis Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, ProLogis Pension Plans and all other employee compensation and benefit arrangements or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by ProLogis or any of the ProLogis Subsidiaries or with respect to which ProLogis or any of the ProLogis Subsidiaries has any liability.
      “ProLogis Subsidiary” means each Subsidiary of ProLogis.
      “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity (excluding the entities defined as Catellus Joint Ventures) of which such Person (either directly or through or together with another Subsidiary of such Person) owns either (A) a general partner, managing member or other similar interest or (B) more than 50% of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.
      “Tax” or “Taxes” means all taxes, charges, fee, levies, and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States of America or any other taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined, or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.
      “Tax Protection Agreement” means any agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to Catellus or any Catellus Subsidiary or any Catellus Joint Venture or to ProLogis or any ProLogis Subsidiary or any ProLogis Joint Venture, as applicable, that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Catellus, any Catellus Subsidiary or any Catellus Joint Venture, or of ProLogis or any ProLogis Subsidiary or any ProLogis Joint Venture, as applicable, (ii) requires that Catellus, any Catellus Subsidiary or any Catellus Joint Venture, or ProLogis or any ProLogis Subsidiary or any ProLogis Joint Venture, as applicable, maintain, put in place, or replace indebtedness, whether or not secured by one or more of the Catellus Properties or ProLogis Properties, as applicable, or (iii) requires that Catellus, any Catellus Subsidiary or any Catellus Joint Venture, or ProLogis or any ProLogis Subsidiary or any ProLogis Joint Venture, as applicable, offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Catellus, any Catellus Subsidiary or any Catellus Joint Venture, or ProLogis or any ProLogis Subsidiary or any ProLogis Joint Venture, as applicable, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Catellus, a Catellus Subsidiary or a Catellus Joint Venture, or ProLogis or any ProLogis Subsidiary or any ProLogis Joint Venture, as applicable, or (C) that requires a particular method for allocating one or more liabilities of Catellus, any Catellus Subsidiary or any Catellus Joint Venture, or ProLogis or any ProLogis Subsidiary or any ProLogis Joint Venture, as applicable, under Section 752 of the Code.
      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
      “Teachers Loan” means the loan associated with the term sheet between Catellus and Teachers Insurance and Annuity Association of America for a financing/refinancing of a pool of assets in the aggregate amount of approximately $135.1 million.
      “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in Catellus, any Catellus Subsidiary, ProLogis, or any ProLogis Subsidiary, as applicable, may vote.
[Signatures begin on the next page.]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PROLOGIS

By:	/s/ Jeffrey H. Schwartz

Jeffrey H. Schwartz
Chief Executive Officer

PALMTREE ACQUISITION CORPORATION

By:	/s/ Jeffrey H. Schwartz

Jeffrey H. Schwartz
Chief Executive Officer

CATELLUS DEVELOPMENT CORPORATION

By:	/s/ Nelson C. Rising

Nelson C. Rising
Chief Executive Officer

EXHIBIT A
SPECIFIED HOLDERS
Nelson C. Rising
C. William Hosler
Ted Antenucci
Vanessa L. Washington

EXHIBIT B
CERTIFICATE OF MERGER
OF
CATELLUS DEVELOPMENT CORPORATION
(a Delaware corporation)
WITH AND INTO
PALMTREE ACQUISITION CORPORATION
(a Delaware corporation)
(Under Section 251 of the General Corporation Law of the State of Delaware)
      The undersigned corporation, does hereby certify that:
      FIRST: The name and state or jurisdiction of incorporation of each of the constituent corporations of the merger is as follows:

Name of Corporation	State of Domicile

Catellus Development Corporation	Delaware
Palmtree Acquisition Corporation	Delaware
      SECOND: The agreement and plan of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.
      THIRD: The name of the surviving corporation of the merger is “Palmtree Acquisition Corporation”.
      FOURTH: The Certificate of Incorporation of Palmtree Acquisition Corporation, which is surviving the merger, shall be the Certificate of Incorporation of the surviving corporation.
      FIFTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is                    .
      SIXTH: A copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

PALMTREE ACQUISITION CORPORATION,
a Delaware corporation

By:
Its:
Dated:                     , 2005

EXHIBIT C
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Gentlemen:
      I have been advised that as of the date hereof, I may be deemed to be an “affiliate” of Catellus Development Corporation, a Delaware corporation (“Catellus”), and/or ProLogis, a Maryland real estate investment trust (“ProLogis”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
      Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger dated as of June 5, 2005 (the “Merger Agreement”), among ProLogis, Catellus and Palmtree Acquisition Corporation, providing for, among other things, the merger of Catellus with and into Palmtree Acquisition Corporation (the “Merger”), I will be entitled to receive, among other consideration, common shares of beneficial interest, $0.01 par value per share, of ProLogis (the “ProLogis Common Shares”) in exchange for shares of common stock, $0.01 par value per share, of Catellus (the “Catellus Common Stock”), owned by me at the Effective Time (as defined in the Merger Agreement) as determined pursuant to the Merger Agreement.
      I have been advised that the issuance of the ProLogis Common Shares pursuant to the Merger have been registered with the SEC under the Securities Act. However, I have also been advised, and I agree as of the Effective Time, that since I may be deemed to be an affiliate of Catellus and/or ProLogis, the ProLogis Common Shares received by me pursuant to the Merger can be sold, transferred or otherwise disposed of by me only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act. I understand that ProLogis is under no obligation to register the sale, transfer or other disposition of the ProLogis Common Shares I acquire in the Merger by me or on my behalf under the Securities Act or except as described below take any action necessary in order to make compliance with an exemption from such exemption available.
      I also understand and agree that stop transfer instructions will be given to ProLogis’s transfer agent with respect to the ProLogis Common Shares to be received by me pursuant to the Merger and that there will be placed on the certificates representing such ProLogis Common Shares, or any substitutions therefore, a legend stating in substance as follows:

“THESE SHARES WERE ISSUED IN A TRANSACTION PURSUANT TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF SUCH RULE, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR OTHERWISE IN ACCORDANCE WITH AN AFFILIATE’S AGREEMENT BETWEEN THE ORIGINAL HOLDER OF SUCH SHARES AND THE TRUST, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE TRUST.”
      It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act. Without limiting the foregoing, it is understood and agreed that such legends and the stop orders referred to above will be removed if (i) such ProLogis Common Shares have been sold, transferred or otherwise disposed of pursuant to an effective registration statement under the Securities Act or (ii) I shall have delivered to ProLogis an opinion of counsel, in form and substance reasonably satisfactory to ProLogis, or a “no action” or interpretative letter obtained by me from the staff of the SEC, to the effect (a) the sale, transfer or other disposition of the shares represented by the surrender certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act, (b) the shares have been transferred in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (c) that the restrictions imposed by Rule 145 no longer apply to me.
      By its execution hereof, ProLogis agrees that it will, as long as I own any ProLogis Common Shares to be received by me pursuant to the Merger which remain subject to Rule 145 under the Securities Act, take all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Securities Act of 1934, as amended.
      This agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of what laws might otherwise apply under applicable principles of conflict of laws.
      This agreement may be executed in multiple counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      The execution of this agreement by the undersigned shall not be deemed an admission that the undersigned is an “affiliate” of Catellus and/or ProLogis as defined in the first paragraph hereof or as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an “affiliate” on or after the date of this agreement.
      It is understood and agreed that the representations, covenants, warranties and agreements contained herein shall be binding upon the undersigned only from and after the Effective Time.

Very truly yours,

[Name]

Agreed to and accepted:

PROLOGIS

By:

Name:
Title:

ANNEX B
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
June 5, 2005
Board of Trustees
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Members of the Board of Trustees:
      You have requested our opinion as to the fairness, from a financial point of view, to ProLogis (“ProLogis”) of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of June 5, 2005 (the “Agreement”), among ProLogis, Palmtree Acquisition Corporation, a subsidiary of ProLogis (“Merger Sub”), and Catellus Development Corporation (“Catellus”). As more fully described in the Agreement, Catellus will be merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation in the Merger, and each outstanding share of the common stock, par value $0.01 per share, of Catellus (“Catellus Common Stock”) will be converted, at the election of the holder thereof and subject to certain proration and allocation procedures set forth in the Agreement, into the right to receive (i) 0.822 of a common share of beneficial interest, par value $0.01 per share, in ProLogis (“ProLogis Common Shares” and, such consideration, the “Share Consideration”) or (ii) $33.81 in cash, without interest (the “Cash Consideration” and, collectively with the Share Consideration, the “Merger Consideration”); provided that the aggregate Cash Consideration payable in the Merger will be $1.255 billion less the sum of (x) the product of (A) the aggregate number of dissenting shares determined at the closing of the Merger and (B) $33.81 and (y) the amount of cash payable pursuant to the Agreement with respect to outstanding options and restricted stock units of Catellus. The terms and conditions of the Merger are more fully set forth in the Agreement.
      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of ProLogis and Catellus, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning ProLogis and Catellus, respectively;

(iii) reviewed certain financial forecasts relating to ProLogis and Catellus provided to or discussed with us by the managements of ProLogis and Catellus, respectively;

(iv) reviewed and discussed with senior executives of ProLogis information relating to certain cost savings and strategic, financial and operational benefits anticipated by the management of ProLogis to result from the Merger;

(v) discussed with senior executives of ProLogis the past and current operations, financial condition and prospects of ProLogis and Catellus, and discussed with senior executives of Catellus the past and current operations, financial condition and prospects of Catellus;

(vi) reviewed the potential pro forma financial impact of the Merger on the funds from operations per share, and certain financial ratios, of ProLogis;

(vii) reviewed the reported prices and trading activity for ProLogis Common Shares and Catellus Common Stock;

(viii) compared the financial performance of ProLogis and Catellus and the prices and trading activity of ProLogis Common Shares and Catellus Common Stock with each other and with that of certain other publicly traded companies we deemed relevant;

Board of Trustees
ProLogis
June 5, 2005

(ix) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(x) participated in discussions and negotiations among representatives of ProLogis, Catellus and their respective advisors;

(xi) reviewed the Agreement; and

(xii) performed such other analyses and considered such other factors as we have deemed appropriate.
      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts relating to ProLogis provided to or discussed with us by the management of ProLogis, including information relating to certain cost savings and strategic, financial and operational benefits anticipated by the management of ProLogis to result from the Merger, we have assumed, at the direction of ProLogis, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ProLogis as to the future financial performance of ProLogis and the other matters covered thereby. With respect to the financial forecasts relating to Catellus provided to or discussed with us by the management of Catellus, upon the advice of Catellus and at the direction of ProLogis, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Catellus as to the future financial performance of Catellus. We have relied, at the direction of ProLogis, on the assessments of the management of ProLogis as to the ability of ProLogis to achieve the cost savings and strategic, financial and operational benefits anticipated by the management of ProLogis to result from Merger and we have assumed, at the direction of ProLogis, that such cost savings and strategic, financial and operational benefits will be realized in the amounts and at the times projected. We have not made any independent valuation or appraisal of the assets or liabilities (tax, contingent or otherwise) of ProLogis or Catellus, nor have we been furnished with any such valuations or appraisals. We have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on ProLogis, Catellus or the contemplated benefits of the Merger. We have been advised by the managements of ProLogis and Catellus that each of ProLogis and Catellus has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT and further have assumed, with your consent, that the Merger will not adversely affect the status or operations of ProLogis or Catellus as a REIT.
      We express no view or opinion as to any terms or aspects of the transactions contemplated by the Agreement other than the Merger Consideration to the extent expressly specified herein (including, without limitation, the form or structure of the Merger or any election, proration or allocation procedures set forth in the Agreement). In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to ProLogis or in which ProLogis might engage or as to whether any transaction might be more favorable to ProLogis as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Trustees of ProLogis to proceed with or effect the Merger. We are not expressing any opinion as to what the value of ProLogis Common Shares actually will be when issued pursuant to the Merger or the prices at which ProLogis Common Shares or Catellus Common Stock will trade at any time.

Board of Trustees
ProLogis
June 5, 2005

      We have acted as sole financial advisor to the Board of Trustees of ProLogis in connection with the Merger and will receive a fee for our services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We or our affiliates in the past have provided, currently are providing, and in the future may provide, financial advisory and financing services to ProLogis, for which services we or our affiliates have received and would expect to receive compensation, including having acted as joint book-running lead manager on certain bond and commercial mortgage-backed securities offerings, and as senior co-manager on a preferred stock offering, of ProLogis. We also have acted as lead arranger and book-running manager for, and our affiliate, Bank of America, N.A., is a lender under, and serves as documentation or administrative agent for, certain credit facilities of ProLogis. ProLogis has advised us that certain of these credit facilities are expected to be utilized to finance a portion of the aggregate Cash Consideration payable in the Merger. Bank of America, N.A. also currently serves as a lender under, and as administrative agent for, an existing credit facility of Catellus, and we have acted as lead arranger and book-running manager for such credit facility, for which services we and Bank of America, N.A. have received, and will receive, compensation. In addition, our affiliate, Banc of America Specialist Inc., acts as a specialist for Catellus Common Stock on the New York Stock Exchange. In the ordinary course of our businesses, we and our affiliates may actively trade or hold the securities or loans of ProLogis and Catellus for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.
      It is understood that this letter is for the benefit and use of the Board of Trustees of ProLogis in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how any shareholder should vote at the shareholders’ meetings held in connection with the Merger.
      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be paid by ProLogis pursuant to the Agreement is fair, from a financial point of view, to ProLogis.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

ANNEX C
[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]
June 5, 2005
Board of Directors
Catellus Development Corporation
201 Mission Street
San Francisco, CA 94105
Members of the Board:
      We understand that Catellus Development Corporation (the “Company”), ProLogis (the “Acquiror”) and ProLogis Acquisition Corporation, an indirect wholly owned subsidiary of the Acquiror, (“Merger Sub”) propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated June 5, 2005 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Merger Sub. Pursuant to the Merger, the separate corporate existence of the Company will cease, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Acquiror or any wholly owned subsidiaries of the Acquiror or the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive, at the option of the holder of such Company Common Stock and subject to the provisions of the Merger Agreement, either (i) 0.822 of a share of common stock, par value $0.01 per share (the “Acquiror Common Stock”) of the Acquiror (the “Stock Consideration”); or (b) an amount in cash equal to $33.81 (together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
      You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.
      For purposes of the opinion set forth herein, we have:

i. reviewed certain publicly available financial statements and other business and financial information of the Company and the Acquiror;

ii. reviewed certain internal financial statements and other financial and operating data concerning the Company and the Acquiror prepared by the managements of the Company and the Acquiror, respectively;

iii. reviewed certain internal financial projections prepared by the managements of the Company and the Acquiror, respectively;

iv. discussed the past and current operations and financial condition and the prospects of the Company and the Acquiror with senior executives of the Company and the Acquiror, respectively;

v. reviewed the reported prices and trading activity for the Company Common Stock and the Acquiror Common Stock;

vi. compared the financial performance of the Company and the Acquiror and the prices and trading activity of the Company Common Stock and the Acquiror Common Stock with that of certain other publicly-traded companies comparable with the Company and the Acquiror, respectively, and their securities;

vii. reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

viii. reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Acquiror;

ix. reviewed the pro forma impact of the Merger on the Acquiror’s funds from operations per share, consolidated capitalization, and financial ratios;

x. participated in discussions and negotiations among representatives of the Company, the Company’s legal advisors, the Acquiror, and the Acquiror’s financial and legal advisors;

xi. reviewed the Merger Agreement and certain related documents; and

xii. considered such other factors and performed such other analyses as we have deemed appropriate.
      We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and the Acquiror for the purposes of this opinion. With respect to the financial projections, including the estimates of cost savings expected to be derived from the Merger and the pro forma accounting for the Merger, and other information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Acquiror. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and the Acquiror and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
      We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates (“Morgan Stanley”) have provided financial advisory and financing services for the Company and have received fees for rendering these services. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, the Acquiror or any other company or any currency or commodity that may be involved in this transaction. In addition, asset management affiliates of Morgan Stanley beneficially own, in the aggregate, approximately 1.9% of the Company Common Stock.
      It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Acquiror Common Stock will trade following consummation of the Merger and we express no opinion and make no recommendation as to how shareholders of the Company and the Acquiror should vote at the shareholders’ meetings to be held in connection with the Merger.

      Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Cameron Clough

Cameron Clough
Managing Director

ANNEX D
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262.     Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Trustees and Officers
      Article 4, Section 10 of ProLogis’ declaration of trust provides as follows with respect to the limitation of liability of trustees:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”
      Article 4, Section 11 of ProLogis’ declaration of trust provides as follows with respect to the indemnification of trustees:

“The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.”
      Article 8, Section 1 of ProLogis’ declaration of trust provides as follows with respect to the limitation of liability of officers and employees:

“To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

      Article 8, Section 2 of ProLogis’ declaration of trust provides as follows with respect to the indemnification of trustees:

“The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”
      ProLogis has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee, and ProLogis has established a trust to fund payments under the indemnification agreements.

ITEM 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits. The following exhibits are filed herewith or incorporated herein by reference by reference to the respective reports and registration statements identified in the parenthetical clause following the description of the exhibit:

See Index to Exhibits, which is incorporated by reference in this item.
      (b) Financial Statement Schedule

Not applicable.

ITEM 22.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ProLogis pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of ProLogis’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, on July 13, 2005.

PROLOGIS

By:	/s/ Jeffrey H. Schwartz

Name: Jeffrey H. Schwartz
Title: Chief Executive Officer
      KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jeffrey H. Schwartz, Walter C. Rakowich, M. Gordon Keiser, Jr. and Edward S. Nekritz, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey H. Schwartz (Jeffrey H. Schwartz)	Chief Executive Officer (Principal Executive Officer) and Trustee	July 13, 2005

/s/ Walter C. Rakowich (Walter C. Rakowich)	President, Chief Operating Officer, Chief Financial Officer (Principal Financial Officer) and Trustee	July 13, 2005

/s/ Jeffrey S. Finnin (Jeffrey S. Finnin)	Senior Vice President and Chief Accounting Officer	July 13, 2005

/s/ K. Dane Brooksher (K. Dane Brooksher)	Trustee	July 13, 2005

/s/ Stephen L. Feinberg (Stephen L. Feinberg)	Trustee	July 13, 2005

/s/ George L. Fotiades (George L. Fotiades)	Trustee	July 13, 2005

/s/ Donald P. Jacobs (Donald P. Jacobs)	Trustee	July 13, 2005

Signature	Title	Date

/s/ Irving F. Lyons, III (Irving F. Lyons, III)	Trustee	July 13, 2005

/s/ Kenneth N. Stensby (Kenneth N. Stensby)	Trustee	July 13, 2005

/s/ D. Michael Steuert (D. Michael Steuert)	Trustee	July 13, 2005

/s/ J. André Teixeira (J. André Teixeira)	Trustee	July 13, 2005

/s/ William D. Zollars (William D. Zollars)	Trustee	July 13, 2005

/s/ Andrea M. Zulberti (Andrea M. Zulberti)	Trustee	July 13, 2005

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of June 5, 2005, by and among the Registrant, Palmtree Acquisition Corporation and Catellus Development Corporation (attached as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)
3.1	Articles of Amendment and Restatement of Declaration of Trust of the Registrant dated as of June 24, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-Q for the fiscal quarter ended June 30, 1999)
3.2	Articles of Amendment to Amended and Restated Declaration of Trust of the Registrant dated as of May 22, 2002 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K dated May 30, 2002)
3.3	Articles of Amendment to Amended and Restated Declaration of Trust of the Registrant dated as of May 19, 2005 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on May 20, 2005)
3.4	Articles of Amendment to Amended and Restated Declaration of Trust of the Registrant dated as of July 12, 2005 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated July 13, 2005)
3.5	Articles Supplementary Classifying and Designating the Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K dated December 24, 2003)
3.6	Articles Supplementary Classifying and Designating the Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K dated December 24, 2003)
3.7	Articles Supplementary Reclassifying and Designating Shares of Beneficial Interest of the Registrant as Common Shares of Beneficial Interest (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K dated July 13, 2005)
3.8	Amended and Restated Bylaws of ProLogis dated as of March 15, 2005 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on March 21, 2005)
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the common shares of beneficial interest of the Registrant to be registered under this Registration Statement
8.1	Opinion of Mayer, Brown, Rowe & Maw LLP regarding certain United States federal income tax matters*
8.2	Opinion of O’Melveny & Myers LLP regarding certain United States federal income tax matters*
8.3	Opinion of Goodwin Procter LLP regarding certain United States federal income tax matters*
10.1	Employment Agreement, dated as of June 5, 2005, by and between the Registrant and Ted R. Antenucci
10.2	Separation Agreement, dated as of July 13, 2005, between the Registrant and John W. Seiple, Jr. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 13, 2005)
15.1	Acknowledgment of KPMG LLP, independent registered public accounting firm for the Registrant
23.1	Consent of KPMG LLP, independent registered public accounting firm for the Registrant
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Catellus Development Corporation
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.4	Consent of Mayer, Brown, Rowe & Maw LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference)*

Exhibit
Number	Description

23.5	Consent of O’Melveny & Myers LLP (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference)*
23.6	Consent of Goodwin Procter LLP (included as part of its opinion filed as Exhibit 8.3 and incorporated herein by reference)*
24.1	Powers of Attorney of the Registrant’s trustees (included on signature page)
99.1	Form of Proxy Card for the Registrant’s common shareholders
99.2	Form of Proxy Card for Catellus Development Corporation’s common stockholders*
99.3	Form of Election Form for Catellus Development Corporation common stockholders
99.4	Voting Agreement, dated as of June 5, 2005, among the Registrant, Nelson C. Rising, Ted R. Antenucci, C. William Hosler and Vanessa L. Washington
99.5	Consent of Banc of America Securities LLC
99.6	Consent of Morgan Stanley & Co. Incorporated
99.7	Consent of Nelson C. Rising
99.8	Consent of Christine Garvey

*	To be filed by amendment.